                            RIVERWAY HOLDINGS, INC.
                                 FIVE RIVERWAY
                              HOUSTON, TEXAS 77056

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



                          TO BE HELD FEBRUARY 21, 2002

                            ------------------------


To the shareholders of Riverway Holdings, Inc.:



    Notice is hereby given that a special meeting of shareholders of Riverway Holdings, Inc. will be held on Thursday, February 21, 2002, at 5:00 p.m. Houston, Texas time, at the Omni Houston Hotel, Four Riverway, Houston, Texas, 77056, for the following purposes:



    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of September 17, 2001, as amended by the First Amendment to Agreement and Plan of Reorganization dated as of January 8, 2002, and the Second Amendment to Agreement and Plan of Reorganization dated as of January 17, 2002 by and among Texas Regional Bancshares, Inc., Texas Regional Delaware, Inc. and Riverway Holdings, Inc., which provides for the merger of Riverway with and into Texas Regional Delaware, Inc., a subsidiary of Texas Regional. Holders of Riverway common stock will be entitled to receive 0.452913 of a share of Texas Regional common stock for each share of Riverway common stock they own. Of this amount, the holders will receive 0.417425 of a share of Texas Regional common stock at closing and an additional 0.035488 of a share of Texas Regional common stock will be deposited into the holdback escrow on their behalf for each share of Riverway common stock they own. Texas State Bank Trust Department will hold the escrow shares for up to three years and will release the escrow shares to the former Riverway shareholders unless claims specified in the holdback escrow agreement are made.



        The total ratio and the ratio for shares to be distributed at closing may be adjusted and Texas Regional may decrease the number of shares issued in the merger if the net worth of Riverway, after adjustments specified in the merger agreement, is less than $31,680,000 at the time of the merger.



    2. To transact such other business as may properly come before the special meeting or any adjournment of the meeting.



    These items of business are described in the accompanying proxy statement/prospectus. A copy of the Agreement and Plan of Reorganization, also referred to in the accompanying proxy statement/prospectus as the merger agreement, is included as Appendix A to the accompanying proxy statement/prospectus. A copy of the holdback escrow agreement, which contains the terms of the escrow described above, is included as Appendix B.



    The Riverway board of directors has fixed the close of business on January 17, 2002, as the record date of the special meeting, and only Riverway shareholders of record at such time will be entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We cannot complete the merger unless at least two-thirds of the Riverway shares outstanding and entitled to vote thereon on the record date vote in favor of the merger agreement. As of the record date, 2,033,200 shares of Riverway common stock, representing approximately 72.2% of outstanding Riverway common stock entitled to vote on the merger, were bound by irrevocable proxies in the form included as Appendix C. Under these proxies, each Riverway shareholder who has executed this proxy has granted to Jack H. Mayfield, Jr. and David L. Lane an irrevocable proxy to vote all the shares subject to this proxy in favor of the merger agreement and the merger. As a result, approval of the merger is assured.



    All Riverway shareholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please submit your proxy well in advance of the special meeting. You may submit your proxy by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum for the special meeting. Any proxy may be revoked in writing at any time before it is voted. A holder whose shares are subject to an agreement and irrevocable proxy may not revoke the proxy.



                                          By Order of the Board of Directors
                                          of Riverway Holdings, Inc.
                                          /s/ JACK H. MAYFIELD, JR.,
                                          CHAIRMAN OF THE BOARD



Houston, Texas
January 23, 2002



--------------------------------------------------------------------------------
Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy or voting instruction in the enclosed self-addressed stamped envelope.

--------------------------------------------------------------------------------

                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                   Commission File No. 333-76484



          RIVERWAY HOLDINGS, INC.                    TEXAS REGIONAL BANCSHARES, INC.
               PROXY STATEMENT                                  PROSPECTUS



                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT



    On September 10, 2001, the board of directors of Riverway Holdings, Inc. (Riverway) unanimously approved the merger of Riverway into Texas Regional Delaware, Inc., a wholly owned subsidiary of Texas Regional Bancshares, Inc. (Texas Regional). In the merger, Riverway shareholders will receive, unless adjusted, 1,276,226 shares of Texas Regional common stock in exchange for their shares of Riverway common stock, of which 1,176,226 shares will be available for distribution directly to shareholders immediately following closing and 100,000 shares will be held pursuant to a holdback escrow agreement. Holders of Riverway common stock will be entitled to receive 0.452913 of a share of Texas Regional common stock for each share of Riverway common stock they own. Of this amount, the holders will receive 0.417425 of a share of Texas Regional common stock at closing and an additional 0.035488 of a share of Texas Regional common stock will be deposited into the holdback escrow on their behalf for each share of Riverway common stock they own. Texas State Bank Trust Department will hold the escrow shares for up to three years and will release the escrow shares to the former Riverway shareholders unless claims specified in the holdback escrow agreement are made.



    The total ratio and the ratio for shares to be distributed at closing may be adjusted and Texas Regional may decrease the number of shares issued in the merger if the net worth of Riverway, after adjustments specified in the merger agreement, is less than $31,680,000 at the time of the merger.



    Texas Regional common stock is quoted on The Nasdaq National Market under the trading symbol "TRBS." On January 22, 2002, Texas Regional common stock closed at $37.15 per share.



    The board of directors of Riverway recommends that you vote "FOR" the approval of the merger agreement and the merger. The merger requires approval by the holders of at least two-thirds of the outstanding shares of Riverway common stock entitled to vote at the special meeting. In connection with the merger agreement, Riverway shareholders owning approximately 72.2% of outstanding Riverway common stock entered into agreements and irrevocable proxies under which they granted an irrevocable proxy to Jack H. Mayfield, Jr. and David L. Lane to vote all of their shares of Riverway common stock in favor of the merger agreement and the merger. As a result, approval of the merger agreement and merger is assured.



    PLEASE CAREFULLY CONSIDER THE RISKS OUTLINED UNDER "RISK FACTORS" BEGINNING ON PAGE 23.



    Your vote is important regardless of the number of shares you own or whether or not you plan to attend the special meeting. If you hold shares that are not bound by an agreement and irrevocable proxy, please complete, sign, date and return the accompanying proxy card. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.



                                               /s/ JACK H. MAYFIELD, JR.
                                               ------------------------------------
                                               CHAIRMAN OF THE BOARD



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES THAT TEXAS REGIONAL IS OFFERING THROUGH THIS PROXY STATEMENT/PROSPECTUS ARE NOT DEPOSITS OR OTHER

OBLIGATIONS OF ANY BANK SUBSIDIARY OF TEXAS REGIONAL AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.



    This proxy statement/prospectus is dated January 23, 2002, and was first mailed or otherwise delivered to Riverway shareholders on or about January 23, 2002.

                             ADDITIONAL INFORMATION


    Texas Regional has filed with the Securities and Exchange Commission, referred to as the Commission, a registration statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the Texas Regional common stock proposed to be issued and exchanged in the merger described in this proxy statement/prospectus, including the shares to be delivered to Riverway shareholders and shares to be delivered in escrow pursuant to the holdback escrow agreement. This proxy statement/prospectus was filed as part of such registration statement.

    This proxy statement/prospectus does not contain all of the information set forth in the registration statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Texas Regional, the Texas Regional common stock, and related matters, reference is made to the registration statement, including the exhibits filed as a part of the registration statement, which may be obtained from the Commission's web site, www.sec.gov, or which may be inspected at the Public Reference Branch of the Commission referred to below.

    Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information which Texas Regional files with the Commission can be read and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding Texas Regional and other issuers that file electronically with the Commission. The Commission's home page on the Internet is http://www.sec.gov. Texas Regional also provides information through its home page on the Internet at http://www.trbsinc.com.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY REQUEST SHOULD BE DIRECTED TO ANN M. SEFCIK, CONTROLLER, TEXAS REGIONAL BANCSHARES, INC., 3900 NORTH 10TH STREET, 11TH FLOOR, MCALLEN, TEXAS 78501 (TELEPHONE: (956) 632-7609).

    All information contained herein concerning Texas Regional and its subsidiaries, including Texas Regional Delaware and Texas State Bank, has been furnished by Texas Regional. All information contained herein concerning Riverway and its subsidiaries, including Riverway Holdings of Delaware, Inc., referred to as Riverway Delaware, and Riverway Bank has been furnished by Riverway. See "Where You Can Find Additional Information" that begins on page 87 for further information.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

SUMMARY.....................................................      3

Texas Regional..............................................      3

Riverway....................................................      3

The Merger..................................................      4

Holdback Escrow Agreement...................................      7

Agreement and Irrevocable Proxy.............................      8

Lock-Up Agreement...........................................      8

Stock Appreciation Rights Redemption and Release
  Agreement.................................................      8

Recent Developments.........................................      9

Texas Regional Unaudited Fourth Quarter 2001 Earnings
  Report....................................................      9

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.........     12

SELECTED FINANCIAL DATA.....................................     19

COMPARATIVE PER SHARE MARKET PRICE DATA.....................     22

RISK FACTORS................................................     23

FORWARD-LOOKING STATEMENTS..................................     27

RIVERWAY SPECIAL MEETING....................................     28

General.....................................................     28

Date, Time, and Place of the Special Meeting................     28

Purpose of the Special Meeting..............................     28

Record Date; Shares Entitled to Vote; Quorum................     28

Vote of Riverway Shareholders Required for Adoption of the
  Merger Agreement..........................................     28

Voting Instructions; Proxies................................     29

Solicitation of Proxies; Expenses...........................     30

THE MERGER..................................................     31

General.....................................................     31

Background of the Merger....................................     32

Riverway's Reasons for the Merger...........................     33

Recommendation of the Riverway Board of Directors...........     33

Texas Regional's Reasons for the Merger.....................     33

Opinion of Riverway's Financial Advisor.....................     34

Interests of Related Persons in the Merger..................     39

Completion and Effectiveness of Merger......................     39

Structure of the Merger and Conversion of Riverway Common
  Stock.....................................................     39

Exchange of Riverway Stock Certificates for Texas Regional
  Stock Certificates........................................     39

Material United States Federal Income Tax Consequences of
  the Merger................................................     40

Accounting Treatment of the Merger..........................     42

Regulatory Approvals........................................     42

Restrictions on Resales of Texas Regional Common Stock......     42

Listing on The Nasdaq Stock Market of Texas Regional Common
  Stock to be Issued in the Merger..........................     43

Dissenters' Rights of Appraisal.............................     43

The Merger Agreement........................................     45

Management After the Merger.................................     51

INFORMATION ABOUT RIVERWAY..................................     52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF RIVERWAY.....................     53

DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK.................     77

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL
  SHAREHOLDERS..............................................     79

Ownership of Riverway Capital Stock.........................     79

Ownership of Texas Regional Capital Stock...................     80

COMPARISON OF RIGHTS OF HOLDERS OF RIVERWAY COMMON STOCK AND
  TEXAS REGIONAL COMMON STOCK...............................     81

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH
  RESPECT TO TEXAS REGIONAL COMMON STOCK AND RIVERWAY COMMON
  STOCK.....................................................     86

EXPERTS.....................................................     87

LEGAL MATTERS...............................................     87

INDEMNIFICATION.............................................     87

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     87

INCORPORATION BY REFERENCE..................................     88

FINANCIAL STATEMENTS OF RIVERWAY HOLDINGS, INC..............    F-1

Appendices

        Appendix A  Agreement and Plan of Reorganization and First Amendment
                      thereto
        Appendix B  Form of Holdback Escrow Agreement
        Appendix C  Form of Agreement and Irrevocable Proxy
        Appendix D  Form of Lock-Up Agreement
        Appendix E  Form of Stock Appreciation Rights Redemption and Release
                      Agreement
        Appendix F  Texas Business Corporation Act, Articles 5.11, 5.12 and 5.13
        Appendix G  Opinion of Hoefer & Arnett, Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE PROPOSED TRANSACTION?

A: Riverway will merge into Texas Regional Delaware, Inc., a wholly owned subsidiary of Texas Regional. As a result, Riverway will cease to exist and Riverway's shareholders will exchange their shares of Riverway common stock for shares of Texas Regional common stock.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have read and considered the information in this document, please indicate on your proxy card or voting instruction how you want to vote with respect to the merger agreement. If you hold shares of Riverway common stock that are not bound by an agreement and irrevocable proxy, you should complete, sign and return the enclosed proxy card in the enclosed prepaid return envelope as soon as possible so that those shares may be represented and voted at the special meeting. If you sign and return your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

    If you hold shares of Riverway common stock that are bound by an agreement and irrevocable proxy, your vote shall be counted as a vote in favor of the merger agreement and the merger with no further action required on your part. You may not change your vote because the proxy you granted under an agreement and irrevocable proxy is irrevocable.

Q: CAN I CHANGE MY VOTE OR VOTING INSTRUCTION AFTER I HAVE MAILED IN MY SIGNED PROXY CARD OR VOTING INSTRUCTION?

A: Yes. If you have submitted a proxy and are not bound by an agreement and irrevocable proxy, you can change your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 29. If you have submitted a voting instruction, you can change your voting instruction at any time no later than 3:00 p.m., Houston, Texas time on the day before the special meeting by following the instructions beginning on page 29.

Q:  AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes, unless you have executed an agreement and irrevocable proxy. Under Texas law Riverway shareholders are entitled to appraisal rights, but in order to exercise those rights they must carefully follow the procedure set forth in the law. To review your appraisal rights and the required procedures in greater detail, see "The Merger-Dissenters' Rights of Appraisal" beginning on page 43.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions for exchanging your stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We expect the merger to be completed during the first quarter of 2002. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Riverway must approve the merger agreement and the merger. Texas Regional has received the necessary Federal Reserve Board approval required to complete the merger. The approval requires Texas Regional to wait until the expiration of the waiting period to complete the merger. The waiting period expired on January 19, 2002.

Q:  WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

A: If you have any questions, you should contact John E. Phillips of Riverway, telephone number (713) 881-1235.

Q:  WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT TEXAS REGIONAL?

A: If you have any questions, you should contact Ann M. Sefcik of Texas Regional, telephone number (956) 632-7609.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE DETAILED DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE APPENDICES TO THIS DOCUMENT. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION INTO THIS PROXY STATEMENT/ PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND ADDITIONAL INFORMATION." WHERE NECESSARY, WE HAVE INCLUDED PAGE REFERENCES TO DIRECT YOU TO A MORE DETAILED DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

TEXAS REGIONAL

    Texas Regional is a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional was incorporated in Texas in 1983, and commenced active operations as a bank holding company in 1984. The address of Texas Regional's principal executive office is 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, and its telephone number is (956) 631-5400. The main banking office of Texas State Bank is also located at 3900 North 10th Street, McAllen, Texas 78501.

    Texas Regional presently has 50,000,000 shares of Class A voting common stock authorized, and a total of 16,236,481 shares are issued and outstanding. Texas Regional has no other shares of common stock authorized, issued or outstanding; therefore, the shares of Class A voting common stock shall be referred to herein as common stock. Texas Regional has authorized 10,000,000 shares of preferred stock, but no shares of preferred stock are presently outstanding, and Texas Regional has no present commitment to issue any shares of preferred stock. The shares to be exchanged for shares of Riverway common stock as described in the Agreement are authorized but unissued shares of Texas Regional common stock.

    Texas Regional common stock is registered with the Commission pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended. Texas Regional makes certain periodic reports to the Commission, as required by this act, and files financial and other information about Texas Regional with the Commission. Shares of Texas Regional common stock are traded on The Nasdaq National Market under the symbol "TRBS."

    At September 30, 2001, Texas Regional and its subsidiaries had consolidated total assets of $2.6 billion, loans (net of allowance for loan losses) outstanding of $1.6 billion, total deposits of $2.2 billion and total shareholders' equity of $263.0 million. Texas Regional's primary activity is the commercial banking business of its wholly owned subsidiary, Texas State Bank, in McAllen, Harlingen, Brownsville, and other areas of the Rio Grande Valley. At the present time, the only non-banking subsidiaries of Texas Regional are TSB Securities, Inc., a licensed securities broker-dealer, which provides securities transaction services, and TSB Properties, Inc., which holds certain real properties and other, generally foreclosed, assets. Texas Regional has elected to be a financial holding company under applicable Federal Reserve Board regulations. As a result, Texas Regional may in the future establish other non-banking subsidiaries to provide, or may itself provide, other services permitted of financial holding companies which cannot be provided by banks.

    If the merger is completed as planned, the former Riverway Bank location will be Texas State Bank's first location outside of the Rio Grande Valley.

RIVERWAY

    Riverway is a bank holding company headquartered in Houston, Texas, which derives substantially all of its income from the operation of its wholly owned bank subsidiary, Riverway Bank. Riverway was formed in 1995 as a bank holding company for Riverway Bank, which was chartered as Riverway

National Bank in 1983 and converted to a state charter in 1985. As of September 30, 2001, Riverway had consolidated total assets of $655.6 million, loans (net of allowance for loan losses) of $378.0 million, total deposits of $497.8 million and total shareholders' equity of $32.9 million.

    Riverway Bank operates as a single location bank offering both wholesale and retail banking services. The majority of Riverway Bank's activity is wholesale in nature and involves the purchase of loans from a number of third party originators throughout the greater Houston area. A smaller portion of Riverway Bank's business is derived from providing retail and commercial banking products to individuals and businesses located in proximity to its place of business near the Tanglewood residential district and the Galleria business district.

THE MERGER

    The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

    REASONS FOR THE MERGER (SEE PAGE 33)

    TEXAS REGIONAL. The acquisition of Riverway will give Texas Regional a presence in the Houston metropolitan area. Texas Regional's board of directors considered various factors, including the following factors, in helping to make its determination to vote in favor of the merger agreement and the merger:

    - Strategic expansion opportunity which adds a new market to Texas Regional's dominant market position in the Rio Grande Valley. Provides a strong base for future growth opportunities in Houston, which has convenient access to McAllen and the Rio Grande Valley.

    - Positions Texas State Bank to compete as a Texas based bank responsive to the growing middle market commercial companies in the increasingly diversified greater Houston economy.

    - Attractive core deposit franchise.

    RIVERWAY. The Riverway board of directors has concluded that Riverway's competitive position and value of its stock is best enhanced through the merger with Texas Regional. Riverway's board believes that Riverway shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

    RECOMMENDATION OF THE RIVERWAY BOARD OF DIRECTORS (SEE PAGE 33)

    The Riverway board believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the related agreement and plan of reorganization.

    OPINION OF FINANCIAL ADVISOR (SEE PAGE 34)

    In deciding to approve the merger, the Riverway board considered an opinion from its financial advisor as to the fairness to you of the consideration to be received in the merger. Hoefer & Arnett, Incorporated, Riverway's financial advisor, delivered an oral opinion on September 10, 2001, to Riverway's board of directors that, as of that date, the proposed terms of the merger of Riverway with and into Texas Regional are fair, from a financial point of view, to the holders of shares of the common stock of Riverway. On January 18, 2002, Hoefer & Arnett confirmed its oral opinion in writing. The full text of this opinion is attached as Appendix G to this proxy statement/prospectus. RIVERWAY URGES YOU TO READ THE OPINION OF HOEFER & ARNETT IN ITS ENTIRETY.

    STRUCTURE OF THE MERGER (SEE PAGE 39)

    Riverway will be merged with and into Texas Regional Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Texas Regional, with Texas Regional Delaware as the surviving corporation. The directors and officers of Texas Regional Delaware before the merger will continue to serve as the directors and officers of Texas Regional Delaware after the merger. After the merger is completed, Texas Regional intends to merge Riverway Delaware with and into Texas Regional Delaware and Riverway Bank with and into Texas State Bank. As a result, the existing banking office of Riverway Bank will become a banking office of Texas State Bank. Texas Regional expects that most of the personnel of Riverway will become employees of Texas Sate Bank following the closing of the merger.

    INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 39)

    The directors and executive officers of Riverway have interests in the merger that may be different from your interests, which include their right to receive cash payments as a result of the redemption of their stock appreciation rights in connection with the merger.

    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 40)

    The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. Assuming the merger qualifies as a reorganization, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Riverway common stock for Texas Regional common stock in the merger, except in connection with any cash that you may receive instead of a fractional share of Texas Regional common stock or cash received in connection with your exercise of dissenters' appraisal rights. As a condition to the merger, Riverway must receive a legal opinion from its tax counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes unless this condition is waived. Riverway does not intend to waive this condition. In addition, Texas Regional will receive a similar opinion from KPMG LLP.

    THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF RIVERWAY COMMON STOCK. YOUR TAX CONSEQUENCES WILL DEPEND UPON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

    RESTRICTIONS ON YOUR ABILITY TO SELL TEXAS REGIONAL COMMON STOCK (SEE PAGE
     42)

    All the shares of Texas Regional common stock you will receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of Riverway under the Securities Act of 1933. After completion of the merger, shares of Texas Regional common stock held by former Riverway affiliates may only be sold pursuant to a registration statement or exemption from applicable registration requirements.

    YOU HAVE DISSENTERS' APPRAISAL RIGHTS (SEE PAGE 43)

    As a shareholder of Riverway, unless you have executed an Agreement and Irrevocable Proxy, you have the right to dissent from the merger and obtain an amount in cash equal to the appraised value of your shares of Riverway common stock when the merger is completed. However, you will only receive this cash payment if you dissent from the merger by exactly following the procedures outlined in Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act, which are summarized under the heading "The Merger--Dissenters' Rights of Appraisal" beginning on page 43. A copy of Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act is attached to this proxy statement/prospectus as Appendix F. Texas Regional and Riverway urge you to read Articles 5.11, 5.12, and 5.13 of the Texas Business Corporation Act in their entirety. If you hold shares that are bound by an Agreement and Irrevocable Proxy, you will not have dissenters' appraisal rights.

    It is a condition to Texas Regional's obligations to complete the merger that holders of not more than five percent of the issued and outstanding shares of Riverway common stock have exercised dissenters' rights.

    CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 49)

    The merger will only be completed if the conditions set forth in the merger agreement are satisfied or, if permitted, waived. These conditions include:

    - the merger agreement and the related transactions are approved by the Riverway shareholders;

    - the Federal Reserve Board has approved the merger of Riverway into Texas Regional Delaware, and the Texas Department of Banking has approved the merger of Riverway Bank into Texas State Bank; and

    - no litigation, injunction or order preventing the completion of the merger is pending or in effect.

    Texas Regional will consummate the merger only if the following additional conditions are satisfied or waived:

    - Riverway's representations and warranties in the merger agreement are true and correct;

    - Riverway's data processing arrangements, automated teller machine service contracts and substantially all of its certificate of deposit custodial business are terminated prior to or simultaneously with the consummation of the merger;

    - all of Riverway's stock appreciation rights and salary continuation agreements are terminated simultaneously with the consummation of the merger;

    - no material adverse change in the financial condition, results of operations, business or properties of Riverway has occurred since the date of the merger agreement;

    - the net worth of Riverway as of the time of closing is not less than $31,680,000, after accounting for specified adjustments as described in the merger agreement;

    - Riverway's counsel has delivered an opinion satisfactory to Texas
      Regional;

    - The fairness opinion delivered by First Southwest Company, Texas Regional's financial advisor, prior to the date of the merger agreement as to the fairness of the merger to Texas Regional has not been withdrawn or materially modified;

    - all notices and consents under the Riverway trust preferred securities will have been given or obtained; and

    - holders of not more than five percent of the issued and outstanding shares of Riverway common stock have exercised dissenters' rights.

    Riverway will consummate the merger only if the following additional conditions are satisfied or waived:

    - Texas Regional's representations and warranties in the merger agreement are true and correct;

    - Riverway has received an opinion from its tax counsel that the merger will qualify as a reorganization for federal income tax purposes;

    - Texas Regional's counsel has delivered an opinion with respect to the validity of the approvals of the merger by Texas Regional and Texas Regional Delaware; and

    - Hoefer & Arnett, Incorporated, Riverway's financial advisor, has not withdrawn its opinion as to the fairness of the merger to the shareholders of Riverway from a financial point of view.

    REGULATORY APPROVALS TEXAS REGIONAL MUST OBTAIN FOR THE MERGER

    The completion of the merger requires the approval of all applicable regulatory authorities. On November 27, 2001, Texas Regional sent its application for approval of the holding company merger to the Federal Reserve Board and sent its application for approval of the bank merger to the Texas Department of Banking.

    TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 51)

    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Riverway shareholders:

    - by mutual consent of the boards of directors of Riverway and Texas
      Regional;

    - by either of the boards of directors of Riverway or Texas Regional, if:

       - the Federal Reserve Board or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or (as to Texas Regional) has approved the merger subject to conditions that are unacceptable to Texas Regional;

       - the merger is not completed by February 28, 2002; or

       - the merger agreement fails to receive the requisite vote for adoption by the shareholders of Riverway at the Riverway special meeting; or

    - by the board of directors of Texas Regional, if, during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of Riverway and its subsidiaries, taken as a whole. If Texas Regional exercises its right to terminate the merger agreement, Riverway is entitled to a termination fee in the amount of $500,000.

    The merger agreement further provides for a right to terminate by the board of directors of Riverway upon payment of Texas Regional's expenses of up to $500,000, if Texas Regional declines to issue more than 100,000 additional shares if that would be necessary to make up for the difference between $47,520,000 and the average market value of 1,276,226 shares of Texas Regional common stock calculated over a period of eight business days prior to and eight business days after Federal Reserve approval. Since the average market value of Texas Regional common stock during this period was in excess of the specified threshold, the merger agreement does not require Texas Regional to issue more than 1,276,226 shares of its common stock at closing, and therefore Riverway would not have a right to terminate under this provision.

HOLDBACK ESCROW AGREEMENT

    Of the shares of common stock Texas Regional will issue in the merger, Texas State Bank Trust Department, as escrow agent, will hold 100,000 shares of Texas Regional common stock in escrow for up to three years to cover potential claims brought in connection with:

    - Riverway's certificate of deposit custodial business, and

    - payment rights related to equipment leases acquired from Commercial Money Center, Inc. (CMC) and transferred to a third party in December 2000. With respect to claims related to the equipment lease payment rights transferred, the escrow shares will be used to cover 90% of the potential losses and damages in excess of $500,000.

    Texas State Bank Trust Department is a division within Texas Regional's subsidiary, Texas State Bank.

    Under the terms of the merger agreement, Riverway must terminate substantially all of its certificate of deposit custodial business effective prior to or simultaneously with the consummation of the merger. If claims are made related to the CMC matter in excess of the $500,000 threshold, or if claims in any amount are made related to the custodial business, Texas Regional may request reimbursement of its losses and damages from shares held in escrow under the holdback escrow agreement. Texas Regional will receive a return of shares in escrow based on the amount of losses and damages it has incurred (including defense and other costs) divided by $38.302 per share. If no claims relating to the custodial business are made within one year and two years, respectively, the escrow agent will distribute 25,000 escrow shares each year to the former Riverway shareholders on a pro rata basis. After deducting any expenses and withholding shares potentially required to resolve pending claims, the remaining shares will be distributed to the Riverway shareholders after the expiration of three years. The consent of Jack H. Mayfield, Jr., as the representative of the Riverway shareholders, is required to settle any claims, or the matter is submitted to arbitration.

    Your vote in favor of the merger agreement also constitutes your approval of the terms of the holdback escrow agreement, a form of which is attached hereto as Appendix B. Under the holdback escrow agreement, the shareholder representative, who may be removed by a majority vote of the former Riverway shareholders, will make decisions on behalf of the former Riverway shareholders related to the disposition of the shares held in escrow in the event that claims related to Riverway's certificate of deposit custodial business are made. Further, the holdback escrow agreement provides that the former Riverway shareholders will indemnify the shareholder representative against any liability incurred in such capacity in good faith other than as a result of gross negligence or willful misconduct.

    While the shares are held in escrow, the Riverway shareholders will be entitled to vote the shares and will receive any dividends accruing against the shares. The rights of Riverway shareholders under the escrow agreement are not transferable other than by will or by the laws of descent and distribution.

AGREEMENT AND IRREVOCABLE PROXY

    Riverway shareholders owning approximately 72.2% of the total outstanding shares of Riverway common stock executed agreements and irrevocable proxies in connection with the execution of the merger agreement. These shareholders, who are generally directors, executive officers, 5% or greater shareholders, or their respective affiliates, have agreed to vote their Riverway shares in favor of the transaction at the special shareholder meeting. The form of irrevocable proxy is included in this proxy statement/prospectus as Appendix C.

LOCK-UP AGREEMENT

    Holders of approximately 51.3% of the outstanding shares of Riverway common stock entered into lock-up agreements in connection with the merger agreement. The form of lock-up agreement is included in this proxy statement/prospectus as Appendix D. The shareholders executing the lock-up agreements have agreed not to sell, without Texas Regional's prior consent, any of the shares of Texas Regional common stock they receive in exchange for their shares of Riverway common stock upon completion of the merger for a period ending upon the earlier of 90 days following completion of the merger or 48 hours following publication of the first post-merger earnings release by Texas Regional.

STOCK APPRECIATION RIGHTS REDEMPTION AND RELEASE AGREEMENT

    Each of the Riverway officers and directors who was a participant in the Riverway Holdings, Inc. Stock Appreciation Rights Plan effective as of the date of the merger agreement entered into a stock appreciation rights redemption and release agreement (see Appendix E) as of that date. These agreements provide, simultaneously with the consummation of the merger, for the termination of the stock appreciation rights plan and the redemption by Riverway of all outstanding stock appreciation rights at a cash redemption value of $7.5075 per right, representing an aggregate of $1,156,155 for all outstanding Riverway stock appreciation rights.

RECENT DEVELOPMENTS

    In connection with the sale by Riverway of its rights to receive payments under equipment leases held by an affiliate of Commercial Money Center, Inc. to a third party in December of 2000, Ace American Insurance Company issued credit enhancement insurance policies to the third party providing coverage for the scheduled payments to be received under the lease interests.

    Unrelated to Riverway, Ace American and its affiliates provide property and casualty insurance coverage to Commercial Money Center and its affiliates on equipment and other items. In a dispute concerning the failure of Ace American and its affiliates to honor property claims, Commercial Money Center filed a lawsuit against an affiliate of Ace American. Riverway was not and is not a party to that lawsuit.

    Commercial Money Center also filed a related lawsuit seeking declaratory relief on substantially all Ace policies. This lawsuit, styled COMMERCIAL MONEY CENTER, INC. AND COMMERCIAL SERVICING CORPORATION V. ACE AMERICAN INSURANCE COMPANY (Case No. CV-S-01-0684-RLH-LRL), was filed on July 2, 2001 with the United States District Court of the District of Nevada. Riverway was not originally a party to this lawsuit seeking declaratory relief. On August 10, 2001, Ace American filed counterclaims against Commercial Money Center and included various other counterclaim defendants, including Riverway, who were not previously parties to the lawsuit seeking declaratory relief. In its counterclaim, Ace American alleged, among other things, that Commercial Money Center, and constructively the other counterclaim defendants, including Riverway, had made purported misrepresentations in connection with the issuance by Ace American of the credit enhancement insurance policies. Ace American is seeking to void or rescind the credit enhancement insurance policies issued in connection with the sale of the lease interests by Riverway or, in the alternative, a declaration from the court that Riverway and the other counterclaim defendants are to indemnify Ace American against claims, if any, made by the purchaser under these insurance policies. Riverway believes that the counterclaim allegations with respect to Riverway are frivolous and without merit and intends to vigorously defend itself. A motion to dismiss substantially all of the counterclaims against Riverway is pending. Riverway's management believes that the outcome of this matter will not have a materially adverse impact on the financial condition or results of operations of Riverway.

TEXAS REGIONAL UNAUDITED FOURTH QUARTER 2001 EARNINGS REPORT

    On January 16, 2002, Texas Regional reported net income for the year ended December 31, 2001 of $39.4 million, or $2.43 per diluted common share compared to $35.3 million, or $2.19 per diluted common share for the year ended
December 31, 2000. Return on assets and return on shareholders' equity averaged
1.58 percent and 15.75 percent, respectively, for the year ended December 31, 2001 compared to 1.56 percent and 17.43 percent for 2000. Average unrealized gain on securities available for sale, net of tax, increased by $17.6 million during 2001 compared to the same period in 2000 therefore reducing return on equity.

    For fourth quarter 2001, net income totaled $10.3 million, or $0.63 per diluted share compared to $9.5 million, or $0.59 per diluted common share for the same period in 2000. Return on assets and return on shareholders' equity averaged 1.60 percent and 15.21 percent, respectively, compared to 1.60 percent and 17.29 percent for 2000.

    FINANCIAL SUMMARY

    Net interest income, on a taxable equivalent basis, rose 5.7 percent to $26.0 million for fourth quarter 2001 compared to $24.6 million for fourth quarter 2000. An increase of 8.7 percent in average interest-earning assets to $2.3 billion contributed to this growth in net interest income. However, the net interest margin dropped fourteen basis points to 4.41 percent for fourth quarter 2001 compared to 4.55 percent for the corresponding 2000 period due to rapidly declining interest rates. This decline resulted from a one hundred seventy five basis point decline in the yield on average interest-earning assets to
7.30 percent for fourth quarter 2001, down from 9.05 percent for the related 2000 period as a result of declining interest rates. The cost of average interest-bearing liabilities also decreased by one hundred eighty two basis points to 3.47 percent for fourth quarter 2001, down from 5.29 percent for the related 2000 period.

    Net interest income, on a taxable equivalent basis, totaled $101.3 million for the year ended December 31, 2001, reflecting a 4.7 percent increase from the comparable prior year period. An increase of 11.2 percent in average interest-earning assets to $2.3 billion for 2000 contributed to the growth in net interest income. Nonetheless, the net interest margin averaged 4.44 percent for the year ended December 31, 2001, compared with 4.71 percent for 2000. This decline resulted from an eighty-two basis point decrease in the yield on average interest-earning assets to 8.11 percent, partially offset by a fifty-seven basis point decrease in the cost of average interest-bearing liabilities to
4.38 percent.

    Provision for loan losses increased $1.1 million to $3.0 million and net charge-offs rose $1.2 million to $2.2 million for fourth quarter 2001 compared to fourth quarter 2000. For the year ended December 31, 2001, provision for loan losses decreased 2.9 percent to $8.7 million and net charge-offs rose
14.5 percent to $7.1 million compared to 2000. Provision for loan losses totaled
0.53 percent of average loans for the year ended December 31, 2001 compared to
0.60 percent for 2000.

    Noninterest income of $8.2 million for fourth quarter 2001 increased by $2.5 million or 43.6 percent compared to $5.7 million for the same 2000 period. Total service charges increased $1.9 million to $5.8 million for fourth quarter 2001 compared to $3.9 million for fourth quarter 2000 due to introduction of new products and growth in business volumes. Net realized gains on sales of securities available for sale of $590,000 for fourth quarter 2001 increased $578,000 from fourth quarter 2000 due to sales of securities that were callable by issuers during the latter half of 2002. For the year ended December 31, 2001, noninterest income of $29.2 million increased by $7.6 million or 35.4 percent compared to $21.6 million for 2000. Total service charges rose $5.7 million to $20.5 million for 2001 as a result of the factors previously mentioned. Net realized gains on sales of securities available for sale of $1.5 million for 2001 increased $1.5 million over 2000 due to sales of securities that were callable by issuers during 2001-2002. Data processing fees totaled $3.2 million for 2001, increasing by $518,000 or 19.4 percent compared to 2000. Data processing fees increased due to the acquisition of a customer during May 2000 and the increased utilization of services by existing customers currently totaling eight. Trust service fees of $2.5 million increased by 8.4 percent or $193,000 during 2001 compared to 2000 due to an increase in the fair value of assets managed and an increase in fees effective April 1, 2000. The fair value of assets managed by the trust department totaled $441.0 million at December 31, 2001 and increased 14.7 percent compared to December 31, 2000.

    Noninterest expense increased $1.5 million or 10.9 percent to $14.8 million for fourth quarter 2001 compared to fourth quarter 2000. Other noninterest expense of $3.9 million for fourth quarter 2001 increased $1.5 million due to collection of $1.8 million judgment netted in other noninterest expense during fourth quarter 2000. Other real estate expense for fourth quarter 2001 increased $567,000 to $744,000 compared to 2000 primarily due to equipment retired of $369,000 on a marina property. Salaries and employee benefits declined $817,000 to $6.4 million for fourth quarter 2001 compared to 2000 as retirement plan expense dropped $1.1 million below 2000 levels. For the year ended

December 31, 2001, noninterest expense totaled $59.3 million reflecting an increase of $5.8 million or 10.8 percent over the year ended December 31, 2000. Other noninterest expense of $14.9 million for 2001 increased $3.3 million as a result of a $1.8 million judgement collected during fourth quarter 2000 and higher franchise taxes of $674,000. Franchise tax recoveries of $221,000 during 2001 declined by $651,000 compared to $872,000 for 2000. Salaries and employee benefits increased $1.3 million, or 4.9 percent, to $27.9 million for the year ended December 31, 2001 primarily due to annual salary increases and higher insurance premiums compared to 2000. The number of full-time equivalent employees of 950 at December 31, 2001 increased 1.6 percent from 935 at December 31, 2000. The efficiency ratio averaged 45.14 percent for the year ended December 31, 2001.

    Assets totaled $2.6 billion at December 31, 2001, up from $2.4 billion at December 31, 2000, reflecting a 6.8 percent increase. Loans of $1.7 billion at December 31, 2001 increased $122.2 million or 7.7 percent compared to $1.6 billion at December 31, 2000. Deposits totaled $2.2 billion at
December 31, 2001, up from $2.1 billion a year ago, reflecting a 6.0 percent increase. Excluding public funds, net deposits rose 6.7 percent to $1.8 billion during the past year. Shareholders' equity at December 31, 2001 totaled
$265.3 million. The total risk-based, tier 1 risk-based and leverage capital ratios of 13.54 percent, 12.39 percent and 9.05 percent at period end, respectively, and substantially exceeded regulatory requirements for a well-capitalized banking company.

    ASSET QUALITY

    At December 31, 2001, total loans of $1.7 billion included $14.0 million, or
0.82 percent, classified as nonperforming. The allowance for loan losses to nonperforming loans at December 31, 2001 declined to 149.99 percent from
155.90 percent at December 31, 2000. The decrease resulted primarily from an increase in nonperforming loans of $1.6 million at December 31, 2001. Net charge-offs for the year ended December 31, 2001 averaged 0.43 percent of average loans. The allowance for loan losses of $21.1 million represented
1.23 percent of loans at period end. Total nonperforming assets at December 31, 2001 of $21.8 million represented 0.84 percent of total assets compared to
0.71 percent of total assets at December 31, 2000. Nonperforming assets included other real estate of $2.4 million sold with the effective date of sale deferred because the sale terms do not meet the criteria for sales recognition for financial accounting purposes. Furthermore, other real estate totaling
$1.3 million is currently under contract for sale or has closed subsequent to December 31, 2001.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                        TEXAS REGIONAL BANCSHARES, INC.

    The following unaudited pro forma condensed financial information and explanatory notes are presented to show the impact on Texas Regional's historical financial position and results of operations pursuant to the proposed merger. The proposed merger is reflected in the pro forma financial information using the purchase method of accounting.

    The Unaudited Pro Forma Combined Balance Sheet reflects the historical financial position of Texas Regional and Riverway at September 30, 2001 with pro forma adjustments based on the assumption that the merger was effective September 30, 2001. The Unaudited Pro Forma Combined Statements of Income assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that we believe are reasonable.

    Based on the closing price of Texas Regional common stock as of September 30, 2001, additional shares would be required to be issued to account for the difference between the aggregate market value of the Texas Regional common stock to be issued in the merger and $47,520,000. The following unaudited pro forma condensed financial information assumes that Texas Regional will issue the 100,000 additional shares Texas Regional would have been required to issue and Riverway does not elect the option to terminate the agreement.

    The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Texas Regional incorporated by reference into this document and the consolidated financial statements and accompanying notes of Riverway included in this document. Interim results of Texas Regional and Riverway as of and for the nine months ended September 30, 2001 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the period indicated.

    The unaudited pro forma financial information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

                TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA COMBINED BALANCE SHEET SEPTEMBER 30, 2001

                                                                  TEXAS                    PRO FORMA       PRO FORMA
                                                                 REGIONAL      RIVERWAY   ADJUSTMENTS       BALANCE
                                                              --------------   --------   -----------      ----------
                                                                              (DOLLARS IN THOUSANDS)
Assets
  Cash and Due From Banks...................................    $   59,577     $ 6,966     $ (1,156)(H)    $   65,387
  Interest-bearing Deposits in Financial Institutions.......           113          51           --               164
  Federal Funds Sold........................................        10,200          --           --            10,200
                                                                ----------     --------    --------        ----------
    Total Cash and Cash Equivalents.........................        69,890       7,017       (1,156)           75,751
  Time Deposits.............................................           594         493           --             1,087
  Securities Available for Sale.............................       685,435      92,788      154,424 (A)       932,647
  Securities Held to Maturity...............................           914     152,645     (152,645)(A)           914
  Loans Held for Sale.......................................            --      40,653           --            40,653
  Loans, Net of Unearned Discount...........................     1,648,716     341,665      (10,269)(F)     1,980,112
  Less: Allowance for Loan Losses...........................       (20,287)     (4,304)          --           (24,591)
                                                                ----------     --------    --------        ----------
    Net Loans...............................................     1,628,429     378,014      (10,269)        1,996,174
  Premises and Equipment....................................        75,806       3,807        1,600 (B)        81,213
  Accrued Interest Receivable...............................        25,623       4,368          (97)(F)        29,894
  Other Real Estate.........................................         8,125          --           --             8,125
  Goodwill..................................................        24,830          --           --            24,830
  Core Deposit Intangible...................................        11,588          --       12,404 (E)        23,992
  Noncompete Agreement......................................           680          --           --               680
  Debt Issuance Costs.......................................            --         502           --               502
  Mortgage Service Rights...................................            --      11,222           --            11,222
  Other Assets..............................................        21,814       4,728       (1,280)(G)        25,262
                                                                ----------     --------    --------        ----------
    Total Assets............................................    $2,553,728     $655,584    $  2,981        $3,212,293
                                                                ==========     ========    ========        ==========
Liabilities
  Deposits
    Noninterest-bearing.....................................    $  304,810     $36,339     $     --        $  341,149
    Interest-bearing........................................     1,899,531     461,498           --         2,361,029
                                                                ----------     --------    --------        ----------
    Total Deposits..........................................     2,204,341     497,837           --         2,702,178
  Other Borrowed Money......................................        49,892     107,047       (7,912)(F)       149,027
  Accounts Payable and Accrued Liabilities..................        36,899       2,813        2,042 (C)        39,883
                                                                                             (1,280)(G)
                                                                                               (182)(H)
                                                                                               (341)(H)
                                                                                                (68)(J)
                                                                ----------     --------    --------        ----------
    Total Liabilities.......................................     2,291,132     607,697       (7,741)        2,891,088
                                                                ----------     --------    --------        ----------
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust............................            --      15,000           --            15,000
Shareholders' Equity
  Preferred Stock...........................................            --          --           --                --
  Common Stock..............................................        16,234       2,909        1,276 (D)        17,510
                                                                                             (2,909)(D)
  Paid-in Capital...........................................       136,983      11,952       42,333 (D)       179,316
                                                                                            (11,952)(D)
  Treasury Stock............................................            --        (404)         404 (D)            --
  Retained Earnings.........................................       101,578      18,110      (18,110)(D)       101,578
  Accumulated Other Comprehensive Income....................         7,801         320         (320)(I)         7,801
                                                                ----------     --------    --------        ----------
    Total Shareholders' Equity..............................       262,596      32,887       10,722           306,205
                                                                ----------     --------    --------        ----------
    Total Liabilities and Shareholders' Equity..............    $2,553,728     $655,584    $  2,981        $3,212,293
                                                                ==========     ========    ========        ==========

                TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PROFORMA
                             COMBINED BALANCE SHEET

    The accompanying unaudited pro forma combined balance sheet was derived from the historical financial records of Texas Regional and Riverway and should be read in conjunction with their historical financial statements.

    The following is a summary of the pro forma adjustments:

    (A) To reclassify Riverway's securities to available for sale at fair value.

    (B) To record Riverway's premises at its fair value.

    (C) To record estimated deferred federal income tax using a 35% tax rate for the $1,600,000 increase in fixed assets, the $1,779,000 increase in securities and the $2,454,000 estimated loss on the sale of Title 1,
       Section 125 and credit card loans.

    (D) To record the issuance of 1,276,226 shares of Texas Regional stock valued at $43,609,000 to the Riverway shareholders for 100% of their outstanding stock and elimination of Riverway's equity accounts using the closing price at September 30, 2001. Because the pro forma information is as of September 30, 2001, this includes the 100,000 contingent shares which would have been required to be issued if the average price during the measurement period had been below $37.24. In addition, the 100,000 shares that will be held in escrow are not considered as outstanding until issued to shareholders for financial statement purposes.

    (E) To record fair value of core deposit intangible based on preliminary estimates.

    (F) To eliminate Title 1, Section 125 and credit card loans and related accrued interest receivable to be disposed of by Riverway prior to acquisition in accordance with the merger agreement. It is estimated that the loans will be sold at a loss of $2,454,000 and the proceeds from the sale will be used to reduce other borrowed money.

    (G) To adjust Riverway's deferred tax assets to Texas Regional's deferred tax liability.

    (H) To record payment and cancellation of stock appreciation rights (SARs) in accordance with merger agreement. The payment to cancel the SARs is estimated at $1,156,000. As of September 30, 2001, Riverway had accrued $182,000. Includes additional taxes benefit of $341,000 to record the related tax benefit.

    (I) To eliminate the accumulated other comprehensive income on securities available for sale on Riverway's books.

    (J) To adjust Riverway's historical deferred taxes calculated using a 34% federal tax rate to Texas Regional's historical rate of 35%.

                TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                         TEXAS                       PRO FORMA       PRO FORMA
                                                        REGIONAL      RIVERWAY      ADJUSTMENTS       BALANCE
                                                        --------      --------      -----------      ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Loans...........................................      $112,226      $25,035         $(1,175)(C)    $136,086
  Investment Securities...........................        27,967        9,039              --          37,006
  Interest Bearing and Time Deposits..............            73           23              --              96
  Federal Funds Sold..............................           425           15              --             440
                                                        --------      -------         -------        --------
    Total Interest Income.........................       140,691       34,112          (1,175)        173,628
                                                        --------      -------         -------        --------
Interest Expense
  Deposits........................................        64,748       16,778              --          81,526
  Other Borrowed Money............................         1,972        3,957            (335)(C)       5,594
                                                        --------      -------         -------        --------
    Total Interest Expense........................        66,720       20,735            (335)         87,120
                                                        --------      -------         -------        --------
Net Interest Income Before Provision For Loan
  Losses..........................................        73,971       13,377            (840)         86,508
Provision for Loan Losses.........................         5,709        1,355              --           7,064
                                                        --------      -------         -------        --------
  Net Interest Income After Provision for Loan
    Losses........................................        68,262       12,022            (840)         79,444
Noninterest Income
  Service Charges on Deposit Accounts.............        12,018          562              --          12,580
  Mortgage Fees...................................            --        1,528              --           1,528
  Other Service Charges...........................         2,651           --              --           2,651
  Trust Service Fees..............................         1,866           --              --           1,866
  Net Realized Gains on Securities Available for
    Sale..........................................           906           --              --             906
  Data Processing Service Fees....................         2,365           --              --           2,365
  Other Operating Income..........................         1,222           15              --           1,237
                                                        --------      -------         -------        --------
    Total Noninterest Income......................        21,028        2,105              --          23,133
                                                        --------      -------         -------        --------
Noninterest Expense
  Salaries and Employee Benefits..................        21,513        3,674              --          25,187
  Net Occupancy and Equipment Expense.............         8,273          887              60 (A)       9,220
  Other Real Estate Expense, Net..................           369           25              --             394
  Amortization of Goodwill and Other
    Intangibles...................................         3,322           --           1,488 (F)       4,810
  Other Noninterest Expense.......................        11,024        5,864            (517)(B)      16,189
                                                                                         (182)(E)
                                                        --------      -------         -------        --------
    Total Noninterest Expense.....................        44,501       10,450             849          55,800
                                                        --------      -------         -------        --------
Income Before Income Tax Expense..................        44,789        3,677          (1,689)         46,777
Income Tax Expense................................        15,653        1,170             (70)(G)      16,787
                                                                                           34 (H)
                                                        --------      -------         -------        --------
Net Income........................................      $ 29,136      $ 2,507         $(1,653)       $ 29,990
                                                        ========      =======         =======        ========
Basic Earnings Per Share:
  Net income per share............................      $   1.81           --              --        $   1.73
  Average shares outstanding (in thousands).......        16,106           --           1,276 (D)      17,382
Diluted Earnings Per Share:
  Net income per share............................      $   1.79           --              --        $   1.70
  Average shares outstanding (in thousands).......        16,246           --           1,376 (D)      17,622

                TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

    The accompanying unaudited pro forma combined statement of income was derived from the historical financial records of Texas Regional and Riverway and should be read in conjunction with their historical financial statements.

    The following is a summary of the pro forma adjustments:

    (A) To record nine months of additional depreciation on the $1,600,000 fair value increase on Riverway's building to conform to Texas Regional's expected useful life.

    (B) Represents the anticipated operational cost savings of the combined company over the nine month period based on the elimination of Riverway's data processing fees, director fees and internet center expenses recorded for the nine month period ended September 30, 2001.

    (C) Interest income recorded to Riverway for Title 1, Section 125 and credit card loans which will be sold prior to closing. Assume net proceeds for sale of loans will be used to reduce other borrowed money. Decreased interest expense based on Riverway's average rate paid on other borrowed money and the average balance of such loans during the nine month period, adjusted for the estimated loss on sale.

    (D) Represents increase in average Texas Regional shares outstanding assuming 1,376,000 shares will be issued including the 100,000 shares that will be held in escrow. The 100,000 shares are included in average diluted shares but are excluded from average basic shares and are not considered as outstanding for financial statement purposes.

    (E) Represents $182,000 expensed on Riverway's books for stock appreciation rights. Stock appreciation rights will be paid and cancelled prior to acquisition in accordance with the merger agreement.

    (F) Represents nine months of amortization of the $12,404,000 core deposit premium. Amortization for the first five years is based on the following:
       10%-first year; 16%-second year, 12%-third year, and 8%-fourth and fifth years.

    (G) Represents the income tax benefit on the proforma adjustments using Texas Regional's federal income tax rate of 35%. Note that core deposit amortization added is not deductible for tax purposes.

    (H) Represents adjustment to conform Riverway's federal income tax rate of 34% to Texas Regional's 35% rate.

    Included in amortization of goodwill and other intangibles is $1,721,000 that will no longer be incurred upon the implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

                TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                             TEXAS                 PRO FORMA       PRO FORMA
                                                            REGIONAL   RIVERWAY   ADJUSTMENTS       BALANCE
                                                            --------   --------   -----------      ---------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Loans...................................................  $146,145   $32,467      $  (942)(C)    $177,670
  Investment Securities...................................    34,787    10,528           --          45,315
  Interest Bearing and Time Deposits......................       238        35           --             273
  Federal Funds Sold......................................       367        30           --             397
                                                            --------   -------      -------        --------
    Total Interest Income.................................   181,537    43,060         (942)        223,655
                                                            --------   -------      -------        --------

Interest Expense
  Deposits................................................    84,130    18,445           --         102,575
  Other Borrowed Money....................................     2,383     9,349         (340)(C)      11,392
                                                            --------   -------      -------        --------
    Total Interest Expense................................    86,513    27,794         (340)        113,967
                                                            --------   -------      -------        --------

Net Interest Income Before Provision for Loan Losses......    95,024    15,266         (602)        109,688
Provision for Loan Losses.................................     8,927     2,810           --          11,737
Credit for Unused Provision on Sale of Loans Held for
  Sale....................................................        --    (2,882)          --          (2,882)
                                                            --------   -------      -------        --------
  Net Interest Income After Provision for Loan Losses.....    86,097    15,338         (602)        100,833

Noninterest Income
  Service Charges on Deposit Accounts.....................    11,863       681           --          12,544
  Mortgage Fees...........................................        --     1,213           --           1,213
  Other Service Fees......................................     2,933        --           --           2,933
  Trust Service Fees......................................     2,301        --           --           2,301
  Net Realized Gains on Securities Available for Sale.....        12        --           --              12
  Data Processing Service Fees............................     2,676        --           --           2,676
  Other Operating Income..................................     1,789       392           --           2,181
                                                            --------   -------      -------        --------
    Total Noninterest Income..............................    21,574     2,286           --          23,860
                                                            --------   -------      -------        --------

Noninterest Expense
  Salaries and Employee Benefits..........................    26,636     4,409           --          31,045
  Net Occupancy and Equipment Expense.....................    10,093     1,141           80 (A)      11,314
  Other Real Estate Expense, Net..........................       650       (30)          --             620
  Amortization of Goodwill and Other Intangibles..........     4,469        --        1,240 (E)       5,709
  Other Noninterest Expense...............................    11,696     5,352         (484)(B)      16,564
                                                            --------   -------      -------        --------
    Total Noninterest Expense.............................    53,544    10,872          836          65,252
                                                            --------   -------      -------        --------

Income Before Income Tax Expense..........................    54,127     6,752       (1,438)         59,441
Income Tax Expense........................................    18,825     2,150          (69)(F)      20,969
                                                                                         63 (G)
                                                            --------   -------      -------        --------
Net Income................................................  $ 35,302   $ 4,602      $(1,432)       $ 38,472
                                                            ========   =======      =======        ========

Basic earnings per share:
  Net income per share....................................  $   2.20        --           --        $   2.22
  Average shares outstanding (in thousands)...............    16,050        --        1,276 (D)      17,326
Diluted earnings per share:
  Net income per share....................................  $   2.19        --           --        $   2.20
  Average shares outstanding (in thousands)...............    16,148        --        1,376 (D)      17,524

                TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

    The accompanying unaudited pro forma combined statement of income was derived from the historical financial records of Texas Regional and Riverway and should be read in conjunction with their historical financial statements.

    The following is a summary of the pro forma adjustments:

    (A) To record additional depreciation on the $1,600,000 fair value increase on Riverway's building based on Texas Regional's expected useful life.

    (B) Represents the anticipated operational cost savings of the combined company over the twelve month period based on the elimination of Riverway's data processing fees, director fees, and internet center expenses for the year 2000.

    (C) Interest income recorded by Riverway for Title 1, Section 125 and credit card loans which will be sold prior to closing. Assume net proceeds from sale of loans will be used to reduce other borrowed money. Decreased interest expense based on Riverway's average rate paid on other borrowed money for 2000 and the average balance of such loans during 2000, adjusted for the estimated loss on sale.

    (D) Represents increase in average Texas Regional shares outstanding assuming 1,376,000 shares will be issued including the 100,000 shares that will be held in escrow. The 100,000 shares held in escrow are included in average diluted shares but are excluded from average basic shares and are not considered outstanding for financial statement purposes.

    (E) Represents a full year's amortization of the $12,404,000 core deposit premiums. Amortization for the first five years is based on the following: 10%-first year, 16%-second year, 12%-third year, and 8%-fourth and fifth years.

    (F) Represents the income tax benefit on the pro forma adjustments using Texas Regional's federal income tax rate of 35%. Note that the amortization on the core deposit premium is not deductible for federal income tax purposes.

    (G) Represents adjustment to conform Riverway's federal income tax rate of 34% to Texas Regional's rate of 35%.

    Included in amortization of goodwill and other intangibles is $2,295,000 that will no longer be incurred upon the implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

                            SELECTED FINANCIAL DATA

    The following table, except for the lines designated as pro forma, summarizes certain consolidated historical financial data of Texas Regional, and certain consolidated historical financial data of Riverway. The table also summarizes, where indicated, certain unaudited pro forma financial data for Texas Regional, giving effect to the acquisition of Riverway assuming that the merger had been effective at the dates indicated, in the case of balance sheet data, and at the beginning of each period presented, in the case of income statement information.

    The selected historical consolidated financial data of Riverway as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 is derived from the audited consolidated financial statements of Riverway included in this proxy statement/prospectus. The selected historical consolidated financial data of Riverway as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1997 and 1996 is derived from Riverway's audited consolidated financial statements and related notes not included in this proxy statement/prospectus. The selected consolidated financial data of Riverway as of and for the nine months ended September 30, 2001 and 2000, is derived from the unaudited consolidated financial statements of Riverway included in this proxy statement/prospectus.

    The selected historical consolidated financial data of Texas Regional as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 (i) is derived from the audited consolidated financial statements of Texas Regional, and (ii) has been adjusted to reflect stock splits and stock dividends effected during the periods. The consolidated financial statements of Texas Regional as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, are incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data of Texas Regional as of and for the nine months ended September 30, 2001 and 2000, which has been adjusted to reflect stock splits and stock dividends affected during the periods, is derived from the unaudited consolidated financial statements of Texas Regional incorporated by reference in this proxy statement/prospectus.

    The unaudited pro forma income statement information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of the time periods presented, nor is it necessarily indicative of the results of future operations.

    This information should be read in conjunction with the historical consolidated financial statements, the pro forma statements and the related notes included elsewhere in, or incorporated by reference in, this proxy statement/prospectus.

                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           AS OF AND FOR THE
                                           NINE MONTHS ENDED                       AS OF AND FOR THE YEARS ENDED
                                             SEPTEMBER 30,                                  DECEMBER 31,
                                       -------------------------   --------------------------------------------------------------
                                          2001          2000          2000         1999         1998         1997         1996
                                       -----------   -----------   ----------   ----------   ----------   ----------   ----------
                                       (UNAUDITED)   (UNAUDITED)
TOTAL ASSETS
  Texas Regional.....................  $2,553,728    $2,317,005    $2,426,097   $2,120,690   $1,762,332   $1,538,769   $1,370,809
  Riverway...........................     655,584       571,033       571,639      520,909      487,006      348,201      299,900
TOTAL DEPOSITS
  Texas Regional.....................   2,204,341     2,064,161     2,109,748    1,885,346    1,562,942    1,362,783    1,215,636
  Riverway...........................     497,837       407,609       427,864      357,262      371,634      295,253      274,488
LONG-TERM DEBT
  Texas Regional.....................          --            --            --           --           --           --           --
  Riverway(1)........................      59,400         4,400        44,400        4,400        4,400           --           --
TOTAL SHAREHOLDERS' EQUITY
  Texas Regional.....................     262,596       211,451       227,704      188,188      177,274      161,358      143,116
  Riverway...........................      32,887        26,061        28,306       23,098       23,304       20,384       17,443
NET INTEREST INCOME
  Texas Regional.....................      73,971        70,858        95,024       81,620       67,265       62,127       50,581
  Riverway...........................      13,377        11,551        15,266       15,315       12,881        9,379        8,100
NET INCOME
  Texas Regional.....................      29,136        25,810        35,302       30,850       22,474       23,122       18,174
  Riverway...........................       2,507         2,857         4,602        1,239        2,951        2,917        2,388
NET INCOME PER COMMON SHARE(2)
  Texas Regional(3)
    Historical.......................        1.79          1.60          2.19         1.92         1.40         1.44         1.26
    Pro Forma(7).....................        1.70                        2.20
  Riverway
    Historical.......................        0.89          1.01          1.63         0.44         1.05         1.00         0.81
    Equivalent Pro Forma(4)..........        0.78                        1.00
CASH DIVIDENDS PER COMMON SHARE
  Texas Regional(3)
    Historical.......................       0.450         0.381         0.532        0.468        0.427        0.367        0.267
    Pro Forma(7).....................       0.415                       0.490
  Riverway
    Historical.......................          --            --            --           --           --           --           --
    Equivalent Pro Forma(4)..........       0.189                       0.223
SHAREHOLDERS' EQUITY (BOOK VALUE) PER
  COMMON SHARE
  Texas Regional(3)
    Historical.......................       16.18         13.15         14.15        11.78        11.19        10.19         9.06
    Pro Forma(6).....................       17.49                       15.62
  Riverway
    Historical.......................       11.67          9.25         10.05         8.20         8.27         7.23         6.10
    Equivalent Pro Forma(4)..........        7.92                        7.07
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING(5)
  Texas Regional(3)
    Historical.......................      16,246        16,141        16,148       16,087       16,092       16,062       14,429
    Pro Forma(7).....................      17,622                      17,524
  Riverway
    Historical.......................       2,818         2,818         2,818        2,818        2,818        2,908        2,931
NUMBER OF COMMON SHARES OUTSTANDING
  AT END OF PERIOD
  Texas Regional(3)
    Historical.......................      16,234        16,085        16,091       15,977       15,845       15,836       15,797
    Pro Forma(6).....................      17,510                      17,367
  Riverway
    Historical.......................       2,818         2,818         2,818        2,818        2,818        2,818        2,859

------------------------------
(1) Riverway's long-term debt at September 30, 2001 includes $15.0 million in trust preferred securities.

(2) Net income per common share represents diluted earnings per share. The computation for diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding, assuming the issuance of all dilutive potential common stock equivalents outstanding during the reporting period.

(3) Amounts are adjusted to reflect a 10% stock dividend on the Texas Regional common stock declared in December 2000 and distributed in January 2001.

(4) Riverway's Equivalent Pro Forma per share amounts are computed by multiplying Texas Regional's Pro Forma amounts by the aggregate exchange ratio of 0.452913. This includes 0.417425 of a share of Texas Regional common stock available for distribution at consummation of the merger and
    0.035488 of a share of Texas Regional common stock which would have been required to be distributed based on the closing price of Texas Regional common stock at September 30, 2001, but does not include 0.035488 of a share of Texas Regional common stock to be deposited into the holdback escrow. Any further adjustment to the exchange ratio would result in a change in the Riverway Equivalent Pro Forma per share amounts.

(5) Represents weighted average shares outstanding used to calculate diluted earnings per share.

(6) Assumes that the additional 100,000 shares which would have been required to be distributed based on the closing price of Texas Regional common stock at September 30, 2001 are outstanding, but that the 100,000 shares to be deposited into the holdback escrow are not outstanding. Any further adjustment to the exchange ratio would result in a change in the Texas Regional Pro Forma per share amounts.

(7) Assumes issuance of the additional 100,000 shares which would be required to be distributed based on the closing price of Texas Regional common stock at September 30, 2001. Any further adjustment to the exchange ratio would result in a change in the Texas Regional Pro Forma per share amounts.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

    Texas Regional common stock is quoted on The Nasdaq National Market system under the symbol "TRBS." Riverway common stock is not traded or listed on any exchange and there is no active public trading market for such stock, although it is traded infrequently in private transactions about which Riverway's management has little information regarding price. The last sale of Riverway common stock of which Riverway's management is aware occurred on June 3, 2001, when 500 shares were sold for $10.67 per share.

    The following table sets forth the historical price of Texas Regional common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement/prospectus.


                                                                     TEXAS REGIONAL
                                                              COMMON STOCK CLOSING PRICE ON
                                                               THE NASDAQ NATIONAL MARKET
                                                              -----------------------------
September 10, 2001..........................................              $37.06
January 22, 2002............................................              $37.15

                                  RISK FACTORS

    EACH RIVERWAY SHAREHOLDER VOTING IN FAVOR OF THE MERGER WILL BE CHOOSING TO INVEST IN TEXAS REGIONAL COMMON STOCK. AN INVESTMENT IN TEXAS REGIONAL COMMON STOCK INVOLVES A NUMBER OF RISKS. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING HOW TO VOTE ON THE MERGER PROPOSAL.

                      RISK FACTORS RELATING TO THE MERGER

IF RIVERWAY FAILS TO MEET THE MINIMUM NET WORTH SET FORTH IN THE MERGER AGREEMENT, TEXAS REGIONAL MAY TERMINATE THE MERGER AGREEMENT OR DELIVER FEWER SHARES OF ITS COMMON STOCK TO RIVERWAY'S SHAREHOLDERS.

    The merger agreement provides that at the time of the merger the net worth of Riverway may not be less than $31,680,000, after accounting for several expenses set forth in the merger agreement. If Riverway fails to meet this minimum net worth requirement, Texas Regional, in its sole discretion, may terminate the merger agreement or may reduce the number of shares of the common stock it issues to Riverway's shareholders in the merger by an amount equal to the product of $38.302 multiplied by the difference between $31,680,000 and the actual net worth amount at the time of the merger. On a pro forma basis, as of September 30, 2001, and after accounting for anticipated merger expenses, including the estimated loss on the sale of loans as required by the merger agreement, but not including any anticipated earnings after September 30, 2001, Riverway's net worth would have been approximately $30,200,000. Because the net worth requirement is to be calculated at the time of closing, this amount is expected to increase by the amount of earnings for the period from October 1, 2001 through the closing date.

YOU WILL NOT KNOW THE VALUE OF THE TEXAS REGIONAL COMMON STOCK YOU WILL RECEIVE IN THE MERGER WHEN YOU VOTE ON THE MERGER.


    Because the market price of Texas Regional common stock varies, the value of the consideration to be received by Riverway shareholders at the time of the merger will depend upon the market price of Texas Regional common stock at that time and may be lower than the market price of Texas Regional common stock on the day the merger was announced. On September 10, 2001, the last trading day before the announcement of the merger, the closing price of Texas Regional common stock was $37.06. The merger exchange ratio was based on a value of $38.302 per share of Texas Regional common stock, the 20-day trading average ended on September 10, 2001, the last trading day prior to the announcement of the merger. On January 22, 2002, the last trading day prior to the mailing of this proxy statement/prospectus, the closing price of Texas Regional common stock was $37.15.


RIVERWAY SHAREHOLDERS MAY RECEIVE ONLY A PORTION, IF ANY, OF THE 100,000 SHARES OF TEXAS REGIONAL COMMON STOCK HELD IN ESCROW.

    Riverway has agreed to put into escrow 100,000 shares of Texas Regional common stock issued in the merger. The escrow agent, which is an operating division of Texas Regional's subsidiary Texas State Bank, will hold these shares to cover specified claims that may be made against Riverway in the three year period following consummation of the merger. In the event that a specified claim is made, the shares will be used to compensate Texas Regional for any losses associated with these claims. As a result, Riverway shareholders may receive only a portion or none of the 100,000 shares held in escrow.

APPROVAL OF THE TRANSACTION IS ASSURED BECAUSE OF THE AGREEMENT AND IRREVOCABLE PROXY.

    Shareholders of Riverway owning an aggregate of 2,033,200 shares, or 72.2% of the outstanding Riverway common stock, have granted Jack H. Mayfield and David L. Lane an irrevocable proxy to vote their shares in favor of the merger agreement. As a result, approval of the merger is assured.

YOU WILL HAVE LESS INFLUENCE AS A SHAREHOLDER OF TEXAS REGIONAL THAN AS A SHAREHOLDER OF RIVERWAY.

    The shareholders of Riverway currently have the right to control Riverway through their ability to elect the board of directors of Riverway and vote on other matters affecting Riverway. The merger will transfer control of Riverway to Texas Regional. After completion of the merger, Riverway shareholders will own less than 8.0% of Texas Regional's outstanding common stock. Consequently, the Riverway shareholders will exercise much less influence over the management and policies of Texas Regional than they currently exercise over the management and policies of Riverway.

TEXAS REGIONAL MAY HAVE DIFFICULTY COMBINING THE OPERATIONS OF RIVERWAY WITH ITS OWN OPERATIONS.

    As a result of the acquisition of Riverway, Texas Regional will begin to operate outside its traditional market in the Rio Grande Valley. Texas Regional may not be able to successfully integrate Riverway's operations and to realize the strategic objectives and operating efficiencies it anticipates in connection with its acquisition of Riverway. In addition, as a result of the proposed acquisition, Texas Regional may lose key Riverway personnel.

RIVERWAY BANK'S POLICIES WILL NO LONGER GOVERN ITS OPERATIONS AND WILL BE REPLACED BY TEXAS STATE BANK'S POLICIES.

    In general, the policies and procedures for all banking locations, including the banking location formerly operated as Riverway Bank, will be Texas State Bank's policies and procedures. Specifically, following consummation of the merger,

    - all lending at Riverway Bank will be conducted pursuant to Texas State Bank's policies and under the supervision of Texas State Bank's senior officers;

    - investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies; and

    - all data processing will be performed by Texas State Bank's data processing center.

                    RISK FACTORS RELATING TO TEXAS REGIONAL

TEXAS REGIONAL'S PROFITABILITY IS DIRECTLY LINKED TO ITS BANKING ACTIVITIES.

    Because Texas Regional's non-banking activities represent a very small portion of its business, its profitability will be directly attributable to the success of its subsidiary, Texas State Bank. Texas Regional's banking activities compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

    Texas Regional relies on the profitability of Texas State Bank and dividends received from Texas State Bank for payment of its operating expenses and satisfaction of its obligations. As is the case with other similarly situated financial institutions, the profitability of Texas State Bank, and therefore of Texas Regional, will be subject to the fluctuating cost and availability of money, changes in the prime lending rate, changes in economic conditions in general and, because of the location of most of its branch facilities, changes in economic conditions in the Rio Grande Valley in particular. In addition,

Texas State Bank is subject to capital adequacy guidelines promulgated from time to time by applicable regulatory authorities.

THE SUCCESS OF TEXAS REGIONAL RELIES HEAVILY ON A SPECIFIC GEOGRAPHIC AREA.

    Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates principally in the Rio Grande Valley. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations and other adverse changes in the economic climate in Mexico, may have a significant adverse impact on operations of Texas Regional. Texas Regional's acquisition of Riverway represents a diversification of the business of Texas State Bank into the Houston, Texas market area. Texas Regional believes this acquisition, if completed, will act to moderate the influence of any adverse changes in its principal market of the Rio Grande Valley although Texas Regional cannot assure that entering the Houston market will have a favorable impact on its operations.

COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT TEXAS REGIONAL'S PROFITABILITY.

    The banking industry in Texas is highly competitive. Texas State Bank and Riverway Bank compete as financial intermediaries with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, consumer and commercial finance companies, insurance companies and money market mutual funds operating in Texas and elsewhere. Many of these competitors have substantially greater resources and lending limits than Texas State Bank has or will have following the merger, and in some cases these competitors offer services that Texas State Bank does not currently provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to Texas State Bank.

TEXAS REGIONAL OPERATES IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN FEDERAL AND LOCAL LAWS AND REGULATIONS.

    Texas Regional and Texas State Bank are subject to extensive government regulation and supervision under various state and federal laws, rules and regulations, including rules and regulations promulgated by the Federal Reserve Board and the Texas Banking Department. These laws and regulations are designed primarily to protect the Bank Insurance Fund of the Federal Deposit Insurance Corporation (commonly known as the FDIC), depositors and borrowers, and to further certain social policies and, consequently, may impose limitations on Texas Regional that may not be in the best interests of Texas Regional and its shareholders.

    Texas State Bank is subject to the supervision of the Texas Banking Department. Since Texas State Bank is a Federal Reserve member bank, the bank is also subject to the supervision of its "primary federal regulator," the Federal Reserve Board. While Riverway Bank is also subject to the supervision of the Texas Banking Department, its primary federal regulator is the FDIC. If the transaction is consummated, the effect will be that Riverway Bank's business as merged into Texas State Bank will be subject to the supervision of the Federal Reserve Board instead of the FDIC.

TEXAS REGIONAL RELIES HEAVILY ON ITS CHIEF EXECUTIVE OFFICER.

    Texas Regional has experienced substantial growth in assets and deposits during the past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of Texas Regional in 1985. Although Mr. Roney is a substantial shareholder of Texas Regional and is the beneficiary of a deferred compensation arrangement with Texas Regional that generally requires continued service for vesting, Texas Regional does not have an employment agreement with Mr. Roney

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
and the loss of the services of Mr. Roney could have a material adverse effect on Texas Regional's business and prospects.

IF TEXAS REGIONAL'S ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, ITS EARNINGS COULD DECREASE.

    Texas Regional's loan customers may not repay their loans according to the terms of these loans or the collateral securing the payment of these loans may be insufficient to assure repayment. In these circumstances, Texas Regional may experience significant credit losses which could have a material adverse effect on its operating results. Texas Regional makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans.

    In determining the size of its allowance for loan losses, Texas Regional relies on its experience and its evaluation of economic conditions. If Texas Regional's assumptions prove to be incorrect, its current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. In addition, federal and state regulators periodically review Texas Regional's allowance for loan losses and may require Texas Regional to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different from those of Texas Regional's management. Material loan losses, or material additions to Texas Regional's allowance, could materially decrease its net income.

FLUCTUATIONS IN INTEREST RATES COULD REDUCE TEXAS REGIONAL'S PROFITABILITY.

    Texas Regional realizes income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Texas Regional expects that it will periodically experience "gaps" in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Texas Regional's position, this "gap" will work against Texas Regional, and its earnings may be negatively affected.

    Texas Regional may be unable to predict fluctuations of market interest rates, which are affected by the following factors:

    - inflation;

    - deflation;

    - recession;

    - increased unemployment;

    - tightening money supply; and

    - international disorder and instability in domestic and foreign financial markets.

    Texas Regional's asset-liability management strategy, which is designed to control its risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on its results of operations and financial condition.

                           FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements that involve risks, uncertainties and assumptions that, if they prove incorrect, could cause the results of Texas Regional and Riverway, and their respective consolidated subsidiaries, to differ materially from those expressed or implied by such forward-looking statements.

    All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements of belief; and any statements of assumptions underlying any of the foregoing.

    The risks, uncertainties and assumptions referred to above include those risks described in the section "Risk Factors" beginning on page 23, and other risks, assumptions and uncertainties that are described from time to time in Texas Regional's filings with the Commission, including but not limited to, Texas Regional's annual report on Form 10-K for the fiscal year ended December 31, 2000 and other subsequently filed reports.

    Moreover, the potential acquisition by Texas Regional of Riverway presents additional risks, uncertainties and assumptions, including the possibility that the merger may not be consummated; the challenge of integrating Riverway and its business; the possibility that the combined businesses may fail to achieve desired synergies and that, after the acquisition, Texas Regional as a whole may fail to achieve revenue and profit expectations. Neither Texas Regional nor Riverway intends to update these forward-looking statements.

                            RIVERWAY SPECIAL MEETING

GENERAL

    Riverway is sending you this proxy statement/prospectus to provide you with information concerning the Agreement and Plan of Reorganization, dated as of September 17, 2001, as amended on January 8, 2002, by and among Texas Regional, Texas Regional Delaware and Riverway. This Agreement and Plan of Reorganization, or merger agreement, provides for the merger of Riverway with and into Texas Regional Delaware, a wholly owned subsidiary of Texas Regional. Riverway's board of directors is soliciting your proxy for use at the special meeting for the purpose of approving the merger.

DATE, TIME, AND PLACE OF THE SPECIAL MEETING

    The special meeting of shareholders of Riverway is scheduled to be held as follows:


                               February 21, 2002
                         5:00 p.m., Houston, Texas time
                           At the Omni Houston Hotel
                      Four Riverway, Houston, Texas 77056


PURPOSE OF THE SPECIAL MEETING

    At the special meeting, the shareholders of Riverway entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and any other business that properly comes before the special meeting or any adjournment.

    THE RIVERWAY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF RIVERWAY COMMON STOCK VOTE FOR THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

    The Riverway board of directors has fixed the close of business on January 17, 2002, as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 2,817,815 shares of Riverway common stock issued and outstanding, each of which entitles its holder to one vote. As of the date hereof, the Riverway shares were held of record by 153 persons.

    Each share entitles the holder to one vote on the merger and one vote as to any other proposal to be voted on at the special meeting of Riverway shareholders. However, if you hold shares that are bound by an Agreement and Irrevocable Proxy, those shares will be voted by the voting representative in favor of the merger agreement and the merger. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Riverway common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

VOTE OF RIVERWAY SHAREHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

    The affirmative vote of the holders of two-thirds of the outstanding shares of Riverway common stock is required for approval of the merger agreement. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the merger agreement was approved.

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
    As of the record date, 2,033,200 shares of Riverway common stock, representing approximately 72.2% of Riverway's outstanding common stock entitled to vote on the merger, were bound by agreements and irrevocable proxies in favor of the merger agreement and merger, including 1,435,459 shares of Riverway common stock beneficially owned by Riverway's directors, executive officers and their affiliates, representing 51.3% of Riverway's outstanding common stock entitled to vote on the merger. As a result, approval of the merger agreement and the merger are assured.

VOTING INSTRUCTIONS; PROXIES

    PLEASE READ THIS SECTION AND THE FOLLOWING VOTING PROCEDURES CAREFULLY.

    Unless you have executed an irrevocable proxy, you have received a proxy card and return envelope. You may directly vote your shares of Riverway common stock at the special meeting either in person or by proxy.

    All shares of Riverway common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If you properly execute your proxy but fail to indicate your voting preference to us, your shares will be voted "FOR" approval of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

    If you return a properly executed proxy and have abstained from voting on approval of the merger agreement, the Riverway common stock represented by your proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

    Both an abstention and the failure to submit a proxy or to otherwise vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

    Riverway does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

    If you wish to vote by proxy, you should complete, sign and date the enclosed proxy card and return the proxy card in the return envelope to the corporate secretary of Riverway at the address indicated below so that he receives it before the special meeting:

    Secretary
    Riverway Holdings, Inc.
    Five Riverway
    Houston, Texas 77056

    Unless you have executed an irrevocable proxy, you may revoke your proxy at any time before it is voted by:

    - notifying in writing the Secretary of Riverway at the address set forth above;

    - executing a subsequent proxy and submitting the new proxy to the Secretary of Riverway at the address set forth above; or

    - appearing in person at the special meeting and revoking your proxy by notifying Riverway's inspector of elections and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

    Any shareholder who holds shares of Riverway common stock bound by an agreement and irrevocable proxy need take no further action with respect to the voting of those shares bound by such

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
agreement. The holder of the proxy will vote all of the shares bound by such agreement in favor of the merger agreement and the merger.

SOLICITATION OF PROXIES; EXPENSES

    Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Riverway, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Riverway common stock held of record by such persons, and Riverway may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the merger agreement incurring the expense.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF RIVERWAY. ACCORDINGLY, HOLDERS OF RIVERWAY COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

    This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents that we refer to for more detailed information regarding the merger. In addition, Texas Regional incorporates by reference into this proxy statement/prospectus important business and financial information. You may obtain the information incorporated by reference into this proxy statement/prospectus by following the instructions in the section entitled "Where You Can Find Additional Information" on page 87.

GENERAL

    The merger agreement provides for the merger of Riverway with and into Texas Regional Delaware, Inc., a wholly owned subsidiary of Texas Regional. Texas Regional Delaware will be the surviving entity in the merger and the separate existence of Riverway will cease. After the effective time of the merger, the officers and directors of Texas Regional Delaware will continue as the officers and directors of the surviving entity.

    The merger agreement provides that each share of Riverway common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive shares of Texas Regional common stock, without interest, upon surrender of the certificate representing the Riverway common stock.

    As consideration for the merger, Texas Regional will issue to the holders of the shares of Riverway common stock 1,276,226 shares of the common stock of Texas Regional, unless adjusted as described below. Of this total, 1,176,226 shares (unless adjusted) will be available for distribution to Riverway shareholders immediately following completion of the merger, and 100,000 shares will be delivered to Texas State Bank Trust Department to hold as escrow agent pursuant to the holdback escrow agreement.

    On the record date, 2,817,815 shares of Riverway common stock were issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Riverway (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) 0.452913 of a share of Texas Regional common stock for each share of Riverway common stock they own. Of this amount, the holders will receive 0.417425 of a share of Texas Regional common stock at closing and an additional 0.035488 of a share of Texas Regional common stock will be deposited into the holdback escrow on their behalf for each share of Riverway common stock they own.

    The total ratio and the ratio for shares to be distributed at closing may be adjusted and Texas Regional may decrease the number of shares issued in the merger if the net worth of Riverway, after accounting for adjustments specified in the merger agreement, is less than $31,680,000 at the time of the merger.

    Texas State Bank Trust Department will hold the 100,000 shares of Texas Regional common stock as escrow agent under the holdback escrow for up to three years and will release the shares to the former Riverway shareholders unless claims specified in the holdback escrow agreement are made. Under the holdback escrow agreement, Texas Regional may require that shares of escrow stock be returned to it in the event Texas Regional or Texas State Bank is required to pay any amount of losses and damages arising out of Riverway Bank's business of acting as a custodian for brokered certificates of deposit. Texas Regional may also require that shares of escrow stock be returned to it in an amount equal to 90% of the losses and damages in excess of $500,000 arising out of the CMC matter. Each former Riverway shareholder will be entitled to receive a distribution of escrow shares equal to the number of escrow shares to be distributed multiplied by a fraction the numerator of which is the number of shares of Riverway shares held by that shareholder immediately prior to the closing date, and the denominator of which is the total number of Riverway shares outstanding immediately prior to the closing date (excluding those shares attributable to shareholders who have exercised dissenters' rights).

    Texas Regional will not issue fractional shares of Texas Regional common stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share in an amount equal to the product of $38.302 multiplied by such fraction of a share.

    The merger will be effected as soon as practicable following the satisfaction or waiver of all conditions to the consummation of the merger. At the effective time of the merger, by operation of law, all holders of Riverway common stock will cease to be shareholders of Riverway. All former shareholders of Riverway (other than those shareholders who perfect their dissenters' rights) will become owners of Texas Regional common stock. After the effective time of the merger, all certificates for Riverway common stock (other than those held by shareholders who perfect their dissenters' rights) will represent the right to receive Texas Regional common stock pursuant to the merger agreement, but otherwise will be null and void after such date. After the effective time of the merger, all certificates for Riverway common stock held by shareholders who perfect their dissenters' rights will represent the right to receive cash pursuant to the exercise of their dissenters' rights, but otherwise will also be null and void after such date.

BACKGROUND OF THE MERGER

    Glen Roney, the Chairman and Chief Executive Officer of Texas Regional, contacted Jack H. Mayfield, Jr., Chairman of the Board of Riverway, Walter Mayfield and Joseph E. Reid, all directors of Riverway, on June 18, 2001 to explore a possible acquisition by Texas Regional of Riverway. On June 26, 2001, Mr. Roney met with Messrs. Mayfield and Reid as well as David Lane, the Vice Chairman of the board of directors of Riverway. Riverway forwarded requested financial and business information to Texas Regional. On June 27, 2001, Riverway received an initial offer letter from Texas Regional. On June 30, 2001, Messrs. Roney, Lane and Reid met to discuss the pricing terms and as a result, Mr. Roney transmitted Texas Regional's revised offer letter to Riverway on July 2, 2001, offering Texas Regional common stock to the shareholders of Riverway in an amount valuing Riverway at approximately 1.5 times book value.

    On July 9, 2001, during a special meeting, the board of Riverway considered the terms of the offer. The board concluded that the revised offer was acceptable as long as appropriate protection could be negotiated such that the merger consideration offered would not value Riverway at less than 1.5 times book value. Messrs. Lane and Mayfield were instructed to proceed with negotiations along these guidelines. Mr. Lane transmitted a letter to Mr. Roney communicating Riverway's response to the proposed letter of intent.
Messrs. Mayfield and Lane briefly discussed the proposed terms of the transaction with Mr. Roney and the conditions Mr. Roney's offer placed on the transaction.

    On July 14, 2001, Mr. Roney and other representatives of Texas Regional met with Messrs. Mayfield, Lane and Reid, as well as John Phillips, Riverway's president, and Riverway's outside counsel to discuss the terms of the proposed letter of intent. A letter of intent reflecting the terms agreed upon during the July 14, 2001 meeting was executed on July 19, 2001 and Texas Regional commenced due diligence.

    Texas Regional terminated the letter of intent on July 21, 2001, however, the parties agreed to continue their discussions of a possible transaction. On July 27, 2001, in a telephone conference, the parties agreed to reinstate the confidentiality and access to records provisions of the terminated letter of intent. As a result, on July 30, 2001, Texas Regional resumed its due diligence of Riverway and on

August 1, 2001, Texas Regional and Riverway executed a Reinstatement Agreement and Amendment to Letter of Intent.

    Riverway's board, during a special meeting on August 3, 2001, approved the amended Letter of Intent and directed Messrs. Mayfield and Lane to negotiate a definitive agreement and instructed Riverway's outside counsel to assist in the preparation of the definitive agreement. During the following weeks, both parties conducted due diligence. Texas Regional's outside counsel delivered a draft definitive agreement and the parties proceeded to negotiate the terms of the agreement.

    On September 10, 2001, the board of directors of Riverway, upon receipt of an oral opinion of Hoefer & Arnett, Riverway's financial advisors, that the proposed terms of the merger were fair to the shareholders of Riverway, deemed the merger to be in the best interests of Riverway and its shareholders and approved the terms of the Agreement and Plan of Reorganization and recommended approval by Riverway's shareholders of the merger and the Agreement and Plan of Reorganization.

    Because of the events of September 11, 2001, final consideration by Texas Regional's board of directors was delayed until September 17, 2001, on which date the Texas Regional board again considered the merger and deemed it to be in the best interests of Texas Regional and its shareholders, and authorized the execution of the Agreement and Plan of Reorganization by Mr. Roney on behalf of Texas Regional.

    On Monday, September 17, 2001, Messrs. Roney and Mayfield executed the Agreement and Plan of Reorganization and the parties jointly announced the merger. In accordance with the letter of intent, the exchange ratio was based on the 20-day trading average of Texas Regional common stock ended on the last trading day prior to the announcement of the merger, which, because of the shutdown of the financial markets resulting from the events of September 11, 2001, was September 10, 2001.

RIVERWAY'S REASONS FOR THE MERGER

    The Riverway board of directors has concluded that Riverway's competitive position and value of its stock is best enhanced through the merger with Texas Regional. Riverway's board believes that Riverway shareholders will receive a marketable equity interest in a larger financial institution with attractive growth opportunities.

RECOMMENDATION OF THE RIVERWAY BOARD OF DIRECTORS

    AFTER CAREFUL CONSIDERATION, RIVERWAY'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS. ACCORDINGLY, RIVERWAY'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE RIVERWAY SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

    In considering the recommendation of the Riverway board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Riverway have interests in the merger that are different from, or in addition to, the interests of Riverway shareholders generally. Please see the section entitled "Interests of Related Persons in the Merger" on page 39 of this proxy statement/prospectus.

TEXAS REGIONAL'S REASONS FOR THE MERGER

    Texas Regional's board of directors considered the following factors in helping to make its determination to vote in favor of the merger agreement and the merger:

    - The acquisition of Riverway gives Texas Regional a presence in the Houston metropolitan area, which adds a new market to Texas Regional's dominant market position in the Rio Grande

      Valley. Provides a strong base for future growth opportunities in Houston, which has convenient access to McAllen and the Rio Grande Valley.

    - The acquisition positions Texas State Bank to compete as a Texas based bank responsive to the growing middle market commercial companies in the increasingly diversified greater Houston economy.

    - Riverway represents an attractive core deposit franchise and the markets served, or which could be served, represent attractive potential loan demand due to existing Riverway relationships.

    The aggregate amount to be paid to holders of Riverway shares both at the closing and pursuant to distributions under the terms of the holdback escrow agreement resulted from negotiations which considered the historical earnings and dividends of Texas Regional and Riverway, the earnings potential and deposit base of Riverway, potential growth in the Houston market, Riverway's asset quality and the effect of the merger on the shareholders, customers and employees of Texas Regional and Riverway. In addition, the holdback escrow protects Texas Regional, to the extent of the escrow shares, from liability for claims arising out of the former certificate of deposit custodial business. As required by the merger agreement, Riverway is in the process of terminating its certificate of deposit custodial business.

OPINION OF RIVERWAY'S FINANCIAL ADVISOR

    Riverway's board of directors retained Hoefer & Arnett, Incorporated to render a fairness opinion because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Riverway and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (NASDAQ) and Over-the-Counter (OTC) securities, and makes markets in securities. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and other companies, and their securities, in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hoefer & Arnett has not previously provided investment banking and financial advisory services to Riverway. In the course of Hoefer & Arnett's normal trading activities, it may from time to time effect transactions and hold securities of Texas Regional for its own account and for the accounts of customers. Hoefer & Arnett publishes periodic research reports on Texas Regional.

    At a meeting of Riverway's board of directors on September 10, 2001, Hoefer & Arnett rendered to Riverway's board of directors an oral opinion that, as of such date, and based upon and subject to various assumptions and matters considered, the terms of the proposed merger of Riverway with and into Texas Regional were fair to the holders of common shares of Riverway from a financial point of view. Hoefer & Arnett has confirmed its September 10, 2001 oral opinion by delivery of its written opinion to Riverway's board of directors, dated the date of this proxy statement, that based upon and subject to various assumptions, matters considered and limitations described therein, the terms of the proposed merger of Riverway with and into Texas Regional are fair to the holders of common shares of Riverway from a financial point of view.

    The full text of the Hoefer & Arnett fairness opinion as of the date hereof, which sets forth certain assumptions made, matters considered and limits on the review undertaken, is attached as Appendix G to this proxy statement/prospectus. The Riverway shareholders are urged to read the Hoefer & Arnett fairness opinion in its entirety.

    No limitations were imposed by Riverway's board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett's fairness opinion is based on the financial analysis described below. Hoefer & Arnett's fairness opinion is for the use and benefit of Riverway's board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett's fairness opinion is not intended to be and does not constitute a recommendation to any Riverway shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett's fairness opinion does not address Riverway's underlying business decision to proceed with the proposed transaction.

    In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

    - the Agreement and Plan of Reorganization;

    - Annual Reports to Shareholders of Riverway for the years ended
      December 31, 1999 and December 31, 2000, quarterly reports of condition and income for the quarters ended June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001, June 30, 2001 and September 30, 2001;

    - financial statements for Texas Regional included in its Annual Reports on Form 10-K for the years ended December 31, 1999 and December 31, 2000, Quarterly reports on Form 10-Q for June 30, 2000, September 30, 2000, March 31, 2001, June 30, 2001 and September 30, 2001;

    - financial analyses for Riverway prepared by management;

    - Hoefer & Arnett held discussions with senior management of Riverway and Texas Regional concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

    - selected investment research reports on and earnings estimates for Texas Regional;

    - certain other publicly available financial and other information concerning Riverway and Texas Regional;

    - the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies; and

    - such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of Riverway as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Riverway management. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowance for loan losses set forth in the financial statements of Riverway and Texas Regional is adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Riverway or Texas Regional, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization will have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of Riverway with respect to the terms of the proposed merger of Riverway with and into Texas Regional.

    As a matter of policy, Riverway does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Riverway, including without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

    As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following:

    - the historical and current financial position and results of operations of Riverway and Texas Regional, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Riverway and Texas Regional;

    - the assets and liabilities of Riverway and Texas Regional, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

    - Hoefer & Arnett's assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

    The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Riverway could materially affect the assumptions used in preparing the opinion.

    In connection with rendering its opinion to Riverway's board of directors, Hoefer & Arnett performed a variety of financial analyses that are summarized below. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Riverway and Texas Regional. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

    The following summary of the financial analyses is provided by Hoefer & Arnett in connection with providing its opinion.

    SUMMARY OF PROPOSAL. Hoefer & Arnett reviewed the terms of the proposed merger as described in the merger agreement. Pursuant to the merger agreement, each share of Riverway common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive shares of Texas Regional common stock. Texas Regional will issue to the holders of the shares of Riverway common stock 1,276,226 shares of Texas Regional common stock, unless adjusted as described below. On the record date, 2,817,815 shares of Riverway common stock were issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Riverway (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) 0.452913 of a share of Texas Regional common stock for each share of Riverway common stock they own. Of this amount, the holders will receive 0.417425 of a share of Texas Regional common stock at closing and an additional 0.035488 of a share of Texas Regional common stock will be deposited into the holdback escrow on their behalf for each share of Riverway common stock they own.

    The total ratio and the ratio for shares to be distributed at closing may be adjusted and Texas Regional may decrease the number of shares issued in the merger because the net worth of Riverway, after accounting for adjustments specified in the merger agreement, is less than $31,680,000 at the time of the merger.

    Based on 2,817,815 common shares outstanding at Riverway, the issuance of 1,276,226 shares of Texas Regional common stock to Riverway shareholders, and a market price of $38.07 for Texas Regional common stock as of January 16, 2002, the total transaction value would equal $48,585,924 or $17.24 per share. A per share price of $17.24 represents 1.48 times stated book value at September 30, 2001 and 18.42 times core 2000 earnings.

    Hoefer & Arnett's analysis assumes that all shares, including shares subject to the holdback escrow, will be issued to Riverway shareholders based on its conversations with Riverway management.

    ANALYSIS OF SELECTED BANK TRANSACTIONS. Hoefer & Arnett reviewed certain information relating to selected bank mergers and acquisitions announced between January 1, 2001 and November 16, 2001 in which the acquired banking organization was located in Texas and the return on assets was less than 1.00% (the Selected Transactions). Hoefer & Arnett compared financial performance ratios at Riverway with financial performance ratios of the banking organizations making up the Selected Transactions and compared the pricing multiples to be paid for Riverway with those paid in the Selected Transactions. This data was obtained from SNL Securities.

    At September 30, 2001, total assets at Riverway equaled $655.6 million, which was larger than the median asset size of $121.5 million for the Selected Transactions. For the twelve months ended December 31, 2000, Riverway reported a return on average assets (ROAA) of 0.48% and a return on average equity (ROAE) of 10.26% based on core earnings. The median ratios for the Selected Transactions were an ROAA of 0.87% and an ROAE of 8.42%. At September 30, 2001, Riverway's equity to assets ratio equaled 5.02%, which was below the median of 8.87% for the Selected Transactions.

    On the basis of the pricing multiples for the Selected Transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of book value and earnings. The chart below shows the low, high and median for the Selected Transactions and the resulting price range for Riverway.

                                                   PRICING MULTIPLES FOR
                                                   SELECTED TRANSACTIONS         PER SHARE VALUE FOR RIVERWAY
                                               ------------------------------   ------------------------------
                                                 LOW        HIGH      MEDIAN      LOW        HIGH      MEDIAN
                                               --------   --------   --------   --------   --------   --------
Price/Book Value.............................    1.19x      3.98x      1.46x     $13.89     $46.45     $17.04
Price/Earnings...............................   13.11x     27.88x     18.00x     $ 9.44     $20.07     $12.96

    Based on the multiples, this analysis resulted in a range of imputed values for Riverway's common stock of between $9.44 and $46.45 per share.

    The price to book value multiple and the price to earnings multiple resulting from the terms of the merger agreement both fall within the range of purchase prices calculated using the prices paid in the Selected Transactions.

    Additionally, Hoefer & Arnett reviewed pricing information on acquisitions announced by Texas Regional since January 1, 1991, based on data obtained from SNL Securities. The chart below shows the low, high and median for the seven transactions reviewed and the resulting price range for Riverway, as developed and analyzed by Hoefer & Arnett.

                                                 PRICING MULTIPLES FOR TEXAS
                                                    REGIONAL TRANSACTIONS         PER SHARE VALUE FOR RIVERWAY
                                                ------------------------------   ------------------------------
                                                  LOW        HIGH      MEDIAN      LOW        HIGH      MEDIAN
                                                --------   --------   --------   --------   --------   --------
Price/Book Value..............................   1.26x       2.22x      1.63x     $14.70     $25.91     $19.02
Price/Earnings................................   8.49x      41.46x     11.87x     $ 6.11     $29.85     $ 8.55

    The price to book value multiple and the price to earnings multiple resulting from the terms of the merger agreement both fall within the range of purchase prices calculated using the prices paid in the seven previous Texas Regional transactions reviewed.

    PRESENT VALUE ANALYSIS. Hoefer and Arnett calculated the present value of theoretical future earnings of Riverway and compared the transaction value to the calculated present value of one share of Riverway's common stock on a stand-alone basis. Based on projected earnings for Riverway for 2001 through 2005, a discount rate of 12%, and including a residual value, the stand-alone present value of Riverway's common stock equaled $13.70, which is below the transaction value of $17.24 per share.

    STOCK TRADING HISTORY. Hoefer & Arnett reviewed and analyzed the historical trading prices and volumes for Texas Regional common stock. In the previous twelve months, the price for Texas Regional common stock has ranged from a low of $30.44 to a high of $41.10. A market price of $38.07 results in a price to book value of 2.33 times and a price to trailing 12 months earnings multiple of
15.67 times. The average volume of shares traded on a daily basis is 30,636.

    OTHER ANALYSIS. Hoefer & Arnett reviewed selected investment research reports on and earnings estimates for Texas Regional. Hoefer & Arnett prepared an overview of the historical financial performance of Riverway and Texas Regional.

    In its engagement letter, dated August 21, 2001, with Hoefer & Arnett, Riverway agreed to pay Hoefer & Arnett $39,000 to review the terms of the transaction and to render a fairness opinion in connection with the merger.

INTERESTS OF RELATED PERSONS IN THE MERGER

    The directors and executive officers of Riverway have interests in the merger that may be different from your interests, which include their right to receive cash payments as a result of the redemption of their stock appreciation rights in connection with the merger under the stock appreciation rights redemption and release agreement. Under these agreements, the stock appreciation rights plan will terminate upon consummation of the merger and all outstanding stock appreciation rights will be redeemed in cash for $7.5075 per right, representing an aggregate of $1,156,155 for all outstanding Riverway stock appreciation rights. Under the terms of the stock appreciation rights agreement, the amounts payable to the holders of the stock appreciation rights will be adjusted in correlation to any adjustment in the exchange ratio.

COMPLETION AND EFFECTIVENESS OF MERGER

    The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of Riverway and receipt of all required banking and other regulatory approvals. The merger will become effective upon the filing of a certificate of merger in the State of Delaware and the filing of articles of merger in the State of Texas.

    Riverway and Texas Regional expect to complete the merger as quickly as possible after Riverway's special meeting, during the first quarter of 2002.

STRUCTURE OF THE MERGER AND CONVERSION OF RIVERWAY COMMON STOCK

    Riverway will be merged with and into Texas Regional Delaware, Inc., a Delaware corporation, and the separate corporate existence of Riverway will cease. Texas Regional Delaware, a wholly owned subsidiary of Texas Regional, will survive the merger.

    Upon completion of the merger, and assuming no adjustment in the aggregate merger consideration, each outstanding share of Riverway common stock will be automatically converted into the right to receive 0.417425 of a fully paid and nonassessable share of Texas Regional common stock, and Texas Regional will deposit an aggregate of 100,000 shares into escrow pursuant to the holdback escrow agreement.

    No certificates representing fractional shares of Texas Regional common stock will be issued in connection with the merger. Instead, you will receive cash, without interest, in lieu of a fraction of a share of Texas Regional common stock in an amount equal to the product of $38.302 multiplied by the fraction of a share of Texas Regional common stock that would otherwise have been issued.

EXCHANGE OF RIVERWAY STOCK CERTIFICATES FOR TEXAS REGIONAL STOCK CERTIFICATES

    Texas Regional anticipates that, promptly after approval of the merger by the Riverway shareholders and by applicable regulatory authorities, transmittal forms will be sent to each shareholder of Riverway for use in forwarding his, her or its certificates for shares of common stock of Riverway to Texas Regional. For each share surrendered, as soon as practicable following the closing of the merger, Texas Regional's transfer agent and registrar will deliver or forward to the former Riverway shareholder 0.417425 shares of Texas Regional common stock representing the shares to be delivered at closing, unless adjusted as provided in the merger agreement.

    No fractional shares will be issued in respect of a shareholder's shares, and any shareholder who would otherwise be entitled to a fractional share of Texas Regional common stock will receive cash in lieu of such fractional share, equal to the product of $38.302 multiplied by such fraction of a share.

    Until certificates representing common stock of Riverway are surrendered, Texas Regional will set aside shares for making the deliveries, but any dividends or other amounts payable to shareholders who surrender their share certificates after the effective time of the merger will not be payable until surrender of the shareholder's share certificate, nor will any amounts bear interest attributable to periods either before or after the effective time of the merger.

    At the time of the merger closing, Texas Regional's transfer agent and registrar will also deliver to Texas State Bank Trust Department as escrow agent under the holdback escrow agreement, a total of 100,000 shares to be held in escrow for distribution in accordance with such agreement. Each former Riverway shareholder will be deemed to be the owner of his, her or its pro rata portion of the shares of Texas Regional common stock held pursuant to the holdback escrow agreement, will receive dividends and other distributions with respect to those shares, and will be entitled to vote those shares, unless and until Texas Regional makes a valid claim requiring that such shares be returned to Texas Regional in accordance with the holdback escrow agreement. Any return of shares to Texas Regional will reduce proportionately the shares available for distribution to all former Riverway shareholders. Former Riverway shareholders' rights under the holdback escrow agreement, including the right to receive distributions from the holdback escrow, are not transferable.

    After the effective date of the merger, the Riverway share certificates that theretofore represented ownership of the common stock of Riverway will be converted automatically into the right to receive shares of Texas Regional common stock (except for those Riverway shareholders who perfect their dissenters' rights, for whom the share certificate shall represent the right to receive the appraised value of their shares). No dividends on Riverway common stock will accrue with respect to such shares as are held by any shareholder after the effective date of the merger.

SHAREHOLDERS OF RIVERWAY SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY
  RECEIVE TRANSMITTAL MATERIALS.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to Riverway shareholders. The discussion is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement/prospectus and all of which are subject to change, including changes with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the merger.

    The tax treatment of a shareholder may vary depending upon the shareholder's particular situation, and certain shareholders (including individuals who purchased their shares of Riverway common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens or residents of the United States, and persons who hold Riverway common stock as part of a hedge, straddle or conversion transaction) may be subject to special tax rules not discussed below. The following discussion assumes that Riverway common stock will be held as a capital asset at the effective time of the merger.

    TAX OPINION REGARDING THE MERGER. Neither Texas Regional nor Riverway has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. The obligation of Riverway to consummate the merger is conditioned upon the receipt by Riverway of an opinion of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., counsel to Riverway, that for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a)of the Internal Revenue Code and that Riverway shareholders will not recognize gain or loss for U.S. federal income tax purposes to the extent they receive Texas Regional common stock solely in exchange for their Riverway common stock.

    Riverway shareholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts. The tax opinion will be based upon specific facts, representations and assumptions included or referred to in the opinion and the continued accuracy and completeness of specific representations made by Texas Regional, Texas Regional Delaware and Riverway, including representations in certificates to be delivered to counsel by the management of each of Texas Regional, Texas Regional Delaware and Riverway which, if incorrect in material respects, would jeopardize the conclusions reached by counsel in its opinion.

    In addition, in the event that Riverway is unable to obtain the tax opinion, Riverway is permitted under the merger agreement to waive the receipt of the tax opinion as a condition to its obligation to consummate the merger. As of the date of this proxy statement/prospectus, Riverway does not intend to waive the receipt of the tax opinion as a condition to its obligation to consummate the merger. The following discussion assumes that the merger will constitute a reorganization under Section 368(a)of the Internal Revenue Code.

    TREATMENT OF HOLDERS OF RIVERWAY COMMON STOCK. Subject to the discussion below regarding fractional shares of Texas Regional common stock, each Riverway shareholder who receives solely Texas Regional common stock in the merger will not recognize any gain or loss as a result of the receipt of Texas Regional common stock pursuant to the merger. Riverway shareholders who exercise dissenters' rights and receive cash for their Riverway common stock will be treated as having received a distribution in redemption of their shares which will result in these shareholders recognizing income for U.S. federal income tax purposes.

    Riverway shareholders will be treated as having received their proportionate share of the Texas Regional common stock subject to the holdback escrow agreement at the effective time of the merger without recognition of any gain or loss, with the aggregate tax basis of both the Texas Regional common stock received at the effective time of the merger and the shares held in escrow determined as though all the shares held in escrow had been received. Riverway shareholders should not recognize any gain or loss if any shares held in escrow are returned to Texas Regional in payment of any indemnity obligation, and the aggregate tax basis in the remaining Texas Regional common stock and any remaining shares held in escrow should then be increased by an amount equal to the basis of the shares returned to Texas Regional from escrow.

    The aggregate tax basis of the Texas Regional common stock received in the merger (including Texas Regional shares held in escrow) will be equal to the aggregate tax basis of the Riverway common stock surrendered in the exchange, decreased by any tax basis allocable to fractional shares exchanged for cash. The holding period of the Texas Regional common stock received will include the holding period of the Riverway common stock surrendered in the exchange.

    CASH IN LIEU OF FRACTIONAL SHARES. Riverway shareholders who receive cash instead of a fractional share of Texas Regional common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Texas Regional. These holders will generally recognize gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Riverway common stock exchanged has been held for more than one year.

    THE PRECEDING SUMMARY IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, RIVERWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

    Texas Regional anticipates accounting for the merger under the purchase method of accounting for financial reporting and for all other purposes. Under this accounting method, at the effective time of the merger, Riverway's assets and liabilities will be adjusted to fair market value, and added to Texas Regional's consolidated balance sheet. Income and other financial statements of Texas Regional issued after consummation of the merger will reflect the consolidated operations of Riverway and Texas Regional from the date of the merger, but prior period financial statements will not be restated.

REGULATORY APPROVALS

    Consummation of the merger is subject to approval by Riverway's shareholders, the receipt of required regulatory approvals from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the satisfaction or waiver of other conditions as described in the merger agreement. In addition, the merger of Riverway Bank with and into Texas State Bank is subject to the approval of the Texas Banking Department. It is expected that the Federal Reserve Board and the Texas Banking Department will approve the transactions.

    A formal application under the Bank Holding Company Act of 1956 was sent to the Federal Reserve Board on November 27, 2001. The Federal Reserve Board approved the transaction on January 4, 2002. The merger cannot be consummated until the expiration of 15 days following the date of approval, during which time the United States Department of Justice, pursuant to the Bank Holding Company Act of 1956, may bring an action to oppose the merger.

    An application for approval of the transaction, including specifically the merger of Riverway Bank with and into Texas State Bank, was sent to the Texas Banking Department on November 27, 2001.

RESTRICTIONS ON RESALES OF TEXAS REGIONAL COMMON STOCK

    For Riverway shareholders who are not "affiliates" of Riverway, and who have not executed lock-up agreements, the Texas Regional common stock they receive in the merger may be freely traded following the merger. Riverway shareholders who have executed lock-up agreements, but who are not "affiliates" of Riverway will be permitted to trade their shares following the earlier of 90 days after the closing of the merger, or 48 hours after the time of publication of the first post-merger earnings release by Texas Regional.

    Although the shares of Texas Regional common stock to be issued in the proposed merger will have been registered under the Securities Act of 1933, as amended, any public reoffering or resale of such shares by any person who is an "affiliate" of Riverway at the time such merger is submitted to a vote of the shareholders of Riverway will require either:

    - the further registration under the Securities Act of the shares of Texas Regional common stock to be sold;

    - compliance with applicable provisions of Rules 144 and 145 promulgated under the Securities Act (permitting sales under certain circumstances); or

    - the availability of an exemption from such registration.

    The foregoing restrictions will apply to all "affiliates" of Riverway and stop transfer instructions will be given to Texas Regional's transfer agent with respect to the shares of Texas Regional common stock received by them. An "affiliate" is defined for these purposes to include a "controlling person," which in this case would mean, generally, a principal shareholder or an executive officer or director of Riverway and may include certain related parties. Any "affiliate" of Riverway who has executed a lock-up agreement will also be subject to the restrictions in the lock-up agreement.

    Generally, Rules 144 and 145 will permit an "affiliate" of Riverway to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Texas Regional common stock or the average weekly trading volume of such stock reported through The Nasdaq National Market during the four calendar weeks preceding such sale, provided that Texas Regional has filed required periodic reports with the Commission and such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. Texas Regional common stock is traded on The Nasdaq National Market. If a present affiliate of Riverway ceases to be an affiliate for a period of at least three months, Rule 145 will permit that person to sell his or her Texas Regional securities, without limitation as to the amount of securities to be sold, after he or she has been the beneficial owner of the Texas Regional securities for at least two years as determined in accordance with paragraph (d) of Rule 144.

    In addition, under the lock-up agreements, the executive officers, directors and certain shareholders of Riverway have agreed not to sell, pledge, transfer or otherwise dispose of their shares of Texas Regional common stock until the earlier of 90 days after the closing of the merger, or 48 hours after the time of publication of the first post-merger earnings release by Texas Regional, except with the consent of Texas Regional.

LISTING ON THE NASDAQ STOCK MARKET OF TEXAS REGIONAL COMMON STOCK TO BE ISSUED
  IN THE MERGER

    Texas Regional will use commercially reasonable efforts to have the shares of Texas Regional common stock issuable in the merger included for quotation on The Nasdaq Stock Market, subject to official notice of issuance before the completion of the merger.

DISSENTERS' RIGHTS OF APPRAISAL

    BY FOLLOWING THE SPECIFIC PROCEDURES SET FORTH IN THE TEXAS BUSINESS CORPORATION ACT, RIVERWAY SHAREHOLDERS HAVE A STATUTORY RIGHT TO DISSENT FROM THE MERGER. IF THE MERGER IS APPROVED AND CONSUMMATED, ANY RIVERWAY SHAREHOLDER WHO PROPERLY PERFECTS HIS, HER OR ITS DISSENTERS' RIGHTS WILL BE ENTITLED, UPON COMPLETION OF THE MERGER, TO RECEIVE AN AMOUNT OF CASH EQUAL TO THE FAIR VALUE OF HIS, HER OR ITS SHARES OF RIVERWAY COMMON STOCK RATHER THAN RECEIVING THE CONSIDERATION IN THE MERGER AGREEMENT. THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF STATUTORY DISSENTERS' RIGHTS OF APPRAISAL, AND THIS SUMMARY IS QUALIFIED BY REFERENCE TO THE APPLICABLE PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT, WHICH ARE REPRODUCED IN FULL IN APPENDIX F TO THIS PROXY STATEMENT/ PROSPECTUS. A SHAREHOLDER MUST COMPLETE EACH STEP IN THE PRECISE ORDER PRESCRIBED BY THE STATUTE TO PERFECT HIS, HER OR ITS DISSENTERS' RIGHTS OF APPRAISAL.

    Any shareholder who desires to dissent from the merger must file a written objection to the merger with Riverway prior to the meeting at which the vote on the merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the merger is effective and giving the shareholder's address to which notice of the completion of the merger shall be sent. A vote against the merger is not sufficient to perfect a shareholder's dissenters' rights of appraisal. If the merger is effected, each shareholder who sent notice to Riverway as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Any person who perfects his or her dissenters' rights is sometimes referred to as a dissenting shareholder. Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

    Texas Regional Delaware, as the survivor in the merger, will be liable for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Texas

Regional Delaware at 3900 North 10th Street, 11th Floor, McAllen, Texas 78501, for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. Such demand shall state the number and class of shares owned by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the merger was approved, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who failed to make a written demand within the 10 day period will be bound by the merger and lose their rights to dissent. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of Riverway common stock to Texas Regional for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20 day period will be bound by the merger and lose their rights to dissent.

    Within 20 days after receipt of a dissenting shareholder's demand letter as described above, Texas Regional Delaware shall deliver or mail to the dissenting shareholder written notice either:

    (1) stating that Texas Regional Delaware accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the merger upon surrender of the certificates of Riverway common stock duly endorsed by the dissenting shareholder, or

    (2) containing Texas Regional Delaware's written estimate of the fair value of the shares of Riverway common stock together with an offer to pay such amount within 90 days after the effective time of the merger if Texas Regional Delaware receives notice, within 60 days after the effective time of the merger, stating that the dissenting shareholder agrees to accept that amount and surrenders the relevant certificates of Riverway common stock duly endorsed by the dissenting shareholder.

    In either case, the dissenting shareholder shall cease to have any ownership interest in Riverway or Texas Regional following payment of the agreed value.

    If the dissenting shareholder and Texas Regional cannot agree on the fair value of the shares within 60 days after the effective time of the merger, the dissenting shareholder or Texas Regional may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder's shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with Texas Regional Delaware on the value of their shares shall be bound by the merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their Riverway shares, and shall appoint one or more qualified appraisers to determine the value of the Riverway shares in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Riverway common stock, which judgment shall be binding on Texas Regional Delaware and on all dissenting shareholders receiving notice of the hearing. The court shall direct Texas Regional Delaware to pay such amount, together with interest thereon, beginning 91 days after the effective time of the merger to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to Texas Regional Delaware of certificates representing shares of Riverway common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in Riverway, Texas Regional, Texas Regional Delaware or the Riverway common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

    Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its Riverway common stock shall not thereafter be entitled to

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vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the merger.

    Any dissenting shareholder who has made a written demand on Texas Regional Delaware for payment of the fair value of his, her or its Riverway common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his, her or its demand or if the dissenting shareholder is otherwise unsuccessful in asserting his, her or its dissenters' rights of appraisal, such dissenting shareholder shall be bound by the merger and such shareholder's status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

    It is a condition to Texas Regional's obligations under the merger agreement that Riverway shareholders owning not more than 5% of the outstanding shares of Riverway common stock shall have demanded or be entitled to demand payment of the fair value of the shares as dissenting shareholders. Texas Regional may terminate the merger agreement if this condition is not met.

    INCOME TAX CONSEQUENCES

    See "The Merger-Material United States Federal Income Tax Consequences of the Merger" on page 40 for a discussion on how the U.S. federal income tax consequences of your action will change if you elect to dissent from the merger.

THE MERGER AGREEMENT

    The following describes the material terms of the merger agreement, as amended by the first amendment to the merger agreement. The complete text of the merger agreement is attached as Appendix A to this proxy statement/prospectus and incorporated by reference into this document. We urge you to read the full text of the merger agreement.

    REPRESENTATIONS AND WARRANTIES. Riverway and Texas Regional each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

    The representations given by Riverway cover the following topics, among others, as they relate to Riverway and its subsidiaries:

    - corporate organization and qualification to do business;

    - capitalization;

    - Riverway's trust preferred securities;

    - subsidiaries;

    - authorization of the merger agreement by Riverway, the required vote of its shareholders and other required consents;

    - lock-up agreements of Riverway's directors, executive officers and principal shareholders;

    - financial statements and regulatory reports;

    - liabilities;

    - tax matters;

    - allowance for loan losses;

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    - regulatory matters;

    - title to assets owned;

    - compliance with applicable laws;

    - employee benefit plans;

    - material contracts and information relating to any defaults;

    - legal proceedings;

    - the absence of specified changes or events;

    - insurance;

    - the absence of adverse agreements or judgments;

    - labor and other matters related to employees;

    - transactions with officers, directors, and other persons affiliated with Riverway;

    - stock of affiliated corporations;

    - environmental matters;

    - information regarding loans;

    - compliance with applicable fiduciary responsibilities;

    - corporate action taken by Riverway with respect to the merger;

    - information supplied by Riverway in connection with the proxy statement/prospectus and the registration statement of which it forms a part; and

    - the accuracy of representations and warranties.

    The representations given by Texas Regional cover the following topics, among others, as they relate to Texas Regional and its subsidiaries:

    - corporate organization and qualification to do business;

    - subsidiaries;

    - Texas Regional's capitalization;

    - authorization of the merger agreement by Texas Regional;

    - financial statements;

    - Texas Regional's filings and reports with the Commission;

    - regulatory matters;

    - legal proceedings;

    - tax matters;

    - compliance with applicable laws;

    - the absence of specified changes or events;

    - information supplied by Texas Regional in this proxy statement/prospectus and the related registration statement of which it forms a part filed by Texas Regional;

    - environmental matters; and

    - brokers.

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    The representations and warranties contained in the merger agreement are not easily summarized. You are urged to carefully read the respective articles of the merger agreement setting forth the representations and warranties of Texas Regional and Riverway. A copy of the merger agreement is attached hereto as Appendix A.

    RIVERWAY'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER. The merger agreement includes specific provisions related to the conduct of Riverway's business pending the completion of the merger. Among other things, Riverway agreed that until completion of the merger it will, and will cause each of its subsidiaries, to:

    - operate and conduct their business in accordance with prudent banking practices and in substantially the same manner as conducted during the 18 months prior to the date of the merger agreement;

    - preserve intact their assets and current business organizations;

    - use its best efforts to retain present officers and employees and maintain their relationships with customers;

    - maintain their present insurance coverage;

    - comply with all material contractual obligations;

    - maintain their properties and assets in good repair;

    - not make or commit to make any capital expenditure outside the ordinary course of business or in excess of $20,000 in any single transaction and $50,000 in the aggregate;

    - use its best efforts to comply with all applicable laws and regulations and file all required regulatory reports;

    - maintain their books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles, and maintain balances of loan loss reserves as provided in the merger agreement;

    - not issue or sell any additional shares of their stock or securities convertible into shares of their stock;

    - not hire any new management personnel of the level of vice president or above, or change the duties or job classifications of any management personnel of the level of vice president or above;

    - not declare or pay any dividend or make any stock split or purchase any of their shares of stock, except for specified intracompany dividends;

    - not issue commitments for the future funding of loans at a fixed rate other than the prevailing market at the date of funding;

    - fully perform their respective liabilities, debts and obligations, including any obligations relating to Riverway's trust preferred securities;

    - sell or dispose of, to an unrelated third party, without recourse, all of Riverway Bank's portfolio of credit card receivables, Section 125 loans and Title 1 loans, and accrue or otherwise account for any loss on the disposition of those loans;

    - accrue as an expense a provision for loan losses that will cause the loan loss reserve of Riverway Bank to be an amount equal to not less than 1.2% of total outstanding loans (excluding certain loans held for sale), provided that accrual of additional provision for loan losses shall not be required if the allowance is reduced to not less than 1.1% of total outstanding loans (excluding loans held for sale), as a result of unanticipated additional loan losses incurred by Riverway Bank prior to the completion of the merger;

                                       47
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    - sell or dispose of all of Riverway's certificate of deposit custodial business;

    - not acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities with fixed rates or with maturities of greater than three years, unless the investment has been mutually approved by Texas Regional and Riverway; and

    - terminate all existing data processing contracts (including item processing service contracts) and automated teller machine system contracts.

    Riverway also agreed that until the completion of the merger, Riverway will, unless it otherwise receives the written consent of Texas Regional, conduct its business in compliance with other specific restrictions, including those relating to the following:

    - incurring indebtedness or significant expenses, with specified exceptions;

    - increasing compensation in excess of specified thresholds;

    - making loans not in accordance with Riverway's existing loan policies;

    - the sale or disposal of property or assets;

    - employee benefit plans and compensation; and

    - amendment to Riverway's articles of incorporation and bylaws.

    The agreements related to the conduct of Riverway's business in the merger agreement are not easily summarized. You are urged to carefully read the pertinent provisions of the merger agreement, a copy of which is attached hereto as Appendix A.

    ADDITIONAL COVENANTS AND AGREEMENTS. Each of Riverway and Texas Regional has agreed to cooperate with each other and to use their best efforts to take all actions, fulfill all conditions and obligations and do all things necessary under the merger agreement to complete the merger. In addition to the representations, warranties and covenants referenced above, Riverway and Texas Regional have, as applicable, agreed as follows:

    - each party will provide access to the other for purposes of conducting due diligence, and each has agreed to maintain the confidentiality of the other's nonpublic business information as described in the merger agreement;

    - each party will cooperate with the other in connection with the preparation and filing of the registration statement of which this proxy statement/prospectus is a part and Texas Regional will further use its best efforts to have the registration statement declared effective as promptly as practicable;

    - Riverway has agreed to hold a special meeting of its shareholders for purposes of adopting the merger agreement and approving the merger;

    - Riverway has agreed to supply Texas Regional with information regarding real property owned or operated by Riverway, including any environmental tests or surveys made of such properties, and has agreed to cooperate with Texas Regional's reasonable requests related to site assessment or site review related to any environmental matter;

    - Texas Regional may conduct tests of real property used in connection with the business of Riverway and its subsidiaries in order to identify environmental hazards on such property;

    - Riverway has agreed to terminate all of its stock appreciation rights obligations;

    - Texas Regional has agreed to file, as promptly as practicable, all regulatory applications required in order to consummate the merger;

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    - Riverway has agreed to terminate, prior to the completion of the merger, any existing employment contracts and employee benefit plans, except for those specifically approved for continuation by Texas Regional, and except that Riverway's 401(k) plan shall not be terminated but shall be "frozen" pending further determination by Texas Regional;

    - Texas Regional has agreed to file any application or notification required to notify The Nasdaq National Market of the issuance of Texas Regional common stock pursuant to the merger agreement; and

    - Texas Regional has agreed to provide employee benefits to the continuing employees of Riverway on terms and conditions which are substantially similar to those provided by Texas Regional and its subsidiaries to their similarly situated employees.

    CONDITIONS TO COMPLETION OF THE MERGER. The obligations of Texas Regional and Riverway to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of the following conditions:

    - Riverway's shareholders have approved and adopted the merger agreement and the merger;

    - the merger has been approved, as applicable, by the Federal Reserve Board, the Texas Department of Banking, the FDIC, or other regulatory authorities whose approval is required for the merger and such approvals may not be contested by any governmental authority or any other third party by formal proceeding;

    - the absence of any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency which might prohibit the consummation of the merger;

    - the registration statement to register the shares of Texas Regional common stock to be issued in the merger has been declared effective and no stop order suspending the effectiveness of the registration statement is in effect;

    - the shares of Texas Regional common stock to be issued pursuant to the merger to the shareholders of Riverway have been approved for listing on The Nasdaq Stock Market;

    - each party has received a fairness opinion as to the fairness of the merger and such fairness opinion shall not have been withdrawn or materially modified; and

    - the receipt by Riverway of an opinion from its tax counsel that the merger will constitute a reorganization under the Internal Revenue Code.

    Texas Regional's obligations to complete the merger and other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

    - Riverway's representations and warranties are true and correct in all material respects as of the date the merger is completed except to the extent any such representations or warranties are made as of a specified date;

    - Riverway has performed or complied in all material respects with all of its obligations required to be performed by it under the merger agreement;

    - no event or events has occurred after the signing of the merger agreement which have caused, or which would reasonably be expected to cause, a material adverse change in the condition of Riverway and any of its subsidiaries, taken as a whole;

    - holders of not more than five percent of the issued and outstanding shares of Riverway have exercised dissenters' rights with respect to the merger;

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    - Texas Regional has received an opinion of Riverway's counsel, with respect to:

       - the valid existence and good standing of Riverway and its subsidiaries;

       - the capital stock of Riverway and its subsidiaries; and

       - the validity of the merger under the articles of incorporation and bylaws of Riverway and its subsidiaries.

    - Texas Regional has received all necessary consents, approvals and estoppel certificates and other assurances, from any party to an agreement with Riverway or any of its subsidiaries, or by which Riverway or any of its subsidiaries is bound as a result of any legal requirement;

    - the net worth of Riverway is not less than $31,680,000, calculated as described in the merger agreement, after accounting for the after-tax effect of any costs incurred by Riverway and its subsidiaries contemplated by the merger agreement or incurred in anticipation of the consummation of the transactions described in the merger agreement;

    - Texas Regional has received financial statements as of the month the merger is completed, of Riverway and Riverway Bank prepared in accordance with the merger agreement, reflecting no changes in the condition of Riverway and Riverway Bank that would constitute a material adverse effect on the condition of Riverway and its subsidiaries, taken as a whole;

    - Riverway has not paid any dividends or made any distributions in respect of its capital stock prior to the closing date;

    - all of the outstanding stock appreciation rights and salary continuation agreements of Riverway have been discharged by payment or otherwise terminated on terms acceptable to Texas Regional prior to the closing date;

    - the fairness opinion received by Texas Regional from First Southwest Company, its financial advisor, has not been withdrawn or materially modified;

    - Riverway and its subsidiaries have terminated all data processing and automated teller machine services contracts simultaneously with the closing date;

    - Riverway and its subsidiaries have terminated the certificate of deposit custodial business, with limited exceptions; and

    - Texas Regional has received evidence that all notices required to be given and all consents required to be obtained in connection with the trust preferred securities have been given or obtained by Riverway.

    Riverway's obligations to complete the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

    - Texas Regional's representations and warranties are true and correct in all material respects as of the date of the merger except to the extent any such representations or warranties are made as of a specified date;

    - Texas Regional and Texas Regional Delaware performed or complied in all material respects with all of their respective obligations required to be performed by each under the merger agreement;

    - Riverway has received an opinion of Texas Regional's counsel with respect to the validity of the approvals of the merger by the board of directors of Texas Regional and the board of directors and shareholders of Texas Regional Delaware; and

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    - Hoefer & Arnett, Incorporated, financial advisor to Riverway, has not withdrawn or materially modified its opinion that the merger is fair to Riverway and its shareholders from a financial point of view.

    TERMINATION OF THE MERGER AGREEMENT. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger and merger agreement by Riverway shareholders:

    - by mutual consent of the boards of directors of Riverway and Texas
      Regional;

    - by either of the boards of directors of Riverway or Texas Regional, if:

       - the Federal Reserve Board, the FDIC or the Texas Department of Banking has denied approval of the merger and such denial has become final and nonappealable, or has approved the merger subject to conditions that are unacceptable to Texas Regional;

       - the merger is not completed by February 28, 2002; or

       - the merger agreement fails to receive the requisite vote for adoption by the shareholders of Riverway at the Riverway special meeting; or

    - by the board of directors of Texas Regional, if during the course of its continuing due diligence review prior to the closing date, Texas Regional in good faith determines that additional facts, events or circumstances that come to its attention will have a material adverse effect on the condition of Riverway and its subsidiaries, taken as a whole.

    The merger agreement further provides for a right to terminate by the board of directors of Riverway, if Texas Regional declines to issue more than 100,000 additional shares to make up for the difference between $47,520,000 and the average market value of 1,276,226 shares of Texas Regional common stock eight business days prior to and after Federal Reserve approval. Since the average market value of Texas Regional common stock during this period was in excess of the specified threshold, the merger agreement does not require Texas Regional to issue more than 1,276,226 shares of its common stock at closing, and therefore Riverway would not have a right to terminate under this provision.

    PAYMENT OF TERMINATION FEE AND EXPENSES. Riverway will reimburse Texas Regional for up to a maximum aggregate of $500,000 for Texas Regional's documented costs and expenses incurred in connection with the merger if Texas Regional elects not to issue more than 100,000 additional shares of its common stock required to make up for the difference in the average market value of Texas Regional common stock for the eight business days prior to and after Federal Reserve approval and Riverway elects to terminate the transaction.

    Texas Regional will pay to Riverway the sum of $500,000 in the event Texas Regional elects to terminate the merger because additional facts, events or circumstances come to Texas Regional's attention during the course of its due diligence review that it in good faith determines could have a material adverse effect on the condition of Riverway and its subsidiaries, taken as a whole.

MANAGEMENT AFTER THE MERGER

    Neither the board of directors nor the executive officers of Texas Regional will change as a result of the merger. Information about Texas Regional's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Texas Regional's proxy statement for the 2001 annual meeting of shareholders and annual report on Form 10-K for the fiscal year ended December 31, 2000, both of which are filed with the Commission and incorporated by reference into this proxy statement/ prospectus. For more details about how you can obtain copies of Texas Regional's annual meeting proxy statement and Form 10-K, see "Where You Can Find Additional Information" on page 87.

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                           INFORMATION ABOUT RIVERWAY

GENERAL

    Riverway is a bank holding company headquartered in Houston, Texas, which derives substantially all of its income from the operation of its wholly owned bank subsidiary, Riverway Bank. Riverway was formed in 1995 as a bank holding company for the Bank, which was chartered in 1983. As of September 30, 2001, Riverway had consolidated total assets of $655.6 million, loans (net of allowance for loan losses) of $378.0 million, total deposits of $497.8 million and total shareholders' equity of $32.9 million.

    Riverway Bank operates as a single location bank offering both wholesale and retail banking services. The majority of Riverway Bank's activity is wholesale in nature and involves the purchase of loans from a number of third party originators throughout the greater Houston area. A smaller portion of Riverway Bank's business is derived from providing retail and commercial banking products to individuals and businesses located in proximity to its place of business near the Tanglewood residential district and the Galleria business district.

FACILITIES

    Riverway conducts business at its only banking facility located at Five Riverway in Houston. Riverway occupies approximately 27,000 square feet of office space in the Five Riverway building, which is owned by Riverway, and leases another 10,000 square feet of space on the third floor to two third party tenants. Riverway also leases approximately 4,500 square feet of office space in the adjacent Three Riverway building from a third party for its own use.

COMPETITION

    The banking business is highly competitive, and Riverway's profitability depends principally on its ability to compete in the greater Houston market. Riverway competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including certain governmental organizations which may offer more favorable financing than Riverway.

EMPLOYEES

    As of November 30, 2001, Riverway had 99 full-time employees, 27 of whom were officers of Riverway Bank. Riverway provides medical and hospitalization insurance to its full-time employees. Riverway considers its relations with employees to be excellent. Neither Riverway nor Riverway Bank is a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

    Riverway and Riverway Bank from time to time are parties to or otherwise involved in legal proceedings arising in the normal course of business. Riverway does not believe that there is any pending or threatened proceeding against Riverway or Riverway Bank which, if determined adversely, would have a material effect on the business, results of operations or financial position of Riverway or Riverway Bank.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF RIVERWAY

    Management's Discussion and Analysis of Financial Condition and Results of Operations of Riverway analyzes the major elements of Riverway's balance sheets and statements of income. This section should be read in conjunction with Riverway's audited consolidated financial statements and accompanying notes as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and Riverway's unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2001 and 2000, which are included in this proxy statement/ prospectus.

OVERVIEW

    Net income for the nine months ended September 30, 2001 was $2.5 million or $0.89 per diluted share compared with $2.9 million or $1.01 per diluted share for the nine months ended September 30, 2000, a decrease in net income of 12.3%. The decrease is primarily due to increased amortization of mortgage servicing rights and expenses associated with interest payments on the Trust Preferred securities. Riverway posted returns on average assets of 0.54% and 0.70% for the nine months ended September 30, 2001 and 2000, respectively. Returns on average equity were 10.65% and 15.37% for the nine months ended September 30, 2001 and 2000, respectively. Net income for the year ended December 31, 2000 was $4.6 million or $1.63 per diluted share compared to $1.2 million or $0.44 per diluted share for the year ended December 31, 1999 and $3.0 million or $1.05 per diluted share for the year ended December 31, 1998. The decrease in 1999 compared to 1998 was primarily attributable to a $4.0 million reserve taken in 1999 on the transfer of certain loans to the held for sale category. Net income increased by $3.4 million to $4.6 million for 2000 compared to $1.2 million in 1999 as a result of a $2.9 million credit for unused provision on loans held for sale. The return on average assets for the years ended December 31, 2000, 1999 and 1998 was 0.83%, 0.24% and 0.67%, respectively. The return on average equity for the years ended December 31, 2000, 1999 and 1998 was 19.80%, 5.20% and 13.47%, respectively.

    Total assets at September 30, 2001 were $655.6 million compared with $571.6 million at December 31, 2000. Total assets at December 31, 1999 and 1998 were $520.9 million and $487.0 million, respectively. Total loans increased to $382.3 million at September 30, 2001, from $355.2 million at December 31, 2000, an increase of $27.1 million or 7.6%. Total loans at December 31, 1999 and 1998 were $343.5 million and $303.9 million, respectively. Total deposits at September 30, 2001 were $497.8 million compared with $427.9 million at December 31, 2000. Total deposits at December 31, 1999 and 1998 were
$357.3 million and $371.6 million, respectively. Shareholders' equity was $32.9 million at September 30, 2001 compared with $28.3 million at December 31, 2000, an increase of $4.6 million or 16.2%. Shareholders' equity at December 31, 1999 and 1998 was $23.1 million and $23.3 million, respectively.

RESULTS OF OPERATIONS

    NET INTEREST INCOME

    Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Riverway's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. Riverway's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change."

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    Taxable-equivalent net interest income was $13.5 million for the nine months ended September 30, 2001, a $1.9 million or 16.5% increase from $11.6 million for the nine months ended September 30, 2000. The increase in net interest income resulted primarily from growth in average earning assets to $595.4 million for the nine months ended September 30, 2001, from $525.2 million for the nine months ended September 30, 2000, an increase of $70.2 million or 13.4%. The 44 basis point decrease in the average yield on interest-earning assets was largely due to a decrease in loan yields. Loan yields during the nine months ended September 30, 2001 decreased compared to the same period in 2000 as a result of a decrease in the average prime rate from 9.15% in 2000 to 7.51% in 2001 for the nine month periods. The decrease in the average rate paid on interest-bearing liabilities by 41 basis points was primarily attributable to the payoff of a note payable from a nonaffiliated bank during December 2000. The average balance on the note payable was $21.1 million and the related interest rate during the nine months ended September 30, 2000 was approximately 9.53%. The net yield on interest-earning assets remained comparable at 3.03% for the nine months ended September 30, 2001 compared to 2.94% for the same prior year period.

    Taxable-equivalent net interest income remained level at $15.4 million for the years ended December 31, 2000 and December 31, 1999. Although net interest income remained level, average interest-earning assets increased $44.0 million or 9.0% to $529.9 million in 2000 from $485.9 million in 1999. The yield on earning assets increased 41 basis points in 2000 compared to 1999. This increase is a result of the increase in the average prime rate from 7.99% in 1999 to 9.24% in 2000. The increase in the yield on interest-bearing assets was offset by an increase in the rate paid on interest-bearing liabilities. The rate paid on interest-bearing liabilities increased 72 basis points for the year 2000 to 5.62% from 4.90%. This increase in rates is due to a change in the mix of deposits with higher deposits in certificates of deposits which have the highest rate paid, as well as an increase in rates during the year.

    Taxable-equivalent net interest income was $15.4 million for 1999, a $2.4 million or 18.4% increase from net interest income of $13.0 million for 1998. The increase in net interest income was largely due to growth of 15.4% in average interest-earning assets, which rose to $485.9 million in 1999 compared to $421.0 million in 1998. Loan yields for 1999 decreased as a result of a decrease in the average prime rate from 8.36% in 1998 to 7.99% in 1999. Although the yield on loans and securities decreased, the average yield on interest-earning assets increased by 7 basis points due to a shift in average assets from securities to loans, which yield a higher rate. The rate paid on interest-bearing liabilities remained comparable from 1998 to 1999, decreasing by 3 basis points. Although the rates paid on interest-bearing deposits decreased as a result of a decrease in market interest rates, the average rate paid on other borrowed money increased to 5.91% reflecting an 82 basis point increase. This increase resulted from Riverway borrowing $29.3 million in January 1999 from a nonaffiliated bank. The note bore an interest rate of 8.32%, which is significantly higher than the average rate paid on other borrowings of 5.09% for 1998. The net yield on interest-earning assets was 3.18% in 1999 compared to 3.10% in 1998.

    The following tables set forth for the periods indicated an analysis of taxable-equivalent net interest income by each major category of interest-earning assets and interest-bearing liabilities. Average balances are derived from average daily balances and the yields and costs are established by dividing the income or expense by the average balance of the asset or liability.

                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                         ---------------------------------------------------------------------
                                                                       2001                                2000
                                                         ---------------------------------   ---------------------------------
                                                           AVERAGE                AVERAGE      AVERAGE                AVERAGE
                                                         OUTSTANDING               YIELD/    OUTSTANDING               YIELD/
TAXABLE-EQUIVALENT BASIS(1)                                BALANCE     INTEREST   RATE(2)      BALANCE     INTEREST   RATE(2)
---------------------------                              -----------   --------   --------   -----------   --------   --------
                                                                                (DOLLARS IN THOUSANDS)
Assets:
Interest-Earning Assets
Loans
  Commercial...........................................   $ 39,446     $ 2,419      8.20%     $ 58,802     $ 4,258      9.67%
  Municipal............................................      4,643         248      7.14         8,062         392      6.49
  Real Estate..........................................    296,507      18,700      8.43       235,799      15,632      8.86
  Consumer.............................................     59,092       3,692      8.35        65,856       4,047      8.21
                                                          --------     -------      ----      --------     -------      ----
    Total Loans........................................    399,688      25,059      8.38       368,519      24,329      8.82
                                                          --------     -------      ----      --------     -------      ----
Investment Securities
  Taxable..............................................    186,393       8,757      6.28       151,253       7,321      6.47
  Tax-Exempt...........................................      6,055         363      8.01         4,178         216      6.91
                                                          --------     -------      ----      --------     -------      ----
    Total Investment Securities........................    192,448       9,120      6.34       155,431       7,537      6.48
Investment Bearing Deposits at Other Banks and Time
  Deposits.............................................      2,608          23      1.18           682          21      4.11
Federal Funds Sold.....................................        607          15      3.30           524          25      6.37
                                                          --------     -------      ----      --------     -------      ----
    Total Interest-Earning Assets......................    595,351     $34,217      7.68%      525,156     $31,912      8.12%
                                                          --------     -------      ----      --------     -------      ----
Cash and Due From Banks................................      7,121                               7,243
Premises and Equipment, Net............................      3,817                               3,546
Other Assets...........................................     17,996                              17,347
Allowance for Credit Losses............................     (4,264)                             (5,414)
                                                          --------                            --------
    Total Assets.......................................   $620,021                            $547,878
                                                          ========                            ========
Liabilities and Shareholders' Equity:
Interest-Bearing Liabilities
  Savings..............................................   $  1,456     $    25      2.30%     $  1,962     $    33      2.25%
  Money Market & NOW Accounts..........................     57,671       1,762      4.08        51,294       1,272      3.31
  Time.................................................    262,304      11,728      5.98       201,945       8,977      5.94
  State & Other Public Funds...........................    113,713       2,882      3.39        98,096       2,918      3.97
                                                          --------     -------      ----      --------     -------      ----
    Total Interest-Bearing Deposits....................    435,144      16,397      5.04       353,297      13,200      4.99
                                                          --------     -------      ----      --------     -------      ----
Federal Funds Purchased and Other Borrowed Funds.......    109,297       4,338      5.31       137,470       7,140      6.94
                                                          --------     -------      ----      --------     -------      ----
  Total Interest-Bearing Liabilities...................    544,441      20,735      5.13%      490,767      20,340      5.54%
                                                          --------     -------      ----      --------     -------      ----
Demand Deposits........................................     37,104                              28,980
Other Liabilities......................................      3,258                               3,292
                                                          --------                            --------
    Total Liabilities..................................    584,803                             523,039
                                                          --------                            --------
Trust Preferred........................................      3,755                                  --
                                                          --------
Shareholders' Equity...................................     31,463                              24,839
                                                          --------                            --------
    Total Liabilities and Shareholders' Equity.........   $620,021                            $547,878
                                                          ========                            ========
Net Interest Income....................................                $13,482                             $11,572
                                                                       =======                             =======
Net Yield on Total Interest Earning Assets.............                             3.03%                               2.94%
                                                                                    ====                                ====

------------------------------

(1) For analytical purposes, income from tax-exempt assets is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

(2) Annualized.

                                                    YEARS ENDED DECEMBER 31,
                              ---------------------------------------------------------------------
                                            2000                                1999
                              ---------------------------------   ---------------------------------
                                AVERAGE                AVERAGE      AVERAGE                AVERAGE
                              OUTSTANDING               YIELD/    OUTSTANDING               YIELD/
TAXABLE-EQUIVALENT BASIS(1)     BALANCE     INTEREST     RATE       BALANCE     INTEREST     RATE
---------------------------   -----------   --------   --------   -----------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
Assets:
Interest-Earning Assets
Loans
  Commercial................   $ 55,271     $ 5,266      9.53%     $ 54,839     $ 5,011      9.14%
  Municipal.................      7,190         469      6.52         7,779         509      6.54
  Real Estate...............    236,639      21,276      8.99       208,215      18,344      8.81
  Consumer..................     66,179       5,484      8.29        53,989       4,388      8.13
                               --------     -------      ----      --------     -------      ----
  Total Loans...............    365,279      32,495      8.90       324,822      28,252      8.70
                               --------     -------      ----      --------     -------      ----
Investment Securities
  Taxable...................    159,408      10,316      6.47       154,198       8,863      5.75
  Tax-Exempt................      3,917         270      6.89         5,511         384      6.97
                               --------     -------      ----      --------     -------      ----
  Total Investment
    Securities..............    163,325      10,586      6.48       159,709       9,247      5.79
                               --------     -------      ----      --------     -------      ----
Interest-Bearing Deposits at
  Other Banks and Time
  Deposits..................        810          35      4.32           339          28      8.26
Federal Funds Sold..........        443          30      6.77         1,032          50      4.84
                               --------     -------      ----      --------     -------      ----
  Total Interest-Earning
    Assets..................    529,857     $43,146      8.14%      485,902     $37,577      7.73%
                               --------     -------      ----      --------     -------      ----
Cash and Due from Banks.....      7,262                               6,472
Premises and Equipment,
  Net.......................      3,552                               3,583
Other Assets................     17,296                              14,316
Allowance for Credit
  Losses....................     (5,714)                             (2,873)
                               --------                            --------
  Total Assets..............   $552,253                            $507,400
                               ========                            ========
Liabilities and
  Shareholders' Equity:
Interest-Bearing Liabilities
  Savings...................   $  1,916     $    43      2.24%     $  1,967     $    46      2.34%
  Money Market & NOW
    Accounts................     52,140       1,792      3.44        48,261       1,433      2.97
  Time......................    209,906      12,730      6.06       179,507       9,724      5.42
  State & Other Public
    Funds...................     96,346       3,880      4.03       101,705       3,830      3.77
                               --------     -------      ----      --------     -------      ----
  Total Interest-Bearing
    Deposits................    360,308      18,445      5.12       331,440      15,033      4.54
                               --------     -------      ----      --------     -------      ----
Federal Funds Purchased and
  Other Borrowed Funds......    133,939       9,349      6.98       120,213       7,101      5.91
                               --------     -------      ----      --------     -------      ----
  Total Interest-Bearing
    Liabilities.............    494,247      27,794      5.62%      451,653      22,134      4.90%
                               --------     -------      ----      --------     -------      ----
Demand Deposits.............     29,709                              29,446
Other Liabilities...........      2,956                               2,351
                               --------                            --------
  Total Liabilities.........    526,912                             483,450
                               --------                            --------
Shareholders' Equity........     25,341                              23,950
                               --------                            --------
Total Liabilities and
  Shareholders' Equity......   $552,253                            $507,400
                               ========                            ========
Net Interest Income.........                $15,352                             $15,443
                                            =======                             =======
Net Yield on
  Interest-Earning Assets...                             2.90%                               3.18%
                                                         ====                                ====

                                  YEARS ENDED DECEMBER 31,
                              ---------------------------------
                                            1998
                              ---------------------------------
                                AVERAGE                AVERAGE
                              OUTSTANDING               YIELD/
TAXABLE-EQUIVALENT BASIS(1)     BALANCE     INTEREST     RATE
---------------------------   -----------   --------   --------
                                   (DOLLARS IN THOUSANDS)
Assets:
Interest-Earning Assets
Loans
  Commercial................   $ 38,263     $ 3,585      9.37%
  Municipal.................      6,853         496      7.24
  Real Estate...............    152,191      13,558      8.91
  Consumer..................     32,680       2,771      8.48
                               --------     -------     -----
  Total Loans...............    229,987      20,410      8.87
                               --------     -------     -----
Investment Securities
  Taxable...................    173,802      10,723      6.17
  Tax-Exempt................      7,344         503      6.85
                               --------     -------     -----
  Total Investment
    Securities..............    181,146      11,226      6.20
                               --------     -------     -----
Interest-Bearing Deposits at
  Other Banks and Time
  Deposits..................        446          52     11.66
Federal Funds Sold..........      9,444         574      6.08
                               --------     -------     -----
  Total Interest-Earning
    Assets..................    421,023     $32,262      7.66%
                               --------     -------     -----
Cash and Due from Banks.....      6,782
Premises and Equipment,
  Net.......................      3,478
Other Assets................     11,002
Allowance for Credit
  Losses....................     (1,777)
                               --------
  Total Assets..............   $440,508
                               ========
Liabilities and
  Shareholders' Equity:
Interest-Bearing Liabilities
  Savings...................   $  2,187     $    51      2.33%
  Money Market & NOW
    Accounts................     44,480       1,472      3.31
  Time......................    172,461       9,756      5.66
  State & Other Public
    Funds...................    110,539       4,867      4.40
                               --------     -------     -----
  Total Interest-Bearing
    Deposits................    329,667      16,146      4.90
                               --------     -------     -----
Federal Funds Purchased and
  Other Borrowed Funds......     60,368       3,074      5.09
                               --------     -------     -----
  Total Interest-Bearing
    Liabilities.............    390,035      19,220      4.93%
                               --------     -------     -----
Demand Deposits.............     27,143
Other Liabilities...........      1,486
                               --------
  Total Liabilities.........    418,664
                               --------
Shareholders' Equity........     21,844
                               --------
Total Liabilities and
  Shareholders' Equity......   $440,508
                               ========
Net Interest Income.........                $13,042
                                            =======
Net Yield on
  Interest-Earning Assets...                             3.10%
                                                        =====

------------------------------

(1) For analytical purposes, income from tax-exempt assets is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    The net interest income and yield on earning assets was reduced by the income foregone on impaired loans. Interest foregone on impaired loans during the periods presented was not material.

    The following tables present the effects of changes in volume, rate and rate/volume on interest income and interest expense for major categories of interest-earning assets and interest-bearing liabilities. Nonaccrual loans are included in assets, thereby reducing yields. (See "Nonperforming Assets"). The allocation of the rate/volume variance has been prorated on the percentage that volume and rate variances produce in each category. An analysis of changes in net interest income follows (dollars in thousands):

                                                                        NINE MONTHS
                                                             ENDED SEPTEMBER 30, 2001 VS. 2000
                                                            INCREASE (DECREASE) DUE TO CHANGE IN
                                                       ----------------------------------------------
TAXABLE-EQUIVALENT BASIS(1)                            NET CHANGE    VOLUME      RATE     RATE/VOLUME
---------------------------                            ----------   --------   --------   -----------
Interest Income
  Loans..............................................   $   730     $ 2,056    $(1,212)      $(114)
  Securities
    Taxable..........................................     1,436       1,700       (215)        (49)
    Tax-Exempt.......................................       147          97         34          16
  Interest-Bearing Deposits at Other Banks and Time
    Deposits.........................................         2          59        (15)        (42)
  Federal Funds Sold.................................       (10)          4        (12)         (2)
                                                        -------     -------    -------       -----
    Interest Income..................................     2,305       3,916     (1,420)       (191)
Interest Expense
  Deposits...........................................     3,197       3,055        132          10
  Borrowed Funds.....................................    (2,802)     (1,462)    (1,676)        336
                                                        -------     -------    -------       -----
    Interest Expense.................................       395       1,593     (1,544)        346
                                                        -------     -------    -------       -----
    Net Interest Income Before Allocation of
      Rate/Volume....................................     1,910       2,323        124        (537)
    Allocation of Rate/Volume........................        --        (316)      (221)        537
                                                        -------     -------    -------       -----
    Changes in Net Interest Income...................   $ 1,910     $ 2,007    $   (97)      $  --
                                                        =======     =======    =======       =====

------------------------

(1) Income from tax-exempt assets is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

                                                                        YEARS ENDED
                                                                 DECEMBER 31, 2000 VS. 1999
                                                            INCREASE (DECREASE) DUE TO CHANGE IN
                                                       ----------------------------------------------
TAXABLE-EQUIVALENT BASIS (1)                           NET CHANGE    VOLUME      RATE     RATE/VOLUME
----------------------------                           ----------   --------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Interest Income
  Loans..............................................    $4,243      $3,520    $   650        $ 73
  Securities
    Taxable..........................................     1,453         300      1,110          43
    Tax-Exempt.......................................      (114)       (111)        --          (3)
  Interest-Bearing Deposits at Other Banks and Time
    Deposits.........................................         7          39        (13)        (19)
  Federal Funds Sold.................................       (20)        (29)        20         (11)
                                                         ------      ------    -------        ----
    Interest Income..................................     5,569       3,719      1,767          83
Interest Expense
  Deposits...........................................     3,412       1,311      1,922         179
  Borrowed Funds.....................................     2,248         811      1,286         151
                                                         ------      ------    -------        ----
    Interest Expense.................................     5,660       2,122      3,208         330
                                                         ------      ------    -------        ----
    Net Interest Income Before Allocation of
      Rate/Volume....................................       (91)      1,597     (1,441)       (247)
    Allocation of Rate/Volume........................        --         (75)      (172)        247
                                                         ------      ------    -------        ----
    Changes in Net Interest Income...................    $  (91)     $1,522    $(1,613)       $ --
                                                         ======      ======    =======        ====

                                                                         YEARS ENDED
                                                                  DECEMBER 31, 1999 VS. 1998
                                                             INCREASE (DECREASE) DUE TO CHANGE IN
                                                        ----------------------------------------------
TAXABLE-EQUIVALENT BASIS(1)                             NET CHANGE    VOLUME      RATE     RATE/VOLUME
---------------------------                             ----------   --------   --------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Interest Income
  Loans...............................................    $7,842      $8,412     $ (391)      $(179)
  Securities
    Taxable...........................................    (1,860)     (1,210)      (730)         80
    Tax-Exempt........................................      (119)       (126)         9          (2)
  Interest-Bearing Deposits at Other Banks and Time
    Deposits..........................................       (24)        (12)       (15)          3
  Federal Funds Sold..................................      (524)       (511)      (117)        104
                                                          ------      ------     ------       -----
    Interest Income...................................     5,315       6,553     (1,244)          6
Interest Expense
  Deposits............................................    (1,113)         87     (1,187)        (13)
  Borrowed Funds......................................     4,027       3,046        495         486
                                                          ------      ------     ------       -----
    Interest Expense..................................     2,914       3,133       (692)        473
                                                          ------      ------     ------       -----
    Net Interest Income Before Allocation of
      Rate/Volume.....................................     2,401       3,420       (552)       (467)
    Allocation of Rate/Volume.........................        --        (382)       (85)        467
                                                          ------      ------     ------       -----
    Changes in Net Interest Income....................    $2,401      $3,038     $ (637)      $  --
                                                          ======      ======     ======       =====

------------------------

(1) Income from tax-exempt assets is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    Changes in interest income and interest expense can result from variances in both volume and rate. Riverway has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

    PROVISION FOR CREDIT LOSSES

    Riverway's allowance for credit losses is established through charges to operating income in the form of the provision for credit losses. Actual credit losses or recoveries of credit losses are charged or credited directly to the allowance for credit losses. For the nine months ended September 30, 2001, Riverway recorded a provision for credit losses of $1.4 million compared to $1.2 million for the same period in 2000. Riverway recorded a provision for credit losses of $2.8 million for the year ending December 31, 2000, compared to $1.5 million for 1999 and $1.2 million for 1998. The increase was commensurate with the increase in the held to maturity loan portfolio for the same period, which in turn increased the total percentage of the allowance for credit losses to loans outstanding to 1.17% at year end 2000, compared to 0.71% at year end 1999 and 0.74% at year end 1998. Net charge-offs totaled $1.2 million and $1.3 million for 2000 and 1999, respectively.

    PROVISION FOR LOSSES (CREDIT FOR UNUSED PROVISION) ON SALE OF LOANS HELD FOR
     SALE

    With respect to the allowance for loss on sale of loans, effective April 5, 2000, Riverway entered into a Memorandum of Understanding with the Federal Reserve Bank of Dallas. The terms of the Memorandum of Understanding required the sale of Riverway's lease loan portfolio and contained restrictions on the payment of dividends and changes in directors and senior executive officers. The Federal Reserve Bank of Dallas also required that a $4.0 million reserve be provided for any losses related to the disposal of the lease loan portfolio. In December 2000, Riverway completed the sale of the lease loan portfolio above the price threshold used to calculate the $4.0 million reserve and as a result of this and certain other adjustments recorded a $2.9 million credit for the unused provision. This resulted in the elimination of the remaining reserve as of the year end 2000. In March 2001, after being notified of the successful disposition of the lease loan portfolio, the Federal Reserve Bank of Dallas terminated the Memorandum of Understanding.

    NONINTEREST INCOME

    Noninterest income, which includes all service charges and fees, increased approximately $400,000 from $1.7 million for the nine months ended
September 30, 2000 to $2.1 million for the nine months ended September 30, 2001. This increase was mainly due to increased mortgage servicing fee income.

    Noninterest income was $2.3 million, $2.1 million and $1.4 million for the year ended December 31, 2000, 1999 and 1998, respectively. The increase in all three years was mainly due to increased mortgage servicing fee income, resulting from increased loan origination and sales of losses with servicing retained.

                                                          NINE MONTHS
                                                             ENDED
                                                         SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                      -------------------   ------------------------------
                                                        2001       2000       2000       1999       1998
                                                      --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Customer Service Fees...............................   $  562     $  496     $  681     $  601     $  623
Mortgage Servicing Fees.............................    1,528      1,011      1,213        983        487
Other...............................................       15        195        392        547        289
                                                       ------     ------     ------     ------     ------
  Total Noninterest Income..........................   $2,105     $1,702     $2,286     $2,131     $1,399
                                                       ======     ======     ======     ======     ======

    NONINTEREST EXPENSE

    Noninterest expense included expenses which Riverway incurs in the course of operations such as employee compensation and benefits, occupancy expense, data processing charges, communication expense, professional fees, supplies and amortization of mortgage servicing rights. These expenses increased
$2.5 million, or 31.6%, for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000. The increase was mainly attributable to increases in salaries and benefits and mortgage servicing amortization. Noninterest expense was $10.9 million in 2000, $10.4 million in 1999 and $8.9 million in 1998.

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                   -------------------   ------------------------------
                                                     2001       2000       2000       1999       1998
                                                   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Salaries and Employee Benefits...................  $ 3,674     $3,307    $ 4,409    $ 3,917     $3,746
Net Occupancy Expense............................      887        815      1,141        989        875
Professional and Legal Fees......................    1,596      1,363      2,049      1,957      1,564
Office Expenses..................................      534        413        521        498        502
Net Loss (Gain) and Carrying Costs of Other Real
  Estate.........................................       25        (33)       (30)       344         54
Other............................................    3,734      2,064      2,781      2,699      2,166
                                                   -------     ------    -------    -------     ------
  Total Noninterest Expense......................  $10,450     $7,929    $10,871    $10,404     $8,907
                                                   =======     ======    =======    =======     ======

    FEDERAL INCOME TAXES

    Riverway's provision for income taxes was $1.2 million and $1.3 million for the nine month periods ended September 30, 2001 and 2000, respectively.

    Riverway's provision for income taxes was $2.2 million for year end 2000, $321,000 for year end 1999 and $1.2 million for year end 1998.

FINANCIAL CONDITION

    CASH AND CASH EQUIVALENTS

    Riverway offers a broad range of commercial banking services to individuals and businesses in its service area. The amount of cash and cash equivalents held on any day is significantly influenced by temporary changes in cash items in process of collection. Riverway had cash and cash equivalents of $7.5 million at September 30, 2001, down from $10.0 million at December 31, 2000. Comparatively, cash and cash equivalents totaled $7.9 million at December 31, 1999 and $9.9 million at December 31, 1998.

    SECURITIES

    Securities consist of U.S. Treasury, federal agency, mortgage-backed and state, county and municipal securities. At the date of purchase, Riverway classifies debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the consolidated balance sheet only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the consolidated balance sheet with unrealized holding gains and losses included in earnings. Securities not classified as either held to maturity or trading are classified as available for sale and are measured at fair value in the consolidated balance sheet with unrealized gains and losses reported in accumulated other comprehensive income, net of applicable income taxes, until realized.

    As of the periods presented, no securities were classified as trading. Riverway does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, Riverway does not intend to engage in such activities in the immediate future.

    Riverway uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities totaled $245.4 million at September 30, 2001, an increase of $54.3 million from $191.1 million at December 31, 2000. The increase was primarily due to the securitization of mortgage loans held for sale and other investment purchases. At September 30, 2001, securities represented 37.4% of total assets compared with 33.4% at December 31, 2000.

    At December 31, 2000, investment securities totaled $191.1 million, an increase of $35.7 million or 22.9% from $155.4 million at December 31, 1999. The increase was primarily due to the increase in mortgage-backed securities from the securitization of mortgage loans.

    At December 31, 1999, investment securities totaled $155.4 million, a decrease of $5.5 million or 3.4% from $161.0 million at December 31, 1998. This decrease resulted from an increase in unrealized losses on securities available for sale by $2.3 million, as well as security maturities and principal paydowns.

    The following table displays the carrying amount (fair value) of securities available for sale:

                                                                                 DECEMBER 31,
                                                       SEPTEMBER 30,    ------------------------------
SECURITIES AVAILABLE FOR SALE                               2001          2000       1999       1998
-----------------------------                          --------------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Government and agency securities................      $20,075      $40,209    $37,766    $40,124
Mortgage-backed securities...........................       67,090       44,312     33,310     30,640
Federal Home Loan Bank Stock, at cost................        5,023        5,657      4,918      4,314
Other Securities.....................................          600          600        600        627
                                                           -------      -------    -------    -------
  Total..............................................      $92,788      $90,778    $76,594    $75,705
                                                           =======      =======    =======    =======

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of securities available for sale at September 30, 2001:

                                          AMORTIZED COST MATURING
                             --------------------------------------------------
                                          AFTER ONE      AFTER FIVE                           ESTIMATED
                             ONE YEAR      THROUGH        THROUGH     AFTER TEN   AMORTIZED     MARKET
                             OR LESS      FIVE YEARS     TEN YEARS      YEARS       COST        VALUE
                             --------   --------------   ----------   ---------   ---------   ----------
                                                       (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR
  SALE
U.S. Government and Agency
  Securities...............   $   --        $   --         $20,000     $    --     $20,000     $20,075
Mortgage-backed
  securities...............       --            --              --      66,680      66,680      67,090
Federal Home Loan Bank.....       --            --              --       5,023       5,023       5,023
Other......................       --            --              --         600         600         600
                              ------        ------         -------     -------     -------     -------
  Total....................   $   --        $   --         $20,000     $72,303     $92,303     $92,788
                              ======        ======         =======     =======     =======     =======

WEIGHTED-AVERAGE YIELDS
  (TAXABLE-EQUIVALENT
  BASIS)
U.S. Government and Agency
  Securities...............       --%           --%           6.07%         --%       6.07%
Mortgage-backed
  securities...............       --            --              --        6.10        6.10
Federal Home Loan Bank.....       --            --              --        3.65        3.65
Other......................       --            --              --        7.12        7.12
                              ------        ------         -------     -------     -------
  Total....................       --%           --%           6.07%       5.94%       5.97%
                              ======        ======         =======     =======     =======

    The following table displays the carrying amount (amortized cost) of securities held to maturity:

                                                                                DECEMBER 31,
                                                      SEPTEMBER 30,    ------------------------------
                                                           2001          2000       1999       1998
                                                      --------------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
SECURITIES HELD TO MATURITY
Mortgage-backed securities..........................     $140,261      $ 97,284   $74,284    $78,738
State and municipal securities......................       12,384         3,080     4,552      6,513
                                                         --------      --------   -------    -------
  Total.............................................     $152,645      $100,364   $78,836    $85,251
                                                         ========      ========   =======    =======

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of securities held to maturity at September 30, 2001:

                                          AMORTIZED COST MATURING
                            ---------------------------------------------------
                                         AFTER ONE      AFTER FIVE                            ESTIMATED
                            ONE YEAR      THROUGH        THROUGH     AFTER TEN    AMORTIZED     MARKET
                            OR LESS      FIVE YEARS     TEN YEARS      YEARS        COST        VALUE
                            --------   --------------   ----------   ----------   ---------   ----------
                                                       (DOLLARS IN THOUSANDS)
SECURITIES HELD TO
  MATURITY
Mortgage-backed
  securities..............   $   --        $   --         $3,632      $136,629    $140,261     $141,880
State and municipal
  securities..............    1,195         1,260             --         9,929      12,384       12,544
                             ------        ------         ------      --------    --------     --------
  Total...................   $1,195        $1,260         $3,632      $146,558    $152,645     $154,424
                             ======        ======         ======      ========    ========     ========
WEIGHTED-AVERAGE YIELDS
  (TAXABLE-EQUIVALENT
  BASIS)
Mortgage-backed
  securities..............       --%           --%          5.12%         6.55%       6.51%
State and municipal
  securities..............     6.58          7.03             --          6.48        6.55
                             ------        ------         ------      --------    --------
  Total...................     6.58%         7.03%          5.12%         6.55%       6.51%
                             ======        ======         ======      ========    ========

    Riverway does not own securities of any one issuer (other than the U.S. Government and its agencies) for which aggregate adjusted cost exceeded 10% of shareholders' equity at September 30, 2001.

    LOAN PORTFOLIO

    Riverway provides a broad range of commercial, real estate and consumer loan products to small and medium-sized business and individuals. Total loans were $382.3 million at September 30, 2001, an increase of $27.1 million or 7.6% from $355.2 million at December 31, 2000. Loan growth occurred primarily in interim construction loans and mortgage loans held for sale. Loans comprised 60.9% of total earning assets at September 30, 2001 compared with 65.0% at December 31, 2000.

    Total loans increased by $11.7 million or 3.4% to $355.2 million at December 31, 2000 from $343.5 million at December 31, 1999. In 1999, total loans increased by $39.6 million to $343.5 million at December 31, 1999 from $303.9 million at December 31, 1998.

    The following table summarizes the loan portfolio of Riverway by type of loan at the periods indicated:

                                                                     DECEMBER 31,
                                SEPTEMBER 30,    ----------------------------------------------------
LOAN PORTFOLIO COMPOSITION           2001          2000       1999       1998       1997       1996
--------------------------      --------------   --------   --------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Held For Investment:
Commercial, financial and
  industrial..................     $ 19,040      $ 26,428   $ 27,057   $ 31,935   $ 15,775   $ 19,037
Commercial lease loans........           --            --         --     29,027         --         --
Real Estate--mortgage
  Interim construction........       89,014        68,248     51,457     37,960     26,599     22,466
  Multi-family and
    commercial................       97,094        91,888     89,743     54,974     48,066     29,992
  Single-family residential...       76,449        63,794     50,577     42,576     45,333     39,139
Municipals....................        4,419         4,870      8,952      3,726     10,049      1,161
Consumer......................       48,592        67,140     61,125     46,875     24,780     13,616
Small Business Administration,
  Government guaranteed.......        6,049         6,128      3,558      4,084      3,725      4,686
Other.........................        1,008         1,425        850        734      1,647        233
                                   --------      --------   --------   --------   --------   --------
Total loans held for
  investment..................      341,665       329,921    293,319    251,891    175,974    130,330
                                   ========      ========   ========   ========   ========   ========

Held For Sale:
Mortgage loans................       40,653        25,290     26,158     52,041      2,359      3,394
Commercial lease loans........           --            --     24,067         --         --         --
                                   --------      --------   --------   --------   --------   --------
Total loans held for sale.....       40,653        25,290     50,225     52,041      2,359      3,394
                                   --------      --------   --------   --------   --------   --------
Total Loans...................     $382,318      $355,211   $343,544   $303,932   $178,333   $133,724
                                   ========      ========   ========   ========   ========   ========

    The primary lending focus of Riverway is to provide a full range of loan products to small to medium-sized business and individuals. Riverway offers business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit. Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure. In almost all cases, Riverway requires personal guarantees on commercial loans to help assure repayment.

    Riverway's commercial mortgage loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to nine years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

    Riverway makes loans to finance the construction of nonresidential and residential properties on a volume basis. Construction loans generally are secured by first liens on real estate. Riverway conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in Riverway's construction lending activities.

    Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Riverway's strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include:

    - granting loans on a sound and collectible basis;

    - investing funds properly for the benefit of shareholders and the protection of depositors;

    - serving the legitimate needs of the community and Riverway's general market area while obtaining a balance between maximum yield and minimum risk;

    - ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

    - developing and maintaining adequate diversification of the loan portfolio as a whole and of the loan within each category; and

    - ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate.

    Riverway's loan review and compliance personnel interact daily with commercial and consumer lenders to identify potential underwriting or technical exception variances. In addition, Riverway has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of these situations and thereby keep loan losses at a minimum. Management believes that this strict adherence to conservative loan policy guidelines has contributed to Riverway's below average level of loan losses compared to its industry peer group over the past few years.

    Riverway's loans collateralized by single-family residential real estate generally are originated in amounts of no more than 90% of the lower of cost or appraised value. Riverway requires mortgage title insurance and hazard insurance in the amount of the loan.

    Riverway provides a wide variety of consumer loans including motor vehicle, watercraft, airplane, personal (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of the collateral and size of loan. As of September 30, 2001, Riverway had no indirect consumer loans, indicating a preference to maintain personal banking relationships and strict underwriting standards.

    The contractual maturity schedule of the loan portfolio at September 30, 2001 is presented in the following table:

                                                                AFTER ONE YEAR
                                                     ONE YEAR      THROUGH         AFTER
LOAN MATURITIES                                      OR LESS      FIVE YEARS     FIVE YEARS    TOTAL
---------------                                      --------   --------------   ----------   --------
                                                                  (DOLLARS IN THOUSANDS)
Held for investment:
  Commercial, financial and industrial.............  $15,357       $  3,683       $     --    $ 19,040
  Real estate--mortgage
    Interim construction...........................   57,660         30,638            716      89,014
    Multi-family and commercial....................    8,676         59,643         28,775      97,094
    Single-family residential......................    5,171          3,677         67,601      76,449
Municipals.........................................    3,344          1,075             --       4,419
Consumer(1)........................................    4,594         40,757          3,241      48,592
Small Business Administration, Government
  guaranteed.......................................    1,250            611          4,188       6,049
Other(2)...........................................    1,008             --             --       1,008
                                                     -------       --------       --------    --------
  Total loans held for investment..................  $97,060       $140,084       $104,521    $341,665
                                                     =======       ========       ========    ========

Held for Sale:
Mortgage...........................................       --             --         40,653      40,653
                                                     -------       --------       --------    --------
  Total loans held for sale........................       --             --         40,653      40,653
                                                     -------       --------       --------    --------
  Total loans......................................  $97,060       $140,084       $145,174    $382,318
                                                     =======       ========       ========    ========

Variable-Rate Loans................................  $72,865       $ 54,752       $ 12,259    $139,876
Fixed-Rate Loans...................................   24,195         85,332        132,915     242,442
                                                     -------       --------       --------    --------
  Total loans......................................  $97,060       $140,084       $145,174    $382,318
                                                     =======       ========       ========    ========

------------------------

(1) Credit card loans placed in one year or less.

(2) Nonaccrual and clearing accounts placed in one year or less.

    NONPERFORMING ASSETS

    Riverway has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Riverway has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Riverway's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

    Nonperforming assets consist of loans for which Riverway does not expect to collect the full principal and interest based on the terms of the original loan agreement. These include loans on nonaccrual status or that have been restructured and other assets, primarily real estate, acquired in partial or full satisfaction of loan obligations. Riverway generally places a loan on nonaccrual status when the principal or interest on a loan is delinquent for 90 days, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, interest which has been accrued but unpaid is charged against current income to the extent such accrual relates to the current year. Interest accrued but unpaid during prior periods is charged to the allowance for credit losses. A restructured loan is generally a loan that is accruing interest, but on which concessions in terms have been made as a result of deterioration in the borrower's financial condition. Riverway's classification of nonperforming loans include loans on which management believes collection is doubtful. Management is not aware of any specific borrower relationships that are not reported as nonperforming where management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms which would cause nonperforming assets to increase materially.

    Nonperforming assets were $249,000 at September 30, 2001 compared with $123,000 at December 31, 2000, reflecting continued strong asset quality. The ratio of nonperforming assets to total loans and foreclosed assets was 0.07% at September 30, 2001 and 0.03% at December 31, 2000. Nonperforming assets decreased during 2000 from $240,000 at December 31, 1999 and $1.3 million at December 31, 1998. The reduction of loans accruing 90 days or more past due from $3.1 million in 1999 to $848,000 in 2000 was due to a $2.3 million sale of a pool of assets during 2000.

    The following table presents information regarding nonperforming assets as of the dates indicated:

                                                                                DECEMBER 31,
                                           SEPTEMBER 30,    ----------------------------------------------------
                                                2001          2000       1999       1998       1997       1996
                                           --------------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Nonaccrual Loans.........................       $ 249        $ 123      $  240     $   35     $   40     $  105
Renegotiated Loans.......................          --           --          --         --        473        490
                                                -----        -----      ------     ------     ------     ------
  Nonperforming Loans....................         249          123         240         35        513        595
Foreclosed Assets........................          --           --          --      1,261      1,590      2,145
                                                -----        -----      ------     ------     ------     ------
  Total Nonperforming Assets.............         249          123         240      1,296      2,103      2,740
Accruing Loans 90 Days or More Past
  Due....................................         550          848       3,135      2,117        117        890
                                                -----        -----      ------     ------     ------     ------
Total Nonperforming Assets And Accruing
  Loans 90 Days or More Past Due.........       $ 799        $ 971      $3,375     $3,413     $2,220     $3,630
                                                =====        =====      ======     ======     ======     ======
Nonperforming Loans as a % of Total
  Loans..................................        0.07%        0.03%       0.07%      0.01%      0.29%      0.44%
Nonperforming Assets as a % of Total
  Loans and Foreclosed Assets............        0.07%        0.03%       0.07%      0.42%      1.17%      2.02%
Nonperforming Assets as a % of Total
  Assets.................................        0.04%        0.02%       0.05%      0.27%      0.60%      0.91%
Nonperforming Assets Plus Accruing Loans
  90 Days or More Past Due as a % of
  Total Loans and Foreclosed Assets......        0.21%        0.27%       0.98%      1.12%      1.23%      2.67%

    Management regularly reviews and monitors the loan portfolio to identify borrowers experiencing financial difficulties. Management believes that, at September 30, 2001, all such loans had been identified and included in the nonaccrual, renegotiated or accruing 90 days or more past due loan totals reflected in the table above. Management continues to emphasize maintaining a low level of nonperforming assets and returning nonperforming assets to an earning status.

    ALLOWANCE FOR CREDIT LOSSES

    Riverway follows an internal loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Riverway maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans internally classified as "substandard" or in the more severe categories of "doubtful" or "loss" are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt.

    In addition to the internally classified loan list and delinquency list of loans, Riverway maintains a separate "watch list" which further aids Riverway in monitoring loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan

(substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. Riverway reviews these loans to assist in assessing the adequacy of the allowance for credit losses.

    In originating loans, Riverway recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan.

    In order to determine the adequacy of its allowance for credit losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management established specific allowances when necessary. A general allowance is also established based on Riverway's historical charge-off experience. Riverway then charges to operations a provision for credit losses to maintain the allowance for credit losses at an adequate level to absorb losses inherent in the loan portfolio determined by the foregoing methodology.

    Management actively monitors Riverway's asset quality and provides specific loss allowances when necessary. Loans are charged off against the allowance for credit losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of September 30, 2001, the allowance for credit losses amounted to $4.3 million or 1.13% of total loans, representing a net increase of $149,000 or 3.6% compared to $4.2 million at December 31, 2000. The increase in the allowance is primarily due to an increase in the loan portfolio by 7.6% from December 31, 2000 to September 30, 2001.

    The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate for estimated losses in Riverway's loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to Riverway's board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of Riverway's loan portfolio, the effects of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral. Charge-offs occur when loans are deemed to be uncollectible.

    At December 31, 2000, the allowance for credit losses was $4.2 million or 1.17% of total loans, representing a net increase of $1.7 million or 69.7% as compared to $2.4 million at December 31, 1999. The increase in the allowance is due primarily to increased loan volumes.

    At December 31, 1999, the allowance for credit loss was $2.4 million or 0.71% of total loans, representing an increase of $198,000 or 8.9% as compared to $2.3 million at December 31, 1998. The increase was primarily attributable to a 13.0% increase in total loans in 1999 compared to 1998.

    The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data:

                                                                                DECEMBER 31,
                                           SEPTEMBER 30,    ----------------------------------------------------
                                                2001          2000       1999       1998       1997       1996
                                           --------------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Balance at Beginning of Period...........      $4,155        $2,449     $2,251     $1,210     $  898      $656
Provision for Credit Losses..............       1,355         2,810      1,482      1,245        570       765
Charge-Offs
  Commercial.............................          --            30        274         --        194        --
  Real Estate............................         786           714        550         --         --       533
  Consumer...............................         449           413        511        213         89         7
                                               ------        ------     ------     ------     ------      ----
Total Charge-Offs........................       1,235         1,157      1,335        213        283       540
                                               ------        ------     ------     ------     ------      ----
Recoveries
  Commercial.............................           3             6          6         --         --         1
  Real Estate............................          18             6         29         --         24        16
  Consumer...............................           8            41         16          9          1        --
                                               ------        ------     ------     ------     ------      ----
Total Recoveries.........................          29            53         51          9         25        17
                                               ------        ------     ------     ------     ------      ----
Net Charge-Offs..........................       1,206         1,104      1,284        204        258       523
                                               ------        ------     ------     ------     ------      ----
Balance at End of Period.................      $4,304        $4,155     $2,449     $2,251     $1,210      $898
                                               ======        ======     ======     ======     ======      ====

Ratio of Allowance for Credit Losses to
  Loans Outstanding......................        1.13%         1.17%      0.71%      0.74%      0.68%     0.67%
Ratio of Net Charge-Offs to Average Total
  Loans Outstanding......................        0.40%         0.30%      0.40%      0.09%      0.18%     0.54%

    The above table excludes the $4.0 million provision for credit losses taken in 1999 for any losses related to the disposal of the lease loan portfolio and the subsequent reversal of $2.9 million of that reserve in 2000. With respect to the allowance for loss on sale of loans, effective April 5, 2000, Riverway entered into a Memorandum of Understanding with the Federal Reserve Bank of Dallas. The terms of the Memorandum of Understanding required the sale of Riverway's lease loan portfolio and contained restrictions on the payment of dividends and changes in directors and senior executive officers. The Federal Reserve Bank of Dallas also required that a $4.0 million reserve be provided for any losses related to the disposal of the lease loan portfolio. In
December 2000, Riverway completed the sale of the lease loan portfolio above the price threshold used to calculate the $4.0 million reserve and as a result of this and certain other adjustments recorded a $2.9 million credit for the unused provision. This resulted in the elimination of the remaining reserve as of the year end 2000. In March 2001, after being notified of the successful disposition of the lease loan portfolio, the Federal Reserve Bank of Dallas terminated the Memorandum of Understanding.

    To eliminate Title 1, Section 125 and credit card loans and related accrued interest receivable as required by the merger agreement, Riverway anticipates that these loans will be sold at a loss, as also referenced on page 23 under the heading "Risk Factors Relating to the Merger."

    Management believes that the allowance for credit losses at September 30, 2001 is adequate to cover losses inherent in the loan portfolio as of such date. There can be no assurance, however, that Riverway will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for credit losses at September 30, 2001.

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans held for investment at the end of the periods presented follows:

                                                                         YEARS ENDED DECEMBER 31,
                             SEPTEMBER 30,      --------------------------------------------------------------------------
                                 2001                  2000                  1999                  1998             1997
                          -------------------   -------------------   -------------------   -------------------   --------
                                     LOANS AS              LOANS AS              LOANS AS              LOANS AS
                                       % OF                  % OF                  % OF                  % OF
                                      TOTAL                 TOTAL                 TOTAL                 TOTAL
                            AMT.      LOANS       AMT.      LOANS       AMT.      LOANS       AMT.      LOANS       AMT.
                          --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Commercial..............   $  129       5.6%     $   52       8.0%     $   24       9.2%     $   99      12.7%     $   23
Commercial Lease Loans..       --        --          --        --          --        --          --      11.5          --
Real Estate.............      454      76.8          --      67.9          --      65.4          --      53.8          --
Municipal...............       --       1.3          --       1.5          --       3.1          --       1.5          --
Consumer................      921      14.2       1,080      20.3         664      20.8         491      18.6          43
SBA Guaranteed..........       --       1.8          --       1.9          --       1.2          --       1.6          --
Other...................       --       0.3          --       0.4          --       0.3          --       0.3          --
General.................    2,800        --       3,023        --       1,761        --       1,661        --       1,144
                           ------     -----      ------     -----      ------     -----      ------     -----      ------
Total...................   $4,304     100.0%     $4,155     100.0%     $2,449     100.0%     $2,251     100.0%     $1,210
                           ======     =====      ======     =====      ======     =====      ======     =====      ======

                             YEARS ENDED DECEMBER 31,
                          ------------------------------
                            1997            1996
                          --------   -------------------
                          LOANS AS              LOANS AS
                            % OF                  % OF
                           TOTAL                 TOTAL
                           LOANS       AMT.      LOANS
                          --------   --------   --------
                              (DOLLARS IN THOUSANDS)
Commercial..............     9.0%      $ 26       14.6%
Commercial Lease Loans..      --         --         --
Real Estate.............    68.2          4       70.3
Municipal...............     5.7         --        0.9
Consumer................    14.1         28       10.4
SBA Guaranteed..........     2.1         --        3.6
Other...................     0.9         --        0.2
General.................      --        840         --
                           -----       ----      -----
Total...................   100.0%      $898      100.0%
                           =====       ====      =====

    MORTGAGE SERVICING RIGHTS

    Activity in Riverway's mortgage servicing rights (MSRs) is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                          SEPTEMBER 30,    ------------------------------
                                               2001          2000       1999       1998
                                          --------------   --------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
Balance at beginning of year............      $ 6,738       $6,061     $3,088     $1,775
Additions...............................        5,246        1,331      3,463      1,704
Amortization............................         (762)        (654)      (490)      (391)
                                              -------       ------     ------     ------
Balance at end of period................      $11,222       $6,738     $6,061     $3,088
                                              =======       ======     ======     ======

    During 2001, Riverway purchased MSRs associated with $184.1 million in loans at a cost of $5.2 million. The MSRs increased (net of amortization)
$4.4 million or 65.1% to $11.1 million compared to a balance of $6.7 million at year end 2000. The nine month period in 2001 saw numerous declines in mortgage interest rates and a significant amount of new home purchases and mortgage refinancing.

    MSRs increased $677,000 to $6.7 million at year end 2000. This increase was the net effect of purchased servicing rights of $1.3 million associated with a $67.4 million in loans and amortization of $654,000. During 2000, mortgage rates increased, thus refinancing options were limited and new home purchases were slow.

    During 1999, MSRs increased $3.0 million or 96.3% compared to $3.1 million at year end 1998. This increase was primarily due to a declining rate environment which created a market for new home purchases and mortgage refinancing. This increase was the net effect of purchased servicing rights of $3.5 million associated with $100.1 million in loans and amortization of $490,000.

    DEPOSITS

    Riverway offers a variety of deposit accounts having a wide range of interest rates and terms. Riverway's deposit accounts consist of demand, savings, money market and time accounts. Riverway relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Riverway does not have or accept any brokered deposits.

    At September 30, 2001, demand, NOW, money market and savings deposits accounted for 43.7% of total deposits, while certificate of deposits made up the remaining 56.3%. Noninterest-bearing demand deposits totaled $36.3 million or 7.3% of total deposits at September 30, 2001, compared with $28.4 million or 6.6% of total deposits at December 31, 2000.

    At September 30, 2001, total deposits were $497.8 million compared with $427.9 million at December 31, 2000, an increase of $70.0 million or 16.4%. At December 31, 2000, total deposits increased to $427.9 million from $357.3 million at December 31, 1999, an increase of $70.6 million or 19.8%. These increases are primarily attributable to new time deposit customers as a result of Riverway's aggressively pricing its time deposits to acquire new customers. Deposits decreased to $357.3 million at December 31, 1999 compared to $371.6 million at December 31, 1998, reflecting a $14.4 million or 3.9% decrease. The decrease was attributable to a decrease of $14.5 million in time deposits.

    The following table presents the composition of total deposits at the end of the periods presented:

                                                                              DECEMBER 31,
                                                    SEPTEMBER 30,    ------------------------------
                                                         2001          2000       1999       1998
                                                    --------------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Demand Deposits
  Commercial and Individual.......................     $ 36,339      $ 28,383   $ 26,115   $ 30,621
  Public Funds....................................           --            --         --         --
                                                       --------      --------   --------   --------
    Total Demand Deposits.........................       36,339        28,383     26,115     30,621
                                                       --------      --------   --------   --------
Interest-Bearing Deposits
  Savings
    Commercial and Individual.....................        1,811         1,970      1,789      1,985
    Public Funds..................................       13,952         5,533         --         --
  NOW and Money Market
    Commercial and Individual.....................       78,799        55,750     46,733     45,329
    Public Funds..................................       86,818        92,798    101,712     98,328
  Time Deposits
    Commercial and Individual.....................      278,090       243,182    177,401    188,052
    Public Funds..................................        2,028           248      3,512      7,319
                                                       --------      --------   --------   --------
      Total Interest-Bearing Deposits.............      461,498       399,481    331,147    341,013
                                                       --------      --------   --------   --------
Total Deposits....................................     $497,837      $427,864   $357,262   $371,634
                                                       ========      ========   ========   ========
  Weighted Average Rate on Interest-Bearing
    Deposits......................................         5.20%         5.37%      5.01%      4.72%

    Time deposits of $100,000 or more are solicited from markets served by Riverway and are not sought through brokered sources. The following table sets forth the maturities of time deposits of $100,000 or more as of September 30, 2001:

                                                               SEPTEMBER 30,
                                                                    2001
                                                           ----------------------
                                                           (DOLLARS IN THOUSANDS)
Three Months or Less.....................................         $24,795
After Three to Six Months................................          18,546
After Six to Twelve Months...............................          31,571
                                                                  -------
  Total..................................................         $74,912
                                                                  =======
Weighted Average Rate on Time Deposits of $100,000 or
  more...................................................            5.06%

    OTHER BORROWED MONEY

    The components of other borrowed money are as follows:

                                                                                  DECEMBER 31,
                                                              SEPTEMBER 30,    -------------------
                                                                   2001          2000       1999
                                                              --------------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Reverse repurchase agreements
  Federal Home Loan Bank....................................     $ 55,200      $ 55,600   $ 77,550
  Other.....................................................       40,000        40,000         --
Customer repurchase agreements..............................        5,697         6,101      4,019
Note payable................................................           --         1,200     24,169
Treasury, tax and loan note option..........................        1,750         1,572      1,750
Subordinated debentures.....................................        4,400         4,400      4,400
                                                                 --------      --------   --------
  Total Borrowed Money......................................     $107,047      $108,873   $111,888
                                                                 ========      ========   ========

    The following table summarizes selected information regarding reverse repurchase agreements:

                                                                   DECEMBER 31,
                                               SEPTEMBER 30,    -------------------
                                                    2001          2000       1999
                                               --------------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
Balance at End of the Period.................     $ 95,200      $ 95,600   $77,550
Weighted Average Rate at End of Period.......         4.51%         6.78%     5.58%
Average Daily Balance........................     $ 94,491      $ 89,601   $50,860
Average Interest Rate........................         5.18%         6.46%     5.02%
Maximum Month-End Balance....................     $139,500      $105,595   $95,100

    The Federal Home Loan Bank (FHLB) borrowings are secured by a blanket pledge of Riverway's single-family residential loan portfolio and certain investment securities. The FHLB borrowings are short-term and mature from October 1, 2001 to December 10, 2001.

    On December 6, 2000, the Company entered into reverse repurchase agreements with another bank. The blended rate is 5.72% and these repurchase agreements mature in 2003, 2004, and 2005.

    In March 1998, Riverway issued $4.4 million of subordinated debentures. The debentures bear interest at 10%, mature on March 31, 2003 and are unsecured.

    At September 30, 2001, Riverway had lines of credit totaling $37.5 million with correspondent banks for short-term liquidity needs and approximately
$51 million available at the Federal Home Loan Bank.

    MARCH TRUST PREFERRED ISSUE.  Pursuant to an Indenture dated as of
March 28, 2001, Riverway Holdings issued to Riverway Holdings Capital Trust I $10,310,000 in aggregate principal amount of 10.18% Junior Subordinated Deferrable Interest Debentures. Riverway Holdings Capital Trust I, in turn, issued $10,000,000 in aggregate principal amount of capital securities to MMCapS Funding I, Ltd. pursuant to the terms of the Amended and Restated Declaration of Trust of even date among Riverway Holdings, Wilmington Trust Company and the Administrative Trustees named therein.

    JULY TRUST PREFERRED ISSUE. Pursuant to an Indenture dated as of July 16, 2001, Riverway Holdings issued to Riverway Holdings Capital Trust II $5,155,000 in aggregate principal amount of Floating Junior Subordinated Deferrable Interest Debt Securities. Riverway Holdings Capital Trust II, in turn, issued $5,000,000 in aggregate principal amount of capital securities to MM Community Funding Ltd. pursuant to the terms of the Amended and Restated Declaration of Trust of even date among Riverway

Holdings, Bank of New York and Bank of New York (Delaware) and the Administrative Trustees named therein.

    SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

    Riverway's shareholders' equity increased to $32.9 million by $4.6 million or 16.2% during the nine months ended September 30, 2001 due to comprehensive income of $4.6 million. Comprehensive income for the period included net income of $2.5 million and unrealized gain on securities available for sale, net of tax, of $2.1 million.

    Bank holding companies are required to maintain capital ratios in accordance with guidelines adopted by the Federal Reserve Board (FRB). The guidelines are commonly known as Risk-Based Capital Guidelines. The table below reflects various measures of regulatory capital for Riverway:

                                                                 SEPTEMBER 30,         DECEMBER 31,
                                                                     2001                  2000
                                                              -------------------   -------------------
RISK-BASED CAPITAL                                             AMOUNT     RATIO      AMOUNT     RATIO
------------------                                            --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
Total Shareholders' Equity Before Unrealized Gains or Losses
  on Securities Available for Sale..........................  $32,566               $30,060
Less Limitation on Mortgage Servicing Rights................     (372)                   --
Supplemental Capital........................................   10,850                    --
                                                              -------               -------
Total Tier I Capital........................................   43,044                30,060
Total Tier II Capital.......................................    4,304                 3,940
                                                              -------               -------
Total Qualifying Capital....................................  $47,348               $34,000
                                                              -------               -------
Total Risk-Based Capital....................................  $47,348     12.27%    $34,000      9.36%
Total Risk-Based Capital Minimum............................   30,880      8.00      29,660      8.00
                                                              -------     -----     -------      ----
Tier I Risk-Based Capital...................................   43,044     11.15      30,060      8.05
Tier I Risk-Based Capital Minimum...........................   15,440      4.00      14,830      4.00
                                                              -------     -----     -------      ----
Tier I Leverage Capital.....................................   43,044      6.46      30,060      5.20
Tier I Leverage Capital Minimum.............................   26,647      4.00      22,972      4.00
                                                              -------     -----     -------      ----

    At September 30, 2001, Riverway and Riverway Bank met the criteria for classification as a "well-capitalized" institution under the prompt corrective action rules promulgated under the Federal Deposit Insurance Act. Designation as a well-capitalized institution under these regulations does not constitute a recommendation or endorsement of Riverway and Riverway Bank by federal bank regulators.

    CAPITAL AND LIQUIDITY

    Bank holding companies are required to maintain capital ratios in accordance with guidelines adopted by the FRB. The guidelines are commonly known as Risk-Based Capital Guidelines. On September 30, 2001, Riverway exceeded all applicable capital requirements, having a total risk-based capital ratio of 12.27%, a Tier 1 risk-based capital ratio of 11.15% and a leverage ratio of 6.46%.

    Riverway's funds management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. Riverway accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities.

    Cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future, provide asset liquidity. These include cash, federal funds sold, time deposits, U.S.

Treasury, U.S. Government Agency and mortgage-backed securities. At
September 30, 2001, Riverway's liquidity ratio, defined as cash, U.S. Treasury, U.S. Government Agency, mortgage-backed securities, time deposits and federal funds sold as a percentage of deposits, was 29.21% at September 30, 2001, compared to 44.7% at December 31, 2000.

    Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing and noninterestbearing deposit accounts in Riverway's trade area. Riverway does not have nor does it solicit brokered deposits. Federal funds purchased and short-term borrowings are additional sources of liquidity. These sources of liquidity are short-term in nature, and are used, as necessary, to fund asset growth and meet short-term liquidity needs.

    During the nine months ended September 30, 2001, funds for $138.6 million in securities purchases, $13.0 million in loan growth and $15.4 million increase in loans held for sale came from $86.5 million in securities sales, maturities and paydowns, $70.0 million in deposit growth and $14.5 million from the issuance of trust preferred securities.

    During 2000, funds for $44.2 million in security purchases, $39.0 million in loan growth and $28.0 million decrease in borrowings came from a $70.6 million increase in deposits, and $34.0 million from operating activities.

    During 1999, funds for $34.7 million in security purchases, $66.8 million in loan growth and $14.4 million decrease in deposits came from $46.5 million in borrowed funds, $37.4 million in security maturities and paydowns, and $30.0 million from operating activities.

    During 1998, funds for $130.1 million in security purchases, $75.9 million in loan growth and $47.6 million used in operating activities came from $104.2 million in security maturities and paydowns, $76.4 million in net deposit growth and a $58.9 million increase in borrowed funds. The $47.6 million used in operating activities resulted primarily from $49.7 million net purchases in loans held for sale.

EFFECTS OF INFLATION

    Financial institutions are impacted differently by inflation than are industrial companies. While industrial and manufacturing companies generally have significant investments in inventories and fixed assets, financial institutions ordinarily do not have such investments. As a result, financial institutions are generally in a better position than industrial companies to respond to inflationary trends by monitoring the spread between interest costs and interest income yields through adjustments of maturities and interest rates of assets and liabilities. In addition, inflation tends to increase demand for loans from financial institutions as industrial companies attempt to maintain a constant level of goods in inventory and assets. As consumers of goods and services, financial institutions are affected by inflation as prices increase, causing an increase in costs of salaries, employee benefits, occupancy expense and similar items.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

    Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which Riverway is exposed is interest rate risk. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate loans are funded with floating-rate deposits, the spread between loan and deposit rates will decline or turn negative if rates increase. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Riverway's business activities. Riverway's interest rate risk arises from transactions entered into for purposes other than trading. Riverway does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, Riverway does not intend to engage in such activities in the immediate future.

    Interest rate risk is managed within the funds management policy of Riverway. The principal objectives of the funds management policy is to avoid fluctuating net interest margins and to maintain consistent growth of net interest income through periods of changing interest rates. The Board of Directors oversees implementation of strategies to control interest rate risk. Riverway may take steps to alter its net sensitivity position by offering deposit and/or loan structures that tend to counter the natural rate risk profile of Riverway. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. Because of the volatility of market rates and uncertainties, there can be no assurance of the effectiveness of management programs to achieve a targeted moderation of risk.

    In order to measure earnings and fair value sensitivity to changing rates, as it affects Riverway Bank, Riverway utilizes three different measurement tools including static gap analysis, simulation earnings, and market value sensitivity (fair value of risk). The primary analytical tool used by Riverway to quantify interest rate risk at Riverway Bank is a simulation model to project changes in net interest income that result from forecast changes in interest rates. This analysis estimates a percentage of change in net interest income from the stable rate scenario under scenarios of rising and falling market interest rates over a twelve month time horizon. The prime rate serves as a "driver" and is made to rise (or fall) evenly in 100 basis point increments over the 12-month forecast interval. These simulations incorporate assumptions regarding Riverway Bank balance sheet growth and mix, pricing and the repricing and maturity characteristics of the existing and projected balance sheet. The following table summarizes the simulated change in net interest income of Riverway Bank over a 12-month period as of September 30, 2001, December 31, 2000, December 31, 1999, and December 31, 1998:

                                                                    INCREASE
                                                                (DECREASE) IN NET
                                                                 INTEREST INCOME
                                             ESTIMATED NET     -------------------
CHANGES IN INTEREST RATES (BASIS POINTS)    INTEREST INCOME     AMOUNT    PERCENT
----------------------------------------   -----------------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
September 30, 2001 (Annualized)
  +100...................................       $20,542         $ 509       2.54%
  Base...................................        20,033            --         --
  -100...................................        21,032           999       4.99
December 31, 2000
  +100...................................        17,868           318       1.81
  Base...................................        17,550            --         --
  -100...................................        17,250          (300)     (1.71)
December 31, 1999
  +100...................................        16,265           204       1.27
  Base...................................        16,061            --         --
  -100...................................        16,059            (2)      (.01)
December 31, 1998
  +100...................................        14,066          (489)     (3.36)
  Base...................................        14,555            --         --
  -100...................................        14,284          (271)     (1.86)

    All the measurements of risk described above are made based upon Riverway Bank's business mix and interest rate exposures at the particular point in time. An immediate 100 basis point decline in interest rates is a hypothetical rate scenario, used to calibrate risk, and does not necessarily represent management's current view of future market developments. Because of uncertainties as to the extent of customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events impacting movements and volatility in market rates, there can be no assurances that simulation results are reliable indicators of net interest income under such conditions.

    The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period (GAP). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position. In which case the effect on net interest income due to interest rate movements would be zero. The following table summarizes Riverway's interest rate sensitive assets and liabilities by their repricing dates at September 30, 2001:

                                                                 SEPTEMBER 30, 2001
                                         ------------------------------------------------------------------
                                           1-3         4-6        7-12         1-5       OVER 5
INTEREST RATE SENSITIVITY ANALYSIS        MONTHS     MONTHS      MONTHS       YEARS      YEARS      TOTAL
----------------------------------       --------   ---------   ---------   ---------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Loans..................................  $195,320   $  13,115   $  19,173   $ 118,729   $ 35,981   $382,318
Investment Securities
  Available for Sale...................        --          --          --          --     92,788     92,788
  Held to Maturity.....................    11,945         205         400       1,260    138,835    152,645
Time Deposits in Banks.................        51         108          --          --        385        544
                                         --------   ---------   ---------   ---------   --------   --------
Total Interest-Earning Assets..........   207,316      13,428      19,573     119,989    267,989    628,295
                                         --------   ---------   ---------   ---------   --------   --------
Savings Deposits.......................     4,025      11,095         643          --         --     15,763
Money Market and NOW...................   165,617          --          --          --         --    165,617
Time Deposits..........................    46,740      54,410     106,029      72,407        532    280,118
Federal Funds and Other Borrowings.....    62,647          --          --      44,400         --    107,047
                                         --------   ---------   ---------   ---------   --------   --------
Total Interest-Bearing Liabilities.....   279,029      65,505     106,672     116,807        532    568,545
                                         --------   ---------   ---------   ---------   --------   --------
Rate Sensitivity GAP(1)................  $(71,713)  $ (52,077)  $ (87,099)  $   3,182   $267,457   $ 59,750
                                         --------   ---------   ---------   ---------   --------   --------
Cumulative Rate Sensitivity GAP........  $(71,713)  $(123,790)  $(210,889)  $(207,707)  $ 59,750
                                         --------   ---------   ---------   ---------   --------
Ratio of Cumulative Rate Sensitivity
  GAP to Total Assets..................    (10.94)%     (7.94)%    (13.29)%
Ratio of Cumulative Rate Sensitive
  Interest-Earning Assets to Cumulative
  Rate Sensitive Interest-Bearing
  Liabilities..........................    0.70:1      0.64:1      0.53:1

--------------------------

(1) Rate sensitive interest-earning assets less rate sensitive interest-bearing liabilities.

                  DESCRIPTION OF TEXAS REGIONAL CAPITAL STOCK

    Texas Regional is authorized to issue common stock and preferred stock. A total of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock are authorized. As of the date of this proxy statement/prospectus, 16,236,481 shares of Texas Regional common stock are issued and outstanding, and no preferred shares are issued or outstanding. In addition to the shares proposed to be issued to Riverway shareholders in connection with the merger, 453,684 shares of Texas Regional common stock are subject to option agreements issued under Texas Regional's employee stock option plans. Further issuance of shares of Texas Regional common stock after the effective time of the merger would have the effect of reducing the former Riverway shareholders' proportionate interest in Texas Regional.

    Texas Regional shareholders do not have preemptive rights for the acquisition of additional Texas Regional shares. Each holder of Texas Regional common stock is entitled to one vote for each share held on all matters submitted to common shareholders, including election of directors; however, the holders of Texas Regional common stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to Riverway shareholders in connection with the merger will bear legends describing the fact that the Texas Regional Articles of Incorporation deny preemptive rights and do not allow cumulative voting in the election of directors.

    Texas Regional presently has four separate stock option plans, under the terms of which Texas Regional has granted options to purchase a total of 453,684 shares of its common stock to certain key employees for purchase, and pursuant to which Texas Regional could grant options to purchase a total of 46,692 additional shares of its common stock.

    Texas Regional has adopted for the benefit of its employees the Texas Regional, Inc. Employee Stock Ownership Plan (with 401(k) provisions). As of September 30, 2001, a total of 640,183 shares of Texas Regional common stock was held for the benefit of Texas Regional employees pursuant to this plan. Upon consummation of the merger with Riverway, it is anticipated that employees of Riverway who become employees of Texas Regional and who otherwise qualify will become participants in this plan.

    Holders of Texas Regional common stock are entitled to dividends as and when declared by the Texas Regional board of directors out of legally available funds. Texas Regional has paid the following dividends on its common shares since January 1, 1997. The dividends declared per share were restated to retroactively give effect to the 10% stock dividend declared by Texas Regional during December 2000 and distributed during January 2001.


APPLICABLE TIME PERIOD             AGGREGATE DIVIDENDS DECLARED (IN THOUSANDS)   DIVIDENDS DECLARED PER SHARE
----------------------             -------------------------------------------   ----------------------------
January 1, 1997 to December 31,
  1997...........................                     $5,809                                $0.367
January 1, 1998 to December 31,
  1998...........................                      6,777                                 0.427
January 1, 1999 to December 31,
  1999...........................                      7,437                                 0.468
January 1, 2000 to December 31,
  2000...........................                      8,541                                 0.532
January 1, 2001 to December 31,
  2001...........................                      9,701                                 0.600
January 1, 2002 to January 22,
  2002...........................                         --                                    --


    Texas Regional's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. However, the declaration and amount of future dividends will depend on circumstances existing at the time, including Texas Regional's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Texas Regional's board of directors deems relevant.

    The principal asset and source of income for Texas Regional consists of its investment in Texas State Bank, which is a separate legal entity. Federal and state banking regulations applicable to Texas Regional and Texas State Bank require minimum levels of capital which limits the amounts available for payment of dividends by Texas State Bank.

    All shares of Texas Regional common stock now outstanding are, and the shares of Texas Regional common stock to be issued in the merger will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

    In the event of liquidation, after payment of all creditors and after payment of the liquidation preference applicable to any then-outstanding series of preferred shares, the holders of Texas Regional common stock will be entitled to receive pro rata any assets remaining for distribution to shareholders.

    Texas Regional has the authority to issue up to 10,000,000 preferred shares, $1.00 par value per share, although no shares of preferred stock are presently outstanding. Texas Regional's board of directors has the authority to adopt resolutions establishing and designating one or more series of preferred shares, and to issue the preferred shares with such rights, privileges and limitations as the Board may deem appropriate, without approval of the holders of Texas Regional common stock. Upon issuance, the preferred shares may have dividend rights, liquidation preference or other rights superior to the holders of shares of Texas Regional common stock.

      BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

OWNERSHIP OF RIVERWAY CAPITAL STOCK

    The following table sets forth certain information regarding the beneficial ownership of Riverway common stock as of the date of this proxy statement/prospectus by (1) directors and executive officers of Riverway,
(2) each person who is known by Riverway to own beneficially 5% or more of the Riverway common stock and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Texas Regional common stock to be owned by such persons and by the directors and executive officers as a group upon the exchange of Riverway common stock for Texas Regional common stock pursuant to the merger, assuming there are no dissenting shareholders. The following table assumes that all escrow shares will be released to the former Riverway shareholders and that the exchange ratio is not otherwise adjusted. Unless otherwise indicated, based on information furnished by such shareholders, management of Riverway believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same address as Riverway's address.

                                                                                       PRO FORMA AMOUNT
                                             AMOUNT AND NATURE                          AND NATURE OF
                                               OF BENEFICIAL                         BENEFICIAL OWNERSHIP      PRO FORMA
                                                OWNERSHIP OF         PERCENT OF       OF TEXAS REGIONAL        PERCENT OF
                                                  RIVERWAY            RIVERWAY              COMMON           TEXAS REGIONAL
NAME                         POSITION           COMMON STOCK      COMMON STOCK(1)          STOCK(2)         COMMON STOCK(2)
----                   --------------------  ------------------   ----------------   --------------------   ----------------
Morton A. Cohn.......                              190,000(3)           6.74%               86,053                   *
Samuel A. Jones......  Director                     11,595(4)              *                 5,251                   *
David L. Lane........  Vice Chairman of the         50,000              1.77%               22,645                   *
                         Board
Joel M. Levy.........  Director                     21,345                 *                 9,667                   *
James D. MacIntyre...  Executive Vice               12,500                 *                 5,661                   *
                         President
Harlon E.
  Martin, Jr.........  Director                     14,810(5)              *                 6,707                   *
Jack H.                Chairman of the             838,152(6)          29.74%              379,609                2.17%
  Mayfield, Jr.......    Board
Walter G. Mayfield...  Director                    160,477(7)           5.69%               72,682                   *
Madeline G.
  O'Brien............  Director                     12,875                 *                 5,831                   *
John E. Phillips.....  President, Chief             51,180(8)           1.81%               23,180                   *
                         Executive Officer
                         and Director
Patrick C. Reed......  Secretary and Chief             500                 *                   226                   *
                         Financial Officer
Joseph E. Reid.......  Director                     58,750(9)           2.08%               26,608                   *
Henry V. Seger.......  Director                     49,730              1.76%               22,523                   *
All Directors and
  Executive Officers
  as a Group.........                            1,261,656             44.77%              571,420                3.26%

------------------------------

*   Indicates ownership of less than 1.0%.

(1) The percentage beneficially owned was calculated based on 2,817,815 shares of Riverway common stock issued and outstanding.

(2) The percentage beneficially owned was calculated based on 16,236,481 shares of Texas Regional common stock issued and outstanding and assumes the issuance of 0.452913 of a share of Texas Regional common stock in exchange for each share of Riverway common stock and also assumes the issuance of a total of 1,276,226 shares of Texas Regional common stock upon consummation of the merger and payment of cash in lieu of any fractional shares in connection with the merger. Of the 1,276,226 shares of Texas Regional common stock issuable in the merger, the escrow agent will hold 100,000 shares under the holdback escrow. However, the former Riverway shareholders will have voting power with respect to those shares, and they will also be entitled to any dividends paid on those shares while held in the holdback escrow as long as those shares are not subject to any claims.

(3) Mr. Cohn's address is 800 Bering Drive, Suite 210, Houston, Texas 77057.

(4) Includes 120 shares held of record by Katherine Ann Jones, 120 shares held of record by Robert Boyd Jones and 120 shares held of record by Scott Alexander Jones.

(5) Includes 6,000 shares held of record by Mr. Martin's wife, Karen A. Martin.

(6) Includes 121,689 shares held of record by the Lydia Mayfield Abbott Irrevocable Trust of which Jack H. Mayfield, Jr. is the trustee, 26,810 shares held of record by Iris Goldston, Ltd., 62,500 shares held of record by the Mayfield Charitable Trust #1 of which Jack H. Mayfield, Jr. is the trustee, 62,500 shares held of record by the Mayfield Charitable Trust #2 of which Jack H. Mayfield, Jr. is the trustee, 65,370 shares held of record by Mayfield I, Ltd., 113,250 shares held of record by UBS PaineWebber for the benefit of Jack H. Mayfield IRA, 243,275 shares held of record by JNP Investments Ltd. of which JNP Investments LLC is the sole general partner of which Jack H. Mayfield, Jr. is the sole member and manager, 122,500 shares held of record by the Susan Mayfield 1997 Marital Trust of which Jack H. Mayfield, Jr. is the trustee and 20,258 shares held of record by the Iris Goldston Trust for Nancy Zoe Goldston (Herpin) of which Jack H.
    Mayfield, Jr. is co-trustee. Voting and investment control of the 20,258 shares is shared with Walter G. Mayfield.

(7) Includes 16,125 shares held of record by Arriba Corporation, of which Walter G. Mayfield is the President and controlling shareholder and 20,258 shares held of record by the Iris Goldston Trust for Nancy Zoe Goldston (Herpin) of which Walter G. Mayfield is co-trustee. Voting and investment control of the 20,258 shares is shared with Jack H. Mayfield, Jr.

(8) Includes 1,180 shares held of record by the Beatrice H. Mieth Trust of which Mr. Phillips is the co-trustee.

(9) Includes 5,000 shares held of record by Mr. Reid's wife, Kim S. Reid.

OWNERSHIP OF TEXAS REGIONAL CAPITAL STOCK

    Information concerning the ownership of Texas Regional capital stock by management and principal shareholders is contained in Texas Regional's proxy statement for the 2001 annual meeting of shareholders filed with the Commission on March 19, 2001, and is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information" on page 87.

            COMPARISON OF RIGHTS OF HOLDERS OF RIVERWAY COMMON STOCK
                        AND TEXAS REGIONAL COMMON STOCK

    Both Texas Regional and Riverway are incorporated in the State of Texas as Texas business corporations. If the merger is completed, holders of Riverway common stock will become holders of Texas Regional common stock and the rights of former Riverway shareholders will be governed by Texas law and Texas Regional's articles of incorporation and amended and restated bylaws. The rights of Riverway shareholders under Riverway's articles of incorporation and amended and restated bylaws differ in limited respects from the rights of Texas Regional shareholders under Texas Regional's articles of incorporation and amended and restated bylaws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the Texas Business Corporation Act. Copies of Texas Regional's articles of incorporation and amended and restated bylaws are on file with the Commission. Copies of Riverway's articles of incorporation and amended and restated bylaws may be obtained from Riverway's corporate secretary upon written request.

                           RIVERWAY SHAREHOLDER RIGHTS      TEXAS REGIONAL SHAREHOLDER RIGHTS
                        ----------------------------------  ----------------------------------
CORPORATE GOVERNANCE:   The rights of Riverway              The rights of Texas Regional
                        shareholders are currently          shareholders are currently
                        governed by Texas law and the       governed by Texas law and the
                        articles of incorporation and       articles of incorporation, as
                        amended and restated bylaws of      amended, and the amended and
                        Riverway.                           restated bylaws of Texas Regional.

                        Upon consummation of the merger,    Upon consummation of the merger,
                        the rights of Riverway              the rights of Texas Regional
                        shareholders will be governed by    shareholders will remain governed
                        Texas law and the restated and      by Texas law and the articles of
                        amended articles of incorporation   incorporation, as amended, and the
                        and the amended and restated        amended and restated bylaws of
                        bylaws of Texas Regional.           Texas Regional.

AUTHORIZED CAPITAL      The authorized capital stock of     The authorized capital stock of
STOCK:                  Riverway consists of 50,000,000     Texas Regional consists of and
                        shares of common stock and          will remain at 50,000,000 shares
                        20,000,000 shares of preferred      of common stock and 10,000,000
                        stock.                              shares of preferred stock.

NUMBER OF DIRECTORS:    Riverway's amended and restated     Texas Regional's amended and
                        bylaws provide that the authorized  restated bylaws state that the
                        number of directors will be 10,     number of directors comprising the
                        subject to being increased or       board of directors shall be not
                        decreased by the board of           less than five but not more than
                        directors.                          25, as determined by the board of
                                                            directors at the time. Texas
                                                            Regional's board of directors
                                                            currently consists of eight
                                                            directors.

                           RIVERWAY SHAREHOLDER RIGHTS      TEXAS REGIONAL SHAREHOLDER RIGHTS
                        ----------------------------------  ----------------------------------
SHAREHOLDER NOMINATION  Riverway's amended and restated     Texas Regional's amended and
OF DIRECTORS:           bylaws provide that any             restated bylaws do not include
                        shareholder entitled to vote in     specific provisions for nomination
                        the election of directors           of directors. Under the procedure
                        generally may nominate director(s)  utilized by Texas Regional in the
                        for election, subject to the        recent past, the Board of
                        rights of holders of any class of   Directors nominates a slate of
                        capital stock of Riverway. Such     directors, and the company permits
                        shareholder must give timely        nominations from the shareholders
                        notice in proper written form of    on the floor at the annual Texas
                        his intent to make such             Regional shareholder meeting.
                        nomination(s).

ELECTION OF DIRECTORS:  Riverway's articles of              Texas Regional's articles of
                        incorporation state that holders    incorporation provide that holders
                        of its common stock shall have      of its common stock have voting
                        exclusive voting power subject to   power for election of directors.
                        any rights provided to the shares   Holders of preferred shares issued
                        of any series of preferred stock.   in the future may or may not be
                        Cumulative voting is not            granted voting rights identical to
                        permitted. Holders of its common    those of holders of Texas Regional
                        stock currently elect Riverway's    common stock. Cumulative voting is
                        board of directors.                 not permitted. Texas Regional
                                                            shareholders shall not have
                                                            preemptive rights.

CLASSIFICATION OF       Riverway's amended and restated     Texas Regional's amended and
BOARD OF DIRECTORS:     bylaws provide that the directors   restated bylaws do not provide for
                        of Riverway shall be divided into   the division of the board of
                        three classes, with respect to the  directors into classes.
                        time that they severally hold
                        office, as nearly equal in number
                        as possible, with each class
                        serving in staggered three year
                        terms. This means that only one-
                        third of the board of directors is
                        elected at each annual meeting of
                        shareholders. The classification
                        of the board of directors makes it
                        more difficult to change the
                        composition of Riverway's board of
                        directors because at least two
                        annual meetings of shareholders
                        are required to change control of
                        the board of directors.

REMOVAL OF DIRECTORS:   Under Riverway's amended and        Under Texas Regional's amended and
                        restated bylaws, any director or    restated bylaws, a director may be
                        the entire board may be removed,    removed by the shareholders of
                        with or without cause, at any       Texas Regional at any time with or
                        special meeting of shareholders     without cause.
                        duly called and held for such
                        purpose by a vote of the holders
                        of a majority of shares then
                        entitled to vote for the election
                        of directors. Removal of directors
                        with or without cause may also be
                        accomplished by unanimous written
                        consent of the shareholders
                        without a meeting.

                           RIVERWAY SHAREHOLDER RIGHTS      TEXAS REGIONAL SHAREHOLDER RIGHTS
                        ----------------------------------  ----------------------------------
SHAREHOLDER ACTION      Riverway's amended and restated     According Texas Regional's amended
WITHOUT A MEETING:      bylaws do not expressly provide     and restated bylaws, action may be
                        for any shareholder action to be    taken by the shareholders without
                        taken without a meeting. Under      a meeting if each shareholder
                        Texas law, action may be taken by   entitled to vote signs a written
                        the shareholders without a meeting  consent to the action and such
                        if each shareholder entitled to     consents are filed with Texas
                        vote signs a written consent to     Regional's corporate secretary.
                        the action and such consents are
                        filed with Riverway's corporate
                        secretary.

SPECIAL MEETINGS OF     According to Riverway's amended     According to Texas Regional's
SHAREHOLDERS:           and restated bylaws, Riverway may   amended and restated bylaws,
                        call a special shareholders         special meetings of the
                        meeting for any purpose at the      shareholders may be called at any
                        request of the chairman of the      time by the president, by the
                        board, the president or the board   board of directors, by the
                        of directors and a special meeting  chairman of the board of
                        shall be called by the president    directors, or by the holders of
                        at the request of the shareholders  not less than one- tenth of all
                        owning not less than one-third of   the outstanding shares of Texas
                        the outstanding shares that would   Regional stock.
                        be entitled to vote at such a
                        meeting.

AMENDMENT OF ARTICLES   Under Texas law, Riverway's         Under Texas law, Texas Regional's
OF INCORPORATION AND    articles of incorporation may be    articles of incorporation may be
BYLAWS:                 amended by the affirmative vote or  amended by the affirmative vote of
                        written consent of at least         at least two-thirds of the
                        two-thirds of the outstanding       outstanding voting stock of Texas
                        voting stock of Riverway. The       Regional. Under Texas law, the
                        power to alter, amend or repeal     power to alter, amend or repeal
                        Riverway's amended and restated     Texas Regional's amended and
                        bylaws is vested in its board of    restated bylaws is vested in its
                        directors. Under Texas law,         board of directors, subject to the
                        Riverway's shareholders may alter,  power of the shareholders to amend or repeal Riverway's amended  alter, amend or repeal the bylaws,
                        and restated bylaws.                acting by the affirmative vote of
                                                            the holders of at least 50% of the
                                                            outstanding voting stock of Texas
                                                            Regional.

VOTING STOCK:           The outstanding voting securities   Generally, the outstanding voting
                        of Riverway are the shares of       securities of Texas Regional are
                        Riverway common stock. Holders of   the shares of Texas Regional
                        Riverway common stock have one      common stock. However, holders of
                        vote per share held by them.        shares of a series of preferred
                                                            stock issued in the future may
                                                            have the right to vote should the
                                                            board of directors adopt
                                                            resolutions to that effect.
                                                            Holders of Texas Regional common
                                                            stock have one vote per share held
                                                            by them.

                           RIVERWAY SHAREHOLDER RIGHTS      TEXAS REGIONAL SHAREHOLDER RIGHTS
                        ----------------------------------  ----------------------------------
AUTHORIZATION AND       Riverway's articles of              Texas Regional shareholders do not
ISSUANCE OF ADDITIONAL  incorporation do not limit or deny  have preemptive rights to acquire
CAPITAL STOCK:          preemptive rights. As a result,     newly issued shares of Texas
                        Riverway's shareholders have        Regional's capital stock. Texas
                        preemptive rights as provided       Regional's board of directors is
                        under Texas law. Under Texas law,   authorized to issue 10,000,000
                        shareholders have a preemptive      shares of preferred stock and can
                        right to acquire shares of          determine the class and rights
                        Riverway, except for (1) shares     attached to any share of preferred
                        issued to employees under a plan    stock. The shares of preferred
                        approved by the shareholders and    stock may be divided into and
                        (2) shares not sold for cash.       issued in series. The board of
                        Riverway's board of directors is    directors has the authority to
                        authorized to issue 20,000,000      establish series of unissued
                        shares of preferred stock. The      shares of preferred stock by
                        shares of preferred stock may be    fixing and determining the
                        divided into and issued in series.  relative rights and preferences of
                        The board of directors has the      the shares of any series so
                        authority to establish series of    established. Texas Regional
                        unissued shares of preferred stock  previously created a series of
                        by fixing and determining the       preferred stock for 63,000 shares.
                        relative rights and preferences of  That series was eliminated by
                        the shares of any series so         board resolution and the shares
                        established. The voting,            are now authorized but unissued
                        liquidation and dividend rights of  shares of preferred stock, subject
                        holders of shares of common stock   to being included by the board of
                        may be affected upon issuance of    directors in a future series of
                        additional shares of preferred      preferred stock as provided in the
                        stock.                              articles of incorporation. The
                                                            voting, liquidation and dividend
                                                            rights of holders of shares of
                                                            common stock may be affected upon
                                                            issuance of additional shares of
                                                            preferred stock.

LIQUIDATION RIGHTS:     Under Riverway's articles of        Under Texas Regional's articles of
                        incorporation, holders of Riverway  incorporation, holders of Texas
                        common stock are treated equally    Regional common stock are treated
                        in terms of liquidation rights.     equally in terms of liquidation
                                                            rights.

CONVERSION RIGHTS:      Under Riverway's articles of        Under Texas Regional's articles of
                        incorporation, holders of Riverway  incorporation, holders of Texas
                        common stock are treated equally    Regional common stock are treated
                        in terms of conversion rights.      equally in terms of conversion
                                                            rights.

REDEMPTION RIGHTS:      Under Riverway's articles of        Under Texas Regional's articles of
                        incorporation, holders of Riverway  incorporation, holders of Texas
                        common stock are treated equally    Regional common stock are treated
                        in terms of redemption rights.      equally in terms of redemption
                                                            rights.

DIVIDEND RIGHTS:        Under Riverway's articles of        Under Texas Regional's articles of
                        incorporation, holders of Riverway  incorporation, holders of Texas
                        common stock are treated equally    Regional common stock are treated
                        in terms of dividend rights.        equally in terms of dividend
                                                            rights.

                           RIVERWAY SHAREHOLDER RIGHTS      TEXAS REGIONAL SHAREHOLDER RIGHTS
                        ----------------------------------  ----------------------------------
APPRAISAL RIGHTS:       Riverway shareholders have dissent  Because the approval of Texas
                        and appraisal rights under          Regional's shareholders is not
                        Articles 5.11, 5.12 and 5.13 of     required to complete the merger,
                        the TBCA. Under these provisions,   they are not entitled to exercise
                        shareholders of Riverway may        their appraisal rights under the
                        dissent from certain corporate      TBCA in connection with the
                        actions proposed by Riverway's      merger. However, in connection
                        management and receive the fair     with future transactions that may
                        value of their shares of Riverway   require a vote by Texas Regional's
                        common stock as of or immediately   shareholders, the Texas Regional
                        prior to the effective time of the  shareholders may, under specified
                        proposed corporate action.          circumstances, have dissent and
                                                            appraisal rights under
                                                            Articles 5.11, 5.12 and 5.13 of
                                                            the TBCA.

                        Please read "The
                        Merger-Dissenters' Rights of
                        Appraisal" on page 43 for a more
                        complete description of Riverway
                        shareholders' dissenters' rights
                        of appraisal in connection with
                        the merger.

    COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO TEXAS
                REGIONAL COMMON STOCK AND RIVERWAY COMMON STOCK

    Texas Regional common stock is quoted under the symbol "TRBS" on The Nasdaq National Market.

    The following table sets forth for the periods indicated (1) the high and low sales prices for Texas Regional common stock reported through the consolidated trading system as published in The Wall Street Journal and (2) the dividends declared by Texas Regional per share of Texas Regional common stock. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/100th of one dollar and have been adjusted to reflect stock dividends declared by Texas Regional in December 2000 and distributed in January 2001.


                                           TEXAS REGIONAL
                                            COMMON STOCK
                                         -------------------    TEXAS REGIONAL COMMON
                                           HIGH       LOW      STOCK DIVIDEND PER SHARE
                                         --------   --------   ------------------------
1999:
First Quarter..........................   $25.40     $20.68              $0.114
Second Quarter.........................    26.82      23.64               0.114
Third Quarter..........................    25.74      21.42               0.114
Fourth Quarter.........................    26.82      22.39               0.127

2000:
First Quarter..........................    26.25      19.83               0.127
Second Quarter.........................    26.31      22.39               0.127
Third Quarter..........................    26.14      21.25               0.127
Fourth Quarter.........................    35.25      23.92               0.150

2001:
First Quarter..........................    37.73      27.94               0.150
Second Quarter.........................    41.10      30.83               0.150
Third Quarter..........................    40.28      32.36               0.150
Fourth Quarter.........................    37.98      32.70               0.150

2002:
First Quarter (through January 22,
  2002)................................    38.45      36.78                  --



    On September 10, 2001, the last trading day immediately preceding the announcement of the proposed transaction, the last reported sale price for Texas Regional common stock was $37.06. On January 22, 2002, the most recent date practicable preceding the date of this proxy statement/ prospectus, the last reported sale price of Texas Regional common stock as quoted on The Nasdaq National Market was $37.15.


    There are certain limitations on the payment of dividends to Texas Regional by its banking subsidiary, Texas State Bank. As a Texas-chartered banking association, the amount of dividends that Texas State Bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Texas Department of Banking. Under applicable laws and regulations, at September 30, 2001, approximately $38.2 million was available for payment of dividends to Texas Regional by Texas State Bank.

    Riverway common stock is not traded on any exchange, and there is no active public trading market for its stock. Transactions in Riverway's common stock are infrequent and negotiated privately between persons involved in those transactions. The last sale of Riverway's common stock of which Riverway's management is aware occurred on June 3, 2001, when 500 shares were sold for $10.67 per share. Riverway has never paid a cash dividend on its common stock and, until the merger is completed or the merger agreement is terminated, Riverway is prohibited from making, declaring or paying any dividend on its capital stock without first obtaining Texas Regional's consent. Regardless of this restriction, Riverway does not intend, consistent with past practice, to declare a dividend in the first quarter of 2002.

                                    EXPERTS

    The consolidated financial statements of Riverway as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Texas Regional as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Rogers & Whitley, L.L.P. has rendered an opinion concerning the validity of the securities being offered pursuant to this proxy statement/prospectus and certain other matters. Certain legal matters relating to the merger will be passed upon for Riverway by Andrews & Kurth Mayor, Day, Caldwell &
Keeton L.L.P. Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. will pass also upon material federal income tax consequences arising in connection with the merger and related transactions, as described in the proxy statement/prospectus. It is a condition to consummation of the merger that Riverway receive an opinion concerning material federal income tax consequences of the merger from Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P.

    Howard W. Ayers, Jr., managing partner of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., serves as an advisory director of Riverway. Mr. Ayers owns 139,155 shares of Riverway capital stock. Based on the exchange ratios set forth above, and without giving effect to any adjustment required by the terms of the merger agreement, Mr. Ayers will receive at closing an aggregate of 58,086 shares of Texas Regional common stock and an aggregate of 4,938 shares of Texas Regional common stock will be deposited into escrow pursuant to the holdback escrow agreement on his behalf.

                                INDEMNIFICATION

    Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling Texas Regional pursuant to the foregoing provisions, Texas Regional has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    You may obtain more information about Texas Regional from its web site at www.trbsinc.com. In addition, Texas Regional files annual, quarterly and other reports, proxy statements and other information with the Commission. Texas Regional's Commission filings are available to the public over the Internet or at the Commission's web site at www.sec.gov. You may also read and copy any document Texas Regional files at the Commission's public reference rooms at the following locations:

Public Reference Room              New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.,            233 Broadway              CitiCorp Center
Room 1024                          New York, NY 10279        500 West Madison Street,
Washington, D.C. 20549                                       Suite 1400
                                                             Chicago, IL 60661-2511

    Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

                           INCORPORATION BY REFERENCE

    The following documents previously filed by Texas Regional with the Commission are incorporated herein by reference:

    (1) Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 0-14517);

    (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 (Commission File No. 0-14517);

    (3) Current Report on Form 8-K filed with the Commission on September 8, 2001 (Commission File No. 0-14517);

    (4) Proxy Statement dated March 19, 2001, relating to its annual meeting of shareholders held on April 23, 2001 (Commission File No. 0-14517); and

    (5) The description of the Texas Regional common stock contained in Form 10, as amended by subsequent filings with the Commission, including Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 0-14517).

    All documents filed by Texas Regional pursuant to Sections 13(a), 13(c), 14 or 15(d)of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the meeting of the shareholders of Riverway herein described, are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed incorporated herein by reference, or contained in this proxy statement/prospectus, shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus, except as so modified or superseded.

    No person has been authorized to give any information or to make any representations other than those contained in this proxy statement/prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Texas Regional, Texas Regional Delaware, Texas State Bank, Riverway, Riverway Delaware, Riverway Bank, or their respective affiliates. This proxy statement/prospectus does not constitute an offer to sell or exchange, or solicitation of an offer to sell or exchange, any securities other than the Texas Regional common stock offered hereby, nor does it constitute an offer to exchange or sell, or solicitation of an offer to exchange or sell, such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

    Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Texas Regional, Texas Regional Delaware, Texas State Bank, Riverway, Riverway Delaware, Riverway Bank, or their respective affiliates since the date of this proxy statement/prospectus.

                        INDEX TO FINANCIAL STATEMENTS OF
                            RIVERWAY HOLDINGS, INC.

INDEPENDENT AUDITORS' REPORT................................     F-1

AUDITED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................     F-2

Consolidated Statements of Income for the years ended
  December 31, 2000, 1999 and 1998..........................     F-3

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2000, 1999 and 1998..............     F-4

Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................     F-5

Notes to Consolidated Financial Statements..................     F-6

UNAUDITED FINANCIAL STATEMENTS:

Consolidated Balance Sheet as of September 30, 2001.........    F-25

Consolidated Statement of Income for the nine months ended
  September 30, 2001 and 2000...............................    F-26

Consolidated Statements of Stockholders' Equity for the nine
  months ended September 30, 2001...........................    F-27

Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2001 and 2000.........................    F-28

Notes to Unaudited Consolidated Financial Statements........    F-29

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Riverway Holdings, Inc. and Subsidiaries
Houston, Texas

    We have audited the accompanying consolidated balance sheets of Riverway Holdings, Inc. and its subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Riverway Holdings, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Houston, Texas

March 23, 2001

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                  2000           1999
                                                              ------------   ------------
ASSETS
Cash and cash equivalents (Note 2)..........................  $  9,953,006   $  7,914,262
Securities (Notes 3 and 10):
  Available for sale, at fair value (amortized cost of
    $93,435,558 in 2000 and $80,122,502 in 1999)............    90,778,164     76,594,104
  Held to maturity, at amortized cost (fair value of
    $96,292,451 in 2000 and $78,406,683 in 1999)............   100,364,431     78,836,441
Loans (Notes 4, 5 and 10):
  Held for sale.............................................    25,289,852     50,224,866
  Held for investment.......................................   329,921,124    293,319,208
  Less allowance for loss on sale of loans held for sale
    (Notes 1 and 6).........................................            --     (4,000,000)
  Less allowance for credit losses (Notes 1 and 6)..........    (4,155,424)    (2,448,678)
                                                              ------------   ------------
    Net loans...............................................   351,055,552    337,095,396
Premises and equipment, net (Note 7)........................     3,596,048      3,566,928
Accrued interest receivable.................................     3,804,782      3,552,409
Mortgage servicing rights, net (Note 8).....................     6,737,699      6,061,104
Other assets................................................     5,348,990      7,288,815
                                                              ------------   ------------
TOTAL.......................................................  $571,638,672   $520,909,459
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
  Noninterest-bearing.......................................  $ 28,382,583   $ 26,115,188
  Interest-bearing (Note 9).................................   399,481,473    331,147,032
                                                              ------------   ------------
    Total deposits..........................................   427,864,056    357,262,220
Federal funds purchased.....................................            --     25,000,000
Other borrowings and subordinated debentures (Notes 4 and
  10).......................................................   108,872,940    111,888,089
Accrued interest payable and other liabilities..............     6,596,048      3,660,742
                                                              ------------   ------------
    Total liabilities.......................................   543,333,044    497,811,051

COMMITMENTS AND CONTINGENCIES (Notes 11 and 15)
STOCKHOLDERS' EQUITY (Note 13):
Preferred stock, $1 par value; 20 million shares authorized;
  none issued
Common stock, $1 par value; 50 million shares authorized;
  2,909,105 shares issued and outstanding at December 31,
  2000 and 1999.............................................     2,909,105      2,909,105
Additional paid-in capital..................................    11,951,363     11,951,363
Retained earnings...........................................    15,602,867     11,000,874
Accumulated other comprehensive income--net unrealized loss
  on available for sale securities, net of tax..............    (1,753,882)    (2,333,776)
Unearned compensation (Note 16).............................            --        (25,333)
Treasury stock, 91,290 shares at cost at December 31, 2000
  and 1999..................................................      (403,825)      (403,825)
                                                              ------------   ------------
    Total stockholders' equity..............................    28,305,628     23,098,408
                                                              ------------   ------------
TOTAL.......................................................  $571,638,672   $520,909,459
                                                              ============   ============

                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
INTEREST INCOME:
  Loans, including fees...............................  $32,467,204   $28,208,977   $20,359,943
  Securities..........................................   10,527,792     9,161,749    10,209,173
  Federal funds sold and other temporary
    investments.......................................       64,656        77,708     1,532,031
                                                        -----------   -----------   -----------
    Total interest income.............................   43,059,652    37,448,434    32,101,147

INTEREST EXPENSE:
  Deposits............................................   18,445,168    15,032,586    16,146,341
  Other borrowings and subordinated debentures........    9,348,734     7,101,121     3,073,553
                                                        -----------   -----------   -----------
    Total interest expense............................   27,793,902    22,133,707    19,219,894

NET INTEREST INCOME...................................   15,265,750    15,314,727    12,881,253

PROVISION FOR CREDIT LOSSES (Notes 1 and 6)...........    2,810,351     1,481,464     1,245,000

PROVISION FOR LOSSES (CREDIT FOR UNUSED PROVISION) ON
  SALE OF LOANS HELD FOR SALE (Notes 1 and 6).........   (2,882,632)    4,000,000            --

NET INTEREST INCOME AFTER PROVISIONS..................   15,338,031     9,833,263    11,636,253

NONINTEREST INCOME:
  Customer service fees...............................      680,914       600,709       623,400
  Mortgage servicing fees.............................    1,212,847       983,105       486,848
  Other...............................................      391,893       547,450       288,624
                                                        -----------   -----------   -----------
    Total noninterest income..........................    2,285,654     2,131,264     1,398,872

NONINTEREST EXPENSE:
  Salaries and employee benefits (Note 16)............    4,408,843     3,916,732     3,746,433
  Net occupancy expense...............................    1,140,729       989,157       875,266
  Professional and legal fees.........................    2,049,496     1,957,252     1,563,718
  Office expense......................................      521,097       497,718       501,990
  Net loss (gain) and carrying costs of other real
    estate............................................      (29,820)      343,648        53,866
  Other...............................................    2,781,170     2,699,777     2,166,036
                                                        -----------   -----------   -----------
    Total noninterest expense.........................   10,871,515    10,404,284     8,907,309

INCOME BEFORE INCOME TAXES............................    6,752,170     1,560,243     4,127,816

PROVISION FOR INCOME TAXES (Note 12)..................    2,150,177       321,400     1,176,683
                                                        -----------   -----------   -----------

NET INCOME............................................  $ 4,601,993   $ 1,238,843   $ 2,951,133
                                                        ===========   ===========   ===========

NET INCOME PER COMMON SHARE (Note 17):
  Basic...............................................  $      1.63   $      0.44   $      1.05
                                                        ===========   ===========   ===========
  Diluted.............................................  $      1.63   $      0.44   $      1.05
                                                        ===========   ===========   ===========

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                 ACCUMULATED
                                                                                    OTHER
                                                                                COMPREHENSIVE
                                                                                 INCOME--NET
                                                                                  UNREALIZED
                                                                                     GAIN
                                                                                  (LOSS) ON
                                COMMON STOCK        ADDITIONAL                    AVAILABLE
                           ----------------------     PAID-IN      RETAINED        FOR SALE        UNEARNED      TREASURY
                            SHARES       AMOUNT       CAPITAL      EARNINGS       SECURITIES     COMPENSATION      STOCK
                           ---------   ----------   -----------   -----------   --------------   -------------   ---------
BALANCE, JANUARY 1,
  1998...................  2,909,105   $2,909,105   $11,951,363   $ 6,810,898    $  (739,586)      $(144,000)    $(403,825)

  Net income.............                                           2,951,133

  Unrealized loss on
    available for sale
    securities, net of
    reclassification
    adjustment...........                                                            (77,764)

Total comprehensive
  income.................

Amortization of unearned
  compensation (Note 16)                                                                              46,667
                           ---------   ----------   -----------   -----------    -----------       ---------     ---------

BALANCE, DECEMBER 31,
  1998...................  2,909,105    2,909,105    11,951,363     9,762,031       (817,350)        (97,333)     (403,825)
  Net income.............                                           1,238,843
  Unrealized loss on
    available for sale
    securities, net of
    reclassification
    adjustment...........                                                         (1,516,426)
  Total comprehensive
    income...............
  Amortization of
    unearned compensation
    (Note 16)............                                                                             72,000
                           ---------   ----------   -----------   -----------    -----------       ---------     ---------

BALANCE, DECEMBER 31,
  1999...................  2,909,105    2,909,105    11,951,363    11,000,874     (2,333,776)        (25,333)     (403,825)

  Net income.............                                           4,601,993

  Unrealized gain on
    available for sale
    securities, net of
    reclassification
    adjustment...........                                                            579,894

    Total comprehensive
      income.............

  Amortization of
    unearned compensation
    (Note 16)............                                                                             25,333
                           ---------   ----------   -----------   -----------    -----------       ---------     ---------

BALANCE, DECEMBER 31,
  2000...................  2,909,105   $2,909,105   $11,951,363   $15,602,867    $(1,753,882)      $      --     $(403,825)
                           =========   ==========   ===========   ===========    ===========       =========     =========


                              TOTAL
                           -----------
BALANCE, JANUARY 1,
  1998...................  $20,383,955
  Net income.............    2,951,133
  Unrealized loss on
    available for sale
    securities, net of
    reclassification
    adjustment...........      (77,764)
                           -----------
Total comprehensive
  income.................    2,873,369
Amortization of unearned
  compensation (Note 16)        46,667
                           -----------
BALANCE, DECEMBER 31,
  1998...................   23,303,991
  Net income.............    1,238,843
  Unrealized loss on
    available for sale
    securities, net of
    reclassification
    adjustment...........   (1,516,426)
                           -----------
  Total comprehensive
    income...............     (277,583)
  Amortization of
    unearned compensation
    (Note 16)............       72,000
                           -----------
BALANCE, DECEMBER 31,
  1999...................   23,098,408
  Net income.............    4,601,993
  Unrealized gain on
    available for sale
    securities, net of
    reclassification
    adjustment...........      579,894
                           -----------
    Total comprehensive
      income.............    5,181,887
  Amortization of
    unearned compensation
    (Note 16)............       25,333
                           -----------
BALANCE, DECEMBER 31,
  2000...................  $28,305,628
                           ===========

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                  2000           1999           1998
                                                              ------------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  4,601,993   $  1,238,843   $   2,951,133
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Provision for credit losses.............................     2,810,351      1,481,464       1,245,000
    Provision (credit) for losses on sale of loans held for
      sale..................................................    (2,882,632)     4,000,000              --
    Provision for depreciation and amortization.............       500,023        461,675         391,164
    Provision for revaluation and writedowns of other real
      estate................................................            --        209,000              --
    Benefit for deferred income taxes.......................      (623,914)      (830,868)       (359,453)
    Amortization (accretion) of premiums and discounts on
      securities, net.......................................       312,189        473,006        (275,561)
    Loss on sales of other real estate and other assets.....            --        166,657          67,768
    Loss on disposal of equipment...........................            --         13,182              --
    Amortization of unearned compensation...................        25,333         72,000          46,667
    Purchases of loans held for sale........................            --             --    (131,727,402)
    Proceeds from sales of loans held for sale..............    24,935,014     25,882,212      82,045,653
    (Increase) decrease in accrued interest receivable and
      other assets..........................................     2,020,258     (2,586,766)     (1,264,429)
    Increase in mortgage servicing rights, net..............      (676,595)    (2,972,579)     (1,313,800)
    Increase in accrued interest payable and other
      liabilities...........................................     2,935,306      1,976,817         608,220
                                                              ------------   ------------   -------------
      Net cash provided by (used in) operating activities...    33,957,326     29,584,643     (47,585,040)
                                                              ------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities, calls and principal paydowns of
    securities..............................................     9,066,060     37,427,399     104,186,490
  Purchases of held to maturity securities..................   (27,539,423)    (9,431,536)     (7,569,351)
  Purchases of available for sale securities................   (16,679,874)   (25,263,167)   (122,504,942)
  Net increase in loans held for investment.................   (38,962,000)   (66,778,769)    (75,916,598)
  Proceeds from sales of other real estate..................       139,111        885,225         307,232
  Purchases of premises and equipment.......................      (532,746)      (495,011)     (1,201,278)
  Proceeds from disposals of premises and equipment.........         3,603             --         325,145
                                                              ------------   ------------   -------------
      Net cash used in investing activities.................   (74,505,269)   (63,655,859)   (102,373,302)
                                                              ------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits.......................    70,601,836    (14,371,790)     76,380,516
  Net increase (decrease) in borrowings and subordinated
    debentures..............................................   (28,015,149)    46,503,764      58,896,239
                                                              ------------   ------------   -------------
      Net cash provided by financing activities.............    42,586,687     32,131,974     135,276,755
                                                              ------------   ------------   -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........     2,038,744     (1,939,242)    (14,681,587)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     7,914,262      9,853,504      24,535,091
                                                              ------------   ------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  9,953,006   $  7,914,262   $   9,853,504
                                                              ============   ============   =============

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid.............................................  $ 24,937,308   $ 22,016,018   $  18,661,191
  Income taxes paid.........................................     1,180,000      1,807,569       1,599,000
  Noncash investing and financing activities:
    Foreclosure and repossession of collateral in
      satisfaction of a loan................................            --             --          45,882

                See notes to consolidated financial statements.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

    ORGANIZATION--Riverway Holdings, Inc. (the "Parent") is a privately owned commercial bank holding company in Houston, Texas. The Parent wholly owns Riverway Bank (the "Bank") through an intermediary bank holding company, Riverway Holdings of Delaware, Inc.

    NATURE OF OPERATIONS--The Bank's operations consist primarily of traditional banking services for large commercial enterprises and well-secured borrowers. The Bank also specializes in services to municipalities in the Houston area. The Bank wholly owns Hydrox Holdings, Inc., which owns and operates certain other real estate properties.

    PRINCIPLES OF CONSOLIDATION--These consolidated financial statements include the accounts of the Parent and its subsidiaries (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles ("GAAP") and the prevailing practices within the banking industry.

    A summary of significant accounting and reporting policies is as follows:

    USE OF ESTIMATES--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    SECURITIES--Securities that are expected to be held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities may be sold or transferred to another portfolio.

    Securities which are classified as available for sale are carried at fair value. Unrealized gains and losses are excluded from income and reported, net of tax, as other comprehensive income in stockholders' equity. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

    Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary may result in writedowns of the individual securities to their fair value. The related writedowns would be included in income as realized losses.

    Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method is used to compute gains or losses on the sale of these assets. Interest earned on these assets is included in interest income.

    LOANS HELD FOR INVESTMENT--Loans held for investment are stated at the principal amount outstanding, net of fees. Income is recognized using the simple interest method.

    A loan is defined as impaired if, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both principal and interest, according to the

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)
contractual terms of the loan agreement. The allowance for credit losses related to impaired loans is determined based on the difference between the carrying value of loans and the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

    LOANS HELD FOR SALE--Loans held for sale consist of mortgage loans intended for sale in the secondary market and are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

    NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS--Nonaccrual, past due and restructured loans include loans which have been categorized by management as nonaccrual because collection of interest is doubtful as well as loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accrual status of the loan. When a loan is placed on nonaccrual status, interest which has been accrued but unpaid is charged to operations to the extent such accrual relates to the current year. Interest accrued but unpaid during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan balances and next to the recovery of charged-off loan balances. Any excess is treated as recovery of lost interest.

    Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

    ALLOWANCE FOR CREDIT LOSSES--The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that such loss is probable. Recoveries are credited to the allowance at the time of recovery.

    Throughout the year, management estimates the probable level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

    Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, probable credit losses and the present level of the allowance; management's internal review of the loan portfolio and any results of examinations of the loan portfolio by regulatory agencies. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Company's control.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)
    Estimates of credit losses involve judgment. While it is possible that in the near term the Company may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb estimated losses which may exist in the current loan portfolio.

    PREMISES AND EQUIPMENT--Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets.

    OTHER REAL ESTATE--Real estate properties acquired through, or in lieu of, loan foreclosure are intended to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the net gain/loss and carrying costs of other real estate.

    MORTGAGE SERVICING RIGHTS--Mortgage servicing rights ("MSRs") are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS")
No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." MSRs are amortized in proportion to, and over the period of, the estimated net revenue for servicing of the underlying mortgages. The Company periodically evaluates MSRs for impairment based on the fair value of those rights. The fair value is determined by discounting the estimated future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. For purposes of measuring impairment, the loans underlying the MSRs are stratified on the basis of interest rate and type (conventional or government). The amount of impairment is the amount by which the MSRs, net of accumulated amortization, exceed their fair value.

    INCOME TAXES--The Parent and its subsidiaries file a consolidated tax return. Each computes its tax on a separate-company basis, and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

    NET INCOME PER COMMON SHARE--Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the reporting period. Diluted earnings per share reflect the potential dilution, if any, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There are no items, which had a dilutive effect on net income per share for 2000 and 1999.

    CASH AND CASH EQUIVALENTS--For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, interest-bearing deposits and other highly liquid investments purchased with a maturity of three months or less. Generally, federal funds are sold for one-day periods.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)
    INTEREST RATE RISK--The Company is engaged in providing long-term, fixed-rate loans and short-term commercial loans with interest rates that fluctuate with various market indices. The commercial loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates. The loans with fixed interest rates and longer maturities are more sensitive to interest rate risk.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1999 and 1998 balances to conform to the current presentation.

    RECENT ACCOUNTING STANDARDS--SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company has no derivative instruments currently. The implementation of this pronouncement on January 1, 2001 did not have a material effect on the Company's financial statements.

    In September 2000, FASB issued SFAS 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, which replaces SFAS 125. The Statement revises the standards for accounting for the securitization and other transfers of financial assets and collateral, and requires certain disclosures, but carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Management believes that adopting these components of SFAS 140 will not have a material impact on the Company's financial position or results of operations. SFAS 140 must be applied prospectively.

2.  CASH AND CASH EQUIVALENTS

    The Company is required by the Federal Reserve Bank to maintain average reserve balances. Cash and cash equivalents in the consolidated balance sheets include amounts so restricted of approximately $200,000 at December 31, 2000 and 1999.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

3.  SECURITIES

    The amortized cost and fair value of securities are as follows:

                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                  COST         GAINS        LOSSES         VALUE
                                              ------------   ----------   -----------   -----------
AVAILABLE FOR SALE:
DECEMBER 31, 2000:
  Mortgage-backed securities................  $ 46,172,653    $321,406    $(2,182,154)  $44,311,905
  Federal Home Loan Bank stock, at cost.....     5,657,400          --             --     5,657,400
  U.S. Government and agency securities.....    41,000,000          --       (791,141)   40,208,859
  Other securities..........................       605,505          --         (5,505)      600,000
                                              ------------    --------    -----------   -----------
Total.......................................  $ 93,435,558    $321,406    $(2,978,800)  $90,778,164
                                              ============    ========    ===========   ===========

AVAILABLE FOR SALE:
DECEMBER 31, 1999:
  Mortgage-backed securities................  $ 33,591,265    $ 13,701    $  (295,102)  $33,309,864
  Federal Home Loan Bank stock, at cost.....     4,918,400          --             --     4,918,400
  U.S. Government and agency securities.....    41,000,000          --     (3,234,160)   37,765,840
  Other securities..........................       612,837          --        (12,837)      600,000
                                              ------------    --------    -----------   -----------
Total.......................................  $ 80,122,502    $ 13,701    $(3,542,099)  $76,594,104
                                              ============    ========    ===========   ===========

HELD TO MATURITY:
DECEMBER 31, 2000:
  Mortgage-backed securities................  $ 97,284,038    $ 97,854    $(4,220,470)  $93,161,422
  State and municipal securities............     3,080,393      50,636             --     3,131,029
                                              ------------    --------    -----------   -----------
Total.......................................  $100,364,431    $148,490    $(4,220,470)  $96,292,451
                                              ============    ========    ===========   ===========

HELD TO MATURITY:
DECEMBER 31, 1999:
  Mortgage-backed securities................  $ 74,283,735    $ 31,562    $  (606,876)  $73,708,421
  State and municipal securities............     4,552,706     145,556             --     4,698,262
                                              ------------    --------    -----------   -----------
Total.......................................  $ 78,836,441    $177,118    $  (606,876)  $78,406,683
                                              ============    ========    ===========   ===========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

3.  SECURITIES (CONTINUED)
    The scheduled maturities of the securities portfolio at December 31, 2000 follow:

                                           HELD TO MATURITY SECURITIES    AVAILABLE FOR SALE SECURITIES
                                           ----------------------------   -----------------------------
                                               HELD                         AVAILABLE
                                             AMORTIZED         FAIR         AMORTIZED         FAIR
                                               COST           VALUE           COST            VALUE
                                           -------------   ------------   -------------   -------------
Due in one year or less..................  $  1,215,180    $ 1,221,881     $ 5,000,000     $ 4,893,806
Due from one to five years...............     1,865,213      1,909,148              --              --
Due from five to ten years...............            --             --      36,000,000      35,315,053
                                           ------------    -----------     -----------     -----------

Total....................................     3,080,393      3,131,029      41,000,000      40,208,859

Mortgage-backed securities...............    97,284,038     93,161,422      46,172,653      44,311,905
Federal Home Loan Bank stock.............            --             --       5,657,400       5,657,400
Other securities.........................            --             --         605,505         600,000
                                           ------------    -----------     -----------     -----------

Total....................................    97,284,038     93,161,422      52,435,558      50,569,305
                                           ------------    -----------     -----------     -----------

Total securities.........................  $100,364,431    $96,292,451     $93,435,558     $90,778,164
                                           ============    ===========     ===========     ===========

There were no sales of securities during 2000 or 1999.

    The Company does not own securities of any one issuer (other than the U.S. government and its agencies) for which aggregate adjusted cost exceeded 10% of stockholders' equity at December 31, 2000 or 1999.

    Securities with amortized costs of approximately $125,252,348 and $142,234,203 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits, other borrowings or for other purposes required or permitted by law.

    Included in interest income on securities is approximately $211,000, $299,000 and $392,000 received on nontaxable securities for the years ended December 31, 2000, 1999 and 1998, respectively.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

4.  LOANS

    The loan portfolio consists of various types of loans made principally to borrowers located in Harris, Fort Bend and Montgomery Counties, Texas, and is classified by major type as follows (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
HELD FOR INVESTMENT:
  Commercial, financial and industrial..................  $ 26,428   $ 27,057
  Real estate-mortgage:
    Interim construction................................    68,248     51,457
    Multi-family and commercial.........................    91,888     89,743
    Single family residential...........................    63,794     50,577
  Municipal.............................................     4,870      8,952
  Consumer..............................................    67,140     61,125
  Small Business Administration, government
    guaranteed..........................................     6,128      3,558
  Other.................................................     1,425        850
                                                          --------   --------

Total loans held for investment.........................   329,921    293,319
                                                          --------   --------

HELD FOR SALE:
  Mortgage loans held for sale..........................    25,290     26,158
  Commercial lease loans................................        --     24,067
                                                          --------   --------

Total loans held for sale...............................    25,290     50,225
                                                          --------   --------

Total loans.............................................  $355,211   $343,544
                                                          ========   ========

    At December 31, 2000 and 1999, the recorded investment in impaired loans was approximately $3,050,000 and $5,659,000, respectively, and required an allowance for credit losses of approximately $467,922 and $344,747, respectively. The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 was $4,354,500 and $3,300,000, respectively. Interest received on impaired loans during the periods was not material.

    As of December 31, 2000 and 1999, loans outstanding to directors and their affiliates were $2,471,610 and $2,446,561, respectively. In the opinion of management, all transactions entered into between the Company and such related parties have been and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons. An analysis of activity with respect to these related-party loans is as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         2000          1999
                                                      -----------   ----------
Beginning balance...................................  $ 2,446,561   $1,001,497
  New loans.........................................    1,291,940    1,871,563
  Repayments........................................   (1,266,891)    (426,499)
                                                      -----------   ----------

Ending balance......................................  $ 2,471,610   $2,446,561
                                                      ===========   ==========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

5.  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

    The following table presents information relating to nonaccrual, past due and restructured loans:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          2000        1999
                                                        --------   ----------
Nonaccrual loans......................................  $122,694   $  239,675
90 days or more past due loans, not on nonaccrual.....   847,661    3,135,621
                                                        --------   ----------

Total.................................................  $970,355   $3,375,296
                                                        ========   ==========

    With respect to the above loans, interest income foregone on nonaccrual loans, additional interest income that would have been earned on restructured loans under their original terms and interest earned on restructured loans were not material.

    Of the loans 90 days or more past due not on nonaccrual as of December 31, 2000, $197,309 or 20% are 90% guaranteed as to principal and interest by the U.S. government.

6.  ALLOWANCE FOR LOSSES

    Activity in the allowance for credit losses is as follows:

                                                       DECEMBER 31,
                                          --------------------------------------
                                             2000          1999          1998
                                          -----------   -----------   ----------
Balance at beginning of year............  $ 2,448,678   $ 2,251,262   $1,210,296
Provision charged to operations.........    2,810,351     1,481,464    1,245,000
Loans charged off.......................   (1,157,381)   (1,335,446)    (213,412)
Loan recoveries.........................       53,776        51,398        9,378
                                          -----------   -----------   ----------

Balance at end of year..................  $ 4,155,424   $ 2,448,678   $2,251,262
                                          ===========   ===========   ==========

    With respect to the allowance for loss on sale of loans, effective April 5, 2000, the Parent entered into a Memorandum of Understanding ("MOU") with the Federal Reserve Bank of Dallas (the "Federal Reserve"). The terms of the MOU required the sale of the Parent's lease loan portfolio and contained restrictions on the payment of dividends and changes in directors and senior executive officers. The Federal Reserve also required that a $4 million reserve be provided for any losses related to the disposal of the lease loan portfolio. In December 2000, the Parent completed the sale of the lease loan portfolio above the price threshold used to calculate the $4 million reserve. This resulted in an elimination of the remaining reserve of $4 million as of the year end 2000. In March 2001, after being notified of the successful disposition of the lease loan portfolio, the Federal Reserve terminated the MOU.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

7.  PREMISES AND EQUIPMENT

    Premises and equipment are as follows:

                                                 DECEMBER 31,
                                            -----------------------     USEFUL
                                               2000         1999        LIVES
                                            ----------   ----------   ----------
Land......................................  $1,045,000   $1,045,000
Building and improvements.................   2,824,536    2,657,280   7-30 years
Furniture, fixtures and equipment.........   2,733,576    2,371,687   3-10 years
                                            ----------   ----------

                                             6,603,112    6,073,967

Less accumulated depreciation and
  amortization............................  (3,007,064)  (2,507,039)
                                            ----------   ----------

Premises and equipment, net...............  $3,596,048   $3,566,928
                                            ==========   ==========

8.  LOAN SERVICING

    Activity in the Company's MSRs is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Balance at beginning of year.........................  $6,061,104   $3,088,525
  Additions..........................................   1,330,510    3,462,945
  Amortization.......................................    (653,915)    (490,366)
                                                       ----------   ----------

Balance at end of year...............................  $6,737,699   $6,061,104
                                                       ==========   ==========

    The carrying amounts of MSRs approximated their fair values at December 31, 2000 and 1999.

    The single-family loan servicing portfolio at December 31, 2000 and 1999 totaled $236,070,296 and $182,471,625, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $4,576,000 and $895,000 at December 31, 2000 and 1999, respectively.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

9.  INTEREST-BEARING DEPOSITS

    The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was approximately $73,025,326 and $52,077,000 at December 31, 2000 and 1999, respectively. At December 31, 2000, the scheduled maturities of certificates of deposit are as follows (in thousands):

2001........................................................  $181,339
2002........................................................    27,080
2003........................................................    17,974
2004........................................................     2,398
2005........................................................    13,944
Thereafter..................................................       730
                                                              --------

  Total.....................................................  $243,465
                                                              ========

    The Company has no brokered deposits, and there are no major concentrations of deposits.

10.  OTHER BORROWINGS AND SUBORDINATED DEBENTURES

    Other borrowings and subordinated debentures comprise the following:

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                       2000           1999
                                                   ------------   ------------
Reverse repurchase agreements
    Federal Home Loan Bank.......................  $ 55,600,000   $ 77,550,000
    Other........................................    39,999,785             --
Customer repurchase agreements...................     6,101,241      4,018,766
Note payable.....................................     1,200,000     24,169,323
Treasury, tax and loan note option...............     1,571,914      1,750,000
Subordinated debentures..........................     4,400,000      4,400,000
                                                   ------------   ------------

Total............................................  $108,872,940   $111,888,089
                                                   ============   ============

    REVERSE REPURCHASE AGREEMENTS

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                        2000          1999
                                                    ------------   -----------
Maximum outstanding at any month-end..............  $105,595,000   $95,100,000
Daily average balance.............................    89,601,476    50,860,215
Average interest rate.............................          6.46%         5.02%

    The FHLB borrowings are secured by a blanket pledge of the Company's single-family residential loan portfolio and certain investment securities. The FHLB borrowings are short-term and mature from January 1, 2001 to January 29, 2001. The borrowings bear interest at a weighted-average rate of 6.78% at December 31, 2000.

    On December 6, 2000, the Company entered into reverse repurchase agreements with another bank. The blended rate is 5.72% and these repurchase agreements mature in 2003, 2004 and 2005.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

10.  OTHER BORROWINGS AND SUBORDINATED DEBENTURES (CONTINUED)
    CUSTOMER REPURCHASE AGREEMENTS--

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Fair value of collateral at period-end...............  $6,750,394   $4,219,705
Maximum outstanding at any month-end.................   7,794,509    5,346,105
Daily average balance................................   5,174,334    4,149,715
Average interest rate................................        4.88%        3.86%

    Customer repurchase agreements are collateralized by certain securities. Amounts outstanding at December 31, 2000 matured on January 2, 2001 and had an interest rate of 5.13%.

    NOTE PAYABLE--In January 1999, the Parent borrowed $29.3 million from a nonaffiliated bank. The borrowing matured on January 31, 2000, bore interest at 8.32% and was secured by a pledge of common stock of the bank.

    In January 2000, this borrowing was renewed. The interest rate was a floating rate equal to 325 basis point over the monthly average LIBOR rate. This borrowing was in the amount of $23.7 million maturing at December 31, 2000. During the month of December 2000, the Parent sold leases, the proceeds of which were used to repay the majority of the January 2000 borrowing. In addition, in December, the Parent drew down on a $2,000,000 line of credit. The amount drawn was $1,200,000 with the interest rate equal to Wall Street Prime Rate. The proceeds were used to complete the repayment of the original January 2000 borrowing.

    TREASURY, TAX AND LOAN (TT&L) NOTE OPTION--The TT&L note is due on demand and bears interest at variable rates. The Company's Small Business Administration loan portfolio is pledged as collateral for the TT&L note.

    SUBORDINATED DEBENTURES--In March 1998, the Parent issued $4.4 million of subordinated debentures. The debentures bear 10% and mature on March 31, 2003.

11.  COMMITMENTS AND CONTINGENCIES

    SALARY CONTINUATION PROGRAM--The Company has entered into agreements with certain of its officers to provide certain benefits to the officers' designated beneficiaries in the event that the officers die prior to retirement and while employed by the Company. Under each agreement, the Company will pay the designated beneficiary a specified amount for a period of ten years after the officer's death. The agreement is automatically canceled if the officer voluntarily or involuntarily leaves the employment of the Company. The Company has purchased whole-life insurance policies on these officers, the death benefits of which will be available to meet these obligations.

    LITIGATION--The Company is party to various lawsuits arising in the normal course of business. After reviewing these suits with outside counsel, management considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

12.  INCOME TAXES

    The components of the provision for federal income taxes were as follows:

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              2000         1999         1998
                                           ----------   ----------   ----------
Current expense..........................  $1,526,263   $1,152,268   $1,536,136
Deferred expense (benefit)...............     623,914     (830,868)    (359,453)
                                           ----------   ----------   ----------

Total....................................  $2,150,177   $  321,400   $1,176,683
                                           ==========   ==========   ==========

    Significant assets and liabilities giving rise to deferred taxes were as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Deferred tax assets:
  Unrealized loss on available for sale securities...  $  903,514   $1,202,273
  Allowance for credit losses........................   1,508,099    1,907,900
  Other..............................................     164,974      104,995
                                                       ----------   ----------

Total deferred tax assets............................   2,576,587    3,215,168
                                                       ----------   ----------

Deferred tax liabilities:
  Depreciable assets.................................     302,786      353,040
  Other real estate acquired by foreclosure..........      66,047       89,760
  FHLB dividends.....................................     253,936      166,340
  Other..............................................     335,266       64,803
                                                       ----------   ----------
Total deferred tax liabilities.......................     958,035      673,943
                                                       ----------   ----------

Net deferred tax asset...............................  $1,618,552   $2,541,225
                                                       ==========   ==========

The provisions for federal income taxes for the years ended December 31, 2000, 1999 and 1998 differed from the amounts computed by applying the federal income tax statutory rate on operations as follows:

                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               2000        1999         1998
                                            ----------   ---------   ----------
Tax calculated at statutory rate..........  $2,295,738   $ 530,483   $1,403,457
Change resulting from:
  Nondeductible meals and entertainment...       6,120       4,994        9,711
  Tax exempt interest income..............    (222,186)   (216,397)    (260,176)
  Other, net..............................      70,505       2,320       23,691
                                            ----------   ---------   ----------
Provision for income taxes................  $2,150,177   $ 321,400   $1,176,683
                                            ==========   =========   ==========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

13.  REGULATORY MATTERS

    The Parent and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on its financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent and the Bank must meet specific capital requirements based on the Parent's and the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

    To meet the capital adequacy requirements, the Parent and the Bank must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of December 31, 2000 and 1999, the Parent and the Bank met all capital adequacy requirements.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital amounts and ratios as set forth in the table below.

                                                                                                         TO BE WELL
                                                                            FOR CAPITAL              CAPITALIZED UNDER
                                                                              ADEQUACY               PROMPT CORRECTIVE
                                                   ACTUAL                     PURPOSES               ACTION PROVISIONS
                                           ----------------------      ----------------------      ----------------------
                                            AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT        RATIO
                                           --------      --------      --------      --------      --------      --------
                                                                       (DOLLARS IN THOUSANDS)
RIVERWAY HOLDINGS, INC.:
As of December 31, 2000:
  Total Capital (to Risk Weighted
    Assets)..............................  $34,000         9.36%       $29,660         8.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................   30,060         8.05%        14,830         4.0%
  Tier I Capital (to Total Assets).......   30,060         5.20%        22,972         4.0%

As of December 31, 1999:
  Total Capital (to Risk Weighted
    Assets)..............................  $30,004         8.20%       $29,259         8.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................   25,432         6.95%        14,629         4.0%
  Tier I Capital (to Total Assets).......   25,432         4.88%        20,836         4.0%

RIVERWAY BANK:
As of December 31, 2000:
  Total Capital (to Risk Weighted
    Assets)..............................  $39,841        10.74%       $29,664         8.0%        $37,080         10.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................   35,901         9.62%        14,832         4.0%         22,248          6.0%
  Tier I Capital (to Total Assets).......   35,901         6.24%        22,881         4.0%         28,601          5.0%

As of December 31, 1999:
  Total Capital (to Risk Weighted
    Assets)..............................  $34,977        10.33%       $27,076         8.0%        $33,845         10.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................   32,528         9.61%        13,512         4.0%         20,307          6.0%
  Tier I Capital (to Total Assets).......   32,528         6.52%        19,950         4.0%         24,932          5.0%

    See Note 6 for a discussion of a Memorandum of Understanding relating to the lease loan portfolio.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

14.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    In the normal course of business, the Company is a party to various financial instruments with off-balance-sheet risk to meet the financial needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of these instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

    The following is a summary of such financial instruments issued by the
Company:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Financial instruments, the contract amounts of which
  represent credit risk:
  Commitments to extend credit..............................  $49,168,786   $69,048,002
  Standby letters of credit.................................    1,082,710       955,147

    COMMITMENTS TO EXTEND CREDIT--Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

    The Company evaluates customer creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit is based on management's credit evaluation of the customer.

    STANDBY LETTERS OF CREDIT--Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

15.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

    Disclosures of the estimated fair value amounts of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

    The following methods and assumptions were used to estimate the fair values as of December 31, 2000 and 1999 for each class of financial instruments for which it is practicable to estimate that value:

    CASH AND CASH EQUIVALENTS--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

    SECURITIES--For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

15. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) LOANS--The fair value of loans held for investment is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of loans held for sale is estimated using outstanding commitment prices from investors or current investor yield requirements.

    ACCRUED INTEREST RECEIVABLE--The fair value of accrued interest receivable approximates carrying value.

    DEPOSIT LIABILITIES--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of accrued interest payable approximates carrying value.

    OTHER BORROWINGS AND SUBORDINATED DEBENTURES--Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

    OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS--The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties.

    The estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows (in thousands):

                                                             2000                  1999
                                                      -------------------   -------------------
                                                      CARRYING     FAIR     CARRYING     FAIR
                                                       AMOUNT     VALUE      AMOUNT     VALUE
                                                      --------   --------   --------   --------
Financial assets:
  Cash and cash equivalents.........................  $  9,953   $  9,953   $  7,914   $  7,914
  Securities........................................   191,143    187,070    155,431    155,001
  Loans.............................................   355,211    348,107    343,544    336,776
  Accrued interest receivable.......................     3,805      3,805      3,552      3,552
                                                      --------   --------   --------   --------
Total...............................................  $560,112   $548,935   $510,441   $503,243
                                                      ========   ========   ========   ========

Financial liabilities:
  Deposits..........................................  $427,864   $428,856   $357,262   $356,562
  Fed funds purchased...............................        --         --     25,000     25,000
  Other borrowings and subordinated debentures......   108,873    108,873    111,888    111,888
                                                      --------   --------   --------   --------
Total...............................................  $536,737   $537,729   $494,150   $493,450
                                                      ========   ========   ========   ========

    The fair value of commitments to extend credit and standby letters of credit were not material at December 31, 2000 and 1999.

    The fair value estimates are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

15. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates.

16.  EMPLOYEE BENEFITS

    SAVINGS PLAN--The Company has a 401(k) plan (the "Plan") covering all employees aged 21 and older with at least six months of service as defined by the Plan. At least one year of service is required to be eligible for employer-matching contributions. Determination of the matching percentage is made by the Board of Directors and is entirely discretionary. The Company presently matches participants' contributions up to 66.6% of the first 6% of the employee's salary. Contributions totaling approximately $66,000, $60,000 and $54,000 were made for the years ended December 31, 2000, 1999 and 1998, respectively.

    RESTRICTED STOCK AWARD--On June 30, 1997, the Company granted 50,000 shares of common stock to a senior executive in exchange for cancellation of previously issued and exercisable stock options. The Company recorded the estimated fair value of the stock issuance as unearned compensation. This amount was amortized as compensation expense as earned over the three-year period ending May 31, 2000.

    STOCK APPRECIATION RIGHTS--In December 1999, stock appreciation rights relating to 154,000 shares were granted to directors and certain officers. No compensation expense was recorded at the grant date as the grant prices were at book value which approximates fair value. No expense was recorded in 1999 or 2000 as the stock appreciation rights provide that there will not be any payments until the fair value of the stock exceeds 120% of the grant price.

17.  NET INCOME PER COMMON SHARE

    Net income per common share is calculated as follows:

                                                2000                     1999                     1998
                                       ----------------------   ----------------------   ----------------------
                                                    PER SHARE                PER SHARE                PER SHARE
                                         AMOUNT      AMOUNT       AMOUNT      AMOUNT       AMOUNT      AMOUNT
                                       ----------   ---------   ----------   ---------   ----------   ---------
Net income...........................  $4,601,994        --     $1,238,843        --     $2,951,133        --
Basic--
  Weighted-average shares
    Outstanding......................   2,817,815     $1.63      2,817,815     $0.44      2,817,815     $1.05
                                       ==========     =====     ==========     =====     ==========     =====

    There are no items, which had a dilutive effect on the calculation of diluted net income per share.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

18.  PARENT COMPANY ONLY FINANCIAL INFORMATION

    The following are condensed balance sheets as of December 31, 2000 and 1999 and condensed statements of income for the years then ended for the Parent company only:

                            RIVERWAY HOLDINGS, INC.
                            CONDENSED BALANCE SHEETS
                   DECEMBER 31, 2000 AND 1999 (IN THOUSANDS)

                                                                2000       1999
                                                              --------   --------
ASSETS
Cash........................................................  $   748    $ 1,253
Investment in subsidiaries..................................   34,149     30,280
Commercial lease loans, net.................................       --     20,066
Other assets................................................      924      1,298
                                                              -------    -------
TOTAL.......................................................  $35,821    $52,897
                                                              =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Other borrowings and subordinated debentures................  $ 5,600    $29,380
Other liabilities...........................................    1,916        419
                                                              -------    -------
    Total liabilities.......................................    7,516     29,799
Preferred stock (none issued)
Common stock................................................    2,909      2,909
Additional paid-in capital..................................   11,951     11,951
Retained earnings...........................................   15,603     11,001
Accumulated other comprehensive income--net unrealized loss
  on available for sale securities, net of tax..............   (1,754)    (2,334)
Unearned compensation.......................................       --        (25)
Treasury stock..............................................     (404)      (404)
                                                              -------    -------
    Total stockholders' equity..............................   28,305     23,098
                                                              -------    -------
TOTAL.......................................................  $35,821    $52,897
                                                              =======    =======

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
Operating income............................................  $ 2,886    $ 2,882     $   --
Operating expenses..........................................    4,199      2,942        644
Provision for losses (credit for unused provision) on sale
  of loans held for sale....................................   (2,883)     4,000         --
                                                              -------    -------     ------
Operating profit (loss).....................................    1,570     (4,060)      (644)
Income tax (provision) benefit..............................     (257)     1,499        236
                                                              -------    -------     ------
Income (loss) before equity in earnings of subsidiaries.....    1,313     (2,561)      (408)
Equity in earnings of subsidiaries..........................    3,289      3,800      3,359
                                                              -------    -------     ------
Net income..................................................  $ 4,602    $ 1,239     $2,951
                                                              =======    =======     ======

                       CONDENSED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  4,602   $  1,239   $ 2,951
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
  Equity in earnings of subsidiaries........................    (3,289)    (3,800)   (3,359)
  Provision (benefit) for losses on sale of commercial lease
    loans...................................................    (2,883)     4,000        --
  Amortization of unearned compensation.....................        25         72        47
  (Increase) decrease in other assets.......................        76     (1,065)     (187)
  Increase in other liabilities.............................     1,497        312       107
                                                              --------   --------   -------
    Net cash provided by (used in) operating activities.....        28        758      (441)
                                                              --------   --------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  (Increase) decrease in commercial lease loans, net........    22,949    (24,066)       --
  Capital contributions to subsidiaries.....................                         (3,400)
                                                              --------   --------   -------
    Net cash used in investing activities...................    22,949    (24,066)   (3,400)
                                                              --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in other borrowings and
    subordinated debentures.................................   (23,780)    24,485     3,895
  Other.....................................................       298         --        --
                                                              --------   --------   -------
    Net cash provided by financing activities...............   (23,482)    24,485     3,895
                                                              --------   --------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (505)     1,177        54
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     1,253         76        22
                                                              --------   --------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $    748   $  1,253   $    76
                                                              ========   ========   =======

   *************************************************************************

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                         SEPTEMBER 30, 2001 (UNAUDITED)

                                  ASSETS

Cash and cash equivalents...................................  $  7,510,274
Securities
  Available for sale, at fair value (amortized cost of
    $92,304,110)............................................    92,788,550
  Held to maturity, at amortized cost (fair value of
    $154,424,132)...........................................   152,644,953
Loans
  Held for sale.............................................    40,653,462
  Held for investment.......................................   341,665,300
  Less allowance for credit losses..........................    (4,304,377)
                                                              ------------
      Net loans.............................................   378,014,385

Premises and equipment, net.................................     3,807,017
Accrued interest receivable.................................     4,367,852
Mortgage servicing rights, net..............................    11,221,675
Other assets................................................     5,228,843
                                                              ------------
TOTAL.......................................................  $655,583,549
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Noninterest-bearing.......................................  $ 36,338,530
  Interest-bearing..........................................   461,498,232
                                                              ------------
      Total deposits........................................   497,836,762

Other borrowings and subordinated debentures................   107,046,638
Accrued interest payable and other liabilities..............     2,813,317
                                                              ------------
      Total liabilities.....................................   607,696,717

COMMITMENTS AND CONTINGENCIES

COMPANY OBLIGATED MANDITORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARY TRUST............................    15,000,000

STOCKHOLDERS' EQUITY
Preferred stock, $1 par value; 20 million shares authorized;
  none issued
Common stock, $1 par value; 50 million shares authorized;
  2,909,105 shares issued and outstanding...................     2,909,105
Additional paid-in capital..................................    11,951,363
Retained earnings...........................................    18,110,294
Accumulated other comprehensive income--net unrealized gain
  on available for sale securities, net of tax..............       319,895
Treasury stock, 91,290 shares at cost.......................      (403,825)
                                                              ------------
      Total stockholders' equity............................    32,886,832
                                                              ------------
TOTAL.......................................................  $655,583,549
                                                              ============

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                  (UNAUDITED)

                                                                 2001          2000
                                                              -----------   -----------
INTEREST INCOME:
  Loans, including fees.....................................  $25,034,898   $24,354,115
  Securities................................................    9,038,986     7,490,677
  Federal funds sold and other temporary investments........       38,031        46,041
                                                              -----------   -----------

    Total interest income...................................   34,111,915    31,890,833

INTEREST EXPENSE:
  Deposits..................................................   16,777,737    13,199,595
  Other borrowings and subordinated debentures..............    3,956,933     7,140,520
                                                              -----------   -----------

    Total interest expense..................................   20,734,670    20,340,115

NET INTEREST INCOME.........................................   13,377,245    11,550,718

PROVISION FOR CREDIT LOSSES.................................    1,355,000     1,161,051
                                                              -----------   -----------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.......   12,022,245    10,389,667

NONINTEREST INCOME:
  Customer service fees.....................................      562,673       495,617
  Mortgage servicing fees...................................    1,528,051     1,011,058
  Other.....................................................       14,744       194,879
                                                              -----------   -----------

    Total noninterest income................................    2,105,468     1,701,554

NONINTEREST EXPENSE:
  Salaries and employee benefits............................    3,674,176     3,307,364
  Net occupancy expense.....................................      887,377       814,533
  Professional fees.........................................    1,595,571     1,363,480
  Office expense............................................      533,941       412,588
  Net loss (gain) and carrying costs of other real estate...       25,000       (32,951)
  Other.....................................................    3,734,221     2,063,812
                                                              -----------   -----------

    Total noninterest expense...............................   10,450,286     7,928,826

INCOME BEFORE INCOME TAXES..................................    3,677,427     4,162,395

PROVISION FOR INCOME TAXES..................................    1,170,000     1,305,176
                                                              -----------   -----------

NET INCOME..................................................  $ 2,507,427   $ 2,857,219
                                                              ===========   ===========

NET INCOME PER COMMON SHARE:
  Basic.....................................................  $      0.89   $      1.01
                                                              ===========   ===========
  Diluted...................................................  $      0.89   $      1.01
                                                              ===========   ===========

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2001
                                  (UNAUDITED)

                                                                                 ACCUMULATED
                                                                                    OTHER
                                                                                COMPREHENSIVE
                                                                                 INCOME--NET
                             COMMON STOCK        ADDITIONAL                    UNREALIZED GAIN
                        ----------------------     PAID-IN      RETAINED     (LOSS) ON AVAILABLE   TREASURY
                         SHARES       AMOUNT       CAPITAL      EARNINGS     FOR SALE SECURITIES     STOCK        TOTAL
                        ---------   ----------   -----------   -----------   -------------------   ---------   -----------
Balance, December 31,
  2000................  2,909,105   $2,909,105   $11,951,363   $15,602,867       $(1,753,882)      $(403,825)  $28,305,628
Net income............                                           2,507,427                                       2,507,427
Unrealized gain on
  available for sale
  securities, net of
  reclassification
  adjustment..........                                                             2,073,777                     2,073,777
                                                                                                               -----------
    Total
      Comprehensive
      Income..........                                                                                           4,581,204
                        ---------   ----------   -----------   -----------       -----------       ---------   -----------
Balance, September 30,
  2001................  2,909,105   $2,909,105   $11,951,363   $18,110,294       $   319,895       $(403,825)  $32,886,832
                        =========   ==========   ===========   ===========       ===========       =========   ===========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 (UNAUDITED)

                                                                  2001           2000
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  2,507,427   $  2,857,219
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Provision for credit losses.............................     1,355,000      1,161,051
    Provision for depreciation and amortization.............       390,597        377,144
    Benefit for deferred income taxes.......................      (729,575)      (140,660)
    Amortization of premiums and discounts on securities,
      net...................................................       480,645        270,027
    Loss on sales of securities.............................       512,719             --
    Amortization of unearned compensation...................            --         25,333
    Proceeds from (Purchases of) loans held for sale........   (15,363,610)     7,278,580
    Decrease in other assets................................       161,469        920,665
    Increase in accrued interest receivable.................      (563,070)      (532,679)
    Increase in mortgage servicing rights, net..............    (4,483,976)    (1,674,433)
    Decrease in accrued interest payable and other
      liabilities...........................................    (3,782,732)      (621,120)
                                                              ------------   ------------
      Net cash provided by (used in) operating activities...   (19,515,106)     9,921,127
                                                              ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities, calls and principal paydowns of
    available for sale securities...........................    15,909,333      2,716,774
  Proceeds from maturities, calls and principal paydowns of
    held to maturity securities.............................    17,208,845      4,378,043
  Purchases of held to maturity securities..................   (69,567,876)   (20,388,103)
  Purchases of available for sale securities................   (69,041,111)   (18,319,061)
  Net increase in loans held for investment.................   (12,950,223)   (20,451,870)
  Purchases of premises and equipment.......................      (517,968)      (384,747)
  Proceeds from sales of available for sale securities......    53,348,763             --
  Increase in Federal funds sold............................            --     (2,082,068)
  Proceeds from disposals of premises and equipment.........         4,519          8,610
                                                              ------------   ------------
      Net cash used in investing activities.................   (65,605,718)   (54,522,422)
                                                              ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in interest-bearing deposits.................    62,016,759     46,922,651
  Net increase in noninterest-bearing deposits..............     7,955,947      3,423,688
  Decrease in Federal funds purchased.......................            --    (25,000,000)
  Net increase (decrease) in borrowings and subordinated
    debentures..............................................    (1,826,302)    23,489,471
  Issuance of Trust Preferred Securities....................    14,531,688             --
                                                              ------------   ------------
      Net cash provided by financing activities.............    82,678,092     48,835,810
                                                              ------------   ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........    (2,442,732)     4,234,515
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     9,953,006      7,914,262
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  7,510,274   $ 12,148,777
                                                              ============   ============

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2001 AND 2000
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the unaudited consolidated financial statements furnished reflect all adjustments which are in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature. The unaudited consolidated financial statements include Riverway Holdings, Inc., its wholly-owned subsidiary, Riverway Holdings of Delaware, Inc., and its indirect wholly-owned subsidiary, Riverway Bank (the Bank), wholly owned by Riverway Holdings of Delaware, Inc. All intercompany balances and transactions have been eliminated.

(2) NET INCOME PER COMMON SHARE

    Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the reporting period. Diluted earnings per share reflect the potential dilution, if any, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There are no items, which had a dilutive effect on net income per share for 2000 and 1999.

(3) INCOME TAX

    Deferred income tax assets and liabilities are computed for differences between the financial statements and the tax basis of assets and liabilities that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to effect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

(4) PLAN OF REORGANIZATION

    On September 17, 2001, Riverway Holdings, Inc. and Texas Regional Bancshares, Inc. executed an Agreement and Plan of Reorganization for the purpose of merging Riverway Holdings, Inc. with and into TRD, a wholly-owned subsidiary of Texas Regional Bancshares, Inc., subject to regulatory approval.

(5) ISSUANCE OF TRUST PREFERRED

    MARCH TRUST PREFERRED ISSUE.  Pursuant to an Indenture dated as of
March 28, 2001, Riverway Holdings issued to Riverway Holdings Capital Trust I $10,310,000 in aggregate principal amount of 10.18% Junior Subordinated Deferrable Interest Debentures. Riverway Holdings Capital Trust I, in turn, issued $10,000,000 in aggregate principal amount of capital securities to MMCapS Funding I, Ltd. pursuant to the terms of the Amended and Restated Declaration of Trust of even date among Riverway Holdings, Wilmington Trust Company and the Administrative Trustees named therein.

    JULY TRUST PREFERRED ISSUE. Pursuant to an Indenture dated as of July 16, 2001, Riverway Holdings issued to Riverway Holdings Capital Trust II $5,155,000 in aggregate principal amount of Floating Junior Subordinated Deferrable Interest Debt Securities. Riverway Holdings Capital Trust II, in turn, issued $5,000,000 in aggregate principal amount of capital securities to MM Community Funding Ltd. pursuant to the terms of the Amended and Restated Declaration of Trust of even date among Riverway Holdings, Bank of New York and Bank of New York (Delaware) and the Administrative Trustees named therein.

(6) CONTINGENCY

    In connection with the sale by Riverway of its rights to receive payments under equipment leases held by an affiliate of Commercial Money Center, Inc. to a third party in December of 2000, Ace American Insurance Company issued credit enhancement insurance policies to the third party providing coverage for the scheduled payments to be received under the lease interests.

    Unrelated to Riverway, Ace American and its affiliates provide property and casualty insurance coverage to Commercial Money Center and its affiliates on equipment and other items. In a dispute concerning the failure of Ace American and its affiliates to honor property claims, Commercial Money Center filed a lawsuit against an affiliate of Ace American. Riverway was not and is not a party to that lawsuit.

    Commercial Money Center also filed a related lawsuit seeking declaratory relief on substantially all Ace policies. This lawsuit, styled COMMERCIAL MONEY CENTER, INC. AND COMMERCIAL SERVICING CORPORATION V. ACE AMERICAN INSURANCE COMPANY (Case No. CV-S-01-0684-RLH-LRL), was filed on July 2, 2001 with the United States District Court of the District of Nevada. Riverway was not originally a party to this lawsuit seeking declaratory relief. On August 10, 2001, Ace American filed counterclaims against Commercial Money Center and included various other counterclaim defendants, including Riverway, who were not previously parties to the lawsuit seeking declaratory relief. In its counterclaim, Ace American alleged, among other things, that Commercial Money Center, and constructively the other counterclaim defendants, including Riverway, had made purported misrepresentations in connection with the issuance by Ace American of the credit enhancement insurance policies. Ace American is seeking to void or rescind the credit enhancement insurance policies issued in connection with the sale of the lease interests by Riverway or, in the alternative, a declaration from the court that Riverway and the other counterclaim defendants are to indemnify Ace American against claims, if any, made by the purchaser under these insurance policies. Riverway believes that the counterclaim allegations with respect to Riverway are frivolous and without merit and intends to vigorously defend itself. A motion to dismiss substantially all of the counterclaims against Riverway is pending. Riverway's management believes that the outcome of this matter will not have a materially adverse impact on the financial condition or results of operations of Riverway.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

    This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of September 17, 2001, is executed by and between Texas Regional Bancshares, Inc., a Texas corporation ("Texas Regional") and Riverway Holdings, Inc., a Texas corporation ("Riverway Holdings").

    Texas Regional operates a commercial banking business in Texas through its wholly-owned subsidiary, Texas Regional Delaware, Inc., a Delaware corporation ("TRD") which owns all of the capital stock of Texas State Bank, a Texas state banking association ("Texas State Bank").

    Riverway Holdings operates a commercial banking business in Texas through its wholly-owned subsidiary, Riverway Holdings of Delaware, Inc., a Delaware corporation ("Riverway Delaware"), which owns all of the authorized, issued and outstanding capital stock of Riverway Bank ("Riverway Bank"). Riverway Bank owns all of the authorized, issued and outstanding capital stock of Hydrox
Holdings, Inc., a Texas corporation ("Hydrox") which does not currently conduct active business.

    As used in this Agreement, any reference to the subsidiaries of Riverway Holdings includes any and all direct or indirect subsidiaries of Riverway Holdings, including specifically but without limitation Riverway Delaware, Riverway Bank and Hydrox.

    Each of the shareholders of Riverway Holdings listed on Annex A (the "Principal Shareholders") has of even date herewith executed an Agreement and Irrevocable Proxy, in the form attached hereto as Annex B-1 (the "Agreement and Irrevocable Proxy") for the purposes of evidencing such shareholder's consent to and approval of the transaction herein described, pursuant to which each has agreed to vote for the transaction at the Riverway Holdings shareholders meeting and pursuant to which each has agreed to support and recommend the transaction to the other shareholders of Riverway Holdings. In addition, each of those Principal Shareholders who have an "A" designation opposite their names on Annex A have executed a Lock-Up Agreement in the form attached hereto as Annex B-2 (the "Lock-Up Agreement"), pursuant to which each has agreed not to sell his, her or its shares of TRBS Common Stock for the period described in the Lock-Up Agreement.

                              W I T N E S S E T H:

    This Agreement provides for the merger of Riverway Holdings with and into TRD, a direct wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement, and other transactions herein described. Both as of the date hereof and as of the date of Closing, the aggregate outstanding number of Riverway Holdings shares is and shall be 2,817,815 shares of common stock (the "Riverway Outstanding Shares"). In addition to the Riverway Outstanding Shares, Riverway Holdings has 91,290 shares of treasury stock (the "Riverway Treasury Shares"). As a result of the merger, the shareholders of Riverway Holdings (other than any shareholder exercising dissenters' rights of appraisal) will receive shares of Texas Regional Class A Voting Common stock, par value $1.00 per share ("TRBS Common Stock") in exchange for the Riverway Outstanding Shares, a portion of which shall be distributed upon closing and the remainder of which shall be distributed in trust subject to the holdback rights all as further herein described. With the closing of the transaction, Riverway Holdings shall be merged with and into TRD, and each will cease its separate existence. After the merger of Riverway Holdings with and into TRD, Riverway Delaware will be merged with and into TRD, and Riverway Bank will be merged with and into Texas State Bank.

    At or prior to the closing of the merger transaction, all holders of stock appreciation rights issued or granted by Riverway Holdings (the stock appreciation rights being herein referred to as the "SAR's" and the holders of SAR's being herein referred to as the "SAR Holders") shall receive the consideration set forth in the Stock Appreciation Rights Redemption and Release Agreements (individually, a "SAR Redemption Agreement" and collectively the "SAR Redemption Agreements") in exchange for, and in consideration of the termination and cancellation of, all of the outstanding SAR's.

    As a result of the merger of Riverway Holdings with and into TRD, all rights, privileges, immunities, powers and franchises of each of TRD and Riverway Holdings shall be merged into TRD as the surviving corporation. Without any other action, at the Effective Time, TRD shall be vested with all property, real, personal and mixed, of the merging corporations and shall thereafter possess all of the interests, both public and private, of each of the merging corporations and all claims of creditors of each of TRD and Riverway Holdings shall survive and any liens shall be preserved unimpaired in TRD as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger (the "Articles of Merger") to be executed by and among TRD and Riverway Holdings in the form of required by the Secretary of State of Texas, and a Certificate of Merger (the "Certificate of Merger") to be executed by and among TRD and Riverway Holdings in the form required by the Secretary of State of Delaware.

    In addition, following the Effective Time of the merger of Riverway Holdings into TRD (herein referred to as the "Merger"), it is anticipated that Riverway Delaware will be merged with and into TRD as the surviving corporation. Without any other action, at the effective time of that merger, TRD shall be vested with all property, real, personal and mixed, of the merging corporations and shall thereafter possess all of the interests, both public and private, of each of the merging corporations and all claims of creditors of each of TRD and Riverway Delaware shall survive and any liens shall be preserved unimpaired in TRD as the surviving corporation. All of the foregoing shall be effected pursuant to and as set forth in a Certificate of Merger to be executed by and among TRD and Riverway Delaware in the form required by the Secretary of State of Delaware.

    In addition, following the effective time of the merger of Riverway Delaware into TRD, Riverway Bank will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and Riverway Bank shall be merged into Texas State Bank as the surviving banking association. Without any other action, at the effective time of that merger, Texas State Bank shall be vested with all property, real, personal and mixed, of Riverway Bank and Texas State Bank and shall thereafter possess all of the interests, both public and private, of each of Riverway Bank and Texas State Bank, and all claims of creditors of each of Texas State Bank and Riverway Bank shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association. All of the foregoing shall be effected pursuant to and as set forth in Articles of Merger to be executed in the form required by the Texas Banking Department by and among Texas State Bank and Riverway Bank.

    For Federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                 PLAN OF MERGER

    1.1 THE MERGER. Following approval of the merger transaction by applicable regulatory authorities and the shareholders of Riverway Holdings, and the fulfillment of other conditions precedent to such merger transaction as herein described, TRD and Riverway Holdings shall each execute and deliver a Certificate of Merger in the form required for filing with the Secretary of State of Delaware and Articles of Merger in the form required for filing with the Secretary of State of Texas. At the Effective Time of the Merger, the shares of common stock, par value $1.00 per share of Riverway Holdings (the "Riverway Common Stock") shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive shares of TRBS Common Stock as herein provided, and each holder of Riverway Common Stock shall cease to be a

                               Appendix A--Page 2
shareholder of Riverway Holdings and his, her or its share certificate shall for all purposes be deemed only to represent a right to receive shares of TRBS Common Stock pursuant to this Agreement.

    1.2  CONSIDERATION TO RIVERWAY HOLDINGS SHAREHOLDERS.

        1.2.1 At the Effective Time, the shares of Riverway Common Stock held by each shareholder (other than any shareholder validly exercising his or her dissenters' rights of appraisal) shall be automatically converted without any further action on the part of the holder thereof, into the right to receive shares of TRBS Common Stock, as follows:

           (a) Each Riverway Holdings shareholder shall be entitled to receive
       0.417425 shares (the "Closing Exchange Ratio") of TRBS Common Stock for each share of Riverway Common Stock held, subject to adjustment as hereafter described, which shares of TRBS Common Stock shall be distributed to the shareholders of Riverway Holdings by the Texas Regional transfer agent and registrar as soon as practical following the Closing. An aggregate of 1,176,226 shares of TRBS Common Stock (collectively, the "Closing Shares"), subject to adjustment as hereafter described, shall be distributed to Riverway Holdings shareholders pursuant to this section, less any shares that would otherwise be distributed to Riverway Holdings shareholders who exercise dissenters' rights of appraisal. The Closing Exchange Ratio and the aggregate number of Closing Shares to be issued in consideration of the Merger are each subject to adjustment as provided in this Agreement, including sections
       1.2.2 and 5.9 below.

           (b) An aggregate of 100,000 shares (the "Holdback Shares") of TRBS Common Stock shall be distributed in trust to Texas State Bank Trust Department, as trustee ("TSB Trustee"), to be held for possible future distribution to Riverway Holdings shareholders or to be returned to Texas Regional for cancellation, as described in the Holdback Escrow Agreement referred to in section 1.2.7 below. Each former Riverway Holdings shareholder (other than any shareholder who has validly exercised such shareholder's dissenters' rights) shall be entitled to receive a distribution of Holdback Shares equal to the number of Holdback Shares to be distributed multiplied by a fraction the numerator of which is the number of shares of Riverway Holdings shares held by that shareholder immediately prior to Closing, and the denominator of which is the total number of Riverway Holdings shares outstanding immediately prior to Closing (excluding for these purposes any shares attributable to shareholders who have validly exercised their dissenters' rights) (such fraction being herein called the "Holdback Exchange Ratio"). The rights under the trust, including the right to receive Holdback Shares, will not be transferable or assignable by the Riverway Holdings shareholders other than by will or by the laws of descent and distribution.

           (c) For purposes of this Agreement, the aggregate number of Closing Shares as stated in section (a) above (including for these purposes any shares that would be distributed to Riverway Holdings shareholders but for their exercise of dissenters' rights of appraisal), prior to any adjustment pursuant to sections 1.2.2 or 5.9 hereof, plus the aggregate number of Holdback Shares as stated in section (b) above whether or not all Holdback Shares are in fact actually distributed, is referred to as the "Aggregate Maximum Number of Shares."

           (d) Fractional shares shall not be issued under either section (a) or
       (b) above, or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of $38.302 multiplied by the fraction of a share of TRBS Common Stock that would otherwise have been issued.

           (e) Amounts payable in respect of shareholders exercising dissenters' rights shall be payable by the surviving corporation in the Merger in such amounts and at such times as may be required under applicable provisions of law respecting the exercise of dissenters' rights.

                               Appendix A--Page 3

           (f) The aggregate number of Closing Shares of TRBS Common Stock to be delivered at Closing to the shareholders of Riverway Holdings in exchange for their shares of Riverway Common Stock shall in no event exceed 1,176,226 shares, less any shares attributable to fractional shares, less any shares attributable to shareholders that have exercised dissenters' rights in connection with the transactions, less any reduction in the number of shares in the event of an adjustment pursuant to section 5.9, and plus up to 100,000 additional shares in the event an adjustment is made as provided in section 1.2.2. The aggregate number of Holdback Shares of TRBS Common Stock to be distributed to the shareholders of Riverway Holdings pursuant to section 1.2.1(b) and 1.2.7 shall not exceed 100,000 shares, less any Holdback Shares returned to Texas Regional pursuant to the Holdback Escrow Agreement referred to in section 1.2.7.

        1.2.2 In the event that the product of the average closing price for TRBS Common Stock on the Nasdaq National Market System, as reported by The Nasdaq Stock Market, Inc. ("Nasdaq"), during the eight business days immediately prior to and the eight business days immediately following the date of Federal Reserve action (whether by Federal Reserve Board action or by delegated authority) (the "Average Stock Price") approving the transaction, multiplied by the Aggregate Maximum Number of Shares is less than $47,520,000, the number of Closing Shares to be delivered by Texas Regional to the Riverway Holdings shareholders in consideration for the Merger shall be increased by not more than 100,000 additional shares of TRBS Common Stock, so that the product of the Aggregate Maximum Number of Shares plus such additional shares, multiplied by the Average Stock Price, equals $47,520,000. Texas Regional and Riverway Holdings covenant and agree that the maximum number of additional shares that Texas Regional shall be obligated to deliver pursuant to the foregoing shall not exceed 100,000. However, notwithstanding the foregoing, if the number of additional shares calculated pursuant to the foregoing exceeds 100,000, Texas Regional shall have the option, at its sole election, to either (a) deliver the full number of shares so that the Average Stock Price multiplied by the Aggregate Maximum Number of Shares plus such additional shares equals $47,520,000, or
    (b) notify Riverway Holdings that the maximum number of additional shares Texas Regional is willing to issue is 100,000. In the event that Texas Regional elects option (b), Riverway Holdings shall then have the option, at its sole election, to either (i) accept as the consideration for the merger the Aggregate Maximum Number of Shares plus 100,000 shares, or
    (ii) terminate the transaction and immediately reimburse Texas Regional for up to a maximum aggregate of $500,000 of Texas Regional's documented costs and expenses incurred in connection with the proposed Riverway Holdings transactions (including legal and accounting fees, personnel costs, costs related to preparation of applications to banking regulatory authorities, costs related to preparation and completion of a registration statement for filing with the Securities and Exchange Commission ("SEC"), and costs related to Texas Regional's due diligence efforts, whether such costs are internal costs of Texas Regional or amounts paid to third parties).

        1.2.3 Immediately prior to the Effective Time, each SAR Holder shall receive from Riverway Holdings consideration calculated and payable as described in the form of SAR Redemption Agreement attached to this Agreement as Annex C (the "SAR Consideration") in exchange for, and in consideration of the termination and cancellation of, his or her SAR's. All of the holders of SAR's have executed, effective of even date herewith, a SAR Redemption Agreement which evidences each SAR Holder's consent and agreement to accept the SAR Consideration in exchange for, and in consideration of the cancellation and termination of, their SAR's as herein provided. Any amount paid and any related costs (including taxes attributable) shall be fully accrued as an expense prior to determination of whether the net worth of Riverway Holdings meets the requirement of section 5.9 below.

                               Appendix A--Page 4

        1.2.4 At or following the Effective Time, certificates evidencing the number of Closing Shares to which each Riverway Holdings shareholder becomes entitled shall be delivered by Texas Regional's transfer agent and registrar to such shareholder, upon surrender of the shareholder's share certificate or certificates evidencing shares of Riverway Holdings stock. Texas Regional share certificates for Closing Shares shall be delivered at the time of Closing to shareholders who have surrendered their Riverway Holdings share certificates at or prior to the date of Closing accompanied by a letter of transmittal in form required by Texas Regional, and Holdback Shares shall be delivered at the time or times herein provided to shareholders who have surrendered their Riverway Holdings share certificates at or prior to the time of distribution of Holdback Shares, either (i) by mailing the same to the shareholder at the shareholder's address as stated on the stock transfer records of Riverway Holdings, or (ii) by such other arrangements as may be mutually agreed by and between such former Riverway Holdings shareholder and Texas Regional or Texas Regional's transfer agent. Any delivery of Texas Regional share certificates for Closing Shares to shareholders who surrender their Riverway Holdings share certificates following the date of Closing shall be mailed to the former Riverway Holdings shareholder within a reasonable period of time (not to exceed 30 calendar days) following receipt of the shareholder's Riverway Holdings share certificate. Any Holdback Shares that would otherwise be distributed out of the trust to a shareholder who has not delivered his or her Riverway Holdings share certificates may be held by TSB Trustee until such share certificate has been received. The stock transfer records of Riverway Holdings shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of Riverway Holdings capital stock shall take place thereafter.

        1.2.5 Any Texas Regional share certificate that would otherwise have been delivered pursuant to section 1.2.4 to any shareholder of Riverway Holdings who has exercised his, her or its dissenters' rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time the provisions of section 1.2.4 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters' rights; or (ii) the time of settlement or judicial or other resolution of such shareholder's dissenters' rights action, at which time Texas Regional's obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

        1.2.6 Any dividends (including stock dividends) or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder's Riverway Holdings share certificate, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing. Any dividends (including stock dividends) or other amounts attributable to Holdback Shares held in trust pursuant to section 1.2.7 shall be distributed to Riverway Holdings shareholders as soon as practicable (not to exceed
    10 days) following the date of payment.

        1.2.7 The Holdback Shares are being distributed into trust in part to protect Texas Regional from any actual, potential or contingent liability arising out of or in any manner related to Riverway Bank's business of providing custodial services for brokered certificates of deposit (the "CD Custodial Business"). The Holdback Shares shall be held and distributed pursuant to the provisions of a Holdback Escrow Agreement in the form of Annex D attached hereto and incorporated herein by this reference for all relevant purposes.

    1.3 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

                               Appendix A--Page 5

        1.3.1 The month end next following expiration of the latter of (i) any required waiting period following the date of approval by the Federal Reserve Board as required by section 5.4 herein, or (ii) fulfillment or waiver of other conditions precedent to such transactions as herein described; or

        1.3.2 Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

        1.3.3 If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to this Agreement (including section 5.4 hereof), has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

        1.3.4 Such other date as Riverway Holdings and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, 3900 North 10th Street, Suite 1100, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable. If such Closing shall not have been accomplished on or before February 28, 2002, this Agreement shall, at the election of either Riverway Holdings or Texas Regional by written notice, terminate and be of no further force or effect. Any termination which occurs through no fault of Riverway Holdings or Texas Regional shall be without liability to any of the parties hereto, except as otherwise specifically provided herein. This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of Riverway Holdings and Texas Regional.

    1.4 EFFECTIVE TIME. The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Articles of Merger, to become effective on the Closing Date. The Merger shall become effective (herein referred to as the "Effective Time") upon issuance of a Certificate of Merger by the Office of Secretary of State of Delaware, pursuant to which Riverway Holdings is merged with and into TRD.

    1.5 EFFECT OF MERGER. As a result of the Merger (and the subsequent merger of Riverway Delaware with and into TRD), the assets, liabilities and business of each of Riverway Holdings and Riverway Delaware, including ownership of all of the capital stock of Riverway Bank, shall be acquired by TRD, free and clear of any and all liens, claims or encumbrances other than those described in
Section 1.5 of the Disclosure Letter.

    1.6 TRD MERGER AND BANK MERGER. Riverway Holdings and Riverway Delaware shall take, in advance of the Effective Time, any action requested by Texas Regional to facilitate the merger of Riverway Delaware with and into TRD, and the merger of Riverway Bank with and into Texas State Bank, including execution and delivery of Certificates of Merger, Articles of Merger, any requested certificates of officers, and such other documents as may be required to cause such mergers to each become effective in a timely manner.

    1.7 RIVERWAY SHAREHOLDER REPRESENTATIVE. Jack H. Mayfield, Jr. (the "Riverway Shareholder Representative") is hereby irrevocably appointed as the attorney in fact and agent of the Riverway Holdings shareholders effective upon Closing for all purposes of the Holdback Escrow Agreement, attached hereto as Annex D and made a part hereof, to act as agent for the Riverway Holdings shareholders to facilitate the consummation of the transactions herein described and to facilitate distribution of consideration to the Riverway Holdings shareholders. Texas Regional shall be entitled to rely upon the Riverway Shareholder Representative's authority to act on behalf of the Riverway Holdings shareholders in his capacity as such agent. The Riverway Shareholder Representative shall

                               Appendix A--Page 6
have authority on behalf of the Riverway Holdings shareholders, and shall promptly and completely exercise such authority in a timely fashion to:

    (a) participate in, represent and bind the Riverway Holdings shareholders in all respects with respect to any arbitration or legal proceeding relating to the Holdback Escrow Agreement, including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, to enter into any settlement, and to entry of judgment, each with respect to any or all of the Riverway Holdings shareholders;

    (b) receive, accept and give notices and other communications relating to the Holdback Escrow Agreement;

    (c) take any action that the Riverway Shareholder Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by the Holdback Escrow Agreement; and

    (d) execute and deliver any instrument or document that the Representative deems necessary or desirable in the exercise of his authority under this section 1.7.

    Those Riverway Holdings shareholders who, as of immediately prior to the Effective Date, hold a majority of the Riverway Common Stock may, at any time and by written action delivered to Texas Regional, remove the Riverway Shareholder Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Riverway Shareholder Representative or successor by a new Riverway Shareholder Representative designated, by written notice delivered to Texas Regional, by those Riverway Holdings shareholders who, as of immediately prior to the Effective Date, hold a majority of Riverway Common Stock, PROVIDED, however, that any such notice shall be only effective upon actual receipt by Texas Regional. Any such written notice shall be delivered to Texas Regional in accordance with the notice provisions set forth herein. If any Riverway Shareholder Representative shall have died, become incapacitated or unable to serve, those Riverway Holdings shareholders who, as of immediately prior to the Effective Date, hold a majority of Riverway Common Stock shall promptly designate by written notice delivered to Texas Regional, a replacement Riverway Shareholder Representative. Any reasonable costs and expenses incurred by the Riverway Shareholder Representative in connection with actions taken pursuant to or permitted by this section will be borne by the Riverway Holdings shareholders and paid or reimbursed to the Riverway Shareholder Representative pro rata. The Riverway Holdings shareholders agree that the Riverway Shareholder Representative may require that Holdback Shares which would otherwise be distributed to Riverway Holdings shareholders pursuant to the Holdback Escrow Agreement be distributed to the Riverway Shareholder Representative at any time in connection with such reimbursement.

    The foregoing authority is granted and conferred in consideration for the various agreements and covenants of Texas Regional contained herein. In consideration of the foregoing, and subject to the successorship provisions of this section, this authorization granted to the Riverway Shareholder Representative shall not be terminated by any act of any of the Riverway Holdings shareholders or by operation of law, whether by death or incompetence of any Riverway Holdings shareholder or by the occurrence of any other event. If after the execution hereof, any such Riverway Holdings shareholder shall die or become incompetent, the Riverway Shareholder Representative is nevertheless authorized and directed to exercise the authority granted in this section as if such death or incompetence had not occurred and regardless of notice thereof. The Riverway Shareholder Representative shall have no liability to any Riverway Holdings shareholder for any act or omission or obligation hereunder, provided that such action or omission is taken by the Riverway Shareholder Representative in good faith and without willful misconduct.

                               Appendix A--Page 7

                                   ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF RIVERWAY HOLDINGS

    Riverway Holdings hereby represents and warrants to, and covenants and agrees with, Texas Regional as follows:

    2.1 ORGANIZATION, STANDING AND AUTHORITY OF RIVERWAY HOLDINGS. Riverway Holdings is a Texas corporation, duly organized, validly existing and in good standing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Riverway Holdings directly owns all of the issued and outstanding capital stock of Riverway Delaware and thereby indirectly owns all of the issued and outstanding capital stock of Riverway Bank and Hydrox. Riverway Holdings is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Articles of Incorporation and Bylaws of Riverway Holdings as amended to date, have been delivered to Texas Regional. Riverway Holdings is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of Riverway Holdings is its ownership and operation of its subsidiary, Riverway Delaware, and ancillary activities directly related thereto. Riverway Holdings has no assets other than (a) its ownership of all of the capital stock of Riverway Delaware, (b) certain cash accounts and other assets related to that certain Indenture executed as part of the March Trust Preferred Issue, dated as of March 28, 2001 by and between Riverway Holdings and Wilmington Trust Company related to the Junior Subordinated Deferrable Interest Debentures therein described, (c) certain cash accounts and other assets related to that certain Indenture executed as part of the July Trust Preferred Issue, dated as of July 16, 2001 by and between Riverway Holdings and Bank of New York related to the Junior Subordinated Deferrable Interest Debentures therein described, and (d) a deferred tax asset as set forth in the Interim Financial Statements. The obligations evidenced by and described in the Indentures referred to in (b) and (c) are herein sometimes called the "Junior Subordinated Debentures." Neither Riverway Holdings nor any of its subsidiaries has any liabilities, liquidated or unliquidated, fixed or contingent, other than its obligations as described in Section 2.1 of the Disclosure Letter, in an amount equal to, or in excess of, $50,000 in the aggregate, except (i) obligations and liabilities which are fully accrued and reserved against in the consolidated balance sheet of Riverway Holdings and its subsidiaries as of December 31, 2000, included in the Riverway Financial Statements or in the notes thereto, (ii) the Junior Subordinated Debentures, and
(iii) deposit liabilities incurred after December 31, 2000 in the ordinary course of business consistent with past practices since the date of the balance sheets included in the Riverway Financial Statements which are fully reflected on the books of Riverway Holdings as of the date hereof. Since December 31, 2000, neither Riverway Holdings nor any of its subsidiaries has incurred or paid any obligation or liability which would have a Material Adverse Effect (as hereafter defined). There is presently no default, and no event or circumstance which with the passage of time or the giving of notice could constitute a default, by Riverway Holdings or any other person under the terms of any instrument describing or securing the obligations of Riverway Holdings or its subsidiaries, except for minor defaults which would not have, individually or in the aggregate, a Material Adverse Effect. All of the indebtedness and other obligations of Riverway Holdings have been created and incurred (including any offering or sale of Riverway Holdings Junior Subordinated Debentures and transactions related thereto) in compliance with all applicable regulatory requirements in all material respects, including required approvals of the Federal Reserve Board, and all other requirements of law, including compliance with applicable securities laws and regulations in all material respects. Riverway Holdings is not a member of any joint venture or partnership and Riverway Holdings does not own the securities of any other entity other than as herein described and in section 2.3 of the Disclosure Letter.

                               Appendix A--Page 8

    2.2 ORGANIZATION AND OPERATION OF RIVERWAY DELAWARE. Riverway Delaware is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Riverway Delaware directly owns all of the issued and outstanding capital stock of Riverway Bank. Riverway Delaware is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. True and complete copies of the Certificate of Incorporation and Bylaws of Riverway Delaware, as amended to date, have been delivered to Texas Regional. Riverway Delaware is not a reporting company under the 1934 Act. The only business of Riverway Delaware is its ownership and operation of its wholly owned subsidiary, Riverway Bank and ancillary activities directly related thereto. Riverway Delaware has no liabilities, liquidated or unliquidated, fixed or contingent, and has no assets other than its ownership of all of the capital stock of Riverway Bank. Without limiting the generality of the foregoing, Riverway Delaware is not a member of any joint venture or partnership and Riverway Delaware does not own the securities of any other entity other than as herein described.

    2.3 ORGANIZATION AND OPERATION OF RIVERWAY BANK. Riverway Bank is a Texas state banking association, duly organized and existing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its commercial banking business. Riverway Bank has no branch bank facilities and holds no branch licenses. No applications are pending for establishment of any branch facilities. True and complete copies of the Articles of Association and Bylaws of Riverway Bank, as amended to date, have been delivered to Texas Regional. Riverway Bank (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Banking Department and its primary federal regulator, the Federal Deposit Insurance Corporation, and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. All books and records related to the business of Riverway Bank are true, correct and complete. Riverway Bank's banking and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Banking Code, the Federal Reserve Act and the regulations of the Texas Banking Department and the Federal Reserve Board in all material respects. Except as disclosed in Section 2.3 of the Disclosure Letter, Riverway Bank has no subsidiaries or affiliates, owns no voting securities of any other corporation, and is not a member of any joint venture or partnership.

    2.4 ORGANIZATION AND OPERATION OF HYDROX. Hydrox is a Texas corporation, duly organized, validly existing and in good standing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Riverway Bank owns all of the issued and outstanding capital stock of Hydrox. True and complete copies of the Articles of Incorporation and Bylaws of Hydrox, as amended to date, have been delivered to Texas Regional. Hydrox does not currently conduct active business operations and has no assets (except cash in the amount of $1,000) and no liabilities.

    2.5 CAPITALIZATION AND OWNERSHIP. The authorized capital stock of Riverway Holdings consists of (i) 50,000,000 shares of common stock, par value $1.00 per share, of which a total of 2,817,815 shares (the "Common Shares") are outstanding, all of which have been validly issued, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list included as Section 2.5 of the Disclosure Letter, and 91,290 issued but not outstanding shares which

                               Appendix A--Page 9
are, and which will at Closing be, held by Riverway Holdings as treasury shares; and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock are issued or outstanding, and in fact no shares of preferred stock have ever been issued by Riverway Holdings. The Common Shares have not been issued in violation of the preemptive rights of any stockholder. The authorized capital stock of Riverway Delaware consists of 3,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by Riverway Holdings. The authorized capital stock of Riverway Bank consists of 5,000,000 shares of common stock, par value $10.00 per share, 571,821 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by Riverway Delaware and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding. The authorized capital stock of Hydrox consists of 10,000 shares of capital stock, par value $0.01 per share, 1,000 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by Riverway Bank. There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating Riverway Holdings, Riverway Delaware, Hydrox or Riverway Bank to issue, directly or indirectly, additional shares of capital stock, and no authorization therefor has been given. Pursuant to section 4.10, as of Closing there will be no bonus agreements, incentive compensation agreements, rights or other agreements of any kind outstanding pursuant to which Riverway Holdings or any subsidiary is obligated to pay any person any amount calculated with respect to the value (including any appreciation in value) of the capital stock of Riverway Holdings. Riverway Holdings has granted SAR's only to the persons listed on Section 2.5 of the Disclosure Letter (the "SAR Holders"), and only in the amounts indicated in Section 2.5 of the Disclosure Letter, which list is true, correct and complete in all respects. The SAR Holders have no right to assign or transfer their SAR's to any other person. Upon payment of the SAR Consideration to the SAR Holders, all of the SAR's will be terminated and cancelled and there shall be no further liability of Riverway Holdings, Riverway Delaware, Riverway Bank or any affiliate thereof with respect to the SAR's. Neither Riverway Holdings, Riverway Delaware nor Riverway Bank has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

    2.6  FINANCIAL STATEMENTS AND RECORDS.

        2.6.1 Riverway Holdings has delivered to Texas Regional (i) the audited consolidated balance sheet of Riverway Holdings and its subsidiaries as of December 31, 2000, 1999 and 1998, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the each of the years then ended, together with the notes thereto, accompanied by the report thereon of the independent certified public accountant who examined such statements (the "Riverway Audited Financial Statements"). Except to the extent qualified by the report of the independent accountant thereon, the Riverway Audited Financial Statements fairly present the financial position of Riverway Holdings and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. To the best knowledge of Riverway Holdings, audits of Riverway Holdings and its subsidiaries have been conducted in accordance with generally accepted auditing standards. In addition, Riverway Holdings has delivered to Texas Regional its unaudited balance sheet and regulatory report of condition of Riverway Holdings as of June 30, 2001, and unaudited balance sheet and regulatory report of condition of Riverway Bank as of June 30, 2001 and the related unaudited statements of income for the six-month period then ended (collectively, the "Riverway Interim Financial Statements"). The balance sheet included within the Riverway Interim Financial Statements is herein referred to as the "Riverway Current Balance Sheet." In the opinion of the management of Riverway Holdings, the Riverway Interim Financial Statements also fairly present the financial position of Riverway Holdings and Riverway Bank as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. The Riverway Audited

                              Appendix A--Page 10

    Financial Statements and the Riverway Interim Financial Statements are collectively referred to hereinafter as the "Riverway Financial Statements." Except for the July Trust Preferred Issue, and as described in the accountant's reports on the Riverway Financial Statements and on
    Section 2.1 of the Disclosure Letter, the Riverway Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, Riverway Holdings represents to Texas Regional that, except for the July Trust Preferred Issue and as noted in Section 2.1 of the Disclosure Letter, Riverway Holdings and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the Riverway Financial Statements, except (a) deposit liabilities and other current liabilities incurred in the ordinary course of business since the date of the balance sheets included therein, and (b) in the case of interim financial statements, normal recurring year-end adjustments, none of which are or will be material. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since June 30, 2001, will have been fully disclosed to Texas Regional.

        2.6.2 Except as set forth in Section 2.6.2 of the Disclosure Letter, since December 31, 1999, there have not been any changes which would have a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, other than changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse, nor have there been any other events or conditions of any character which individually or in the aggregate have or could reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings or its subsidiaries.

        2.6.3 The books and records of Riverway Holdings and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of Riverway Holdings and its subsidiaries are and will be complete, accurate and current.

        2.6.4 Riverway Bank conducts no business activities that require trust powers.

    2.7  LOANS.

        2.7.1 All loans included in the assets of Riverway Holdings and its subsidiaries, including specifically Riverway Bank, and all commitments to make loans (which includes mortgage loan and leasing transactions, and off balance sheet lending transactions such as letters of credit, and which constitutes all of the lending business of Riverway Holdings), have been made in the ordinary course of business of Riverway Holdings and its subsidiaries and are adequately reserved pursuant to the Loan Loss Reserve (as hereafter defined) of Riverway Bank.

        2.7.2 All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of Riverway Holdings and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by Riverway Holdings (and marked for identification by Texas Regional and Riverway Holdings), which listing is herein called the "Related Party Transaction List". In the reasonable opinion of the management of Riverway Holdings, the loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

        2.7.3 The reserves for loan losses of Riverway Bank (which constitute the total reserves of Riverway Holdings) have been calculated in accordance with all applicable rules and regulations.

                              Appendix A--Page 11

    In the reasonable opinion of the management of Riverway Holdings, the reserve for loan losses shown on the Riverway Current Balance Sheet (the "Loan Loss Reserve") is adequate in all respects to provide for all losses on loans outstanding as of the date of the Riverway Current Balance Sheet and the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing will be adequate in all respects to provide for all losses on loans outstanding as of that date.

    2.8 PROPERTIES. Except as set forth on Section 2.8 of the Disclosure Letter, Riverway Holdings and its subsidiaries, including Riverway Bank, have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which they purport to own, including without limitation, all assets and properties reflected on the Riverway Current Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Riverway Current Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the Riverway Current Balance Sheet or the notes, if any, to the Riverway Holdings Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by Riverway Bank from Federal Reserve Banks and the Federal Home Loan Bank of Dallas, security interests granted to J.P. Morgan Chase Bank to secure repurchase agreements with J.P. Morgan Chase Bank, security interests granted to secure repurchase agreements with other customers of the Bank, and security interests in securities pledged in the ordinary course of business to secure deposits of funds by federal, state or other governmental agencies, and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and such liens, mortgages, security interests, encumbrances and charges as are not, in the aggregate, material to the assets and properties of Riverway Holdings. All improvements, buildings and structures located on real estate owned by Riverway Holdings and its subsidiaries, and the use by Riverway Holdings and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by Riverway Holdings and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances. All such improvements, buildings and structures located on real estate owned by Riverway Bank, and all of the material, tangible personal property owned by Riverway Holdings and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted. Listed on Section 2.8 of the Disclosure Letter are all policies of title insurance covering such properties.

    2.9 ENVIRONMENTAL MATTERS. To the best knowledge of Riverway Holdings, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by Riverway Holdings and its subsidiaries, including Riverway Bank (including any owned by and used in connection with the business of Riverway Bank and any foreclosed properties owned by Riverway Bank), or on any real property used by Riverway Bank in connection with the business of Riverway Bank or on any immediately adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." Included on Section 2.9 of the Disclosure Letter is a list of any environmental survey or report related to any of the Real Property, true, correct and complete copies of which have been provided to Texas Regional. As used in this Agreement, the term "Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder;

                              Appendix A--Page 12

(iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable;
(vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

    2.10 LITIGATION AND CLAIMS. Except as described in Section 2.10 of the Disclosure Letter, there is no litigation, claim or other proceeding pending or, to the knowledge of Riverway Holdings, threatened, against Riverway Holdings or any of its subsidiaries, or of which the property of Riverway Holdings or any of its subsidiaries is or would be subject, which could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, taken as a whole. Except as described in
Section 2.10 of the Disclosure Letter, no litigation has been filed against Riverway Holdings or any of its subsidiaries, including Riverway Bank, or any related or affiliated party, arising out of the CD Custodial Business, whether or not such cause of action is presently pending. Except as set forth on Sections 2.1 and 2.10 of the Disclosure Letter, no claim is presently pending against Riverway Holdings or any of its subsidiaries, including Riverway Bank, or any related of affiliated party, arising out of the CD Custodial Business.

    2.11 COMPLIANCE WITH LAWS. To the best knowledge of Riverway Holdings, Riverway Holdings and its subsidiaries have complied with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending. To the best knowledge of Riverway Holdings, Riverway Holdings and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. To the best knowledge of Riverway Holdings, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Riverway Holdings and its subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Riverway Holdings' and its subsidiaries' knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

    2.12 TAXES. Riverway Holdings and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Riverway Holdings nor any subsidiary of Riverway Holdings is delinquent in the payment of any taxes shown on such returns or reports. Riverway Holdings has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Riverway Holdings been notified of any proposed examination. There are included in the Riverway Current Balance Sheet, or reflected in the notes to the Riverway Holdings Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Riverway Holdings and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2001, for the year ended December 31, 2000, and for all fiscal years prior thereto.

                              Appendix A--Page 13

Neither Riverway Holdings nor any subsidiary of Riverway Holdings has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Riverway Holdings nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Riverway Holdings nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

    2.13 CONTRACTS. Except as set forth in Section 2.13 of the Disclosure Letter, or on the Loan Commitment Schedule marked for identification by both Riverway Holdings and Texas Regional, neither Riverway Holdings nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(iv) contracts or commitments for capital expenditures after June 30, 2001, in excess of $50,000 in the aggregate for any one project; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $500,000 in any one transaction and $1,000,000 in the aggregate;
(vii) other than as set forth in the Related Party Transaction List, agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of Riverway Holdings, or any person or company related to or affiliated with any such person, is a party; (viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (ix) material contracts, other than the foregoing, not made in the ordinary course of business. Riverway Holdings and its subsidiaries have in all material respects performed all obligations required to be performed by them to date. Neither Riverway Holdings nor any of its subsidiaries is in default, and no event has occurred which, with notice or the lapse of time or action by a third party, could result in a default by Riverway Holdings or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound, which could reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, taken as a whole; (b) under any provision of its Articles of Incorporation or Bylaws or other organizational documents which might result in a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, taken as a whole; or (c) under any agreement with federal or state regulatory authorities. Riverway Holdings and its subsidiaries do not have outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

    2.14 APPROVALS; VALIDITY OF AGREEMENT. The Board of Directors of Riverway Holdings has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby. The Merger has been fully approved by the Board of Directors of Riverway Holdings and the Board of Riverway Holdings has recommended the Merger to the shareholders of Riverway Holdings. The subsequent merger of Riverway Delaware with and into TRD has been approved by the Board of Directors of Riverway Delaware and by Riverway Holdings as the sole shareholder on behalf of Riverway Delaware. Shareholders holding voting common stock of Riverway Holdings are the only persons with the power to consider and vote upon the transactions herein described, on behalf of Riverway Holdings, including the right to vote on the merger of Riverway Holdings with and into TRD. Each of the Principal Shareholders of Riverway Holdings has of even date herewith executed an Agreement and Irrevocable Proxy for the purposes of evidencing such shareholder's consent to and

                              Appendix A--Page 14
approval of the transaction herein described, pursuant to which each has agreed to vote for the transaction at the Riverway Holdings shareholders meeting and pursuant to which each has agreed to support and recommend the transaction to the other shareholders of Riverway Holdings. In addition, each of those Principal Shareholders who have an "A" designation opposite their names on Annex A have executed a Lock-Up Agreement pursuant to which each has agreed not to sell his, her or its shares of TRBS Common Stock for the period described in the Lock-Up Agreement. The Principal Shareholders own beneficially and of record not less than 60% of the outstanding common stock of Riverway Holdings and the Principal Shareholders who have an "A" designation opposite their names on Annex A own beneficially and of record not less than 50% of the outstanding common stock of Riverway Holdings. Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance of this Agreement and the consummation of the Merger contemplated herein, the merger of Riverway Delaware with and into TRD, and the merger of Riverway Bank with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Riverway Holdings or any subsidiary thereof may be subject; (ii) any contract, agreement or instrument to which Riverway Holdings or any subsidiary thereof is a party or pursuant to which Riverway Holdings or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Riverway Holdings or the Certificate of Incorporation or Bylaws of Riverway Delaware, or the Articles of Association or Bylaws of Riverway Bank. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of Riverway Holdings vote to approve the merger of Riverway Holdings with and into TRD, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Riverway Holdings, Riverway Delaware or Riverway Bank is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of Riverway Bank with and into Texas State Bank, as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of Riverway Bank with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Riverway Holdings or its subsidiaries or upon any of the stock of Riverway Holdings or its subsidiaries. This Agreement constitutes the legal, valid and binding obligation of Riverway Holdings and Riverway Delaware, enforceable against each of Riverway Holdings and Riverway Delaware respectively, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

    2.15 INSURANCE. Riverway Holdings and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in Section 2.15 of the Disclosure Letter. Riverway Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law, and Riverway Bank has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC in all material respects.

    2.16 ABSENCE OF ADVERSE AGREEMENTS. Except as set forth in Section 2.16 of the Disclosure Letter, neither Riverway Holdings nor any subsidiary thereof is a party to any agreement or instrument, nor is Riverway Holdings or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which could reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, taken as a whole.

                              Appendix A--Page 15

    2.17 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 2.17 of the Disclosure Letter, since December 31, 2000, Riverway Holdings and its subsidiaries have not (i) issued or sold any capital stock of Riverway Holdings or any of its subsidiaries, or any debt or other obligations (except for the Junior Subordinated Debentures and deposit accounts certificates of deposit, letters of credit, cashier's checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank, the Federal Home Loan Bank and with respect to repurchase agreements with correspondent banks, and other documents and instruments issued in the ordinary course of banking business of Riverway
Bank); (ii) granted any options for the purchase of its capital stock;
(iii) other than dividends by Riverway Bank to Riverway Delaware and by Riverway Delaware to Riverway Holdings, declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock;
(iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties;
(v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Riverway Current Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights, except for loans to third party customers in an aggregate amount of not greater than $100,000 forgiven, canceled or waived as part of the work-out or other resolution thereof in the ordinary course of business; (viii) made any general wage or salary increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement;
(ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 2000 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that could reasonably be expected to have a Material Adverse Effect on the business or operations of Riverway Holdings and its subsidiaries, taken as a whole; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since June 30, 2001, there has been no change in the financial condition or business of Riverway Holdings, Riverway Delaware or Riverway Bank which might result in any Material Adverse Effect on such financial condition or business.

    2.18 AGREEMENTS WITH DIRECTORS, OFFICERS AND STOCKHOLDERS. The name of each director and executive officer of Riverway Holdings and each of its subsidiaries, and the name of each holder of 5% or more of the outstanding capital stock of Riverway Holdings is listed on the Related Party Transaction List. Except as set forth in the Related Party Transaction List, no director, executive officer or 5% or more stockholder of Riverway Holdings or any subsidiary of Riverway Holdings, and no "affiliate" (as that term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act")) of any director, executive officer or 5% or more stockholder of Riverway Holdings or any subsidiary of Riverway Holdings, has during the period from January 1, 1998 to the date of this Agreement been a party to any transaction with Riverway Holdings or any subsidiary (including Riverway Bank). All transactions with directors, executive officers, 5% or more stockholders

                              Appendix A--Page 16
and affiliates are fully and appropriately summarized on the Related Party Transaction list. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party Transaction List, neither Riverway Holdings nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

    2.19 AFFILIATED CORPORATIONS. Riverway Holdings knows of no arrangement whereby the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of Riverway Holdings or for the shareholders of Riverway Holdings.

    2.20 REGULATORY MATTERS AND EXAMINATION REPORTS. Riverway Holdings and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation; and (iii) the Texas Department of Banking. To the best of Riverway Holdings' knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.20 of the Disclosure Letter, neither Riverway Holdings nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Department of Banking, or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does Riverway Holdings or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has Riverway Holdings or any subsidiary been notified of any proposed examination by any Regulatory Authorities other than the regularly scheduled fourth quarter 2001 examination by the FDIC. To the extent permitted by law, Riverway Holdings has provided to Texas Regional with access to complete and correct copies of
(i) all examination reports by Regulatory Authorities forwarded to Riverway Holdings or any subsidiary thereof during the calendar years 1998, 1999, 2000 and to date 2001; (ii) any correspondence between Riverway Holdings (or any subsidiary of Riverway Holdings) and such agencies during such periods, and
(iii) any agreements, arrangements or understandings between Riverway Holdings (or any subsidiary of Riverway Holdings) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations.

    2.21 COMPLIANCE WITH APPLICABLE LAW. Riverway Holdings and its subsidiaries and the conduct of their respective business are not in violation in any material respect of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of Riverway Holdings or any subsidiary, which violation might have a Material Adverse Effect on the condition, business, properties or assets of Riverway Holdings and its subsidiaries, taken as a whole. Neither Riverway Holdings nor any of its subsidiaries has received any presently pending, or is a party to any, cease and desist order, agreement, or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Riverway Holdings or any of its subsidiaries. Neither Riverway Holdings nor any of its subsidiaries has received or been made aware of any complaints unresolved or inquiries under the Community Reinvestment Act, Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law, and to the knowledge of Riverway Holdings and its subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry that could have a Material Adverse Effect on Riverway Holdings and its subsidiaries, taken as a whole.

    2.22 DISCLOSURE. Neither the Riverway Financial Statements nor any representation or warranty of Riverway Holdings contained herein, nor any information delivered or to be delivered by Riverway Holdings pursuant to this Agreement, contains or will contain any untrue statement of a material fact,

                              Appendix A--Page 17
or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

    2.23 FINDERS. Neither Riverway Holdings nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

    2.24 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Riverway Holdings for inclusion in (i) the registration statement and the proxy statement referred to in section 4.2 hereof, (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Riverway Holdings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Riverway Holdings or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of Riverway Holdings' knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder. The proxy statement, insofar as it relates to information supplied by Riverway Holdings for inclusion therein, will comply as to form and content in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and other applicable securities laws.

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

    Texas Regional hereby represents and warrants to, and covenants and agrees with, Riverway Holdings as follows:

    3.1 ORGANIZATION, STANDING AND AUTHORITY. Texas Regional is a Texas corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Texas Regional directly owns all of the issued and outstanding capital stock of TRD and thereby indirectly owns all of the issued and outstanding capital stock of Texas State Bank. Texas Regional is duly registered as a bank holding company with the Federal Reserve Board.

    TRD is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. TRD directly owns all of the issued and outstanding capital stock of Texas State Bank. TRD is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects. TRD is not a reporting company under the 1934 Act.

    Texas State Bank is a Texas state banking association, duly organized and existing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its commercial banking business. Texas State Bank (i) is duly authorized to conduct a general banking business, in accordance with its

                              Appendix A--Page 18
charter, subject to the supervision of the Texas Banking Department and its primary federal regulator, the Federal Reserve Board, and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. All books and records related to the business of Texas State Bank are true, correct and complete. Texas State Bank's banking and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Banking Code, the Federal Reserve Act and the regulations of the Texas Banking Department and the Federal Reserve Board in all material respects.

    3.2 APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Texas Regional, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of Texas Regional, enforceable against Texas Regional in accordance with its terms, except as limited by any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors' rights generally and general equitable principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

    3.3 ORDERS AND DECREES. Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and the consummation of the Merger contemplated herein, the merger of Riverway Delaware with and into TRD and the merger of Riverway Bank with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Texas Regional or any subsidiary thereof may be subject, (ii) any contract, agreement or instrument to which Texas Regional or any subsidiary thereof is a party or pursuant to which Texas Regional or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Texas Regional, the Certificate of Incorporation or Bylaws or TRD, or the Articles of Association or Bylaws of Texas State Bank. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Texas Regional, TRD or Texas State Bank is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of Riverway Bank with and into Texas State Bank, as herein contemplated.

    3.4 FINDERS. Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

    3.5  COMMON STOCK.

        (a) The issued and outstanding capital stock of Texas Regional consists of an aggregate of 16,126,731 shares of TRBS Common Stock, par value $1.00 per share, plus any shares issued upon exercise of stock options between the date of this Agreement and the date of Closing. All of the issued and outstanding shares of TRBS Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of TRBS Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Texas Regional.

        (b) The shares of TRBS Common Stock to be issued to the Riverway Holdings shareholders pursuant to the Merger have been duly authorized and, when so issued in accordance with the

                              Appendix A--Page 19
    terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and not in violation of the preemptive rights of any shareholder of Texas Regional, and may be traded subject to compliance with applicable securities laws and regulations.

    3.6 FINANCIAL INFORMATION. The audited consolidated balance sheets of Texas Regional and its subsidiaries as of December 31, 1999 and 2000 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2000, together with the notes thereto, included in Texas Regional's Form 10-K for the year ended December 31, 2000, as filed by Texas Regional with the SEC, and the unaudited consolidated balance sheet of Texas Regional and its subsidiaries as of June 30, 2001 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the six months then ended included in Texas Regional's Quarterly Report on Form 10-Q for the quarter then ended, as filed by Texas Regional with the SEC (together, the "Texas Regional Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Texas Regional and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    3.7 ABSENCE OF CHANGES. Since December 31, 2000, there has not been any material adverse change in the financial condition, results of operations or business of Texas Regional and its subsidiaries taken as a whole, nor have there been any events or transactions having such a Material Adverse Effect on Texas Regional and its subsidiaries, taken as a whole, which should be disclosed in order to make the Texas Regional Financial Statements not misleading.

    3.8 LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of Texas Regional, threatened, against Texas Regional or any of its subsidiaries, or of which the property of Texas Regional or any of its subsidiaries is or would be subject, which could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations or business of Texas Regional and its subsidiaries, taken as a whole.

    3.9 TAXES. Texas Regional and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Texas Regional nor any subsidiary of Texas Regional is delinquent in the payment of any taxes shown on such returns or reports. Texas Regional has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Texas Regional been notified of any proposed examination. There are included in the Texas Regional Financial Statements, or reflected in the Notes to the Texas Regional Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Texas Regional and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the six-month period ended June 30, 2001, for the year ended December 31, 2000, and for all fiscal years prior thereto. Neither Texas Regional nor any subsidiary of Texas Regional has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Texas Regional nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither Texas Regional nor any of its subsidiaries has filed a consent pursuant to
Section 341(f) of the Internal Revenue Code or otherwise.

                              Appendix A--Page 20

    3.10 REPORTS. Since January 1, 1997, Texas Regional has filed on a timely basis all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC. Since January 1, 1997, Texas Regional and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Federal Reserve Board, and the Texas Department of Banking. To the best of Texas Regional's knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.11 COMPLIANCE WITH THE LAW. Texas Regional and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations. Neither Texas Regional nor any of its subsidiaries has received any presently pending, or is a party to any, cease and desist order, agreement, or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Texas Regional or any of its subsidiaries. Neither Texas Regional nor any of its subsidiaries has received or been made aware of any complaints unresolved or inquiries under the Community Reinvestment Act, Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law, and to the knowledge of Texas Regional and its subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry that could have a Material Adverse Effect on Texas Regional and its subsidiaries, taken as a whole. Neither Texas Regional nor any of its subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

    3.12 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Texas Regional for inclusion in (i) the registration statement and the proxy statement referred to in section 4.2 hereof (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such proxy statement, when first mailed to the stockholders of Riverway Holdings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning Texas Regional or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will, to the best of Texas Regional's knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

    3.13 ENVIRONMENTAL MATTERS. To the best knowledge of Texas Regional, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by Texas Regional and its subsidiaries, including Texas State Bank (including any owned by and used in connection with the business of Texas State Bank and any foreclosed properties owned by Texas State Bank), or on any real property used by Texas State Bank in connection with the business of Texas State Bank or on any immediately adjacent property, as a result of any Environmental Hazards on or

                              Appendix A--Page 21
emanating from the real property that could reasonably be expected to have Material Adverse Effect on Texas Regional and its subsidiaries, taken as a whole.

                                   ARTICLE 4
                               SPECIAL COVENANTS

    4.1 STOCKHOLDER APPROVAL BY RIVERWAY HOLDINGS. Subsequent to the execution and delivery of this Agreement, the Board of Directors of Riverway Holdings agrees to cause Riverway Holdings to submit this Agreement and the merger transaction herein described to the stockholders of Riverway Holdings, for their authorization and approval, in accordance with applicable provisions of law. The Board of Directors of Riverway Holdings agrees to recommend this Agreement and the transactions contemplated thereby to the Riverway Holdings stockholders. This Agreement, the proposed merger of Riverway Delaware with and into TRD, and the proposed merger of Riverway Bank with and into Texas State Bank have already been approved by the Board of Directors of Riverway Bank and by Riverway Delaware as the sole shareholder of Riverway Bank. This Agreement and the proposed mergers of Riverway Holdings and Riverway Delaware with and into TRD have already been approved by the Board of Directors of Riverway Delaware and by Riverway Holdings as the sole shareholder of Riverway Delaware.

    4.2 REPORTS AND PROXY STATEMENT INFORMATION. Riverway Holdings agrees to provide any and all information as may be required by Texas Regional for purposes of (i) preparation of any report, including reports on Forms 8-K, 10-Q and 10-K, required by applicable SEC regulations to be filed with the SEC, or required by Texas Regional's agreements with Nasdaq or required by the rules or regulations of any other governmental or regulatory authority, (ii) preparation of a registration statement for the registration of the TRBS Common Stock to be issued in the connection with the transaction herein described,
(iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by Riverway Holdings shareholders of the transaction herein described (collectively, the "Riverway Information"), all of which filings, documents and communications shall be prepared by Texas Regional, at Texas Regional's expense. Riverway Holdings hereby represents and warrants that the Riverway Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    4.3 ACCESS. From and after the date of this Agreement, each party hereto shall afford to the officers, attorneys, accountants and other authorized representatives of the other party hereto full and free access to the properties, books, contracts, commitments and records of such party and its subsidiaries, at all reasonable times during business hours, and such representatives of the requesting party shall be furnished with true and complete copies of the same and with all other information concerning the affairs of the furnishing party and its subsidiaries as such representatives may reasonably request.

                              Appendix A--Page 22

    4.4 ENVIRONMENTAL INSPECTION. Riverway Holdings expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, Riverway Holdings and its subsidiaries, including Riverway Bank, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. Riverway Holdings agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of Riverway Holdings and Riverway Bank as Texas Regional may reasonably request. At Texas Regional's discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of Riverway Holdings and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary.

    4.5  ACTION BY RIVERWAY HOLDINGS PRIOR TO CLOSING.

        4.5.1 From and after the date of this Agreement until the Closing Date, Riverway Holdings will (and Riverway Holdings will cause its subsidiaries, including Riverway Bank, to):

           (i) carry on its business in accordance with prudent banking practices and in substantially the same manner as conducted during the eighteen (18) months immediately preceding the date hereof;

           (ii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditure outside of the ordinary course of business and not make or commit to make any capital expenditure (whether or not in the ordinary course of business) in excess of $20,000 in any single transaction and $50,000 in the aggregate;

          (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

           (iv) perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

           (v) use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

           (vi) use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

          (vii) maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices (herein collectively referred to as "GAAP"), and in particular to (a) fully recognize depreciation expense in the manner required by GAAP, (b) fully accrue all expenses as required by GAAP, (c) expense such items as are required to be expensed and not capitalized in accordance with GAAP, and (d) properly account for foreclosed assets based on fair market value, less anticipated expenses of sale, as required by GAAP;

                              Appendix A--Page 23

         (viii) not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

           (ix) not increase in any manner the compensation of any of its directors, officers or other personnel, without the prior written consent of Texas Regional, or pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person, except that, notwithstanding the foregoing, Riverway Bank shall be entitled to increase compensation of its personnel in accordance with its normal annual anniversary date raise policy, provided that the increase for any individual employee does not exceed 5% of prior year compensation;

           (x) not hire any new management personnel of the level of Vice President or above, or change the duties or job classifications of any management personnel of the level of Vice President or above;

           (xi) not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares, except for intercompany dividends paid by Riverway Bank to Riverway Delaware and intercompany dividends paid by Riverway Delaware to Riverway Holdings;

          (xii) not issue commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding;

         (xiii) fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness and any outstanding liabilities and obligations described in or incurred pursuant to
       (a) those certain Junior Subordinated Deferrable Interest Debentures in the aggregate amount of $10,000,000 created pursuant to the Indenture by and between Riverway Holdings and Wilmington Trust Company as the Debenture Trustee dated as of March 28, 2001, and other obligations incurred, created and sold pursuant to the Amended and Restated Declaration of Trust for Riverway Holdings Capital Trust I dated
       March 28, 2001, and the related Placement Agency Agreement, Capital Securities Subscription Agreement, Common Securities Guarantee Agreement, Capital Securities Guarantee Agreement, Debenture Subscription Agreement, and Common Securities Subscription Agreement, and (b) those certain Junior Subordinated Deferrable Interest Debentures in the aggregate amount of $5,000,000 created pursuant to the Indenture by and between Riverway Holdings and Bank of New York as the Debenture Trustee dated as of July 16, 2001, and other obligations incurred, created and sold pursuant to the Amended and Restated Declaration of Trust for Riverway Holdings Capital Trust II dated July 16, 2001 and the related Placement Agency Agreement, Capital Securities Subscription Agreement, Common Securities Guarantee Agreement, Capital Securities Guarantee Agreement, Debenture Subscription Agreement, and Common Securities Subscription Agreement;

          (xiv) sell or otherwise dispose of, to an unrelated third party, without recourse, all of the Riverway Bank's portfolio of credit card receivables, Section 125 loans and Title 1 loans, on terms pursuant to which Riverway Bank shall have no continuing liability (other than contingent liability for representations and warranties common to transactions of this nature approved by Texas Regional, which approval shall not be unreasonably withheld) and accrue or otherwise account for any loss on the disposition of such loans;

          (xv) accrue as an expense a provision for loan losses (after accounting for losses incurred prior to Closing as required by GAAP), that will cause the loan loss reserve of Riverway Bank

                              Appendix A--Page 24
       to be an amount equal to not less than 1.2% of total outstanding loans (excluding for these purposes and for purposes of the net worth calculation in section 5.9 below any loans held for sale which meet Federal National Mortgage Association ("FNMA") underwriting guidelines and which Riverway Bank reasonably expects to sell or securitize within 60 days following the date the loan is made) (herein called "Loans Held for Sale"), provided that accrual of additional provision for loan losses shall not be required if the allowance is reduced to not less than 1.1% of total outstanding loans (excluding Loans Held for Sale), as a result of unanticipated additional loan losses incurred by Riverway Bank prior to Closing; and

          (xvi) repurchase and redeem the Colorado bank portfolios related to the CD Custodial Business, reduce to the extent possible the number of unsigned custodial agreements related to the CD Custodial Business and sell or otherwise dispose of, to an unrelated third party, without recourse, all of the CD Custodial Business on terms pursuant to which Riverway Holdings and Riverway Bank shall have no continuing liability for performance or otherwise (other than contingent liability for representations and warranties common to transactions of this nature approved by Texas Regional, which approval shall not be unreasonably withheld), and accrue or otherwise account for any liability, loss, cost or expense related to the foregoing, including any loss on the disposition of the CD Custodial Business.

        4.5.2 Without limiting the foregoing, between the date hereof and the date of Closing, Riverway Holdings specifically covenants and agrees that Riverway Holdings will not incur (and will not permit its subsidiaries to incur) any indebtedness (other than deposit liabilities owed to deposit customers in the ordinary course of business, trade accounts payable incurred in the ordinary course of business, liabilities incurred in the ordinary course of business of Riverway Bank arising out of the purchase and sale of fed funds from regular correspondents, and borrowings from the Federal Home Loan Bank and the Federal Reserve Bank of Dallas in the ordinary course of business of Riverway Bank, including both fed discount window borrowings and treasury, tax and loan borrowings) or significant expenses outside of the ordinary course of business, unless Riverway Holdings first obtains the prior written consent of Texas Regional to the specific proposed transaction. In addition, neither Riverway Holdings nor any subsidiary of Riverway Holdings will increase expenses in any material way (either individually or in the aggregate), nor will Riverway Holdings nor any subsidiary of Riverway Holdings make any changes in its capital structure unless Riverway Holdings first obtains the prior written consent of Texas Regional to the specific proposed transaction.

        4.5.3 From and after the date of this Agreement until the Closing Date, unless Riverway Holdings first obtains the prior written consent of Texas Regional, Riverway Holdings covenants that it and its subsidiaries will only make loans in accordance with its loan policy as in effect on the date hereof, a copy of which has previously been provided to Texas Regional. Also from and after the date of this Agreement until the Closing Date, Riverway Holdings will provide Texas Regional with a copy of the information as provided to the Board of Directors or loan committee of Riverway Bank prepared and distributed as part of its loan evaluation process and will permit a Texas Regional representative to attend all meetings of the Riverway Bank loan committee, Board of Directors and any other committee performing similar functions for Riverway Bank.

        4.5.4 Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Riverway Holdings covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property without the prior written consent of Texas Regional other than as permitted pursuant to section 4.5.1 hereof.

        4.5.5 From and after the date of this Agreement until the Closing Date, Riverway Holdings specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in

                              Appendix A--Page 25
    securities, with fixed rates or with maturities of greater than three years from the date of investment unless the securities are on a list that has been mutually approved by Riverway Holdings and Texas Regional. In addition, Riverway Holdings covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities unless Riverway Holdings first obtains the prior written consent of Texas Regional to the specific proposed transaction.

        4.5.6 From and after the date of this Agreement until the Closing Date, Riverway Holdings will not, and will not permit any of its subsidiaries to,
    (i) permit any change to be made in the Articles of Incorporation or Bylaws of Riverway Holdings or any subsidiary thereof, or (ii) take any action described in section 2.11 herein, without the prior written consent of Texas Regional.

        4.5.7 Riverway Holdings and Riverway Bank shall terminate all existing data processing contracts (including item processing service contracts) and automated teller machine system contracts, in each case effective upon the Closing of the Merger or on such date as is mutually acceptable to Riverway Holdings and Texas Regional. All costs and expenses related to such termination shall be fully paid or accrued by Riverway Bank and Riverway Holdings prior to Closing.

    4.6 EMPLOYEE BENEFITS. Each former Riverway Holdings (or Riverway Bank) employee who becomes an employee of Texas Regional, TRD or Texas State Bank at the time of Closing (each a "Continued Employee") will be given credit for any period of service with Riverway Bank for purposes of the Texas Regional Employee Stock Ownership Plan (with 401(k) provisions) and therefore will be eligible to participate in such Plan on the same basis as similarly situated employees of other Texas Regional subsidiaries, provided, however, that any compensation base for purposes of determining contributions on such Continued Employee's behalf will only include compensation paid by Texas State Bank following the date of Closing. All such participation shall be subject to the terms of such plans as may be in effect from time to time and this section 4.6 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Texas Regional subsidiaries. Texas Regional may terminate or modify the Plan or any other employee benefit plan, in its discretion (subject to applicable limitations provided by law), and Texas Regional's obligation under this section 4.6 shall not be deemed or construed to provide duplication of similar benefits. Each Continued Employee shall also receive other employee benefits offered by Texas Regional from time to time to other employees of Texas Regional with comparable years of service, including vacation, medical coverage, and dental coverage (if any).

    4.7 TERMINATION OF SAR'S. All of the SAR's shall have been fully discharged by payment and there shall be no continuing liability of Riverway Holdings, Riverway Bank, Texas Regional or Texas State Bank, or any other party, with respect thereto. The cost of payment or termination of all SAR obligations shall be fully paid for, expensed and accrued prior to Closing, including any taxes or other obligations with respect thereto. Riverway Holdings shall provide evidence of the termination of the SAR's in form and content that are reasonably satisfactory to Texas Regional.

    4.8 REGULATORY APPROVALS AND REGISTRATION STATEMENT. As promptly as practicable, Texas Regional shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. Texas Regional shall keep Riverway Holdings reasonably informed as to the status of such applications and make available to Riverway Holdings, upon reasonable request by Riverway Holdings from time to time, copies of such applications and any supplementary filed materials at Texas Regional's expense. As promptly as practicable, Texas Regional shall file with the SEC a registration statement (the "Registration Statement") relating to the shares of TRBS Common Stock to be issued to the shareholders of Riverway Holdings pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable after it is filed. Subject to

                              Appendix A--Page 26

section 2.24, at the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with applicable provisions of the 1933 Act, and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and, at the time of mailing thereof to the shareholders of Riverway Holdings, at the time of the shareholders' meeting of Riverway Holdings and at the Effective Time, the proxy statement/ prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Texas Regional shall timely file all documents required to obtain all necessary blue sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Texas Regional shall promptly and properly prepare and file at Texas Regional's expense (i) any application or notification required by Nasdaq to notify Nasdaq of the issuance of shares of TRBS Common Stock pursuant to this Agreement, and (ii) any filings required under the 1934 Act relating to the transactions contemplated herein.

    4.9 CONSUMMATION OF AGREEMENT. Each of Texas Regional and Riverway Holdings shall use their respective best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

    4.10 TERMINATION OF EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS. Prior to Closing (which can be immediately prior to Closing), Riverway Holdings will terminate (without liability or penalty to Riverway Holdings, any subsidiary of Riverway Holdings, Texas Regional, any subsidiary of Texas Regional, or any other person or entity, or if there is a liability or penalty, which liability or penalty has been fully accrued and accounted for by Riverway Holdings) any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements, and other services contracts, and any other contracts with employees, and any vacation benefit or other employee benefit plan, except for those specifically approved for continuation in writing by Texas Regional, except that Riverway Holdings' 401(k) plan shall not be terminated as of Closing but shall instead be frozen (and thereby shall cease accepting contributions and cease making new plan loans) as of the date of Closing pending determination of whether to merge or otherwise combine it with Texas Regional's existing plan. Without limiting the generality of the foregoing, at or prior to Closing Riverway Bank and Riverway Holdings shall terminate and discharge by payment or otherwise any accrued and unused vacation pay or benefit to which any employee of Riverway Bank or Riverway Holdings may be entitled, so that there shall be no accrued vacation liability as of the date of Closing. All costs and expenses related to any of the foregoing shall be fully paid or accrued by Riverway Bank or Riverway Holdings prior to Closing.

    4.11 ACCESS TO INFORMATION. Texas Regional shall disclose and make available to Riverway Holdings all information regarding Texas Regional and its subsidiaries and their business activities in which Riverway Holdings may have a reasonable legitimate interest in furtherance of the transactions contemplated by this Agreement. Riverway Holdings will hold any such information which is nonpublic in strictest confidence and will not disclose the same without the prior written consent of Texas Regional, except to the extent that such disclosure is required by applicable law or a court of competent jurisdiction.

    4.12 CONFIDENTIALITY. In order to assist each of Texas Regional and Riverway Holdings in evaluating the other, Texas Regional and Riverway Holdings (each a "Disclosing Party") may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the "Receiving Party") and its directors, officers, employees, consultants, investment bankers, professional

                              Appendix A--Page 27
advisors and other representatives or agents (collectively called "Representatives") either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as "Confidential Information"). The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives. Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives,
(b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party's knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party. In consideration of the disclosure of the Confidential Information, Texas Regional and Riverway Holdings agree as follow:

        (a) NO DISCLOSURE. Except as otherwise described in this paragraph (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party's Representatives who are directly participating in the evaluation of the Confidential Information,
    (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation and negotiation of the Transaction, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee. The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business for purposes related to the transactions herein described, and who agree to keep such information confidential and to be bound by the terms of this Agreement to the same extent as if they were parties hereto,
    (ii) that the Receiving Party will use its best efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement and (iii) that, in any event, with respect to any Representative that has not agreed in writing for the benefit of the Disclosing Party to be bound by the terms of this Agreement, the Receiving Party shall be responsible for actions by any such Representative that would constitute a breach of this Agreement to the same extent as if such Representative was a party to this Agreement. If the Receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, the Receiving Party agrees that (i) prior to any such disclosure, it will provide the Disclosing Party with prompt written notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order or other appropriate remedy (including by participating in any proceeding to which the Receiving Party is a party, which the Receiving Party will use its best efforts to permit the Disclosing Party to do) and (ii) in any event, it will furnish only that portion of the Confidential Information that is legally required to be provided and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. In addition, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described.

        (b) RETURN OF CONFIDENTIAL INFORMATION. In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as

                              Appendix A--Page 28
    practicable thereafter, and upon the Disclosing Party's request, shall promptly deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party's Representatives.

    4.13 PUBLIC ANNOUNCEMENT. The press release issued to announce the execution hereof, shall be jointly prepared and jointly issued by Texas Regional and Riverway Holdings. Each party which proposes to issue any additional press releases concerning this transaction after the date hereof and before the date of Closing shall use reasonable efforts, under the circumstances and consistent with applicable legal requirements, to provide the other party with an advance copy of the proposed additional press release and (to the extent reasonably practicable under the circumstances) has provided the other party with a reasonable opportunity to comment upon such additional press release.

    4.14 ACTIONS RELATIVE TO OUTSTANDING TRUST PREFERRED. Riverway Holdings has issued and has presently outstanding an aggregate of $10,310,000 in aggregate principal amount of 10.18% Junior Subordinated Deferrable Interest Debentures issued by Riverway Holdings to Riverway Holdings Capital Trust I pursuant to the Indenture dated as of March 28, 2001 between Riverway Holdings and Wilmington Trust Company and Riverway Holdings Capital Trust I has issued $10,000,000 in aggregate principal amount of capital securities to MMCapS Funding I, Ltd. pursuant to the terms of the Amended and Restated Declaration of Trust dated March 28, 2001 among Riverway Holdings, Wilmington Trust Company as Property Trustee and as Delaware Trustee and the Administrative Trustees named therein (such issuance of securities and all documents and instruments related thereto being herein referred to as the "March Trust Preferred Issue"). In addition, Riverway Holdings has issued and has presently outstanding an aggregate of $5,155,000 in aggregate principal amount of Floating Junior Subordinated Deferrable Interest Debt Securities issued by Riverway Holdings to Riverway Holdings Capital Trust II pursuant to the Indenture dated as of July 16, 2001 between Riverway Holdings and Bank of New York, and Riverway Holdings Capital Trust II has issued $5,000,000 in aggregate principal amount of capital securities to MM Community Funding Ltd pursuant to the terms of the Amended and Restated Declaration of Trust dated July 16, 2001 among Riverway Holdings, Bank of New York as Institutional Trustee and Bank of New York (Delaware) as Delaware Trustee and the Administrative Trustees named therein (such issuance of securities and all documents and instruments related thereto being herein referred to as the "July Trust Preferred Issue"). Relative to the March Trust Preferred Issue and the July Trust Preferred Issue, Riverway Holdings hereby represents, warrants and agrees as follows:

        a. Riverway Holdings hereby represents and warrants to Texas Regional, and confirms for Texas Regional's benefit, that all representations and warranties as made by Riverway Holdings in the documents related to the March Trust Preferred Issue or the July Trust Preferred Issue were true when made, and continue to be true and correct. Both the March Trust Preferred Issue and the July Trust Preferred Issue have been created, offered and sold in compliance with all applicable legal requirements in all material respects.

        b. Riverway Holdings shall upon execution hereof notify the Wilmington Trust Company, or any successor trustee named for purposes of the March Trust Preferred Issue, of the execution of this Agreement and shall use every reasonable effort to obtain from such trustee and from MMCapS Funding I, Ltd. confirmation (the "March Trust Preferred Confirmation") that (i) no Default or Event of Default (as those terms are defined in the Indenture and the Capital Securities Guarantee Agreement related to the March Trust Preferred Issue) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by Riverway Holdings of its obligations under the terms of this Agreement; and
    (iii) Riverway Holdings has not elected to exercise its right to commence an Extended Interest Payment Period as that term is defined in the Indenture and the Capital Securities Guarantee Agreement related to the March Trust Preferred Issue.

                              Appendix A--Page 29

        c. Riverway Holdings shall upon execution hereof notify the Bank of New York, Bank of New York (Delaware) or any successor trustee(s) named for purposes of the July Trust Preferred Issue, of the execution of this Agreement and shall use every reasonable effort to obtain from such trustees and from MM Community Funding Ltd, confirmation (the "July Trust Preferred Confirmation") that (i) no Default or Event of Default (as those terms are defined in the Indenture and the Guarantee Agreement related to the July Trust Preferred Issue) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by Riverway Holdings of its obligations under the terms of this Agreement; and
    (iii) Riverway Holdings has not elected to exercise its right to commence an Extension Period as that term is defined in the Indenture and the Guarantee Agreement related to the July Trust Preferred Issue.

        d. Riverway Holdings has filed prior to the date hereof, and will between the date of execution hereof and the Closing continue to file, all required reports, information and documents which Riverway Holdings is required to file with the trustees, MMCapS Funding I, Ltd., MM Community Funding, Ltd. or any other person under the terms of the documents related to the March Trust Preferred Issue or the July Trust Preferred Issue.

    4.15 DISCLOSURE LETTER. Contemporaneously with the execution hereof, Riverway Holdings has delivered to Texas Regional its Disclosure Letter which has been marked for identification by each of Texas Regional and Riverway Holdings (the "Disclosure Letter"). Prior to Closing, Riverway Holdings shall deliver to Texas Regional an updated Disclosure Letter reflecting any material changes from the information as presented in the original Disclosure Letter that may have occurred since the date of execution hereof.

                                   ARTICLE 5
                  CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

    In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

    5.1 COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by Riverway Holdings and Riverway Delaware in this Agreement shall have been true in all material respects when made and, except for changes as contemplated herein, shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Riverway Holdings and Riverway Delaware shall each have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of Riverway Holdings in his capacity as such and dated the Closing Date, and a certificate, signed by the President of Riverway Delaware in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

    5.2 SHAREHOLDER APPROVAL. The shareholders of Riverway Holdings shall have approved the transaction at a duly called meeting of the shareholders and Riverway Holdings shall have delivered to Texas Regional a certificate signed by the President and Secretary of Riverway Holdings in his or her capacity as such, confirming the approval of this transaction by the requisite vote of the shareholders of Riverway Holdings.

    5.3 DISSENTERS. Shareholders holding an aggregate of not greater than five percent (5%) of the issued and outstanding shares of Riverway Holdings shall have exercised dissenters' rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently

                              Appendix A--Page 30
abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters' rights of appraisal.

    5.4 REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of Riverway Holdings with and into TRD, the merger of Riverway Delaware with and into TRD, and the merger of Riverway Bank with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

    5.5 LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Riverway Holdings or any of its subsidiaries which might result in a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, taken as a whole. Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of Riverway Holdings and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any set of circumstances or events which, individually or in the aggregate, would or could reasonably be expected to constitute or cause a material effect on or to the assets, business, operations, liabilities, profits, or condition (financial or otherwise) of a person, or on the ability of such person to perform its obligations under this Agreement or any related agreements to which such person is a party, or to consummate the transactions contemplated by this Agreement or any related agreement.

    5.6 OPINION OF COUNSEL. Prior to closing, Riverway Holdings shall deliver to Texas Regional the opinion of Riverway Holdings' counsel, in form and content satisfactory to Texas Regional, to the effect that

        (i) Riverway Holdings is a corporation, validly existing and in good standing under the laws of the State of Texas;

        (ii) the authorized capital stock of Riverway Holdings consists of
    (i) 50,000,000 shares of common stock, par value of $1.00 per share, of which a total of 2,817,815 shares are issued and outstanding, which shares have been validly issued, are fully paid and are nonassessable,
    (ii) 20,000,000 shares of preferred stock, par value of $1.00 per share, of which no shares are issued or outstanding. To the best knowledge and belief of such counsel, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Riverway Holdings to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given;

       (iii) Riverway Delaware is a corporation, validly existing and in good standing under the laws of the state of Delaware;

                              Appendix A--Page 31

        (iv) the authorized capital stock of Riverway Delaware consists of 3,000 shares of capital stock, par value of $0.01 per share, of which 1,000 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Riverway Holdings, and to the best knowledge and belief of such counsel, no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Riverway Delaware to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding and no authorization therefor has been given;

        (v) Riverway Bank is a banking association, validly existing and in good standing under the laws of the State of Texas;

        (vi) the authorized capital stock of Riverway Bank consists of
    (i) 5,000,000 shares of common stock, par value of $0.01 per share, of which 571,821 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Riverway Delaware, and (ii) 1,000,000 shares of preferred stock, of which no shares are issued or outstanding, and to the best knowledge and belief of such counsel, no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Riverway Bank to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given;

       (vii) this Agreement and the merger of Riverway Holdings with and into TRD have been duly authorized by all necessary corporate action on the part of Riverway Holdings, its directors and shareholders; and

      (viii) this Agreement and the consummation of the transactions herein described do not and will not violate or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Riverway Holdings, the Certificate of Incorporation or Bylaws of Riverway Delaware, the Articles of Association or Bylaws of Riverway Bank, or, to the best knowledge and belief of such counsel, any material agreement or instrument to which Riverway Holdings, Riverway Delaware or Riverway Bank is a party or is bound, or any judgment or order binding on any of them.

    5.7 DUE DILIGENCE REVIEW; NO MATERIAL ADVERSE CHANGE. Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Riverway Holdings and its subsidiaries during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such continuing review Texas Regional in good faith determines that additional facts, events or circumstances have come to Texas Regional's attention which in the exercise of the reasonable judgment of Texas Regional's Board of Directors would have a Material Adverse Effect on the financial condition or business of Riverway Holdings and its subsidiaries, taken as a whole. No change shall have occurred in the financial condition, results of operations or business of Riverway Holdings or any of its subsidiaries, taken as a whole, which could or would, in the reasonable judgment of the Board of Directors of Texas Regional, constitute a Material Adverse Effect on the financial condition, results of operations or business of Riverway Holdings and its subsidiaries, taken as a whole, other than changes which are related to general industry or market conditions. Prior to Closing, Texas Regional shall have received a certificate signed by the President and Chief Executive Officer of Riverway Holdings to the effect that no material adverse change has occurred in the financial condition, results of operations, business or properties of Riverway Holdings or any of its subsidiaries, taken as a whole. In the event that Texas Regional elects to terminate the transaction herein described solely as a result of this section 5.7, Texas Regional shall pay to Riverway Holdings the sum of $500,000 and neither party shall have any further rights or obligations hereunder. If this Agreement is terminated and the Merger is abandoned pursuant to section 1.2.2 or this section 5.7, this Agreement, except for the provisions of sections 4.12 and 8.2, shall forthwith become

                              Appendix A--Page 32
void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. The obligations of confidentiality contained in section 4.12 of this Agreement shall remain in full force and effect following any termination of this Agreement. Nothing in this section 5.7 shall relieve any party to this Agreement of liability for breach of this Agreement.

    5.8 CONSENTS, APPROVALS AND ESTOPPEL CERTIFICATES. Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with Riverway Holdings or any of its subsidiaries, or by which Riverway Holdings or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of Riverway Holdings or any subsidiary of Riverway Holdings and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which Riverway Holdings or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

    5.9 NET WORTH OF RIVERWAY HOLDINGS AND RIVERWAY BANK. The net worth of Riverway Holdings, calculated in accordance with applicable regulatory requirements, shall be not less than $31,680,000, after accounting for the after-tax effect (assuming for these purposes an incremental tax rate of 34%) of any costs and expenses incurred by Riverway Holdings and its subsidiaries contemplated hereby or incurred in anticipation of the consummation of the transactions herein described, expressly including (but not limited to) any losses, costs and expenses related to (a) proper calculation of depreciation expense and accumulated depreciation under GAAP, (b) accrual of expenses including expensing of items not property capitalized under GAAP, (c) proper recognition of value of foreclosed assets pursuant to GAAP, (d) increasing loan loss reserves as required by this Agreement (provided that any such increase solely for the purpose of increasing the loan loss reserve from 1.1% to 1.2% of total outstanding loans (excluding Loans Held for Sale) shall not be deducted from net worth for purposes of the calculation made pursuant to this section 5.9), (e) disposition of loan portfolios as required by this Agreement,
(f) disposition of the CD Custodial Business and any other custodial functions of brokered certificates of deposit as required by this Agreement,
(g) discharge or other termination (by payment or otherwise) of SAR's, salary continuation and severance policies and agreements, and discharge or other termination (by payment or otherwise) of any unpaid or unused vacation benefits to which any employee of Riverway Holdings or any subsidiary may be entitled, and (h) termination fees and penalties for termination of data processing service agreements (but excluding any termination fees and penalties in excess of $500,000 incurred for termination of Riverway Bank's Fiserv Solutions, Inc. data processing agreement). The obligations of Texas Regional shall be conditioned upon receipt of financial statements as of the month end immediately preceding the date of closing (or other date immediately prior to closing acceptable to both Texas Regional and Riverway Holdings), prepared in accordance with generally accepted accounting principles consistently applied, of Riverway Holdings and Riverway Bank, reflecting no changes in the financial condition of Riverway Holdings and Riverway Bank constituting (or that in Texas Regional's reasonable judgment could result in) a Material Adverse Effect on the financial condition, results of operations and business of Riverway Holdings and its subsidiaries, taken as a whole, and no such changes shall occur prior to closing. Riverway Holdings shall not pay any dividends or make any distributions in respect of its capital stock prior to closing. In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to reduce the number of Closing Shares (and correspondingly decrease the Closing Exchange Ratio) by an amount equal to the product of $38.302 multiplied by the amount by which the net worth fails to meet the required threshold. The number of shares to be delivered to each Riverway Holdings shareholder shall be reduced proportionately.

                              Appendix A--Page 33

    5.10  TERMINATION OF SAR'S AND SALARY CONTINUATION
AGREEMENTS. Contemporaneously with the closing of the transaction herein described, all SAR's and salary continuation agreements shall have been fully discharged by payment or otherwise terminated on terms acceptable to Texas Regional, and all costs and expenses related thereto shall, for purposes of the net worth calculations to be made pursuant to section 5.9 above, and for all other purposes, have been fully accounted for.

    5.11 FAIRNESS OPINION. Prior to execution of this Agreement, Texas Regional has received a fairness opinion as to the fairness of the transaction to Texas Regional and the shareholders of Texas Regional and such fairness opinion shall not have been withdrawn or materially modified. Such fairness opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

    5.12  TERMINATION OF DATA PROCESSING ARRANGEMENTS AND ATM
CONTRACTS. Effective as of immediately prior to Closing (or on such other date as mutually agreed by Texas regional and Riverway Holdings), Riverway Holdings and its subsidiaries shall have exercised its right to terminate its data processing services contract with Fiserv Solutions, Inc., on terms and upon conditions reasonably acceptable to Texas Regional and all other data processing and automated teller machine service contracts, and any termination fees or penalties shall have been fully accounted for.

    5.13 TERMINATION OF CD CUSTODIAL BUSINESS. Riverway Holdings and its subsidiaries shall have terminated its CD Custodial Business, except for an aggregate of not greater than 47 custodial accounts, amounting to an aggregate of not greater than $4,700,000 in total custodial account balances.

    5.14 DECLARATION OF EFFECTIVENESS OF REGISTRATION STATEMENT AND OTHER APPROVALS. The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of TRBS Common Stock are to be issued to shareholders of Riverway Holdings, including both the Closing Shares and the Holdback Shares, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional. Any action required to be taken by Nasdaq to qualify or otherwise approve all such shares for trading on the National Market System shall have been received.

    5.15  TRUST PREFERRED SECURITIES.

        a. Texas Regional shall have received evidence that all notices required to be given and any consents required to be obtained pursuant to any document or instrument related to the March Trust Preferred Issue have in fact been given or obtained by Riverway Holdings. Texas Regional shall have received the March Trust Preferred Confirmation, and each of Riverway Holdings and any other party required to execute the same shall have executed a supplemental indenture pursuant to which TRD will be substituted for Riverway Holdings and which shall otherwise conform to the requirements of the Indenture executed as part of the March Trust Preferred Issue and the Trust Indenture Act.

        b. Texas Regional shall have received evidence that all notices required to be given and any consents required to be obtained pursuant to any document or instrument related to the July Trust Preferred Issue have in fact been given or obtained by Riverway Holdings. Texas Regional shall have received the July Trust Preferred Confirmation, and each of Riverway Holdings and any other party required to execute the same shall have executed a supplemental indenture pursuant to which TRD will be substituted for Riverway Holdings and which shall otherwise conform to the requirements of the Indenture executed as part of the July Trust Preferred Issue and the Trust Indenture Act.

                              Appendix A--Page 34

                                   ARTICLE 6
                 CONDITIONS TO OBLIGATIONS OF RIVERWAY HOLDINGS

    The obligations of Riverway Holdings under this Agreement are subject, in the discretion of Riverway Holdings, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

    6.1 COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by Texas Regional in this Agreement shall have been true in all material respects when made and, except as may otherwise be contemplated or permitted herein, shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Riverway Holdings shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

    6.2 SHAREHOLDER APPROVAL. The shareholders of Riverway Holdings shall have approved the transaction at a duly called meeting of the shareholders.

    6.3 REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of Riverway Holdings with and into TRD, the merger of Riverway Delaware with and into TRD, and the merger of Riverway Bank with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Riverway Holdings may, but shall not be obligated to, answer and defend such contest.

    6.4 LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or which could reasonably be expected to result in a Material Adverse Effect on the financial condition, results of operations and business of Texas Regional and its subsidiaries, taken as a whole, and Riverway Holdings shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

    6.5 DECLARATION OF EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of TRBS Common Stock are to be issued to shareholders of Riverway Holdings and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

    6.6 OPINION OF COUNSEL. Prior to closing, Texas Regional shall deliver to Riverway Holdings the opinion of Texas Regional's counsel, in form and content satisfactory to Riverway Holdings, as to the approvals of the Merger by the Board of Directors of Texas Regional and by the Board of Directors and shareholders of TRD.

                              Appendix A--Page 35

    6.7 FAIRNESS OPINION. Prior to the Riverway Holdings shareholder meeting, Riverway Holdings shall have received a fairness opinion prior to its shareholders' meeting, in form and content acceptable to Riverway Holdings in its sole discretion, and rendered by a firm acceptable to Riverway Holdings in its sole discretion, as to the fairness of the transaction to Riverway Holdings and the shareholders of Riverway Holdings, and such fairness opinion shall not have been withdrawn or materially modified.

    6.8 TAX OPINION. Riverway Holdings shall have received an opinion of Andrews & Kurth L.L.P., counsel to Riverway Holdings, in form and substance reasonably satisfactory to Riverway Holdings to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by the shareholders of Riverway Holdings to the extent that they receive TRBS Common Stock solely in exchange for their Riverway Holdings capital stock in the Merger. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

                                   ARTICLE 7
                              CLOSING OBLIGATIONS

    7.1 TEXAS REGIONAL OBLIGATIONS. At the Closing, Texas Regional shall deliver the following to Riverway Holdings:

       7.1.1 Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the mergers of Riverway Holdings with and into TRD, and Riverway Delaware with and into TRD;

       7.1.2 Holdback Escrow Agreement executed by Texas Regional in the form of Annex D;

       7.1.3 Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional and TRD, of resolutions authorizing and approving the merger transaction;

       7.1.4 Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Riverway Holdings to effectuate the transaction herein described;

       7.1.5 Authorization to the Texas Regional transfer agent and registrar to issue and deliver the Closing Shares, after all adjustments have been made as herein described, to the former Riverway Holdings shareholders, and Texas Regional shall otherwise cause the transfer agent and registrar to deliver certificates evidencing the Closing Shares to the former Riverway Holdings shareholders as herein described;

       7.1.6 Authorization to the Texas Regional transfer agent and registrar to issue and deliver Holdback Shares, to TSB Trustee, to be held in trust for the Riverway Holdings shareholders and Texas Regional as herein provided;

       7.1.7 An opinion of Texas Regional's counsel in form and substance required by this Agreement and otherwise acceptable to Riverway Holdings; and

       7.1.8 Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Riverway Holdings to consummate the transaction herein described.

                              Appendix A--Page 36

    7.2 RIVERWAY HOLDINGS OBLIGATIONS. At the Closing, Riverway Holdings shall deliver the following to Texas Regional:

       7.2.1 Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the mergers of Riverway Holdings with and into TRD, and Riverway Delaware with and into TRD.

       7.2.2 SAR Redemption Agreements executed by each of the SAR Holders in the form of Annex C, the Holdback Escrow Agreement executed by Riverway Holdings and the Shareholder Representative in the form of Annex D and an updated Disclosure Letter (if required);

       7.2.3 Officer's Certificates of Riverway Holdings, Riverway Delaware and Riverway Bank, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of Riverway Holdings, the approval by the Board of Directors of each of Riverway Holdings, Riverway Delaware and Riverway Bank, and by the shareholders of Riverway Holdings, by Riverway Holdings as the sole shareholder of Riverway Delaware, and by Riverway Delaware as the sole shareholder of Riverway Bank, in each case authorizing and approving the transaction.

       7.2.4 Certificates of Existence of each of Riverway Holdings (issued by the Secretary of State of Texas), Riverway Delaware (issued by the Secretary of State of Delaware) and Riverway Bank (issued by the Texas Banking Department) in each case dated as of a date not more than five days prior to the Closing;

       7.2.5 Certificate of Good Standing of each of Riverway Holdings (issued by the Texas Comptroller of Public Accounts), Riverway Delaware (issued by the Secretary of State of Delaware) and Riverway Bank (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than five days prior to the Closing;

       7.2.6 Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by Texas Regional to effect the mergers of Riverway Holdings with and into TRD, and Riverway Delaware with and into TRD, and to effect the merger of Riverway Bank with and into Texas State Bank;

       7.2.7 An opinion of Riverway Holdings' counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

       7.2.8 Such other documents, certificates, and other items as may be required to be delivered by Riverway Holdings pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to consummate the transaction herein described.

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 BROKERS. Texas Regional and Riverway Holdings agree that no third party has in any way brought the parties together or been instrumental in the making of this Agreement, and that no person has any lawful claim for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the merger of Riverway Bank with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party. Texas Regional and Texas State Bank will not be responsible for any brokerage or finders fees and will be indemnified by the Riverway Holdings shareholders from any liability for brokerage or finders fees in connection with the transactions.

                              Appendix A--Page 37

    8.2 EXPENSES. The shareholders of Riverway Holdings shall bear and be responsible for personal expenses which they may incur in connection with the transaction contemplated hereby, and no part of such personal expenses shall be borne by Riverway Holdings, Riverway Bank or Texas Regional. Riverway Holdings shall bear and be responsible for its own attorney's fees and other expenses, including the cost of soliciting proxies and conducting the shareholders' meeting called to consider the merger transactions, including attorney's fees for counsel to Riverway Holdings (all of which shall be fully paid or accrued prior to closing). Texas Regional shall bear and be responsible for its own attorney's fees and other expenses in connection with the evaluation of the transaction described herein and in connection with the consummation of the transactions contemplated hereby, except as otherwise provided herein.

    8.3 NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

    If to Texas Regional or to Texas State Bank, then to:

           Texas Regional Bancshares, Inc.

           3900 North 10th Street, 11th Floor

           McAllen, Texas 78501

           Attention: Mr. Glen E. Roney
                   Chairman of the Board

           with a copy to:

                  William A. Rogers, Jr.

                  Rogers & Whitley, L.L.P.

                  816 Congress Avenue, Suite 1100

                  Austin, Texas 78701

    If to Riverway Holdings, Riverway Delaware, Riverway Bank, or the Principal Shareholders, then to:

           Riverway Holdings, Inc.

           Five Riverway

           Houston, Texas 77056

           Attention: Mr. John E. Phillips,
                   President

           with copies to:

                  John Adkins

                  Andrews & Kurth, L.L.P.

                  600 Travis, Suite 4200

                  Houston, Texas 77002

                  Jack H. Mayfield, Jr.

                  Goldston Oil Corporation

                  1819 St. James Place

                  Houston, Texas 77056

                  and

                  David L. Lane

                  20 Briar Hollow Lane

                  Houston, Texas 77027

                              Appendix A--Page 38

    8.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by section 8.10, the directors, officers, and the Principal Shareholders, but shall not be assigned by any party without the prior written consent of the other party.

    8.5 ARTICLE AND OTHER HEADINGS. Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.6 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and Riverway Holdings.

    8.7 WAIVERS. Texas Regional or Riverway Holdings may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

    8.8 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

    8.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

    8.10 PRINCIPAL SHAREHOLDERS OF RIVERWAY HOLDINGS. Contemporaneously with the execution and delivery hereof, each Principal Shareholder is executing and delivering to Texas Regional an Agreement and Irrevocable Proxy in the form of Annex B-1 and each Principal Shareholder who has an "A" designation opposite his, her or its name on Annex A has executed a Lock-Up Agreement in the form of Annex B-2. The execution by each of the Principal Shareholders of Riverway Holdings of the Agreement and Irrevocable Proxy, and the execution by each Principal Shareholder who has an "A" designation opposite his, her or its name on Annex A of the Lock-Up Agreement, represent a material consideration to Texas Regional, inducing Texas Regional to execute this Agreement. But for the execution by each Principal Shareholder of the Agreement and Irrevocable Proxy and the execution by each Principal Shareholder who has an "A" designation opposite his, her or its name on Annex A of the Lock-Up Agreement, Texas Regional would not execute this Agreement. Among the provisions of the Lock-Up Agreement, and part of the material inducement to Texas Regional, is the commitment by each of the Principal Shareholders who has an "A" designation opposite his, her or its name on Annex A that, until the earlier of
(i) 48 hours after the first publication by Texas Regional of its regularly quarterly financial statements after Closing or (ii) 90 days following the date of Closing, such Principal Shareholder will not sell, pledge, transfer or otherwise dispose of any shares of Texas Regional stock to be acquired by him in the merger transaction, unless such Principal Shareholder first obtains the consent of Texas Regional. The share certificate of each Principal Shareholder who has an "A" designation opposite his, her or its name on Annex A will contain a restrictive legend to the foregoing effect. Texas Regional will remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in this paragraph. Each Principal Shareholder that is a director or executive officer of Riverway Holdings further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the 1933 Act, and he agrees not to transfer any Texas Regional stock received by him in the Merger except in compliance with applicable provisions of the 1933 Act, the 1934 Act and applicable rules and regulations promulgated thereunder. The obligations of the Principal Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.

                              Appendix A--Page 39

    8.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the merger is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY;
                            SIGNATURE LINES FOLLOW.]

                              Appendix A--Page 40

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                                       TEXAS REGIONAL BANCSHARES, INC.

                                                       By:              /s/ GLEN E. RONEY
                                                            -----------------------------------------
                                                                          Glen E. Roney,
ATTEST:                                                               CHAIRMAN OF THE BOARD
/s/ PAUL S. MOXLEY
-------------------------------------------
Paul S. Moxley,
SENIOR EXECUTIVE VICE PRESIDENT

                                                       RIVERWAY HOLDINGS, INC.

                                                       By:             /s/ JACK H. MAYFIELD
                                                            -----------------------------------------
                                                                      Jack H. Mayfield, Jr.
ATTEST:                                                               CHAIRMAN OF THE BOARD
/s/ PATRICK C. REED
-------------------------------------------
Patrick C. Reed,
SECRETARY

                              Appendix A--Page 41

                                FIRST AMENDMENT

                                       TO

                      AGREEMENT AND PLAN OF REORGANIZATION

    This First Amendment to Agreement and Plan of Reorganization (this "AMENDMENT") dated as of January 8, 2002, is entered into by and among Texas Regional Bancshares, Inc., a Texas corporation ("TEXAS REGIONAL"), Texas Regional Delaware, Inc. ("TRD"), a Delaware corporation and a wholly owned subsidiary of Texas Regional, and Riverway Holdings, Inc., a Texas corporation ("RIVERWAY HOLDINGS").

    WHEREAS, Texas Regional and Riverway Holdings entered into an Agreement and Plan of Reorganization dated as of September 17, 2001 (the "AGREEMENT");

    WHEREAS, the Agreement contemplates that Riverway Holdings shall merge with and into TRD, with TRD being the surviving entity;

    WHEREAS, the Agreement further contemplates that following the Effective Time of the Merger of Riverway Holdings into TRD, Riverway Holdings of
Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Riverway Holdings, will be merged with and into TRD, with TRD being the surviving entity; and

    WHEREAS, the parties hereto desire to execute this Amendment for the purpose of making TRD a party to the Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

    2. Upon execution of this Amendment, TRD shall become a party to the Agreement and TRD does hereby expressly agree to perform, comply with and be subject to all of the representations, warranties, covenants, obligations and conditions applicable to TRD as set forth in the Agreement.

    3. In addition to the representations and warranties made by Texas Regional in the Agreement relating to TRD, which TRD hereby ratifies and affirms to Riverway Holdings, TRD further represents and warrants to Riverway Holdings that
(i) the execution and delivery of the Agreement, this Amendment and the consummation of the transactions contemplated thereby and hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TRD, to the extent required by applicable law and (ii) the Agreement, as amended by this Amendment, represents a valid and legally binding obligation of TRD, enforceable against TRD in accordance with its terms, except as limited by any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors' rights generally and general equitable principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

    4. The execution of this Amendment shall not relieve Texas Regional of its obligations under the Agreement.

    5. Except as herein provided, the terms of the Agreement shall remain in full force and effect.

    6. This Amendment may be executed in several counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

                              Appendix A--Page 42

    IN WITNESS WHEREOF, the parties have executed this First Amendment to Agreement and Plan of Reorganization as of the date first written above.

                                                       TEXAS REGIONAL BANCSHARES, INC.

                                                       By:               /s/ G. E. RONEY
                                                            -----------------------------------------
                                                                          Glen E. Roney,
ATTEST:                                                               CHAIRMAN OF THE BOARD
/s/ PAUL S. MOXLEY
-------------------------------------------
Paul S. Moxley,
SENIOR EXECUTIVE VICE PRESIDENT
                                                       TEXAS REGIONAL DELAWARE, INC.

                                                       By:               /s/ G. E. RONEY
                                                            -----------------------------------------
                                                                           G. E. Roney,
ATTEST:                                                                  PRESIDENT & CEO
/s/ PAUL S. MOXLEY
-------------------------------------------
Paul S. Moxley,
VICE PRESIDENT

                                                       RIVERWAY HOLDINGS, INC.

                                                       By:              /s/ DAVID L. LANE
                                                            -----------------------------------------
                                                                          David L. Lane
ATTEST:                                                                   VICE CHAIRMAN
/s/ PATRICK C. REED
-------------------------------------------
Patrick C. Reed,
SECRETARY

  [SIGNATURE PAGE OF FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]

                              Appendix A--Page 43

                                SECOND AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION


    This Second Amendment to Agreement and Plan of Reorganization (the "SECOND AMENDMENT"), dated as of January 17, 2002, is entered into by and among Texas Regional Bancshares, Inc., a Texas corporation ("TEXAS REGIONAL"), Texas Regional Delaware, Inc. ("TRD"), a Delaware corporation and a wholly owned subsidiary of Texas Regional, and Riverway Holdings, Inc., a Texas corporation ("RIVERWAY HOLDINGS").


    WHEREAS, Texas Regional and Riverway Holdings entered into an Agreement and Plan of Reorganization dated as of September 17, 2001, which was amended by that certain First Amendment to Agreement and Plan of Reorganization dated as of January 8, 2002 (the Agreement and Plan of Reorganization, as amended by the First Amendment, is herein called the "AGREEMENT"); and

    WHEREAS, the Agreement contemplates the execution and delivery of a Holdback Escrow Agreement pursuant to which a portion of the consideration will be held and distributed; and


    WHEREAS, the parties desire to execute this Amendment for the purpose of
(i) amending the terms of the Holdback Escrow Agreement and substituting the form of Holdback Escrow Agreement attached to this Second Amendment as Annex D for the form of Holdback Escrow Agreement originally attached as Annex D to the Agreement and (ii) updating the list of Principal Shareholders and substituting the list of Principal Shareholders attached to this Second Amendment as Annex A for the list of Principal Shareholders originally attached as Annex A to the Agreement.


    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

    2. Upon execution of this Second Amendment, the form of Holdback Escrow Agreement attached hereto as Annex D is hereby substituted in place of the form of Holdback Escrow Agreement as originally attached as Annex D to the Agreement for all purposes. Notwithstanding anything in the Agreement to the contrary, at Closing the parties shall execute the Holdback Escrow Agreement in the form attached as Annex D to this Second Amendment. Any reference to the Holdback Escrow Agreement in the Agreement is, from and after the date hereof, deemed for all purposes to be a reference to the form of Holdback Escrow Agreement attached as Annex D to this Second Amendment.

    3. Upon execution of this Second Amendment, the list of Principal Shareholders attached hereto as Annex A is hereby substituted in place of the list of Principal Shareholders as originally attached as Annex A to the Agreement for all purposes. Any reference to the list of Principal Shareholders and to Annex A in the Agreement is, from and after the date hereof, deemed for all purposes to be a reference to the list of Principal Shareholders attached as Annex A to this Second Amendment.

    4. Except as expressly amended hereby, the terms of the Agreement shall remain in full force and effect.

    5. This Amendment may be executed in several counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                              Appendix A--Page 44

    IN WITNESS WHEREOF, the parties have executed this Second Amendment to Agreement and Plan of Reorganization as of the date first written above.

                                                       TEXAS REGIONAL BANCSHARES, INC.

                                                       By:               /s/ G. E. RONEY
                                                            -----------------------------------------
                                                                          Glen E. Roney
ATTEST:                                                               CHAIRMAN OF THE BOARD
/s/ PAUL S. MOXLEY
-------------------------------------------
Paul S. Moxley
SENIOR EXECUTIVE VICE PRESIDENT
                                                       TEXAS REGIONAL DELAWARE, INC.

                                                       By:                /s/ G.E. RONEY
                                                            -----------------------------------------
                                                                          Glen E. Roney
ATTEST:                                                                     PRESIDENT
/s/ PAUL S. MOXLEY
-------------------------------------------
Paul S. Moxley
VICE PRESIDENT

                                                       RIVERWAY HOLDINGS, INC.

                                                       By:          /s/ JACK H. MAYFIELD, JR.
                                                            -----------------------------------------
                                                                      Jack H. Mayfield, Jr.
ATTEST:                                                               CHAIRMAN OF THE BOARD
/s/ PATRICK C. REED
-------------------------------------------
Name:  Patrick C. Reed
Title:   Secretary

                              Appendix A--Page 45

                                                                      APPENDIX B

                           HOLDBACK ESCROW AGREEMENT

    This Holdback Escrow Agreement (the "Holdback Escrow Agreement" or the
"Agreement") is made and entered into as of the       day of             , 2002
by and between Texas Regional Bancshares, Inc., a Texas corporation ("Texas Regional"), Riverway Holdings, Inc. ("Riverway Holdings"), and Texas State Bank Trust Department ("Escrow Agent").

    Jack H. Mayfield, Jr. joins into the execution hereof to evidence his agreement to accept appointment as the initial agent for the shareholders of Riverway Holdings listed on Exhibit A (herein sometimes called the "Riverway Shareholders"). The Riverway Shareholders may, by action of a majority in interest of the Riverway Shareholders, at any time appoint a substitute for Jack
H. Mayfield, Jr. as agent for the Riverway Shareholders, which appointment shall be effective upon delivery of notice thereof to both the Escrow Agent and Texas Regional. Jack H. Mayfield, Jr. or any successor appointed as the agent for the Riverway Shareholders pursuant to the terms hereof is herein referred to as the "Shareholder Representative."

    WHEREAS, Texas Regional and Riverway Holdings have entered into an Agreement and Plan of Reorganization dated September 17, 2001, as amended by that certain First Amendment to Agreement and Plan of Reorganization dated as of January 8, 2002, and that certain Second Amendment to Agreement and Plan of Reorganization
dated as of January   , 2002 (the Agreement, as amended by the First Amendment
and the Second Amendment, is herein called the "Agreement and Plan of Reorganization"), pursuant to which Riverway Holdings is, of even date herewith, being merged with and into Texas Regional Delaware, Inc., a Delaware corporation wholly owned by Texas Regional (the closing of such merger transaction being herein called the "Closing"); and

    WHEREAS, the Agreement and Plan of Reorganization by and between Texas Regional and Riverway Holdings provides for the escrow of a portion of the shares of Texas Regional Class A Voting Common Stock ("TRBS Common Stock"), to be distributed to Texas Regional in the event that Texas Regional and its subsidiaries sustain certain losses more particularly described herein, or to the Riverway Shareholders in the event that Texas Regional and its subsidiaries do not sustain such losses;

    NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained in the Agreement and Plan of Reorganization, Texas Regional, Riverway Holdings, the Shareholder Representative and the Escrow Agent hereby agree as follows:

1. HOLDBACK SHARES. Of even date herewith, Texas Regional is depositing into escrow with the Escrow Agent, as required by the terms of the Agreement and Plan of Reorganization, an aggregate of 100,000 shares of TRBS Common Stock (the "Holdback Shares"). At all times during which any Holdback Shares are held pursuant to this Holdback Escrow Agreement, the Riverway Shareholders shall be treated as the beneficial owners of the Holdback Shares, and as the beneficial owners of any dividends thereon and any other proceeds thereof, in each case subject to the rights of Texas Regional under this Holdback Escrow Agreement to require that such Holdback Shares be distributed to Texas Regional in payment of Losses and Damages (as herein defined) attributable to one or more Special Claims (as herein defined). The Riverway Shareholders shall have no right to substitute other property for the Holdback Shares. Each Riverway Shareholder shall be required to recognize for Federal income tax purposes (and any applicable state income tax) any dividends on Holdback Shares allocated and paid to such Riverway Shareholder.

    Each Riverway Shareholder shall be entitled to vote his or her allocated Holdback Shares in any action requiring a vote of the shareholders of Texas Regional, unless and until such time as such Holdback Shares are actually distributed to Texas Regional.

                               Appendix B--Page 1

    The rights of the Riverway Shareholders hereunder, including any interest in or right to receive Holdback Shares held by any Riverway Shareholder, are not transferable or assignable by the Riverway Shareholders other than by will or by the laws of descent and distribution.

2. SPECIAL CLAIMS. Texas Regional shall be entitled to require that Holdback Shares be distributed to Texas Regional in the event that Texas Regional, Texas Regional Delaware, Inc. (including as a result of its being the successor by virtue of its mergers with Riverway Holdings and Riverway Holdings of Delaware, Inc. ("Riverway Delaware")), Texas State Bank (including as a result of its being the successor by virtue of its merger with Riverway Bank), Riverway Holdings, Riverway Delaware, Riverway Bank, or any person entitled to indemnification from any of the foregoing, is required to pay:

           (i) Any amount of Losses and Damages arising out of Riverway's CD Custodial Business, including specifically but without limitation, any Losses and Damages incurred by Texas Regional or any subsidiary thereof, resulting from the conduct of Riverway Holdings, Riverway Delaware, Riverway Bank or any officer, director, employee or other affiliate thereof. For purposes of this Agreement, the term "CD Custodial Business" shall mean and refer to the business of Riverway Holdings (including its indirect wholly-owned subsidiary, Riverway Bank, either in its own name or under the assumed name of Riverway Trust) of providing custodial services for brokered certificates of deposit.

           (ii) Losses and Damages in excess of $500,000 directly or indirectly attributable to claims, demands, actions, causes of action, costs, attorneys' fees and expenses arising directly or indirectly out of the origination, acquisition, servicing and sale of equipment lease portfolios (whether characterized as loans or leases), or payment rights related thereto, originated by, acquired from or serviced by Commercial Money Center, Inc., Commercial Servicing Corporation, or any affiliate of either of them, including specifically but without limitation any claims, demands, actions or causes of action asserted or which could be asserted against Texas Regional Delaware, Inc. as the successor to Riverway Holdings, or against Texas State Bank as the successor to Riverway Bank, in, and any attorneys' fees or other costs incurred in connection with, that certain lawsuit originally filed as Commercial Money Center, Inc., et al. v. Ace American Insurance Company presently pending as Case No. CV-S-01-0684-RLH(LRL) in the United States District Court for the District of Nevada and the counterclaims made therein by Ace American Insurance Company as counterclaimant against, among others, Riverway Bank.

    The foregoing are herein collectively referred to as "Special Claims" and individually as a "Special Claim." For purposes hereof, the term "Losses and Damages" shall mean any and all amounts which are paid to claimants making Special Claims as a result of judgments or settlements (but as to settlements, only those settlements that are agreed to by the Chairman of the Board of Texas Regional and by the Shareholder Representative), and all related out-of-pocket expenses incurred by Texas Regional or any subsidiary thereof, including, but not necessarily limited to, reasonable attorney's fees, investigation costs, accounting costs, court costs and other expenses related to the defense or settlement of Special Claims.

3. INSURANCE CLAIMS. Prior to seeking a distribution of Holdback Shares, Texas Regional agrees to use reasonable efforts to take all action necessary to abide by and collect from applicable insurance policies in the event that such policies cover Special Claims. Any recovery by Texas Regional from an insurance policy for a Special Claim, if any, will be offset against Texas Regional's distribution, if any, from the escrow account. Texas Regional agrees to maintain in place all prepaid insurance policies of Riverway Holdings which might provide coverage for Special Claims, including without limitation, that certain policy number 8595540 issued by Executive Risk Indemnity, Inc.

                               Appendix B--Page 2

4. DISTRIBUTION AMOUNT AND PROCEDURE. In the event Texas Regional, or any of its subsidiaries, Riverway Holdings, Riverway Delaware, or Riverway Bank sustain Losses and Damages arising out of or related to Special Claims, Holdback Shares (in a number calculated as hereafter provided) shall be distributed to Texas Regional upon presentation to the Escrow Agent of evidence, in form approved by Texas Regional and the Shareholder Representative, and reasonably acceptable to the Escrow Agent, of the amount and nature of the Losses and Damages. The number of Holdback Shares distributed to Texas Regional shall equal

           a. the amount of Losses and Damages if the distribution results from Losses and Damages described in section 2(i) above, and

           b. ninety percent of the amount of Losses and Damages in excess of the threshold set forth in section 2(ii) above, if the distribution results from Losses and Damages described in section 2(ii) above, divided by $38.302 (the "Per Share Amount"). In the event of any return of Holdback Shares to Texas Regional pursuant to this Holdback Escrow Agreement, such Holdback Shares shall be deemed repurchased by Texas Regional as treasury stock as of the date of return of the Holdback Shares.

5. DIVIDENDS OR OTHER PROCEEDS. In the event of any declaration of dividends or other distributions payable with respect to the Holdback Shares then being held by the Escrow Agent pursuant to this Holdback Escrow Agreement, such dividends and other proceeds shall be allocated, distributed and paid to the Riverway Shareholders as soon as practicable following receipt of the dividends or other distributions by the Escrow Agent. If the distribution is a cash dividend, the Escrow Agent shall mail checks payable to the Riverway Shareholders at the addresses indicated in Exhibit A within ten
    (10) business days following the date of receipt of such dividends by the Escrow Agent.

6. CHANGES TO CAPITAL STRUCTURE OR OWNERSHIP. In the event that the TRBS Common Stock is changed into any shares of any other class, or if Texas Regional's capital structure is otherwise modified in a manner that reclassifies the TRBS Common stock (other than pursuant to an action described in the next succeeding sentence), then the Escrow Agent shall be given full power and authority to tender any Holdback Shares for exchange or modification, and thereafter such securities as have been received in exchange shall be held as Holdback Shares for purposes of this section. In the event of a sale of substantially all of the assets of Texas Regional, a merger of Texas Regional with or into any other corporation as a result of which Texas Regional shall cease to exist, then the three-year period referred to herein shall be accelerated to the date of such sale or merger transaction, and all Holdback Shares shall be distributed to the Riverway Shareholders and the trust described in this Agreement shall be immediately terminated as if the three-year period described herein shall have expired as of the date of such sale or merger transaction.

7.  DISTRIBUTIONS.

        A. Upon the expiration of one year following the date of Closing, if no claim or demand, which upon final judgment would constitute a Special Claim, has been made against Texas Regional, Texas State Bank, Riverway Holdings, Riverway Delaware, Riverway Bank or any person related to or affiliated with any of the foregoing, the Escrow Agent shall distribute an aggregate of 25,000 Holdback Shares to the Riverway Shareholders. If one or more claims or demands, which upon final judgment would constitute Special Claims, have been made against one or more of the foregoing, a number of shares equal to the quotient when the amount of such claims or demands is divided by the Per Share Amount shall be withheld from the distribution to be made pursuant to this paragraph and shall be retained in escrow pursuant to this Agreement. If Texas Regional and the Shareholder Representative can not agree on the number of shares to be withheld, resolution

                               Appendix B--Page 3
    of the dispute shall be submitted for arbitration by one or three arbitrators pursuant to item 9 of this Agreement.

        B. Upon the expiration of two years following the date of Closing, if no claim or demand, which upon final judgment would constitute a Special Claim, has been made against Texas Regional, Texas State Bank, Riverway Holdings, Riverway Delaware, Riverway Bank, or any person related to or affiliated with any of the foregoing, the Escrow Agent shall distribute an aggregate of an additional 25,000 Holdback Shares to the Riverway Shareholders. To the extent that one or more claims or demands, which upon final judgment would constitute Special Claims, have been made against one or more of the foregoing which have not already been withheld from distribution pursuant to subparagraph A above, a number of shares equal to the quotient when the amount of such claims or demands not yet withheld is divided by the Per Share Amount shall be withheld from the distribution to be made pursuant to this paragraph and shall be retained in escrow pursuant to this Agreement. If Texas Regional and the Shareholder Representative can not agree on the number of shares to be withheld, resolution of the dispute shall be submitted for arbitration by one or three arbitrators pursuant to item 9 of this Agreement.

        C. Upon the expiration of three years following the date of Closing, if no claim or demand, which upon final judgment would constitute Special Claims, have been made against Texas Regional, Texas State Bank, Riverway Holdings, Riverway Delaware, Riverway Bank or any person entitled to indemnification from any of the foregoing, then the Escrow Agent shall distribute the remaining Holdback Shares to the Riverway Shareholders as hereinabove provided as soon as reasonably practicable after the expiration of such three year period.

        D. Upon the expiration of three years following the date of Closing, if one or more claims or demands, which upon final judgment would constitute Special Claims, remain unresolved, then (i) after distribution to Texas Regional of the amount of any resolved Special Claims, the Escrow Agent shall distribute to the Riverway Shareholders a number of Holdback Shares which, when subtracted from the total remaining Holdback Shares then being held by the Escrow Agent, leaves in escrow a total of such shares, which, when multiplied by the Per Share Amount, would in the reasonable business judgment of Texas Regional and the Riverway Shareholder Representative satisfy the liability or costs (including reasonable attorney's fees and court costs) that may be incurred in connection with such claim, demand or cause of action, and (ii) the Escrow Agent shall retain the undistributed Holdback Shares in escrow, subject to the continuing terms hereof, to be distributed to the Riverway Shareholders to the extent still available following settlement of all such claims. If Texas Regional and the Shareholder Representative can not agree on the number of shares to be withheld, resolution of the dispute shall be submitted for arbitration by one or three arbitrators pursuant to item 9 of this Agreement.

        E. All distributions by the Escrow Agent hereunder shall be accomplished as soon as practicable (but not more than ten (10) business days) after the indicated dates.

8. TERMINATION. The escrow arrangement herein described shall be terminated, and any Holdback Shares, undisbursed dividends and any other amounts then remaining in the escrow account shall be distributed to the Riverway Shareholders, in the percentages indicated in Exhibit A on the date upon which all Special Claims have been fully and completely resolved, in the joint discretion and good faith judgment of (i) Texas Regional and (ii) the Shareholder Representative on behalf of the Riverway Shareholders. Texas Regional shall also, at any time and in its sole discretion, have the authority to terminate this Agreement and direct the Escrow Agent to distribute any remaining Holdback Shares to the Riverway Shareholders.

    This Holdback Escrow Agreement shall also automatically terminate upon the distribution of all of the Holdback Shares held in accordance with the terms hereof, or if not sooner terminated shall

                               Appendix B--Page 4
    automatically terminate and all such assets shall be distributed to the Riverway Shareholders entitled thereto, upon the expiration of seven years following the date of execution hereof.

    Following distribution of all Holdback Shares to Texas Regional and the Riverway Holdings shareholders pursuant to this Agreement, this Agreement and any further obligations of the Escrow Agent, Texas Regional, the Shareholder Representative and the Riverway Shareholders with respect to Holdback Shares shall automatically be terminated.

9. SHAREHOLDER REPRESENTATIVE AUTHORITY; DISPUTE RESOLUTION. For purposes of making any determination, settlement or agreement with respect to the Holdback Shares, including any related to the distribution of Holdback Shares, each Riverway Shareholder shall be deemed to have appointed the Shareholder Representative as his, her or its agent and attorney in fact to enter into agreements with Texas Regional regarding this Agreement and distributions of Holdback Shares. The Riverway Shareholders further hereby agree jointly and severally to indemnify and hold harmless the Shareholder Representative from all liability in connection with serving as the Shareholder Representative hereunder except as caused by gross negligence or willful misconduct of the Shareholder Representative, and further agree that the Shareholder Representative may require that Holdback Shares which would otherwise be distributed to Riverway Shareholders hereunder be distributed to the Shareholder Representative at any time in connection with such indemnification. The Shareholder Representative shall not incur any liability whatsoever in his performance of his duties under this Agreement, as long as he has acted in good faith, except for gross negligence or willful misconduct. Texas Regional and the Shareholder Representative shall consult as to matters of litigation strategy, judgments, appellate strategy, and settlement regarding Special Claims that could reasonably be expected to result in a reduction in the number of Holdback Shares to be distributed to Riverway Shareholders pursuant to this Agreement, provided, that the Shareholder Representative shall reasonably make himself available for consultation and shall not unreasonably delay Texas Regional in connection with the defense of any Special Claims. Texas Regional shall not enter into any settlement of or payment relating to Special Claims without the approval of the Shareholder Representative. Notwithstanding any other provision in this Agreement, in the event that Texas Regional and the Shareholder Representative shall not reach agreement on matters hereunder involving a reduction in the number of Holdback Shares in an equivalent dollar amount of not greater than $500,000, a mutually agreeable qualified commercial arbitrator shall be retained to resolve the unresolved issues, and the decision of such arbitrator shall be final and binding on all parties in such matters. In the event that Texas Regional and the Shareholder Representative shall not reach agreement on matters hereunder involving a reduction in the number of Holdback Shares in an equivalent dollar amount of over $500,000, each party shall appoint a qualified commercial arbitrator, and the two arbitrators shall mutually designate a third qualified commercial arbitrator. The three arbitrators thus selected shall serve together as an arbitration panel, and their decision in resolution of unresolved issues shall be final and binding on all parties in such matters. All such arbitrations shall be conducted pursuant to the applicable rules of the American Arbitration Association, and all expenses of the arbitration shall be shared as follows: (i) 50% by Texas Regional and (ii) 50% by the Riverway Shareholders from the Holdback Shares.

10. RECORDKEEPING; PROPORTIONATE FUNDING. The Escrow Agent shall maintain appropriate records indicating, initially, the number of Holdback Shares allocated to the account of each Riverway Shareholder and, thereafter, the reduction in number of Holdback Shares as a result of distributions to Texas Regional in payment of Special Claims and any other reduction hereunder, including any distributions of Holdback Shares to such Riverway Shareholder. Any Special Claim paid or other distributions made pursuant to this Holdback Escrow Agreement shall be funded by the Escrow Agent on a pro rata basis from all Riverway Shareholder accounts held pursuant to this Holdback Escrow Agreement so that, as nearly as possible, the Special Claims or other

                               Appendix B--Page 5
    distributions made pursuant to this Holdback Escrow Agreement shall be funded from accounts maintained by the Escrow Agent for the Riverway Shareholders in the percentages indicated on Exhibit A. The Escrow Agent shall likewise maintain records indicating the dividends and other proceeds allocated and distributed to each Riverway Shareholder, and any reductions resulting from distributions of Holdback Shares to Texas Regional in payment of Losses and Damages, any distributions of Holdback Shares to Riverway Shareholders, and any other distributions in accordance with this Holdback Escrow Agreement. Not less often than annually, the Escrow Agent shall provide a report to the Shareholder Representative for the Riverway Shareholders of the number of Holdback Shares and any other amounts held for the benefit of each Riverway Shareholder. The Escrow Agent shall also prepare and file Forms 1099 and other tax returns and reports as may be required for the Riverway Shareholders to recognize for Federal income tax purposes any dividends distributed to the Riverway Shareholders on the Holdback Shares.

11. ACCESS TO INFORMATION. During the term of this Holdback Escrow Agreement, the Shareholder Representative shall have access to information relating to the Special Claims, and the progress of Texas Regional in resolving any Special Claims, in order to evaluate potential settlements and other matters relating to such Special Claims, subject to reasonable restrictions imposed by Texas Regional as and to the extent, and only as and to the extent, necessary to protect the attorney-client privilege. The Shareholder Representative agrees to maintain the confidentiality of any confidential information provided to the Shareholder Representative pursuant to this Agreement.

12. RELIANCE ON SHAREHOLDER REPRESENTATIVE AND NOTICES. Each Riverway Shareholder shall be deemed for all purposes to have appointed the Shareholder Representative to act as agent on his, her or its behalf with respect to any notices, receipts or other acts, including settlement of any dispute or other matter arising out of this Holdback Escrow Agreement, and Texas Regional and any other person shall be entitled to rely upon the acts of such Shareholder Representative in taking any action hereunder.

    Any notice required or permitted to be given hereunder shall be in writing and shall be deemed delivered upon deposit of the same into the care and custody of the United States Postal Service, by registered or certified mail, return receipt requested, addressed to the party to whom such notice is to be given, as follows:

       If to Riverway Shareholders
       or to the Shareholder Representative for the Riverway Shareholders:

           Jack H. Mayfield, Jr., Shareholder Representative
           1819 St. James Place
           Houston, Texas 77056

       with a copy to:

           John A. Adkins
           Andrews & Kurth L.L.P.
           600 Travis, Suite 4200
           Houston, Texas 77002

       If to Texas Regional:

           Glen E. Roney, Chairman of the Board
           Texas Regional Bancshares, Inc. 3900 North Tenth Street, 11th Floor McAllen, Texas 78501

                               Appendix B--Page 6
       with a copy to:

           William A. Rogers, Jr.
           Rogers & Whitley, L.L.P.
           816 Congress Avenue, Suite 1100
           Austin, Texas 78701

    Any party hereto shall be entitled to change its address for purposes of notices hereunder to any other address in the continental United States, which change shall be deemed effective upon the expiration of ten
    (10) business days following notice of the change given as herein provided to the other parties to this Agreement.

13. MISCELLANEOUS. This Holdback Escrow Agreement shall be construed by and governed in accordance with the laws of the State of Texas.

    This Holdback Escrow Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

    This Holdback Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but may not be assigned by any party without the prior written consent of Texas Regional and the Shareholder Representative.

    If any provision hereof is found to be illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of such provision shall not be construed to affect the remainder of this Holdback Escrow Agreement, and the illegal, invalid or unenforceable provision shall be reformed by a court of competent jurisdiction in such a manner as to be legal, valid and enforceable.

    Headings contained herein have been inserted for convenience of reference only and shall not be deemed to construe or interpret any part of this Holdback Escrow Agreement.

                               Appendix B--Page 7

    EXECUTED to be effective as of the date first written above.

                                                       TEXAS REGIONAL BANCSHARES, INC.

                                                       By:  -----------------------------------------
                                                                          Glen E. Roney,
                                                                      CHAIRMAN OF THE BOARD

                                                       RIVERWAY HOLDINGS, INC.

                                                       By:  -----------------------------------------
                                                                      Jack H. Mayfield, Jr.,
                                                                      CHAIRMAN OF THE BOARD

ACCEPTED AND AGREED TO
for the limited purpose of accepting
appointment as the Riverway Shareholder
Representative as herein provided:

-------------------------------------------
Jack H. Mayfield, Jr.

The undersigned agrees to act as Escrow Agent for all interested parties pursuant to this Agreement without any fees or other charges, except for reimbursement of actual reasonable expenses, and without any liability on its part except for fraud or gross negligence.

                                                       TEXAS STATE BANK TRUST DEPARTMENT

                                                       By:  -----------------------------------------
                                                                     Carroll W. Sturgis, Jr.
                                                                     SENIOR VICE PRESIDENT &
                                                                       SENIOR TRUST OFFICER

                               Appendix B--Page 8

                                                                      APPENDIX C

                        AGREEMENT AND IRREVOCABLE PROXY

    This Agreement and Irrevocable Proxy (the "Proxy") is dated to be effective as of the 17th day of September, 2001, by and between Riverway Holdings, Inc. ("Riverway"), Texas Regional Bancshares, Inc. ("Texas Regional") and the undersigned shareholder of Riverway (the "Shareholder").

    Riverway and Texas Regional propose to enter into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for, among other things, the merger (the "Merger") of Riverway with and into Texas Regional Delaware, Inc. in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization, as a result of which all of the outstanding shares of Riverway common stock will be converted into the right to receive shares of Texas Regional common stock on the basis set forth in the Agreement and Plan of Reorganization. As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Proxy. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with Riverway.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, including the benefits expected to be derived by the Shareholder as a shareholder of Riverway, the Shareholder hereby covenants and agrees as follows:

    1. The Shareholder is the owner, beneficially and of record, of the number of shares of common stock of Riverway (the "Shares") identified on the signature page of this Agreement. The Shares represent all of the shares of capital stock of Riverway owned, beneficially and of record, by the Shareholder.

    2. Shareholder has had a full opportunity to consider and review the transactions described in the Agreement and Plan of Reorganization and to ask questions of management of each of Texas Regional and Riverway, as Shareholder has considered necessary or desirable. As a result of that review and such other or additional due diligence and other procedures as Shareholder has deemed advisable, Shareholder fully consents to and approves of the transactions described in the Agreement and Plan of Reorganization and hereby agrees to support such transactions and recommend the same to other shareholders of Riverway.

    3. Subject to Section 6 hereof, Shareholder hereby irrevocably constitutes and appoints Jack G. Mayfield, Jr. and David L. Lane, and each of them acting individually, with full power of substitution in the premises, as agents, proxies and attorneys-in-fact on behalf of the Shareholder, to vote the Shares in favor of the Merger at the Riverway shareholder meeting called to vote on and approve the Merger and at any adjournment thereof. Shareholder hereby further authorizes such agents, proxies and attorneys-in-fact to take such other actions on behalf of Shareholder as they may deem advisable to effect and consummate the transactions described in the Agreement and Plan of Reorganization and to otherwise vote or represent the Riverway Shares on any other matters incident to the consummation of the Merger or incident to the meeting, which may properly come before the meeting or any adjournment thereof.

SHAREHOLDER ACKNOWLEDGES THAT THE PROXY HEREIN GRANTED IS A PROXY COUPLED WITH AN INTEREST AND IS IRREVOCABLE (SUBJECT TO SECTION 6 HEREOF).

    4. The Shareholder hereby revokes all previous proxies granted with respect to any of the Shares that would conflict with the terms of the Proxy granted hereby.

    5. Under no circumstances shall any sale or other transfer of any of the Shares subject to this Proxy be valid until the proposed transferee thereof shall have executed and become a party to this

                               Appendix C--Page 1

Proxy and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of Texas Regional; PROVIDED, HOWEVER, any failure to so execute this Proxy shall not in any manner restrict the applicability of all of the terms and provisions of this Proxy to the Shares; and notwithstanding any other provisions of this Proxy, no such sale or other transfer of any kind shall in any event result in the nonapplicability of the provisions hereof at any time to any of the Shares.

    6. Notwithstanding any other provisions of this Proxy, the Shareholder may terminate this agreement and revoke the Proxy contained herein at any time prior to the Riverway shareholder meeting called to vote on the Merger and any adjournment thereof by notice to Texas Regional and Riverway if Texas Regional amends the Agreement and Plan of Reorganization in any material respect.

    7. This Agreement shall terminate at the earliest to occur of (i) the Effective Time of the Merger (as defined in the Agreement and Plan of Reorganization), (ii) the termination of the Agreement and Plan of Reorganization in accordance with its terms, (iii) termination of this Proxy in accordance with Section 6. hereof, or (iv) February 28, 2002.

    THIS PROXY IS EXECUTED, DELIVERED, AND PERFORMABLE IN HARRIS COUNTY, TEXAS, AND THE LAWS OF THE STATE OF TEXAS WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS PROXY.

    EXECUTED to be effective as of the date first written above.

                                               --------------------------------------------
Number of shares of                                      (Shareholder's signature)
Riverway common stock
beneficially owned of record:

--------------------------------------------   --------------------------------------------
                                                  (Typed or printed name of Shareholder)

ACCEPTED AND ACKNOWLEDGED:

TEXAS REGIONAL BANCSHARES, INC.

By:         ---------------------------------------
                        Glen E. Roney,
                     CHAIRMAN OF THE BOARD

RIVERWAY HOLDINGS, INC.

By:         ---------------------------------------
                           PRESIDENT

                               Appendix C--Page 2

                                                                      APPENDIX D

                        TEXAS REGIONAL BANCSHARES, INC.
                            RIVERWAY HOLDINGS, INC.

[Shareholder Name]
[Address]

Dear [Shareholder]:

    This Lock-Up Agreement (the "AGREEMENT") is dated to be effective as of the 17th day of September, 2001, by and between Riverway Holdings, Inc. ("RIVERWAY"), Texas Regional Bancshares, Inc. ("TEXAS REGIONAL") and the undersigned shareholder of Riverway (the "SHAREHOLDER").

    Riverway and Texas Regional propose to enter into an Agreement and Plan of Reorganization (the "AGREEMENT AND PLAN OF REORGANIZATION") providing for, among other things, the merger (the "MERGER") of Riverway with and into Texas Regional Delaware, Inc. in accordance with the terms and provisions of, and subject to the conditions set forth in, the Agreement and Plan of Reorganization, as a result of which all of the outstanding shares of Riverway common stock will be converted into the right to receive shares of Texas Regional common stock on the basis set forth in the Agreement and Plan of Reorganization. As a material consideration to Texas Regional, to induce Texas Regional to enter into the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Agreement. The Shareholder acknowledges that but for his, her or its execution hereof, Texas Regional would not enter into the Agreement and Plan of Reorganization with Riverway.

    In consideration of the Agreement and Plan of Reorganization, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholder hereby agrees as follows:

    1. Shareholder agrees that the shares of common stock of Texas Regional to be received by the Shareholder in exchange for all of the shares of Riverway common stock owned, beneficially and of record, by the Shareholder in accordance with the terms set forth in the Agreement and Plan of Reorganization will not be sold, pledged, transferred or otherwise disposed of in any manner until the expiration of the earlier of 90 days after the Closing Date of the Merger (as defined in the Agreement and Plan of Reorganization) or 48 hours after the time of publication of the first post-merger earnings release by Texas Regional unless such Shareholder first obtains the consent of Texas Regional. If Shareholder or an affiliate of Shareholder is a director or executive officer of Riverway, the Shareholder further acknowledges and agrees that he, she or it will be subject to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, and Shareholder agrees not to transfer any Texas Regional stock received in consideration of the transactions described in the Agreement and Plan of Reorganization, except in compliance with applicable provisions of the Securities Act, the Securities Exchange Act of 1934 and applicable rules and regulations promulgated thereunder. Shareholder's share certificate will contain a restrictive legend as set forth in more detail in Section 3 hereof. Texas Regional will remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of such transfer restrictions described in this paragraph which are specifically applicable to Shareholder.

    2. Subject to the expiration of the transfer restrictions as described in this Agreement, the transfer restrictions applicable to the Shareholder as described in this Agreement shall survive the Closing Date and shall, subject to the restrictions on transfer herein described, be binding upon the heirs, legal representatives, successors and assigns of the Shareholder.

                               Appendix D--Page 1

    3. Shareholder agrees that all certificates representing shares of Texas Regional received by Shareholder in connection with the transaction described in the Agreement and Plan of Reorganization shall have endorsed upon them in boldface type the following legend:

       THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT (THE "LOCK-UP AGREEMENT") DATED AS OF SEPTEMBER 17, 2001, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND SAID SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT. A COPY OF SAID LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH COPY.

    4. This Agreement will be construed in accordance with the laws of the State of Texas without regard to the conflicts of law provisions thereof.

    5. This Agreement may be executed in multiple originals, each of which is considered an original. This Agreement fully sets forth the entire agreement between the parties hereto, supersedes all prior agreements and understandings, and shall not be modified except in writing signed by all parties hereto.

    6. In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision.

    If you agree to the terms and conditions of this Agreement, please indicate such acceptance by signing and returning to the undersigned the duplicate copy of this Agreement.

                                          Very truly yours,
                                          RIVERWAY HOLDINGS, INC.
                                          --------------------------------------
                                          By:
                                          Name:
                                          Title:

Agreed to as of the date first written above:
[SHAREHOLDER]
---------------------------------------------

By:
Name:
Title:
TEXAS REGIONAL BANCSHARES, INC.
---------------------------------------------

By:
Name:
Title:

                               Appendix D--Page 2

                                                                      APPENDIX E

           STOCK APPRECIATION RIGHTS REDEMPTION AND RELEASE AGREEMENT

    This Stock Appreciation Rights Redemption and Release Agreement (this "AGREEMENT") is made and entered into as of this 17th day of September, 2001 by and between Riverway Holdings, Inc. ("RIVERWAY HOLDINGS"), a Texas corporation, Riverway Bank (the "BANK"), a Texas state chartered bank, and the undersigned participants (the "PARTICIPANTS") in the Riverway Holdings, Inc. Stock Appreciation Rights Plan (the "SAR PLAN").

    WHEREAS, effective January 1, 2000, Riverway Holdings and the Bank established the SAR Plan, a copy of which is attached hereto as EXHIBIT A, pursuant to a resolution duly adopted by Riverway Holdings' Board of Directors on November 18, 1999;

    WHEREAS, Riverway Holdings is a party to an Agreement and Plan of Reorganization with Texas Regional Bancshares, Inc. ("TEXAS REGIONAL") of even date herewith, providing for the merger (the "MERGER") of Riverway with and into a subsidiary of Texas Regional, with the subsidiary of Texas Regional as the surviving corporation;

    WHEREAS, it is a condition to the Closing (as defined in the Agreement and Plan of Reorganization) of the Merger that all Participants have executed and delivered this Agreement and that the SAR Plan is terminated simultaneously with the Closing;

    WHEREAS, pursuant to Section 6(b)(iii) of the SAR Plan, the Merger causes the vesting in full of all of the Participants' interests in rights (the "SAR RIGHTS") in the SAR Plan;

    WHEREAS, Riverway Holdings desires to redeem all of the SAR Rights as described in more detail below (such terms being defined in the SAR Plan);

    WHEREAS, in connection with the redemption in full of all of the SAR Rights issued under the SAR Plan, Riverway Holdings and the Bank desire to terminate the SAR Plan simultaneously with the Closing of the Merger; and

    WHEREAS, in consideration of the redemption in full of all of the SAR Rights, the undersigned Participants desire to release and discharge Riverway Holdings and the Bank from any and all of their obligations under the SAR Plan.

    NOW, THEREFORE, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                    REDEMPTION OF STOCK APPRECIATION RIGHTS

    Pursuant to Section 8(f) of the SAR Plan, Riverway Holdings has the option to redeem the SAR Rights at any time for a price equal to 100% of the Fair Market Value of the SAR Rights at the time of redemption, reduced by the Initial Value of the SAR Rights redeemed. Pursuant to Section 7, Note 3 of the SAR Plan, "Fair Market Value" for this purpose shall be the same as determined for a share of Riverway Holdings common stock in any applicable agreement of sale or merger. Pursuant to Section 5 of the SAR Plan, the "Initial Value" of each SAR issued to a Participant shall be determined by the Board in the Stock Appreciation Rights Agreement (the "SAR AGREEMENT") granting the SAR Rights to a Participant. All outstanding SAR Rights were granted by the Board with an Initial Value of $9.84 per SAR Right. Accordingly, the redemption value (the "REDEMPTION VALUE") to be paid immediately prior to Closing (as defined in the Agreement and Plan of Reorganization) for each SAR Right shall be (i) the product determined by multiplying the Closing Exchange Ratio plus the Holdback Exchange Ratio (as defined in the Agreement and Plan of Reorganization) by the average closing price

                               Appendix E--Page 1
for Texas Regional's Class A Voting Common Stock on the Nasdaq National Market System, as reported by The Nasdaq Stock Market, Inc. for the 20 trading days ending on the last trading day immediately prior to the execution of the Agreement and Plan of Reorganization less (ii) the Initial Value.

                                   ARTICLE II
                                    RELEASE

    2.1 The parties hereto mutually agree to waive all of their respective rights under the SAR Plan and to terminate any and all of their obligations under the SAR Plan.

    2.2 Effective upon Closing and in consideration of the redemption in full of all SAR Rights upon payment at Closing by Riverway Holdings of the Redemption Value as provided in Article I, the sufficiency of which is hereby acknowledged, the Participants, for themselves, their predecessors, successors, employees, shareholders, attorneys, and all other persons or entities claiming by, through or under any of them, do hereby and effective upon Closing unconditionally, fully, finally and forever release and discharge Riverway Holdings and the Bank, their predecessors, successors, affiliates, assigns, personal representatives, agents, servants, past and present officers, directors, employees, shareholders, attorneys, and all other persons or entities claiming by, through or under any of them of and from any and all claims, causes of action, debts, covenants, contracts, policies, agreements, judgments, liabilities, actions, demands, and liens otherwise, known or unknown, now existing or that might be asserted hereafter based upon any acts or omissions up to and including the date of this Agreement with respect to, arising out of or relating to the SAR Plan or any SAR Agreement.

    EXECUTED as of this date set forth above.

                                                      RIVERWAY HOLDINGS, INC., a Texas corporation

                                                      By:
                                                      Name:
                                                      Title:

                                                      RIVERWAY BANK, a Texas state chartered bank

                                                      By:
                                                      Name:
                                                      Title:

                                                      [PARTICIPANT]

                                                      By:
                                                      Name:
                                                      Title:

Number of SAR Rights:


                               Appendix E--Page 2

                                   EXHIBIT A

                            RIVERWAY HOLDINGS, INC.
                                 HOUSTON, TEXAS

                      STOCK APPRECIATION RIGHTS PLAN 2000

1.  ESTABLISHMENT AND PURPOSE OF THE PLAN

    Riverway Holdings, Inc. (the "Company") and its subsidiary Riverway Bank (the "Bank") have established the Riverway Holdings, Inc. Stock Appreciation Rights Plan (the "Plan"), pursuant to a resolution duly adopted by its Board of Directors (the "Board") on November 18, 1999 to provide additional incentive compensation for key executives to remain in the employment of the Bank and to increase the value of the Company through relating a portion of total executive compensation to the growth of the value of the Company.

2.  EFFECTIVE DATE

    The effective date ("Effective Date") of the Plan is January 1, 2000.

3.  ELIGIBILITY AND PARTICIPATION

    Specific key officers of the Bank and voting Bank Directors, will be eligible to participate in the Plan. The Board shall, from time to time, designate those officers and directors who are to be participants in the Plan (the "Participants").

4.  GRANTING of RIGHTS

    The maximum number of stock appreciation rights (the "Rights") which may be granted under the plan shall be no more than 154,000 Rights. The Board may from time to time, by written instrument, grant Rights to any Participant as it may determine in its sole discretion, but in no event will the aggregate Rights granted exceed the maximum number of Rights permitted to be granted under the terms of the Plan. Each Right shall be subject to the terms and conditions set forth in this Plan, and to such additional terms and conditions as are established from time to time by the Board.

5.  RIGHTS

    A Right is an unfunded bookkeeping unit entitling a Participant to payment of the appreciation in value of the Right. The Initial Value of each Right (the "Initial Value") issued to a Participant shall be set determined by the Board in the Stock Appreciation Rights Agreement (see Exhibit A) granting such Rights to a Participant.

6.  VESTING OF STOCK APPRECIATION RIGHTS

    (a) A Participant's interest in Rights shall become vested and, except as otherwise provided in this Plan non-forfeitable as of the anniversary of the date on which such Rights are granted to such Participant (the "Grant Date") in accordance with the following schedule:

  Completed Years               Maximum Percentage of Rights
 From Grant Date of             Awarded For which Participant
       Rights                          Shall be vested
 ------------------             -----------------------------
  3 years or more                One hundred Percent (100%)

                               Appendix E--Page 3

    (b) Notwithstanding anything to the contrary in Section 6(a) above, a Participant's interest in Rights shall become fully vested and, except as otherwise provided in this Plan, non-forfeitable if prior to the third anniversary of the Grant Date:

       (i) the Participant's employment with the Bank terminates by reason of disability that entitles the Participant to benefits under any long-term disability plan maintained by the Bank;

       (ii) the Bank terminates the employment of the Participant without cause;

       (iii) there is consummated a sale of all or substantially all of the issued and outstanding stock of the Company;

       (iv) the death of the Participant occurs;

       (v) the Company otherwise determines or agrees that a Participant's interest in Rights shall become fully vested either immediately, upon a schedule different from that described in Section 6(a) above, or contingent upon the occurrence of a specific event.

7.  FAIR MARKET VALUE OF RIGHTS

    The fair market value ("Fair Market Value") of the Rights as of any relevant date after any such Rights are fully vested shall be determined as follows:

    Note 1: If the Company continues to be privately held, Fair Market Value for a Right shall be the "book value" of the Company on a per share basis as determined using generally accounting principles consistently applied:

    Note 2: If at any time the Company should list its common stock for trading in the public market, Fair Market Value shall be the average of the high and low trading prices for such common stock the day immediately preceding such determination.

    Note 3: If at any time the Company should be sold to another entity, Fair Market Value shall be the same as determined for a share of the Company common stock in any applicable agreement of sale and/or merger.

8.  REDEMPTION OF RIGHTS

    Upon the occurrence of certain events, the Company will be required to redeem the Rights from each Participant. The redemption price and subsequent payment will be the Fair Market Value, at the time of redemption, reduced by the Initial Value of the vested Rights.

    (a) If a Participant terminates his or her own employment voluntarily prior to fully vesting, all of the Participant's Rights shall also terminate without payment.

    (b) If the Bank terminates the employment of the Participant without cause, then the Company shall redeem all of the Participant's Rights for a price equal to 100% of the Fair Market Value of the vested Rights, reduced by the Initial Value of such vested Rights so redeemed at the date of termination.

    (c) If the Bank terminates the employment of the Participant for "cause", then for purposes of this Agreement "cause" shall mean each of the following:

       (i) An act or acts of dishonesty or disloyalty by the participant;

       (ii) Participant's breach of any of his/her obligations of this Agreement;

       (iii) Participant's gross negligence or willful misconduct in performance of the duties and services required of him/her; or

                               Appendix E--Page 4

       (iv) Participant's conviction of a felony or participant's conviction of a misdemeanor involving moral turpitude; or

       (v) In the sole discretion of the Board of EMPLOYER, for "cause", then such Participant shall forfeit all of his or her interest in the Rights, Including without limitation any vested or unvested Rights, and the Company may automatically redeem all Rights held by any such Participant without any payment.

    (d) Upon the death of the Participant or upon the sale of all or substantially all of the Company's outstanding common stock, the Company shall redeem all of the Participant's rights for a price equal to the Fair Market Value of the vested Rights, reduced by the Initial Value of such vested Rights.

    (e) At the end of the three (3) year period, the Company will redeem all outstanding rights.

    (f) At any time for any reason or no reason, the Company is hereby granted the option to redeem all or any part of the Rights held by any Participant for a price equal to 100% of the Fair Market Value of the Rights at the time of redemption, reduced by the Initial Value of such vested Rights so redeemed.

9.  BENEFICIARY

    If a participant dies before receiving all the distributions of the plan to which he/she is entitled, the remainder thereof shall be paid to the participant's estate, unless otherwise directed in writing by the participant.

10. NO RIGHTS AS STOCKHOLDER

    A Participant shall have no rights as a stockholder with respect to any shares of the Company's stock, including but not limited to any right to vote, right to receive dividends and any rights to receive assets in liquidation of the Company.

11. ADMINISTRATION

    The Board of Directors' Compensation Committee shall have the respective duties, responsibilities and authority respecting the administration of the Plan as are specified in the Plan. The Compensation Committee shall further have the exclusive right to construe and interpret the Plan, to determine all matters of fact and to determine all matters having specific reference to the Rights awarded under the Plan. Subject to the foregoing authority of the Board, the Plan will be administered by the Chairman of the Compensation Committee under the general supervision of the Board.

12. WITHHOLDING PAYROLL TAXES

    To the extent required by the laws in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld for federal, state or local governmental purposes.

13. NO EMPLOYMENT RIGHTS

    Nothing in this Plan nor any award of Rights shall interfere with or limit in any way the right of the Bank to terminate any Participant's employment at any time for any reason or no reason, nor confer upon any Participant any right to continue in the employ of the Bank.

14. CHANGES IN CAPITAL AND CORPORATE STRUCTURE

    In the event of any change in the outstanding shares of common stock of the Company by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall

                               Appendix E--Page 5
    make appropriate adjustments, in an equitable manner, to the number of Rights held by Participants under the Plan and the determination of the Fair Market Value and the Initial Value of the Rights.

15. MODE OF PAYMENT

    All payments under this Plan shall be made by negotiable check or other cash equivalent at the selection of the Participant.

16. NON-TRANSFERABILITY AND NON-ALIENATION

    No interest in the Plan, including but not limited to, the Rights or any interest in the Rights or any payment in respect of the Rights, may be sold, exchanged, assigned, disposed of, pledged, mortgaged, hypothecated or otherwise transferred, either by voluntary or involuntary acts, or by operation of law, except as otherwise specifically provided herein.

17. NATURE OF RIGHTS

    This Plan is solely an arrangement to pay compensation. All benefits due under this Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Participant's right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company in the event of its insolvency.

18. GOVERNING LAW

    This Plan shall be construed in accordance with the laws of the state of Texas.

19. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

    The Board may amend, modify or terminate this Plan at any time. Such amendment, modification or termination may be made without prior notice to the Participants. However, no such change shall reduce the benefit of any Participant's Rights vested or earned prior to amendment, modification or termination. If not sooner terminated, the Plan will terminate upon payment in respect of all Rights previously granted under the Plan.

IN WITNESS WHEREOF, Riverway Holdings, Inc., Houston, Texas, has caused this Plan to be executed as of November 18, 1999.

                                                       Riverway Holdings, Inc.

                                                       By:  /s/ J.E. Phillips
                                                            -----------------------------------------
                                                            Name:  John E. Phillips
                                                            Title: Chief Executive Officer

                               Appendix E--Page 6

                                                                      APPENDIX F

                         TEXAS BUSINESS CORPORATION ACT
                         ARTICLES 5.11, 5.12, AND 5.13

ART. 5.11.  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
  ACTIONS

    A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

        (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

    B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

        (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

           (a) listed on a national securities exchange;

           (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

           (c) held of record by not less than 2,000 holders;

        (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

        (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

           (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

               (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

               (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

              (iii) held of record by not less than 2,000 holders;

                               Appendix F--Page 1

           (b) cash in lieu of fractional shares otherwise entitled to be received; or

           (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

    A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

        (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

           (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount

                               Appendix F--Page 2
    claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
    (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

    B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty
(60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

    C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

    D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning

                               Appendix F--Page 3

91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

    E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

    F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

    G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

    A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

    B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares

                               Appendix F--Page 4
or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                               Appendix F--Page 5

                                                                      APPENDIX G

                 [LETTERHEAD OF HOEFER & ARNETT, INCORPORATED]

January 18, 2002
Members of the Board of Directors
Riverway Holdings, Inc.
5 Riverway
Houston, Texas 77056

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Riverway Holdings, Inc., Houston, Texas ("Riverway") of the terms of the proposed merger of Riverway with and into Texas Regional Delaware, Inc., a wholly owned subsidiary of Texas Regional Bancshares, Inc., McAllen, Texas ("Texas Regional"), in accordance with the terms and conditions of the draft of the Agreement and Plan of Reorganization, dated as of September 17, 2001, (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of Riverway common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into and represent the right to receive shares of Texas Regional common stock. Texas Regional will issue to the holders of the shares of Riverway common stock 1,276,226 shares of the common stock of Texas Regional, unless adjusted as described below. On the record date, 2,817,815 shares of Riverway common stock were issued and outstanding. If all conditions at closing are satisfied and there is no adjustment in the merger consideration, each shareholder of Riverway (except shareholders choosing to exercise their dissenters' rights) will be entitled to receive immediately following closing (and following receipt of the properly completed transmittal materials) 0.452913 of a share of Texas Regional common stock for each share of Riverway common stock they own. Of this amount, the holders will receive 0.417425 of a share of Texas Regional common stock at closing and an additional 0.035488 of a share of Texas Regional common stock will be deposited into the holdback escrow on their behalf for each share of Riverway common stock they own. The total ratio and the ratio for shares to be distributed at closing may be adjusted and Texas Regional may decrease the number of shares issued in the merger if the net worth of Riverway, after adjustments specified in the merger agreement, is less than $31,680,000 at the time of the merger.

    Based on 2,817,815 common shares outstanding at Riverway, the issuance of 1,276,226 shares of Texas Regional common stock to Riverway shareholders, and a market price of $38.07 for Texas Regional common stock as of January 16, 2002, the total transaction value would equal $48,585,924 or $17.24 per share. A per share price of $17.24 represents 1.48 times stated book value at September 30, 2001 and 18.42 times core 2000 earnings.

    As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have not previously provided investment banking and financial advisory services to Riverway. In the course of Hoefer & Arnett's normal trading activities, it may from time to time effect transactions and hold securities of Texas Regional for its own account and for the accounts of customers.

    In connection with this assignment, we have reviewed and analyzed, among other things, the following: (i) the Letter of Intent dated July 18, 2001, the Amendment to the Letter of Intent dated August 1, 2001 and the Agreement and Plan of Reorganization dated September 17, 2001; (ii) Annual Reports to Shareholders of Riverway for the years ended December 31, 1999 and December 31, 2000, quarterly reports of condition and income for the quarters ended June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001, June 30, 2001 and
September 30, 2001; (iii) financial statements

                               Appendix G--Page 1
for Texas Regional included in its Annual Reports on Form 10-K for the years ended December 31, 1999 and December 31, 2000, Quarterly reports on Form 10-Q for June 30, 2000, September 30, 2000, December 31, 2000, March 31, 2001,
June 30, 2001 and September 30, 2001; (iv) certain other publicly available financial and other information concerning Riverway and Texas Regional; and
(v) the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of Riverway and Texas Regional concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

    In conducting our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Riverway as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of Riverway. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowance for loan losses for Riverway and Texas Regional is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Riverway or Texas Regional, nor have we examined any individual loan credit files. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the common shares of Riverway of the terms of the proposed merger of Riverway with and into Texas Regional and does not address Riverway's underlying business decision to proceed with the transaction.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of Riverway and Texas Regional, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Riverway and Texas Regional; (ii) the assets and liabilities of Riverway and Texas Regional, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of Riverway with and into Texas Regional are fair, from a financial point of view, to the holders of shares of common stock of Riverway.

    Our opinion is directed to the Board of Directors of Riverway for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of Riverway as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction.

                                          Very truly yours,

                                          /s/ Hoefer & Arnett, Incorporated
                                          Hoefer & Arnett, Incorporated

                               Appendix G--Page 2